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TABLE OF CONTENTS 2

Filed pursuant to Rule 424(b)(4)
Registration No. 333-220720

Minimum Offering: 2,727,273 American depositary shares representing 2,727,273 ordinary shares
Maximum Offering: 8,888,888 American depositary shares representing 8,888,888 ordinary shares

Hexindai Inc.

         Hexindai Inc. is offering on a best-efforts basis a minimum of 2,727,273 and a maximum of 8,888,888 American depositary shares, or ADSs. Each ADS represents one ordinary share, par value US$0.0001 per share. This is our initial public offering and no public market currently exists for our ADSs or ordinary shares. We are selling our ADSs at $10.00 per ADS in this offering.

         We are an "emerging growth company" under applicable U.S. federal securities laws and are eligible for reduced public company reporting requirements.

         We have applied to list our ADSs on the NASDAQ Global Market under the symbol "HX."

         Investing in the ADSs involves risks. See "Risk Factors" beginning on page 11.

	Number of ADSs	Initial Public Offering Price	Underwriting Discounts and Commissions(1)		Proceeds to Our Company Before Expenses(2)

Minimum Offering Amount	2,727,273	$27,272,730	US$	1,909,091	US$	25,363,639

Maximum Offering Amount	8,888,888	$88,888,880	US$	6,222,222	US$	82,666,658

(1)
Assuming a maximum commission fee of 7.00% of the offering price. See "Underwriting" in this prospectus for more information regarding our arrangements with the underwriter.

(2)
The total estimated expenses related to this offering are set forth in the section entitled "Discounts, Commissions and Expenses."

         The underwriter is selling our ADSs in this offering on a best efforts basis. The offering is being made without a firm commitment by the underwriter, which has no obligation or commitment to purchase any securities. The underwriter must sell the minimum number of securities offered (2,727,273 ADSs) if any securities are sold. The underwriter is required to use only its best efforts to sell the securities offered. One of the conditions to our obligation to sell any securities through the underwriter is that, upon the closing of the offering, the ADSs would qualify for listing on the NASDAQ Global Market.

         We do not intend to close this offering unless we sell at least a minimum number of ADS, at the price per ADS set forth above, to result in sufficient proceeds to list our ADSs on the NASDAQ Global Market. Because this is a best efforts offering, the underwriter does not have an obligation to purchase any securities, and, as a result, there is a possibility that we may not be able to sell the minimum offering amount. The offering may close or terminate, as the case may be, on the earlier of (i) any time after the minimum offering amount of our ADSs is raised, or (ii) 90 days from the date of effectiveness of this prospectus (and for a period of up to 90 additional days if extended by agreement between us and the underwriter). The proceeds from the sale of the ADSs in this offering will be deposited in a separate (limited to funds received on behalf of us) non-interest bearing bank account at JP Morgan Chase established by our escrow agent, or the Escrow Account, until the minimum offering amount is raised. If we can successfully raise the minimum offering amount within the offering period, the proceeds from the offering will be released to us.

         If we do not receive a minimum of US$30,000,000 by January 22, 2018, all funds will be returned to the investors in this offering by noon of the next business day after the termination of the offering, without charge, deduction or interest. Prior to January 22, 2018, in no event will funds be returned to the investors unless the offering is terminated.

         The Securities and Exchange Commission and state securities regulators have not approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

         The underwriter expects to deliver the ADSs through the book-entry facilities of The Depository Trust Company.

Network 1 Financial Securities, Inc.

October 24, 2017

We are a fast-growing consumer lending marketplace.

RMB ¥**9.7 billion** in loans facilitated

Over RMB ¥**414.7 million** value created for investors

56,230 borrowers

110,156 investors

Note: All numbers above calculated on a cumulative basis for three years, from inception of our business in March 2014 to June 30, 2017.

        No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus or in any free writing prospectus we may authorize to be delivered or made available to you. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the ADSs offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

        Neither we nor the underwriter have done anything that would permit this offering or possession or distribution of this prospectus or any filed free writing prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus or any filed free writing prospectus must inform themselves about, and observe any restrictions relating to, the offering of the ADSs and the distribution of this prospectus or any filed free writing prospectus outside of the United States.

        Until November 18, 2017 (the 25th day after the date of this prospectus), all dealers that buy, sell or trade ADSs, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters.

i

 PROSPECTUS SUMMARY

        The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements appearing elsewhere in this prospectus. In addition to this summary, we urge you to read the entire prospectus carefully, especially the risks of investing in our ADSs discussed under "Risk Factors," before deciding whether to buy our ADSs. In addition, this prospectus contains information from a commissioned report prepared by Oliver Wyman, Inc., or Oliver Wyman, a third-party market research firm. Oliver Wyman was commissioned by us to provide information on the marketplace lending industry in China.

Overview

        We are a fast-growing consumer lending marketplace facilitating loans to meet the increasing consumption demand of the emerging middle class in China. According to Oliver Wyman, the "emerging middle class" comprises largely of the "lower mass population" in China, which is the population segment with accumulated disposable assets of RMB60,000 to RMB100,000. These people are typically in the average age range of between 31 to 45 years old, with an average monthly income of RMB3,000 to RMB7,000. We believe the financing needs of this segment of consumers in China have been largely underserved due to the lack of an easily-accessible credit market. We help these Chinese consumers fulfil their consumption financing needs by facilitating loans between borrowers and investors, providing borrowers with ready access to credit and investors with risk-adjusted returns. We believe that our consumer lending marketplace, integrated with online and offline platforms, advanced technology and innovation, will help meet the demands from these consumers in a sustainable way.

        China represents the largest and fastest growing marketplace lending market in the world. Oliver Wyman has projected that China's consumer lending market will reach RMB4.1 trillion in 2020, representing a compound annual growth rate, or CAGR, of 49% from 2016. We believe the emerging middle class represents a large and relatively untapped consumer credit market opportunity in China. Consumption by this segment has experienced strong growth and a shift from staple or necessity goods to premium products and services, such as luxury goods, travel, cosmetic medicine, education and home renovation. Our consumer lending marketplace specifically targets this consumer market by offering medium-sized loans ranging from RMB20,000 to RMB140,000 to these consumers. According to Oliver Wyman, the consumer credit market represented by medium-sized loans ranging from RMB20,000 to RMB140,000 accounted for approximately 62% of the total individual consumption market in China in 2016. From the inception of our business to June 30, 2017, the total transaction volume of loans facilitated on our marketplace amounted to RMB9.7 billion (US$1.5 billion). We primarily focus on facilitating medium-sized loans ranging from RMB20,000 to RMB140,000, which represented approximately 80% of our total transaction volume during the fiscal year ended March 31, 2017 and the three months ended June 30, 2017.

        We have built a multi-channel marketplace to reach and serve borrowers and investors, leveraging both our online platform and the nationwide physical networks of our offline cooperation partner, Hexin Group, which is majority-owned by our controlling shareholder. As of June 30, 2017, our offline cooperation partner had a total of 144 branches, located in 103 cities in 21 provinces and 4 municipalities across China. We acquire borrowers offline through cooperation with our offline cooperation partner in accordance with certain contractual arrangements. See "Corporate History and Structure—Our Relationship with Hexin Group". Leveraging our borrower acquisition model that combines online platform and offline networks, our online marketplace has experienced significant growth since its inception. The total amount of loans facilitated through our online marketplace increased by 42.9% from the fiscal year ended March 31, 2015 to the fiscal year ended March 31, 2016, and by 11.5% from the fiscal year ended March 31, 2016 to the fiscal year ended March 31, 2017. The total amount of loans facilitated through our online marketplace increased by 54.4% from the three months ended June 30, 2016 to the three months ended June 30, 2017. In particular, the total loan amount of our credit loans experienced rapid growth of 1,552.8% from the fiscal year ended March 31, 2015 to the fiscal year ended March 31, 2016, and 253.7% from the fiscal year ended March 31, 2016 to the fiscal year ended March 31, 2017. The total loan amount of credit loans increased by 256.5% from the three months ended June 30, 2016 to the three months ended June 30, 2017.

        We provide borrowers with convenient and ready access to credit through our online marketplace. We offer borrowers a wide range of products designed based on customer segmentation data and tailored to the specific needs of the emerging middle class in China. We offer investors various types of investment products with appropriate risk levels and risk-adjusted returns, and have achieved high investor satisfaction and loyalty as shown by our repeat investor rates. The average annualized investment return for loans facilitated on our marketplace ranges from 8% to 15%. As of June 30, 2017, more than 55.6% of our investors had invested more than once on our marketplace. For the fiscal years ended March 31, 2016 and 2017, the total number of borrowers increased by 579.7% and 158.4% from the fiscal years ended March 31, 2015 and 2016, respectively, and the total number of investors increased by 81.8% and 99.3% from the fiscal years ended March 31, 2015 and 2016. The total number of borrowers and investors increased by 194.8% and 83.3%, respectively, from the three months ended June 30, 2016 to the three months ended June 30, 2017.

        We believe we have established strategic cooperative relationships with well-known financial institutions, such as Jiangxi Bank, China Unionpay, Changan Insurance and China Everbright Bank. We leverage our cooperation with these well-known financial institutions to further build our brand and strengthen our market position. Our strategic cooperative relationships demonstrate our competitive strengths among peers in terms of compliance and business performance. We believe our partnerships with Jiangxi Bank and China Unionpay, Changan Insurance and China Everbright Bank demonstrate each of their recognition of our fund management and information management capabilities, our loan approval and verification process and risk management system and confidence in our long-term operating performance and growth, respectively.

        We believe we have developed an advanced risk management system leveraging our proprietary technology, algorithms and data sources. On May 4, 2017, we were awarded a Level 3 Certificate for Protection of State Information Security by the Ministry of Public Security, a prestigious form of recognition awarded to financial institutions such as commercial banks for stringent information security management. Our technology-driven risk management system comprises online big data analysis, offline confirmation of borrower information, credit scoring and decision-making, and post-loan management. This system has enabled us to assess the credit-worthiness of our borrowers more effectively and provide risk-based pricing for our products to better serve our customers and enhance customer satisfaction. We are partnering with global service providers, including Fair Isaac Corporation and GBG DecTech, to enhance our credit approval and fraud detection systems.

        We generate revenue from fees charged for our services in matching investors with individual borrowers and for other services we provide over the life of a loan. We primarily charge borrowers loan facilitation or management service fees for services provided by our marketplace in facilitating loans and providing other services, and we also charge investors post-origination service fees for investing in portfolio investments ("Wallets"), individual investments and loan transfer services.

        We have experienced rapid growth since our inception of business in 2014. Our revenue increased by 156.0% from US$4.6 million in the fiscal year ended March 31, 2015 to US$11.9 million in the fiscal year ended March 31, 2016, and by 92.7% from US$11.9 million in the fiscal year ended March 31, 2016 to US$22.9 million in the fiscal year ended March 31, 2017. Our revenue increased by 286.7% from US$3.9 million in the three months ended June 30, 2016 to US$15.1 million in the three months ended June 30, 2017. Our net profit was US$3.5 million in the fiscal year ended March 31, 2016, while our net loss was US$350,171 in the fiscal year ended March 31, 2015. Our net profit increased by 142.2% from US$3.5 million in the fiscal year ended March 31, 2016 to US$8.6 million in the fiscal year ended March 31, 2017. Our net profit was US$1.3 million and US$8.9 million in the three months ended June 30, 2016 and 2017, respectively.

Our Competitive Strengths

        We believe the following competitive strengths contribute to our success:

  •
  A fast-growing consumer lending marketplace focusing on meeting the increasing consumption demand of the emerging middle class in China

  •
  Strong O2O capability combining online platform with extensive offline networks

  •
  Stable investment returns and high investor satisfaction

  •
  Advanced and proprietary risk management system

  •
  Experienced and visionary management team

Our Strategies

        We intend to achieve our goal by pursuing the following strategies:

  •
  Expand and diversify investor base and offer more investment products

  •
  Further enhance our risk management and risk-based pricing capabilities

  •
  Continue to invest in our technology platform

  •
  Enhance the profile of our brand

Risks Affecting Us

        Our business is subject to numerous risks described in the section titled "Risk Factors" and elsewhere in this prospectus. The main risks set forth below and others you should consider are discussed more fully in the section entitled "Risk Factors" beginning on page 11, which you should read in its entirety.

  •
  Our operating history is limited and the industry landscape is new and constantly evolving, which poses risks and challenges to our success.

  •
  We may not be able to maintain the fast growth rate we have experienced in recent years and may not be able to manage our growth effectively.

  •
  If we are unable to maintain or increase the volume of loan transactions facilitated through our marketplace or if we are unable to attract new borrowers or investors, or retain existing borrowers or investors, our business and results of operations will be adversely affected.

  •
  Our risk management system comprising our policy framework, credit assessment and fraud detection technology and protocols may not be adequate and may adversely affect the reliability of our marketplace, and in turn damage our reputation and goodwill.

  •
  Changes in China's macro economic, socio-political conditions or government policies could have a material adverse effect on our business and results of operations.

  •
  Uncertainties in the interpretation and enforcement of Chinese laws and regulations could limit the legal protections available to us.

  •
  If Hexin Group's business, results of operations or brand is adversely affected, we may not be able to source new offline borrowers and our business, results of operations and brand will in turn be negatively affected.

Corporate Information

        We were incorporated under the laws of Cayman Islands and we conduct our business through our subsidiaries and variable interest entity in China. We started our consumer loans online marketplace in March 2014 in China when our founders established our variable interest entity, Hexin E-Commerce Co., Ltd. ("Hexin E-Commerce") in China, through our Hong Kong holding company Hexindai Hong Kong Limited and its wholly owned subsidiary Beijing Hexin Yongheng Technology Development Co., Ltd.. For a further description of our corporate history and restructuring, see "Corporate History and Structure." Our corporate headquarters is located at 13th Floor, Block C, Shimao, No. 92 Jianguo Road, Chaoyang District, Beijing 100020, People's Republic of China. Our telephone number is +86-10-5370-9902 (extension 829). Our website address is http://www.hexindai.com. The information on our website is not deemed, and you should not consider such information, to be part of this prospectus.

Implications of Being an Emerging Growth Company

        As a company with less than US$1.07 billion in revenue for the last fiscal year, we qualify as an "emerging growth company" pursuant to the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. As such, we may take advantage of specified reduced reporting and other requirements that are otherwise applicable generally to public companies. These provisions include exemption from the auditor attestation requirement under Section 404 of the Sarbanes-Oxley Act of 2002, or Section 404, in the assessment of our internal control over financial reporting. Under the JOBS Act we also do not need to comply with any new or revised financial accounting standards until the date that private companies are required to do so. However, we have elected to "opt out" of this provision and, as a result, we will comply with new or revised accounting standards as required when they are adopted for public companies. This decision to opt out of the extended transition period under the JOBS Act is irrevocable.

        We will remain an emerging growth company until the earliest of (i) the last day of our fiscal year during which we have total annual gross revenues of at least US$1.07 billion; (ii) the last day of our fiscal year following the fifth anniversary of completion of this offering; (iii) the date on which we have, during the previous three year period, issued more than US$1.07 billion in non-convertible debt; or (iv) the date on which we are deemed to be a "large accelerated filer" under the Securities Exchange Act of 1934, as amended, or the Exchange Act, which would occur if the market value of our ADSs that are held by non-affiliates exceeds US$700 million as of the last business day of our most recently completed second fiscal quarter. Once we cease to be an emerging growth company, we will not be entitled to the exemptions provided in the JOBS Act discussed above.

 Conventions Which Apply to this Prospectus

        Except where the context otherwise requires and for purposes of this prospectus only:

  •
  "ADSs" refer to our American depositary shares, each of which represents one ordinary share;

  •
  "APR" or "annual percentage rate" refers to the rate that is charged to borrowers, including a nominal interest rate and a loan facilitation or management service fee, expressed as a single percentage number that represents the actual annualized cost of borrowing over the term of a loan;

  •
  "big data" refer to voluminous structured and unstructured data from multiple sources and in multiple formats;

  •
  "CAGR" refers to compound annual growth rate;

  •
  "Changan Insurance" refers to Changan Property & Casualty Insurance Co., Ltd.;

  •
  "China" or the "PRC" refers to the People's Republic of China, excluding, for the purposes of this prospectus only, Hong Kong, Macau and Taiwan;

  •
  "Hexin Group" for the purpose of this prospectus refers to Hexin Information Services Co., Ltd. ("Hexin Information") and Hexin Financial Information Services (Beijing) Co., Ltd. ("Hexin Financial Information");

  •
  "Hexindai," "we," "us," "our company" and "our" refer to Hexindai Inc., an exempted company incorporated in the Cayman Islands with limited liability, and its subsidiaries, and, in the context of describing our operations and combined and consolidated financial information, also include its variable interest entity;

  •
  "ordinary shares" refer to our ordinary shares of par value US$0.0001 per share, and upon and after the completion of this offering are to our ordinary shares, each of par value US$0.0001 per share;

  •
  "O2O" refers to offline-to-online;

  •
  "marketplace lending" refers to any marketplace for facilitating lending and investing, where individuals or corporates borrow and lend money from other individuals or corporates without the use of a credit-intermediating financial institution;

  •
  "M3+ Net Charge-off Rates" refers to, with respect to loans facilitated during a specified time period or the "vintage", (i) the total balance of outstanding principal of loans that became delinquent for over three months during a specified period and the remainder of the expected interest for the life of such loans, divided by (ii) the total initial principal of the loans facilitated in such vintage;

  •
  "RMB" and "Renminbi" refer to the legal currency of China; and

  •
  "US$," "U.S. dollars," "$" and "dollars" refer to the legal currency of the United States.

        Our reporting currency is U.S. dollar and our functional currency is the Renminbi. This prospectus contains translations of certain foreign currency amounts into U.S. dollars for the convenience of the reader. Other than in accordance with relevant accounting rules and as otherwise stated, all translations of Renminbi into U.S. dollars in this prospectus were made at the rate of RMB6.7793 to US$1.00, the noon buying rate on June 30, 2017, as set forth in the H.10 statistical release of the U.S. Federal Reserve Board. Where we make period-on-period comparisons of operational metrics, such calculations are based on the Renminbi amount and not the translated U.S. dollar equivalent. We make no representation that the Renminbi or U.S. dollar amounts referred to in this prospectus could have been or could be converted into U.S. dollars or Renminbi, as the case may be, at any particular rate or at all. On October 20, 2017, the noon buying rate for Renminbi was RMB6.6185 to US$1.00.

 THE OFFERING

Offering price	The initial public offering price is US$10.00 per ADS.
ADSs offered by us	minimum of 2,727,273 ADSs and maximum of 8,888,888 ADSs.
ADSs outstanding immediately after this offering	2,727,273 ADSs if the ADSs are offered and sold at the minimum offering amount in this offering, or 8,888,888 ADSs if the ADSs are offered and sold at the maximum offering amount in this offering.
Ordinary shares outstanding immediately after this offering

45,648,873 ordinary shares if the ADSs are offered and sold at the minimum offering amount in this offering, or 51,810,488 ordinary shares if the ADSs are offered and sold at the maximum offering amount in this offering.

The ADSs	Each ADS represents one ordinary share of par value US$0.0001 per share.

The depositary will hold the ordinary shares underlying your ADSs in a custody account with the custodian and as an ADS holder you will have rights in respect of the underlying ordinary shares as provided in the deposit agreement.

We do not expect to pay dividends in the foreseeable future. If, however, we declare dividends on our ordinary shares, the depositary will pay you the cash dividends and other distributions it receives on our ordinary shares after conversion into U.S. dollars and deducting its fees and expenses in accordance with the terms set forth in the deposit agreement.

You may surrender your ADSs to the depositary for cancellation and delivery of the corresponding ordinary shares. The depositary will charge you fees for the cancellation of ADSs and delivery of the corresponding ordinary shares.

We may amend or terminate the deposit agreement without your consent. If you continue to hold your ADSs after an amendment to the deposit agreement, you agree to be bound by the deposit agreement as amended.

To better understand the terms of the ADSs, you should carefully read the "Description of American Depositary Shares" section of this prospectus. You should also read the deposit agreement, which is filed as an exhibit to the registration statement that includes this prospectus.

Best efforts	The underwriter is selling our ADSs on a "best efforts" basis.

We do not intend to close this offering unless we sell at least a minimum number of ADSs, at the price per ADS set forth on the cover page of this prospectus, to result in sufficient proceeds to list our ADSs on the NASDAQ Global Market.

We expect that delivery of the ADSs will be made to investors through the book-entry facilities of The Depository Trust Company.
Offering period

The ADSs are being offered for a period of 90 days commencing from the date of this prospectus (and for a period of up to 90 additional days if extended by agreement between us and the underwriter). If the minimum offering amount is not raised within 90 days from the date of this prospectus, all subscription funds from the escrow account will be returned to investors promptly without interest (since the funds are being held in a non-interest bearing account) or deduction of fees. The offering may close or terminate, as the case may be, on the earlier of (i) any time after the minimum offering amount of our ADSs is raised, or (ii) 90 days from the date of this prospectus (and for a period of up to 90 additional days if extended by agreement by us and the underwriter). If we can successfully raise the minimum offering amount within the offering period, the proceeds from the offering will be released to us from the escrow account.

Escrow account

The proceeds from the sale of the ADSs in this offering will be payable to "Continental Stock Transfer & Trust AAF Hexindai Inc. Escrow Account" and will be deposited in a separate non-interest bearing bank account (limited to funds received on our behalf) until the minimum offering amount is raised. No interest will be available for payment to either us or the investors (since the funds are being held in a non-interest bearing account). All subscription funds will be held in escrow pending the raising of the minimum offering amount and no funds will be released to us until the completion of the offering. Release of the funds to us is based upon the Escrow Agent (defined below) reviewing the records of the depository institution holding the escrow to verify that the funds received have cleared the banking system prior to releasing the funds to us. All subscription information and subscription funds through checks or wire transfers should be delivered to the Escrow Agent. Failure to do so will result in subscription funds being returned to the investor. If we do not receive a minimum of US$30,000,000 by January 22, 2018, all funds will be returned to the investors in this offering by noon of the next business day after the termination of the offering, without charge, deduction or interest. Prior to January 22, 2018, in no event will funds be returned to the investors unless the offering is terminated. The investors will only be entitled to receive a refund of their subscription price if we do not raise a minimum of US$30,000,000 by January 22, 2018. No interest will be paid either to us or to the investors. We have appointed Continental Stock Transfer & Trust Company, an independent third party, as our escrow agent, or the "Escrow Agent".

Use of proceeds

We estimate that we will receive net proceeds from the minimum offering amount of approximately US$21,692,347 from this offering, after deducting the estimated commissions to the underwriter, assuming a maximum commission fee of 7.00% of the offering price, and the estimated offering expenses payable by us, and net proceeds from the maximum offering amount of approximately US$78,995,367 from this offering, after deducting the estimated commissions to the underwriter, assuming a maximum commission fee of 7.00% of the offering price, and the estimated offering expenses payable by us.

We plan to use the net proceeds of the offering primarily to upgrade our operating structure and build a stronger business framework, which includes upgrading our risk control and management mechanism, privacy protection methods, and anti-fraud and billing systems. In addition, we may use the proceeds for brand building by implementing a multi-facet marketing strategy to promote our brand through traditional media, search engine, online advertising and social media coverage. Upon fulfilling the capital requirements for business framework upgrading and brand building, we may also use a portion of these proceeds for general corporate purposes, including working capital, operating expenses and capital expenditures.

See "Use of Proceeds" for additional information.
Depositary	Citibank, N.A.
Custodian	Citibank, N.A.—Hong Kong Branch
Lock-up

Each of our directors and officers named in the section "Management", certain shareholders and our incentive shareholders have agreed with the underwriter not to sell, transfer or dispose of any ADSs, ordinary shares or similar securities for a period of 180 days after the date of this prospectus, subject to certain exceptions. In addition, through a letter agreement, we have instructed or will instruct the depositary not to accept any deposit of any ordinary shares or issue any ADSs unless we consent to such deposit or issuance, and not to provide consent without the prior written consent of Network 1 Financial Securities, Inc. The foregoing does not affect the right of ADS holders to cancel their ADSs and withdraw the underlying ordinary shares. See "Shares Eligible for Future Sale" and "Underwriting."

Risk factors	See "Risk Factors" and other information included in this prospectus for a discussion of risks you should carefully consider before investing in the ADSs.

        The number of ordinary shares that will be outstanding immediately after this offering will be 45,648,873 ordinary shares, assuming the minimum offering is sold, and 51,810,488 ordinary shares, assuming the maximum offering is sold, which:

  •
  is based upon 42,921,600 ordinary shares outstanding as of the date of this prospectus; and

  •
  excludes 6,312,000 ordinary shares reserved for future issuances under our 2016 Equity Incentive Plan as of the date of this prospectus.

Summary Historical Financial Information of our Company

        We were incorporated and commenced operations in March 2014. The following summary consolidated financial data for the fiscal years ended March 31, 2015, 2016 and 2017 and as of March 31, 2015, 2016 and 2017 have been derived from our audited consolidated financial statements included elsewhere in this prospectus. The following summary consolidated financial data for the three months ended June 30, 2016 and 2017 and as of June 30, 2017 have been derived from our unaudited condensed consolidated interim financial statements included elsewhere in this prospectus and have been prepared on the same basis as our audited consolidated financial statements.

        Our consolidated financial statements are prepared and presented in accordance with the generally accepted accounting principles in the United States of America, or U.S. GAAP. Our historical results are not necessarily indicative of results expected for future periods. You should read this Summary Consolidated Financial Data section together with our consolidated financial statements and the related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus.

        The following table presents our summary consolidated statements of income and comprehensive income (loss) for the fiscal years ended March 31, 2015, 2016 and 2017 and the three months ended June 30, 2016 and 2017.

	For the Fiscal Years Ended March 31,			For the Three Months Ended June 30,
	2015	2016	2017	2016	2017
	(US$, except number of shares)			(US$, except number of shares)
				(unaudited)
Selected Consolidated Statement of Comprehensive Income (Loss):
Net revenue	4,645,973	11,894,226	22,920,543	3,907,990	15,112,921
Loan facilitation, post-origination and other service, net	4,648,318	11,917,870	23,092,405	3,922,420	15,130,590
Business and sales related taxes	(2,345)	(23,644)	(171,862)	(14,430)	(17,669)
Operating expenses
Sales and marketing expenses	2,605,042	3,840,143	5,212,127	1,021,894	2,568,544
Service and development expenses	1,605,636	2,358,867	5,149,265	923,083	1,334,985
General and administrative expenses	733,920	1,554,833	2,645,605	438,643	894,747
Total operating expense	4,944,598	7,753,843	13,006,997	2,383,620	4,798,276
Income (loss) from operations	(298,625)	4,140,383	9,913,546	1,524,370	10,314,645
Total other (expense) income, net	(7,704)	26,270	179,529	26,345	155,863
(Loss) income before income taxes	(306,329)	4,166,653	10,093,075	1,550,715	10,470,508
Provision for income taxes	43,842	628,246	1,522,211	233,632	1,575,944
Net (loss) income	(350,171)	3,538,407	8,570,864	1,317,083	8,894,564
Comprehensive (loss) income	(332,805)	3,056,324	7,490,828	879,691	9,328,160
Basic and diluted (loss) earnings per common share*	(0.01)	0.08	0.20	0.03	0.21
Weighted average number of shares outstanding*	42,080,000	42,080,000	42,331,200	42,080,000	42,921,600

*
The shares and per share data are presented on a retroactive basis to reflect the nominal share issuance. Please see Note 17 to the consolidated financial statements for additional information on the nominal share issuance.

        The following table presents our summary consolidated balance sheet data as of March 31, 2015, 2016 and 2017 and June 30, 2017.

	As of March 31,
				As of June 30, 2017
	2015	2016	2017
	(US$)			(US$)
				(unaudited)
Selected Consolidated Balance Sheet Data
Cash	954,681	7,818,936	19,232,275	32,548,392
Total current assets	1,847,801	9,620,452	27,554,131	39,076,876
Total assets	7,396,035	22,392,892	28,382,131	39,956,820
Total current liabilities	4,041,450	8,380,935	4,877,775	7,124,304
Total liabilities	4,041,450	8,380,935	4,877,775	7,124,304
Total equity	3,354,585	14,011,957	23,504,356	32,832,516

        The following table presents our summary operating data for the fiscal years ended March 31, 2015, 2016 and 2017 and the three months ended June 30, 2016 and 2017.

													Three Months ended June 30, 2017 compared to June 30, 2016
							For the Three Months Ended June 30,				Growth Rates(9)
	For the Fiscal Years Ended March 31,
											2016 compared to 2015	2017 compared to 2016
	2015		2016		2017		2016		2017
	(RMB)	(US$)	(RMB)	(US$)	(RMB)	(US$)	(RMB)	(US$)	(RMB)	(US$)
	(in thousands, except percentages and numbers)						(in thousands, except percentages and numbers)
Loan volume facilitated(1)
Credit loan principal	38,729	6,295	640,120	101,171	2,264,421	336,727	355,804	54,478	1,268,297	184,921	1,552.8%	253.7%	256.5%
Secured loan principal	2,043,315	332,133	2,335,945	369,197	1,053,095	156,599	471,928	72,259	9,900	1,443	14.3%	–54.9%	–97.9%
Total	2,082,044	338,428	2,976,065	470,368	3,317,516	493,326	827,732	126,737	1,278,197	186,364	42.9%	11.5%	54.4%
Number of transactions facilitated(2)
Credit loan transactions	751	751	10,292	10,292	28,374	28,374	4,751	4,751	14,723	14,723
Secured loan transactions	2,691	2,691	2,957	2,957	1,254	1,254	606	606	13	13
Total	3,442	3,442	13,249	13,249	29,628	29,628	5,357	5,357	14,736	14,736
Average individual transaction amount
Credit loan transactions	52	8	62	10	80	12	75	11	86	13
Secured loan transactions	759	123	790	125	840	125	779	119	762	111
Overall average	605	98	225	36	112	17	155	24	87	13
Gross billing amount (net of VAT)(3)
Credit loan	1,827	297	45,733	7,228	172,401	25,637	26,726	4,092	112,798	16,446	2,402.7%	277.0%	322.1%
Secured loan	41,876	6,807	37,446	5,918	14,700	2,186	7,001	1,072	132	19	–10.6%	–60.7%	–98.1%
Total	43,703	7,104	83,179	13,146	187,101	27,823	33,727	5,164	112,930	16,465	90.3%	124.9%	234.8%
Gross billing ratio (net of VAT)(4)
Credit loan	4.7%	4.7%	7.1%	7.1%	7.6%	7.6%	7.5%	7.5%	8.9%	8.9%
Secured loan	2.0%	2.0%	1.6%	1.6%	1.4%	1.4%	1.5%	1.5%	1.3%	1.3%
Total	2.1%	2.1%	2.8%	2.8%	5.6%	5.6%	4.1%	4.1%	8.8%	8.8%
Number of borrowers(5)
Credit loan transactions	751	751	10,292	10,292	28,374	28,374	4,751	4,751	14,723	14,723
Secured loan transactions	885	885	828	828	364	364	243	243	13	13
Total	1,636	1,636	11,120	11,120	28,738	28,738	4,994	4,994	14,736	14,736	579.7%	158.4%	195.1%
Number of investors(6)
Credit loan transactions(7)	278	278	1,061	1,061	25,679	25,679	880	880	24,900	24,900
Secured loan transactions(8)	14,686	14,686	17,230	17,230	13,795	13,795	6,323	6,323	27	27
Credit and secured loan transactions	2,519	2,519	13,492	13,492	23,861	23,861	12,998	12,998	12,106	12,106
Total	17,483	17,483	31,783	31,783	63,335	63,335	20,201	20,201	37,033	37,033	81.8%	99.3%	83.3%

(1)
Loan volume is defined as the total principal amount of loans facilitated on our marketplace during the relevant period.

(2)
Number of loan transactions facilitated is defined as the total number of loans facilitated on our marketplace during the relevant period.

(3)
"Gross billing amount" is defined as the aggregated loan facilitation fees and loan management fees charged to borrowers before cash incentives, net of value added tax. It differs from the revenue recognized at the time of recognition. For an individual secured loan transaction, the gross billing amount equals the gross accumulative loan management service revenue recognized over the term of the secured loan. For an individual credit loan transaction, as the loan facilitation service fees are charged upfront upon the release of funds to borrowers, the gross billing amount equals the loan facilitation service revenue.

(4)
"Gross billing ratio" is defined as the gross billing amount divided by loan volume facilitated, presented in percentage. It is an operation metric we believe is a more accurate indicator of profitability.

(5)
Refers to borrowers who recorded successful borrowing activity on our online marketplace during the relevant period.

(6)
Refers to investors who made loan investments on our online marketplace during the relevant period.

(7)
Refers to investors who exclusively invested in credit loan transactions during the relevant period.

(8)
Refers to investors who exclusively invested in secured loan transactions during the relevant period.

(9)
Growth rates are calculated by RMB, and exclude the impact from exchange rate in different reporting period to reflect a real growth rate.

RISK FACTORS

        Investing in our ADSs involves a high degree of risk. You should carefully consider the following risks, as well as other information contained in this prospectus, before making an investment in our company. The risks discussed below could materially and adversely affect our business, prospects, financial condition, results of operations, cash flows, ability to pay dividends and the trading price of our ADSs. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially and adversely affect our business, prospects, financial condition, results of operations, cash flows and ability to pay dividends, and you may lose all or part of your investment.

RISKS RELATED TO OUR BUSINESS AND INDUSTRY

         Our operating history is limited and the industry landscape is new and constantly evolving, which poses risks and challenges to our success.

        We launched our online marketplace in March 2014 and have a limited operating history. The Chinese consumer marketplace lending industry is new and constantly evolving. We operate in a competitive and uncertain environment with many risks, challenges, unforeseeable expenses, difficulties, delays and complications, including, among others, the PRC regulatory landscape. The general consumer finance marketplace industry in China may ultimately not support our business, especially if the PRC regulatory environment changes in ways that do not favor our development. As a new industry, there is limited public information about comparable companies available for potential investors to review in making a decision about whether to invest in our company.

        Borrowers may not view marketplace lending obligations facilitated on our platform as having the same consequences of default as other credit obligations arising under more traditional loans provided by banks or other commercial financial institutions. Any default on borrowers' payment obligations may adversely affect investors' confidence in the loan products on our online marketplace, which may lead to less available loan capital and materially and adversely affect our business.

        We are a growing business in the early stages of development, and our prospects of success should be considered in the context of these risks and uncertainties. For example, as we facilitate more new products and services on our marketplace, we may encounter unanticipated expenses, challenges and technical difficulties and they may result in material delays in the operation of our business. We may not be able to successfully address all such risks and uncertainties or execute our corporate strategies. If we fail to do so, such failure could materially harm our business, which would impair the value of our ADSs.

         We may not be able to maintain the fast growth rate we have experienced in recent years and may not be able to manage our growth effectively.

        Since 2015, both the volume of credit loans facilitated on our marketplace and the number of users, including borrowers and investors, have undergone rapid growth. However, we may not be able to maintain comparable growth, or grow at all, in any of these key performance metrics in the future. As we have a limited operating history and our business has rapidly grown and changed in recent years, our past financial performance may not be a sound basis on which to evaluate our business prospects and future financial performance.

        We may be unable to rapidly scale our business and manage our growth as we continue to encounter the risks, uncertainties and challenges in the development of our business, including, among other things:

  •
  navigating an opaque regulatory and competitive environment;

  •
  attracting new and retaining repeat borrowers and investors that use our marketplace;

  •
  increasing the volume of loans through our marketplace and the associated service fees that we receive;

  •
  increasing our market share and introducing new loan and investment products and services;

  •
  fostering a healthy traffic of consumer loan transactions by boosting and balancing demand and supply on our marketplace;

  •
  developing and upgrading our credit assessment technology to enhance our risk management capabilities and increase the effectiveness and convenience of the system;

  •
  maintaining and scaling our online marketplace and updating our mobile application system to enhance operational efficiency;

  •
  enhancing the infrastructure for our technology to support growth of our business;

  •
  optimizing use of human and technology resources;

  •
  effectively maintaining and scaling our financial and risk management controls and procedures;

  •
  managing and controlling the expenses incurred by a growing public company, including but not limited to legal, accounting and other compliance costs;

  •
  constantly monitoring and upgrading the security of our systems and protecting the confidential information we have gathered;

  •
  minimizing risks of litigation, regulatory and administrative proceedings, claims of intellectual property infringement, privacy infringement and other claims; and

  •
  attracting, utilising and retaining qualified management members and employees.

        Inability to successfully achieve any of these initiatives may cause material and adverse effects to our business and results of operations.

         If we are unable to maintain or increase the volume of loan transactions facilitated through our marketplace or if we are unable to attract new borrowers or investors, or retain existing borrowers or investors, our business and results of operations will be adversely affected.

        We have experienced rapid growth in the volume of loan transactions facilitated on our marketplace. To continue to grow our business, we must continue to increase the volume of loan transactions on our marketplace by retaining existing borrowers and attracting a large number of new borrowers who meet our qualifications and new and existing investors in investing in these loans.

        Furthermore, we receive on a day-to-day basis a large amount of loan applications from online and offline sources, however a large amount of applications do not meet our minimum criteria. If there are insufficient qualified loan requests, investors may be unable to deploy their capital in a timely or efficient manner and may seek other investment opportunities. If there are insufficient investor commitments, borrowers may be unable to obtain capital through our marketplace and may turn to other sources for their borrowing needs and investors who wish to transfer their investments prior to maturity may not be able to do so in a timely manner.

        The overall transaction volume may be affected by several factors, including our brand recognition and reputation, the interest rates offered to borrowers and investors relative to market rates, the effectiveness of our risk control, the repayment rate of borrowers on our marketplace, the efficiency of our platform, the macroeconomic environment and other factors. In connection with the introduction of new products or in response to general economic conditions, we may also impose more stringent borrower qualifications to ensure the quality of loans on our platform, which may negatively affect the growth of loan volume. If any of our current user acquisition channels becomes less effective, if we are unable to continue to use any of these channels or if we are not successful in using new channels, we may not be able to attract new borrowers and investors in a cost-effective manner or convert potential borrowers and investors into active borrowers and investors, and may even lose our existing borrowers and investors to our competitors. If we are unable to attract qualified borrowers and sufficient investor commitments or if borrowers and investors do not continue to participate in our marketplace at the current rates, we might be unable to increase our loan transaction volume and revenues as we expect, and our business and results of operations may be adversely affected.

         We may not be able to attract sufficient loan capital from our investors to meet the demands of the borrowers on our marketplace.

        Our business involves the matching of borrowers and investors through our marketplace. The growth and success of our future operations depend on the availability of adequate lending capital to meet borrower demand for loans on our marketplace. In order to maintain the requisite level of funding for the loans facilitated on our marketplace to meet borrower demand, we may need to optimize the investor composition of our marketplace to include more investors generally and also a certain number of institutional investors, which usually invest larger amounts compared to individual investors. To the extent there is an insufficient number of investors willing to accept the risk of default posed by potential borrowers, our marketplace will be unable to fulfil all of the loan requests. If adequate funds are not available to meet borrowers' demand for loans when they arise, the volume of loans facilitated on our marketplace may be significantly impacted. To the extent that it is necessary to obtain additional lending capital from investors, such lending capital may not be available to our marketplace on acceptable terms or at all. If our marketplace is unable to provide potential borrowers with loans or fund the loans on a timely basis due to insufficient lending capital on our marketplace, we may experience a loss of market share or slower than expected growth, which would harm our business, financial condition and results of operations.

         Limited liquidity for the loans on our marketplace may adversely affect the appeal of our marketplace to investors.

        The loan products we facilitate on our marketplace are designed specifically for our marketplace. Transactions for our loan products are only permitted on our marketplace. In addition, the market for trading of pre-existing investment commitments among investors on our marketplace is limited. We allow investors to transfer their pre-existing investment commitments to other willing investors after certain terms and conditions are met. If investors cannot transfer their loans or exit with as much flexibility as they desire, they may lose interest in our online marketplace and may not invest as much on our platform, or at all.

         Our risk management system comprising our policy framework, credit assessment and fraud detection technology and protocols may not be adequate and may adversely affect the reliability of our marketplace, and in turn damage our reputation, business and results of operations.

        The success of our online marketplace relies heavily on our ability to detect, assess and control credit risk, and therefore to prevent fraud. We have stringent risk management protocols in place to effectively assess borrower applicants' credit risk to prevent fraud and minimize the risk of non-payment. From the point of receiving borrower applications we request for the borrower applicant's personal information supported by documentation, and we verify the information against public information and data provided by third-party suppliers. In order to prevent fraud and assess the creditworthiness of each borrower, we conduct physical interviews and enhanced due diligence, as needed, to verify the borrower applicant's information and his or her intent. Any suspicious borrower applications would be eliminated. Once sufficient information is gathered, our proprietary credit assessment technology consolidates and processes the information and produces a credit score and grade.

        The information and data we use may not be sufficient to allow us to adequately capture a borrower applicant's credit risk. Such information and data include, among others, demographic information, credit history with us and with other financial institutions, and employment information and blacklists maintained by other forums and organizations. We constantly update and optimize our risk management system but the system may have loopholes or defects which may prevent us from effectively identifying risks, or the data provided may be inaccurate or stale or insufficient, such that we may misjudge the risk and misalign the risk profile and loan price. The information may also not be sufficient for prediction of future non-payment. Such risks and errors may erode investor confidence in our marketplace and therefore harm our reputation and adversely affect our business and results of operations.

         If any of the primary information provided by borrowers and data obtained from third-party external sources we use for credit and risk assessment is inaccurate or fraudulently provided, our assessment may not sufficiently capture the credit risk of the loan.

        Borrowers supply a variety of information that is included in the listings of loans on our marketplace. We do not verify all the information we receive from borrowers, and such information may be inaccurate or incomplete. For example, we often do not verify a borrower's home ownership status or intended use of loan proceeds, and the borrower may use loan proceeds for other purposes with increased risk than as originally provided. Moreover, investors do not, and will not, have access to detailed financial information about borrowers. If investors invest in loans through our marketplace based on information supplied by borrowers that is inaccurate, misleading or incomplete, those investors may not receive their expected returns and our reputation may be harmed. Moreover, inaccurate, misleading or incomplete borrower information could also potentially subject us to liability as an intermediary under the PRC Contract Law. See "Regulations—Regulations Relating to Online Consumer Lending—Regulations on Loans between Individuals."

        Due to the lack of a nationwide centralized credit reporting system in China, we have had to rely on our own data collection efforts to gather as much relevant credit information about a borrower applicant as possible. We collect third-party data from and cross-check information gathered against the People's Bank of China, or the PBOC credit reporting platforms, credit bureaus, data vendors, industry forums and big data analytics companies. If the data points from which our credit assessment system derives the credit score and grade are inaccurate, incomplete or outdated, as we do not have the means to verify the third party data we obtain, the outcome may not accurately reflect the credit risk of the borrower. This could adversely affect the effectiveness of our control over our default rates, which could in turn harm our reputation and materially and adversely affect our business, financial condition and results of operations.

         We do not prohibit our borrowers from incurring other debt or impose financial covenants on borrowers during the term of the loan, which will increase the risk of non-payment on our loans.

        Subsequent to our assessment, a borrower applicant may:

  •
  become delinquent in payment obligations;

  •
  default on a pre-existing debt obligation;

  •
  commit to further indebtedness; and/or

  •
  experience events bringing about adverse financial effects.

        We do not prohibit our borrowers from incurring additional indebtedness, nor do we impose any financial covenants on the borrowers during the term of the loan. Further we have no means to independently determine whether a borrower applicant has outstanding loans on other consumer finance marketplaces. We are faced with the risk that borrowers borrow money from our platform to pay off loans on other consumer finance marketplaces, creating a snowball effect of debt. Any additional indebtedness may impair the borrower's ability to observe his or her payment obligations on the loan product we facilitated, and therefore adversely affect the relevant investor's returns. If a borrower becomes insolvent or bankrupt or otherwise run into financial distress, any unsecured loan (including those obtained through our marketplace) will rank pari passu to each other and the borrower may cherry-pick among his or her creditors and our investor may suffer losses. For secured loans, the ability of other secured investors to exercise remedies against the assets of the borrower may impair the borrower's ability to repay the loan to our investor. Investors may lose their confidence in us and our reputation and business may be adversely affected.

         We may not be able to completely prevent fraudulent activity on our marketplace, which may have a material adverse effect on our brand, reputation, business and results of operations.

        Fraudulent activity on our online marketplace, including organized fraud schemes and impostor borrowers fraudulently inducing investors to lend capital, could lead to regulatory intervention, cause a material damage to our brand, reputation and market share, and require us to take extra anti-fraud measures. The occurrence of fraudulent activity will cause us to incur costs and divert management attention, affecting our business and results of operations. Although we had not experienced any material business or reputational harm as a result of fraudulent activities in the past, we cannot assure you that we will not experience any fraudulent activities in the future which may cause harm to our business or reputation. We believe our risk management system has stringent controls and checks in place to minimize the incidence of fraud on our marketplace. However we have limited resources and our technology and our risk management system may not be able to completely prevent and detect all potential fraudulent activities.

         If our systems are under malicious attack by sophisticated criminals including by way of hacking, cyber-attacks, infiltration of computer viruses, physical or e-sabotage, we may not be able to protect our business operations or the confidential information gathered on our databases.

        We are an attractive target for cyber-attacks in order for criminals to gain access to our confidential and valuable information collected from borrowers and investors. We and our third-party system security service providers take measures to prevent such attacks and protect our databases of confidential information, but these measures may be breached accidentally or maliciously by uanuthorised access. If confidential information about our users and our offline cooperation partner were stolen and used for criminal purposes, we could be exposed to liability for loss of information and be subject to time-consuming and expensive litigation and negative publicity. In addition, the Administrative Measures for the Security of the International Network of Computer Information Network, effective on December 30, 1997 and amended on January 8, 2011, requires us to report any data or security breaches to the local offices of the PRC Ministry of Public Security within 24 hours of any such breach. The Cyber Security Law of the PRC (effective on June 1, 2017) requires that when we discover that our network products or services are subject to risks such as security defects or bugs, we shall take remedial measures immediately, including but not limited to, informing users of the specific risks and reporting such risks to the relevant competent departments. Any security breach, whether actual or perceived, would harm our reputation, and could cause us to lose borrowers, investors and our offline cooperation partner and adversely affect our business and results of operations. Our relationships with our users and our offline cooperation partner may be damaged, negatively affecting our business and credibility of our marketplace.

        Technology employed by hackers constantly evolve, so that the security measures and our third-party system security service providers may not be able to fully anticipate attacks and implement necessary prevention measures or in time.

         We utilize highly technical and specific software and algorithms that require maintenance and constant updates, any undetected errors or bugs may adversely affect our credit assessment and risk management system, and thereby affecting our business.

        The software and algorithms we use for our credit assessment system, credit decision-making system, data storage security system, online marketplace platform and other internal systems are highly technical and complex. These algorithms and software are essential to our smooth operation and risk management framework. We and our third-party service providers constantly monitor, maintain and update them. However, to the extent that such software and algorithms, now or in the future, contain undetected errors, bugs, design defects or are outdated, our borrowers and investors may experience problems on our marketplace, and we may have trouble running our systems and programs for our business and operations. We may be unable to launch our new products, services or upgrades, and our ability to protect borrower and investor confidential information as well as our own intellectual property may be compromised. Any such errors, bugs or system failures may harm our brand and reputation, cause loss to borrowers or investors, and expose us to liability for damages, adversely affecting our business and results of operations.

Our third-party insurance arrangements may not be sufficient to meet the overall default risk.

        From the inception of our business to January 2017, we maintained a risk reserve liability policy. We set aside 1% and 2% of the total loan amounts and the accrued interest of the secured loan and credit loan transactions, respectively, for the risk reserve liability. If a borrower defaulted on a loan payment, we withdrew funds from the custody account of the risk reserve account to repay the affected investors the principal and accrued interest for the defaulted loans. The risk reserve liability policy aims to protect investors up to the full amount of the investment and accrued interest. However, if borrowers' default rates are high, the balance of the risk reserve liability may not be able to cover all the relevant investors' losses.

        On January 21, 2017, we entered into a framework agreement with Changan Insurance, a reputable third-party insurance provider, to provide insurance to investors covering the risk of borrowers' non-payment, effective from February 1, 2017. We terminated the risk reserve liability policy and no longer set aside a sum to meet the contingent pay-outs. However, the insurance arrangement may not be sufficient to cover the losses of affected investors. If the insurance provider decides an investor is not entitled to compensation, the investor may demand that we compensate him or her for the loss. In addition, as a result of our shift in focus from secured loans to credit loans, investors may be exposed to a higher risk of borrowers' default due to the unsecured nature of these loans, which in turn may increase the incidence of investors' claims against us. Our relationship with investors and our reputation may be adversely affected.

        We rely on Changan Insurance to provide insurance coverage to investors over the default risk of non-paying borrowers. If Changan Insurance decides to terminate our insurance arrangements or decides not to renew such arrangements after the expiry of our framework agreement, our operations and reputation may be adversely affected.

         If there is an increasing incidence of non-payment and the loans in default exceed the insured amount or the amount Changan Insurance is willing to compensate, affected investors may not be able to recover part or all of their investments and this may adversely affect our reputation.

        Investors receive their principal and interest payments as and when borrowers observe their scheduled payment obligations, or in the case of a borrower's default during the period from March 2014 to January 2017, from the risk reserve liability. After we transitioned to the third-party insurance arrangement, in the event of borrower default, investors receive their principal and interest payments from Changan Insurance.

        Under the risk reserve liability policy, we set aside 1% and 2% of the principal amount and accrued interest of secured loans and credit loans, respectively, to meet the risk reserve liability. Under the third-party insurance arrangement, the same amount of 2% of the principal amount and accrued interest of credit loans is set aside as premium for the insurance policy provided by Changan Insurance. During the transition from our risk reserve liability policy to our insurance arrangement, Changan Insurance took custody of the balance of the risk reserve and assumed the outstanding loan balances covered under the previous risk reserve liability policy. If Changan Insurance is unwilling to compensate the investor or cannot offset the defaulting borrower's payment obligations and, as a result, an investor suffers loss, he or she may lose confidence in our online marketplace. As a result, our reputation may be harmed and we may not be able to attract and retain investors to participate in our marketplace.

         If the loan and investment products and services in our present portfolio and future pipeline are insufficiently attractive to our customers, become obsolete or they fail to satisfy the demands of borrowers or investors, our business and results of operations will be materially affected.

        We intend to expand our product offering to borrowers to cater to their different financing needs. We also intend to expand our investor service offerings to meet the different needs of investors and offer different risk-based returns, such as collection of different credit rights, portfolio investments  (also known as "Wallet") for credit loans. We also plan to enhance the capabilities of our online marketplace platform to incorporate new features and streamline the user experience.

        Loan and investment products and services require significant expense and resources to develop, acquire, and market. They also may not receive sufficient market acceptance for a variety of reasons:

  •
  our estimate of market demand may not be accurate so that we may not be able to launch products and services to align with and meet specific market demands or there may not be sufficient market demand for the loan products and services;

  •
  changes on our marketplace, including the introduction of new platform services and mobile application functions, may not be favorable to existing users;

  •
  defects, errors or failures on our marketplace;

  •
  any negative publicity or news about our loan or investment products on our marketplace;

  •
  delays in launching the new loan or investment products or services; and

  •
  competing loan or investment products and services by our competitors.

        If the products in our present portfolio and future pipeline do not attain sufficient market acceptance, become obsolete or otherwise fail to satisfy the demands of borrowers and investors, we may be unable to compete in the intense consumer finance industry and our target market. Our market share may decline and negatively affect our business and results of operations.

         If the total addressable market for loans we facilitate on our marketplace is in reality smaller than our estimate, our revenues may be adversely affected and our business may suffer.

        A variety of factors affect our estimate of the total addressable market, including among others, market demand, the PRC regulatory environment, competition, general economic and socio-political conditions and the short history of China's consumer finance industry. We believe our total addressable market consists primarily of the emerging middle class seeking medium-sized loans of RMB20,000 to RMB140,000. According to Oliver Wyman, the "emerging middle class" comprises largely of the "lower mass population" in China, the population segment with accumulated disposable assets of RMB60,000 to RMB100,000. These people are typically in the average age range of between 31 to 45 years old, with an average monthly income of RMB3,000 to RMB7,000. We consider the emerging middle class to have generally more stable financial status and more sound financial knowledge, and therefore more reliable in loan repayment. According to Oliver Wyman, the "lower mass" population is the primary driver of the private consumption market for premium goods and services, and is projected to grow quickly in size. The medium-sized credit loan consumer lending market is estimated to grow at a CAGR of 78% from RMB103 billion in 2015 to RMB1,836 billion in 2020. However, if the actual demand is in reality smaller than our estimate, our operational strategies may not be sufficiently effective such that our revenues, business and results of operation may be negatively affected.

         We may incur net loss due to an increase in operating expenses.

        We incurred net loss in the amount of US$350,171 in the fiscal year ended March 31, 2015, primarily due to our high operating costs and expenses, such as increased sales and marketing expenses associated with our marketing efforts to enhance our brand recognition and therefore acquire more users.

        As we continue to grow and expand our business, our operating expenses may increase further. Our strategies include, among others, attracting new and potential borrowers and investors, maintaining our relationships with our offline cooperation partner, upgrading and developing our technologies, enhancing our risk management system and launching new loan products and services on our marketplace, each or all of which may incur more expenses than we anticipate. Our growth in revenue may be insufficient to offset these expenses and therefore result in net losses. We may be unable to achieve or maintain profitability in the foreseeable future.

         Interest rates may increase and negatively affect our transaction volume.

        If interest rates increase, investors and borrowers may be deterred from investing and borrowing from our online marketplace. The transaction volume facilitated on our marketplace may decline, which may negatively affect our business and results of operations. Therefore, our business could be adversely affected by potential interest rate increases in China.

         We may be unable to promote and maintain our brand and reputation effectively and in a cost-efficient manner, which will adversely affect our business and operations.

        Our brand and reputation are integral to our online acquisition of borrowers and investors, and we intend to invest in marketing and brand promoting efforts, especially in connection with the growth of our multi-channel marketplace and introduction of new loan products and investment products. The success of our marketing efforts and user experience on our marketplace are integral to our ability to attract new and retain repeat borrowers and investors. Our marketing channels include traditional media such as pamphlets, telephone marketing, direct sales and marketing campaigns, as well as online media, H5, social media applications and tools, such as Wechat and Weibo, search engine optimization and search engine marketing. If our current marketing efforts and channels are less effective or inaccessible to us, or if the cost of such channels significantly increases or we cannot penetrate the market with new channels, we may not be able to promote and maintain our brand and reputation to maintain or grow the existing borrower and investor base. If we are unable to promote and maintain our brand and reputation in a cost-efficient manner, our market share could diminish or we could experience a lower growth rate than we anticipated, which would harm our business, financial condition and results of operations.

         If we cannot continue to maintain relationships with third-party service providers, in particular third-party payment agents, our business may suffer.

        Third parties supply us with external data including credit histories, government data, social media data and blacklists, as well as big data analyses. Furthermore, third-party service providers maintain our security systems, ensuring confidentiality of data and prevention of malicious attacks. In addition, we rely on third parties for secure fund management and online payment and settlement.

        Our relationships with various third parties are integral to the smooth operation of our business and marketplace. Most of our agreements with third-party service providers are non-exclusive and do not prohibit third-party service providers from working with our competitors or from offering competing services. If our relationships with third-party service providers deteriorate or third-party service providers decide to terminate our respective business relationships for any reason, such as to work with our competitors on more exclusive or more favorable terms or if they themselves become our competitors, our operations may be disrupted. In addition, our third-party service providers may not uphold the standard we expected under our agreements, or disagreements or disputes may arise between us and the third-party service providers.

        We rely on Jiangxi Bank and may in the future, cooperate and rely on other third-party payment agents to manage the investor funds, originate and service loans, collect service fees and ensure compliance with the relevant PRC laws and regulations that may be relevant to our business. Third-party payment agents in China, are subject to oversight by the PBOC and must comply with complex rules and regulations, licensing and examination requirements, including, but not limited to, minimum registered capital, maintenance of payment business licenses, anti-money laundering regulations and management personnel requirements. Some third-party payment agents have been required by the PBOC to suspend their credit card pre-authorization and payment services in certain areas of China. If our third-party payment agents were to suspend, limit or cease their operations, or if our relationships with our third-party payment agents deteriorates or they were to otherwise terminate, we would need to arrange substantially similar arrangements with other third-party payment agents. Negative publicity about our or other third-party payment agents or the industry in general may also adversely affect investors' or borrowers' confidence and trust in the use of third-party payment agents to carry out the payment and custodian functions in connection with the origination of loans on our marketplace. If any of these were to happen, the operation of our platform could be materially impaired and our results of operations would suffer.

         Misconduct and errors by our employees and our third-party service providers could cause a material adverse effect on our business and reputation.

        Our employees and third-party service providers are integral to our business operations, as they handle and process a large number of increasingly complex and differentiated loan transactions which include confidential information. If any such information were leaked to unintended recipients due to human error, theft, malicious sabotage or fraudulent manipulation, we may be subject to liability for loss of such information. Further, if any of our employees or third-party service providers absconded with our proprietary data or know-how in order to compete with us, our competitive position may be materially and adversely affected.

        Any misappropriation fraudulent misuse of funds by any of our employees or third-party service providers in contravention of our protocols and policies may lead to regulatory and disciplinary proceedings involving us. We may be perceived to have facilitated or participated in the misappropriation or fraudulent misuse of funds and we could be subject to liability, damages, penalties and suffer reputational damage. It is impossible to completely identify and eradicate all risks of misconduct or human errors, and our precautionary measures may not be able to effectively detect and prevent such risks from happening.

        Occurrence of any of the above risks could result in a material adverse effect on our business and results of operations, as we are exposed to potential liability to borrowers and investors, reputational damage, regulatory intervention, financial harm. Our ability to attract new and retain existing borrowers and investors and operate our online marketplace as an ongoing concern may be impaired.

         If our brand reputation is harmed in any way, including any negative publicity about us, our offline cooperation partner, third-party providers and the overall industry, in particular in relation to any misconduct, errors and system failure, our business and operating results may be materially and adversely affected.

        We are exposed to the risk of negativity publicity about us, our offline cooperation partner, third-party providers and the overall consumer finance marketplace industry in China. Negative press about the quality of loans and services, effectiveness, reliability and credibility of our marketplace, our proprietary credit assessment system, our ability to manage and resolve borrower and investor complaints, privacy and security measures and practices, litigation, regulatory landscape and the user experience on our marketplace, even if inaccurate, may lead to an adverse impact on our reputation and the use of our marketplace, which would harm our business and operating results. The PRC government has recently instituted general regulations and specific rules, including the Guidelines and Interim Measures, to develop a more transparent regulatory environment for the consumer finance marketplace industry. See "Regulation—Regulations Relating to Online Consumer Lending." Many companies in China's consumer finance marketplace industry have not been fully compliant with these regulations, which has adversely impacted the reputation of China's consumer finance marketplace industry as a whole. In addition, particularly in the last year, there have been an increasing number of business failures of, or accusations of fraud and unfair dealing against, companies in the consumer finance marketplace industry in China. If borrowers and investors associate our Company with these failed companies, our reputation may be similarly harmed and investor and borrower confidence on our marketplace may be adversely affected. Misconduct by our employees, our offline cooperation partner, failures by us, our offline cooperation partner or our third-party service providers to meet expected standards and inability to completely protect borrower and investor confidential information and compliance failures and claims may also cause harm to our reputation and brand. Negative publicity about our offline cooperation partner can also affect our business and results of operations in a material manner if we rely on them or if borrowers and investors associate our Company with them.

         Our borrowers acquired from offline referrals may sue us based on representations made by our offline cooperation partner or third parties, which may result in costly claims and disrupt our business.

        Some borrowers and investors may be attracted to our marketplace after reviewing information provided by our offline cooperation partner or third parties. We do not review or approve any information provided by our offline cooperation partner's and third parties' and, while we do not believe we would have liability for such information, it is possible that an unsatisfied borrower or investor could bring claims against us based on any inaccurate information or representations made by our offline cooperation partner or other third parties. Such claims could be costly and time-consuming to defend and would distract management's attention and create negative publicity, which could adversely affect our reputation and business operations.

         Interim period results can vary significantly due to a host of variables and may not accurately reflect the underlying performance of our business.

        Our interim period results of operations, including operating revenue, expenses, the number of loans and other key performance indicators, may fluctuate significantly such that comparisons of our operating results period-on-period may not be meaningful. Results of any interim period cannot accurately indicate future performance. Fluctuations may be due to any number of variables, including some beyond our control, such as:

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  our ability to grow our users base by attracting new and retaining repeat borrowers and investors;

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  the volume, quality, mix of loans and the acquisition of borrowers and investors;

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  the level of operating expenses in the acquisition of borrowers and investors, the growth and maintenance of our business, operations and infrastructure and the timing;

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  disruptions to the telecommunications network or security breaches;

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  general macro economic and socio-political factors affecting the market and industry, particularly with respect to interest rates, consumer spending and levels of disposable income;

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  seasonality of our loan products, which are generally higher in the third and fourth quarters due to national holidays and consumer spending patterns;

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  our strategy with a focus on long-term growth instead of immediate profitability; and

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  The incurring of expenses related to acquisitions activities of businesses or technologies and potential future charges for impairment of goodwill, if any.

        Fluctuations in our interim period results may affect the price of our ADSs in an adverse manner.

         Our use of investor cash incentives may result in substantial reductions in our revenues.

        We provide investors with certain cash incentives to encourage greater participation in the loan products we facilitate on our online marketplace. We provide cash incentives to new investors under our referral incentive program, as well as promotional cash incentives to existing investors from time to time. Upon the satisfaction of the terms and conditions under our referral incentive program or promotional incentive programs, investors can redeem their cash incentives for credit to be used on our online marketplace. We have experienced rapid growth in the number of investors, repeat investment and high transaction volume, partly attributable to our investor cash incentive program. The investor cash incentive program was intended to be a marketing tool to attract investors to commit to loan products, help us penetrate into the consumer lending business in our target market of medium-sized loans and increase the number of loan product transactions so as to allow us to benefit from increased transaction and service fees. However such cash incentives are accounted for as reduction of revenue, and are paid to the investor once the investment is paid before we are able to recoup the costs associated with these investor cash incentives. Our revenues may be reduced in periods where we have to issue an increasing amount of investor cash incentives, which may result in us incurring net losses and preventing us from achieving or maintaining profitability on a quarterly or annual basis. For a further description of our investor cash incentives, see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies, Judgments and Estimates—Cash Incentives Reward Program".

         If we do not find available sources of liquidity for capital and financing needs, our business and operations may be materially and adversely affected.

        We may experience unexpected changes in business conditions, creating additional capital and financing needs. We believe that our current cash and cash equivalents, anticipated cash flows from operating activities and the proceeds from this offering will be sufficient to meet our anticipated working capital requirements and capital expenditures in the ordinary course of business for at least 12 months following this offering. However, we may need additional sources of liquidity if we find and wish to pursue opportunities for investment, acquisition, capital expenditure or otherwise. If our available cash and cash equivalents on hand are insufficient to cover our expected cash requirements, we may seek to issue equity or debt securities or obtain credit facilities. The issuance and sale of additional equity would result in dilution to our shareholders. We cannot guarantee that financing will be available to us under terms acceptable to us, or at all.

        The incurrence of indebtedness would result in increased fixed obligations and could result in covenants restricting our operations. It could further lead to a number of risks that could adversely affect our operations or financial conditions:

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  default and foreclosure on our assets if our operating revenue is insufficient to repay debt obligations;

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  acceleration of obligations to repay the indebtedness (or other outstanding indebtedness), even if we make all principal and interest payments when due, if we breach any covenants that require the maintenance of certain financial ratios or reserves without a waiver or renegotiation of that covenant;

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  our inability to obtain necessary additional financing if the debt security contains covenants restricting our ability to obtain such financing while the debt security is outstanding;

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  diverting a substantial portion of cash flow to pay principal and interest on such debt, which would reduce the funds available for expenses, capital expenditures, acquisitions and other general corporate purposes; and

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  creating potential limitations on our flexibility in planning for and reacting to changes in our business and in the industry in which we operate.

         If our internal controls over financial reporting are insufficient or ineffective, we may not be able to accurately report our financial results or prevent fraud.

        Before this offering, we were a private company of limited resources. Our internal controls and procedures, especially over financial reporting, may not be able to sufficiently identify any material weaknesses and control deficiencies that could lead to inaccuracies in our financial statements. Our ability to comply with applicable financial reporting requirements and regulatory filings in a timely manner may be impaired. Our independent registered public accounting firm has not conducted an attestation of our internal control over financial reporting. However, in connection with the audits of our consolidated financial statements as of and for the fiscal years ended March 31, 2015, 2016 and 2017 and the review of our consolidated financial statement as of and for the three months ended June 30, 2017, we and our independent registered public accounting firm identified three "material weaknesses," and other control deficiencies including significant deficiencies in our internal control over financial reporting. As defined in the standards established by the Public Company Accounting Oversight Board of the United States, or PCAOB, a "material weakness" is a deficiency, or combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the annual or interim financial statements will not be prevented or detected on a timely basis.

        The material weaknesses identified related to (i) a lack of accounting staff and resources with appropriate knowledge of U.S. GAAP and SEC reporting and compliance requirements; (ii) a lack of sufficient documented financial closing policies and procedures; and (iii) a lack of independent directors and an audit committee. Subsequent testing by us or our independent registered public accounting firm may reveal deficiencies in our internal control over financial reporting that are deemed to be material weaknesses.

        Upon completion of this offering, we will become a public company in the United States subject to the Sarbanes-Oxley Act of 2002. Section 404 of this Act will require that we include a report of management on our internal control over financial reporting in our annual report on Form 20-F beginning with our annual report for the fiscal year ending March 31, 2019. However, as an "emerging growth company" as defined in the JOBS Act, we may choose to not comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act as to the effectiveness of our internal controls over financial reporting until such time that we cease to be an "emerging growth company," although we will still be required to implement and maintain internal control over financial reporting and include the management assessment in our annual reports under Section 404. To comply with Section 404, we may incur substantial costs, expend significant management time on compliance-related issues and hire additional accounting, financial and internal audit staff with appropriate public company experience and technical accounting knowledge. Moreover, if we are not able to comply with the requirements of Section 404 in a timely manner or if we or our independent registered public accounting firm identifies deficiencies in our internal control over financial reporting that are deemed to be material weaknesses, we could be subject to sanctions or investigations by the Securities and Exchange Commission (SEC) or other regulatory authorities, which would require additional financial and management resources. Any failure to maintain effective disclosure controls and procedures or internal control over financial reporting could have a material adverse effect on our business and operating results, and cause a decline in the price of our ADSs.

         Broader macro, political and socio-economic factors affecting market conditions can materially and adversely affect our business and operating results.

        General economic, macro, political and socio-economic factors beyond our control may deter borrowers' interest in seeking loans through our platform, and similarly, investors' desire to lend. Such factors include the general interest rate ecosystem, unemployment rates, residential home values and availability of other investment opportunities. If any of these risk factors should materialise, the volume of loans facilitated on our marketplace will necessarily decline and our revenues and operating results may be adversely affected.

        We cannot guarantee that economic conditions will remain favorable for our business or industry and that demand and supply for consumer loans such as those we primarily facilitate over our marketplace will continue to be met at current levels. If demand or supply reduces, or if the default rate increases, our growth and revenue will be negatively impacted.

         If the Internet infrastructure or telecommunications network is affected by any disruptions including natural and man-made disasters such as fires, power outages, floods, strikes, terrorism and other catastrophic events causing disruptions, our online marketplace will be adversely affected.

        We heavily rely on the Internet infrastructure and telecommunications network in China for our operations and the smooth running of our online marketplace. A significant event or disaster, natural or man-made, including among others, fires, power outages, floods, strikes, terrorist attacks, coups d'etat or other catastrophic events or problems, may adversely affect our servers, data centers, the offline branches of Hexin Group and our offices. Our business may be disrupted and we may lose critical data or experience interruptions, delays and compromising of our business operations and services. Our third party data suppliers and service providers, including in particular our third-party payment agent, may also be similarly affected and may not be able to provide our users and us with the support needed. In particular, if our disaster recovery plans prove to be ineffective or inadequate, the aforementioned risks will be further worsened. We do not currently serve network traffic equally from each data center. If our primary data center shuts down, there will be a period of time that our loan products or services, or certain of our loan products or services, will remain inaccessible to the borrowers and investors on our marketplace, such borrowers and investors may experience severe issues accessing the loan products and services.

        Our operations, customer service, reputation and ability to attract new and retain borrowers and investors depend on the reliable and satisfactory performance of our technology and network infrastructure. Much of our system hardware is hosted in facilities located in Beijing that are partially owned by us and operated by our third-party vendors. If these third party vendors fail to protect their and our systems in their facilities from any of the aforementioned disruptions and there is a lapse of service or damage to our system hardware, we may experience interruptions in our service and may have to incur extra costs for replacement of facilities.

        Our relationships with borrowers and investors may be harmed if there is any interruption or delay in our service, whether caused by errors or natural or man-made disasters and problems. Our insurance policies may not be sufficient to adequately compensate us for the losses we sustained. We do not currently maintain business interruption insurance to compensate us for potentially significant losses, including potential harm to our business that may result from interruptions in our ability to facilitate the loan products and services. Since we have had limited operating history, our disaster recovery plan has not yet been tested in real-life circumstances, and we may not be able to fully recover all data and services lost and affected in the event of any natural or man-made disasters or events. Our business and operations may be negatively affected, as we are prevented from processing or posting payments on loans, servicing users in a timely manner and generally running our platforms and operating our online marketplace as usual. We may be subject to losses and liability and disappoint borrowers and investors who may be then deterred from using our online marketplace, causing a material adverse effect on our business, financial conditions and results of operations.

         We are reliant on our core senior management team. If one or more key executives were unable or unwilling to continue in their present positions, our business and results of operations may be adversely affected.

        Our business, corporate strategies and future performance depends on our core senior management team comprising our directors, executive officers and other key personnel. In particular, Mr. Xiaobo An, our founder, chairman and executive director, is critical to our management, business operations and overall corporate strategies. If we fail to attract and retain Mr. Xiaobo An or any of our key personnel, or if they are unable or unwilling to continue in their present position due to any reason, we will have to go through a difficult process of replacement. The replacement process will necessarily involve significant time and expenses and may adversely affect our business and results of operations and our business objectives may not be achieved at the pace we expected, or at all.

         We may be unable to protect our proprietary intellectual property rights from unauthorized use, such that our brand, reputation and business may be negatively impacted.

        Our protection of our intellectual property is crucial to our success and future growth, as we rely on a combination of copyrights, trade secrets, trademarks and other rights to protect our know-how, proprietary technology, processes and other intellectual property. The protective measures we take may not be sufficient to prevent theft and unauthorized use. We may have to bring lengthy and costly litigation and take time-consuming measures in order to protect our intellectual property rights, diverting our management's attention from our business operation. Our brand, reputation and business may be negatively impacted by such measures and risks.

        Some of our trademark registrations and proprietary software licenses will expire in February 2026 and December 2024, respectively. If we fail to renew these licenses when they expire, third parties may infringe upon our rights and affect our brand and reputation.

         Third parties may engage us in lengthy and expensive litigation over alleged infringement of their intellectual property rights, which may disrupt and affect our business.

        In our intensely competitive industry, we may be challenged by third parties, including competitors as well as other entities or individuals, for ownership of our intellectual property rights or infringement of their intellectual property rights. We may not be fully aware of other parties' intellectual property rights involved in our systems, applications and technology. We may have to incur significant time and costs in dealing with any claims or litigation, and if they are successful, we may be subject to substantial damages, royalty payments, restrictions from conducting our business and other stringent requirements unfavorable to our business and operations. We may also be required to indemnify other parties or pay settlement costs, and to obtain licenses, modify applications or refund fees, each of which may be expensive and time consuming. Such processes may create a distraction for our management which could affect our business operations.

         We compete for skilled and quality employees, and failure to attract and retain them may adversely affect our business and prevent us from achieving our intended level of growth.

        Competition for our employees including systems engineers, financial officers and marketing professionals is intense. Our business and success relies on the efforts and standard of work of our employees. If we are unable to attract, motivate and retain skilled and trained employees, or if we are unable to continue to provide attractive compensation packages, our business and operations may be adversely affected and our intended levels and rates of growth may be impended.

        We invest significant time and expense in the training and development of our employees. Failure to retain our existing employees will incur further significant costs to find suitable replacements and a duplication of effort for their training, which may affect our operations and our quality of service to borrowers and investors may be compromised, resulting in a material adverse effect on our business and results of operations.

         If labor costs in the PRC increase substantially, our business and costs of operations may be adversely affected.

        In recent years, the Chinese economy has experienced inflationary and labor costs increases. Average wages are projected to continue to increase. Further, under PRC law we are required to pay various statutory employee benefits, including pension, housing fund, medical insurance, work-related injury insurance, unemployment insurance and maternity insurance to designated government agencies for the benefit of our employees. The relevant government agencies may examine whether an employer has made adequate payments to the statutory employee benefits, and those employers who fail to make adequate payments may be subject to late payment fees, fines and/or other penalties. We expect that our labor costs, including wages and employee benefits, will continue to increase. If we are unable to control our labor costs or pass such increased labor costs on to our users by increasing the fees of our services, our financial condition and results of operations may be adversely affected.

         Our innovative corporate culture is important to our business, if our culture changes our business and corporate objectives may be adversely affected.

        Our corporate culture fosters innovation, a collegiate environment of team effort and encourages creativity, which is important to our business and development of our product pipeline and service upgrades. If we fail to maintain these valuable aspects of our culture during the course of our adaptation into a public company and building the relevant infrastructure, our future success and strategic goals may be affected. Furthermore we may be unable to retain and attract talent, leading to a negative impact on our business and corporate objectives.

         We do not have business insurance coverage.

        Insurance companies in China currently do not offer as extensive an array of insurance products as insurance companies in more developed economies. Currently, we do not have any business liability or disruption insurance to cover our operations. We have determined that the costs of insuring for these risks and the difficulties associated with acquiring such insurance on commercially reasonable terms make it impractical for us to have such insurance. Any uninsured business disruptions may result in our incurring substantial costs and the diversion of resources, which could have an adverse effect on our results of operations and financial condition.

         Certain data and information in this prospectus was obtained from external third parties and we have not independently identified them.

        In this prospectus we have utilized data and information from external sources including various third parties comprising government sources and private entities such as industry consultant Oliver Wyman. Such external sources of statistical data include projections based on numerous assumptions. The consumer loans industry, especially the private consumption upgrade segment, and the overall credit industry, may not grow at the projected rate provided by these external sources, or at all. The performance of the overall industry and segment affects our business and market price of our ADSs, especially if they fail to grow at the projected rate. Further, the new and constantly evolving environment of the industry and market results in significant uncertainties, and the projections or estimates about the growth of the market in which we operate in should be considered in this context. If any of the assumptions underlying the market data prove to be incorrect, discrepancies between the projections and actual results may emerge.

        We have not independently verified data and information obtained from third party external sources, and the method of collection and methodologies employed by such third parties may differ from ours. In addition, these industry reports and publications generally include a disclaimer that the information therein is believed to be reliable but which accuracy and completeness cannot be guaranteed.

RISKS RELATED TO OUR RELATIONSHIP WITH HEXIN GROUP AND OUR CORPORATE STRUCTURE

         If Hexin Group's business, results of operations or brand is adversely affected, we may not be able to source new offline borrowers and our business, results of operations and brand will in turn be negatively affected.

        We have been acquiring borrowers offline through referrals from our offline cooperation partner, Hexin Group, in accordance with certain contractual arrangements. For a description of our relationships with our offline cooperation partner, please see "Corporate History and Structure—Our Relationship with Hexin Group". Since the inception of our business, our offline borrowers were mainly referred by Hexin Group. We benefit and expect to continue to benefit greatly from our association with Hexin Group in relation to the offline referral of borrowers, the marketing efforts of the sales teams and contribution of the risk control personnel at the physical branches of Hexin Group. If the number of borrowers referred by Hexin Group decreases or if the quality of borrowers referred declines, or if our relationship with Hexin Group deteriorates or breaks down, or if we can no longer acquire borrowers from Hexin Group due to regulatory restrictions or any other reasons, our business and results of operations will be materially and adversely affected. Although we intend to grow our online acquisition channels, we may not be able to find suitable and feasible replacements for Hexin

Group as a steady source of offline referrals for the time being to maintain our source of borrowers, or at all.

        Hexin Group also contributes to the promotion of our common brand "Hexin" and our online marketplace. If the brand and reputation of Hexin Group are damaged or harmed, our brand and reputation will similarly be materially and adversely affected. The competitive position and market share of Hexin Group by association also directly affects our competitive position and market share. If Hexin Group loses its competitive position, our marketing efforts and business operations could be materially and adversely affected. In addition, any negative publicity associated with Hexin Group or the "Hexin" brand or any negative development in relation to Hexin Group's market position, financial condition and regulatory and legal compliance could harm our brand, reputation and therefore adversely affect our business and results of operations.

         Our founder, chairman and executive director, Mr. Xiaobo An, a controlling shareholder of Hexin Group, exerts strong influence over the board and Company affairs and strategy.

        Our founder, chairman and executive director, Mr. Xiaobo An, exerts strong influence on our board of directors and management. He plays an integral role in Company decisions and formulating our corporate strategies. Mr. Xiaobo An is a director and controlling shareholder of both Hexin Information and Hexin Financial Information and therefore also controls the decision making of our offline cooperation partner to a large extent. After this offering, Mr. Xiaobo An will continue to have considerable influence over our corporate affairs, including matters that require shareholder approval, including among others, the election of directors, approving statutory mergers, and amending our constitutional documents. This concentration in control will limit your ability to influence corporate matters and may discourage potential merger, takeover or other change of control transactions, which could have the effect of depriving holders of our shares and ADSs of the opportunity to sell their shares at a premium over the prevailing market price.

         If the PRC government decides that our contractual arrangements under the variable interest entity structure do not comply with PRC regulations, or if the regulatory environment changes, we may have to change our business model and/or be subject to penalties.

        Foreign ownership of Internet-based businesses, such as distribution of online information, is subject to restrictions under current PRC laws and regulations. For example, foreign investors are not allowed to own more than 50% of the equity interests in a value-added telecommunication service provider (except e-commerce) and any such foreign investor must have experience in providing value-added telecommunications services overseas and maintain a good track record in accordance with the Guidance Catalog of Industries for Foreign Investment promulgated in 2007, as amended in 2011 and in 2015, respectively, and other applicable laws and regulations.

        We are a Cayman Islands company and our PRC subsidiary is considered a foreign invested enterprise. To comply with PRC laws and regulations, we conduct our operations in China through a series of contractual arrangements entered into among Hexin Yongheng, Hexin E-Commerce and the shareholders of Hexin E-Commerce. As a result of these contractual arrangements, we exert control over Hexin E-Commerce and consolidate its operating results in our financial statements under U.S. GAAP. For a detailed description of these contractual arrangements, see "Corporate History and Structure."

        In the opinion of our PRC counsel, Han Kun Law Offices, our current ownership structure, the ownership structure of our PRC subsidiary and our consolidated variable interest entity, and the contractual arrangements among Hexin Yongheng, Hexin E-Commerce and the shareholders of Hexin E-Commerce are not in violation of existing PRC laws, rules and regulations; and these contractual arrangements are valid, binding and enforceable in accordance with their terms and applicable PRC laws and regulations currently in effect. However, Han Kun Law Offices has also advised us that there are substantial uncertainties regarding the interpretation and application of current or future PRC laws and regulations and there can be no assurance that the PRC government will ultimately take a view that is consistent with the opinion of our PRC counsel.

        It is uncertain whether any new PRC laws, rules or regulations relating to variable interest entity structures will be adopted or if adopted, what they would provide. In particular, in January 2015, the Ministry of Commerce, or MOC, published a discussion draft of the proposed Foreign Investment Law for public review and comments. Among other things, the draft Foreign Investment Law expands the definition of foreign investment and introduces the principle of "actual control" in determining whether a company is considered a foreign-invested enterprise, or an FIE. Under the draft Foreign Investment Law, variable interest entities would also be deemed as FIEs, if they are ultimately "controlled" by foreign investors, and be subject to restrictions on foreign investments. However, the draft law has not taken a position on what actions will be taken with respect to the existing companies with the "variable interest entity" structure, whether or not these companies are controlled by Chinese parties. It is uncertain when the draft would be signed into law and whether the final version would have any substantial changes from the draft. See "Regulation—Regulations Relating to Foreign Investment—The Draft PRC Foreign Investment Law" and "—Substantial uncertainties exist with respect to the enactment timetable, interpretation and implementation of draft PRC Foreign Investment Law and how it may impact the viability of our current corporate structure, corporate governance and business operations." If the ownership structure, contractual arrangements and business of our company, our PRC subsidiary or our consolidated variable interest entity are found to be in violation of any existing or future PRC laws or regulations, or we fail to obtain or maintain any of the required permits or approvals, the relevant governmental authorities would have broad discretion in dealing with such violation, including levying fines, confiscating our income or the income of our PRC subsidiary or consolidated variable interest entity, revoking the business licenses or operating licenses of our PRC subsidiary or consolidated variable interest entity, shutting down our servers or blocking our online platform, discontinuing or placing restrictions or onerous conditions on our operations, requiring us to undergo a costly and disruptive restructuring, restricting or prohibiting our use of proceeds from this offering to finance our business and operations in China, and taking other regulatory or enforcement actions that could be harmful to our business. Any of these actions could cause significant disruption to our business operations and severely damage our reputation, which would in turn materially and adversely affect our business, financial condition and results of operations. If any of these occurrences results in our inability to direct the activities of our consolidated variable interest entity, and/or our failure to receive economic benefits from our consolidated variable interest entity, we may not be able to consolidate its results into our consolidated financial statements in accordance with U.S. GAAP.

         Our contractual arrangements with our variable interest entity may not be as effective as direct ownership and operational management.

        We rely and expect to continue to rely on contractual arrangements with Hexin E-Commerce to operate the website of www.hexindai.com. For a description of these contractual arrangements, please see "Corporate History and Structure". These contractual arrangements may not be as effective as direct ownership in giving us full operational management and control over our consolidated variable interest entity. We cannot prevent Hexin E-Commerce or its shareholders from breaching the contractual arrangements and failing to conduct its business operations properly, such as failing to maintain the website and online marketplace in a proper and timely manner, or misusing the domain names and trademarks or otherwise taking actions detrimental to our interests.

        If we directly owned Hexin E-Commerce, we could elect directors to the board and implement changes at the management and operational levels. Currently we only have contractual rights in relation to the performance and financial benefits of Hexin E-Commerce's operations. Shareholders of our variable interest entity may not always act in our best interests. Such risks exist throughout the period in which we intend to operate our business through the contractual arrangements with our consolidated variable interest entity. Although we have the right to replace any shareholder of our consolidated variable interest entity under the contractual arrangement, if any shareholder of our consolidated variable interest entity is uncooperative or any dispute relating to these contracts remains unresolved, we will have to enforce our rights under these contracts through the operations of PRC laws and arbitration, litigation and other legal proceedings and therefore will be subject to uncertainties in the PRC legal system. See "—Our business relies on the contractual arrangements with the variable interest entity and the cooperation arrangements between the variable interest entity and Hexin Group, if any of these entities or their shareholders fail to perform their obligations, our business and results of operations may be severely adversely affected." Therefore, our contractual arrangements with our variable interest entity may not be as effective in protecting our interests as direct ownership and operational management would be.

         Our business relies on the contractual arrangements with the variable interest entity and the cooperation arrangements between the variable interest entity and Hexin Group, if any of these entities or their shareholders fail to perform their obligations, our business and results of operations may be severely adversely affected.

        If Hexin E-Commerce or its shareholders decide to take actions that do not align with our interests and fail to deliver under our contractual arrangements, we may have to incur substantial costs and expend resources to enforce our contractual arrangements. We may have to resort to legal remedies such as seeking specific performance, injunctive relief and claiming damages, subject to the extent of their effectiveness under PRC laws and regulations. For example, if the shareholders of Hexin E-Commerce refuse to respect our purchase option and decline to transfer their equity interest to us or our designee, or if they decide to otherwise act in bad faith, we may have no choice but to take legal action against them.

        The business of Hexin E-Commerce in turn relies on the cooperation arrangements with our offline cooperation partner, Hexin Group. Hexin E-Commerce, Hexin Information and Hexin Financial Information entered into a cooperation agreement to set out the framework and terms of the cooperation arrangements as well as certain mutual non-competition and non-solicitation arrangements. Under the cooperation agreement, Hexin Group shall direct offline borrowers to Hexin E-Commerce for the facilitation of loan products on our online marketplace, and must first obtain the consent of Hexin E-Commerce before Hexin Group pursues any business opportunity by offering loan services to any offline borrower. Hexin E-Commerce as one party, and Hexin Group as the other party, shall not engage in similar or competing businesses and shall not solicit the employees of the other party to the cooperation agreement. If Hexin Group refuses to comply with our cooperation arrangements, the non-competition or the non-solicitation clauses under the cooperation agreement, we may have to resort to legal remedies to enforce our contractual rights. Furthermore, under certain circumstances, damages or financial compensation may not be sufficient to remedy or cover our losses. Our business and results of operations may be adversely affected as a result.

        Our contractual arrangements with Hexin E-Commerce and each of its shareholders, as well as the cooperation agreement entered into among Hexin E-Commerce, Hexin Information and Hexin Financial Information, are governed by PRC laws and provide for arbitration in China as the primary method of dispute resolution. As such, our contracts will be interpreted according to PRC laws and regulations and the arbitration rules of China International Economic and Trade Arbitration Commission. The PRC legal system is less developed and is fraught with uncertainties, which may limit our ability to enforce our rights under the contractual arrangements. Further, there are limited precedents and formal guidance on the interpretation and enforcement of contractual arrangements with variable interest entities in the PRC. In relation to the certainty of arbitral awards in the context of legal action, the final outcome is uncertain. Under PRC law, the ruling of arbitrators is final and arbitration results cannot be appealed in court unless a competent court determines such ruling to be unenforceable or revokes it. If the losing party fails to carry out the arbitral award within the prescribed time limit, such arbitral award may only be enforced through arbitration award recognition proceedings in court, leading to additional expenses and delay. If we cannot enforce the contractual arrangements in relation to Hexin E-Commerce, Hexin Information or Hexin Financial Information, or if we experience significant delay or obstacles in enforcing such arrangements, we may not be able to exert effective control over Hexin E-Commerce such that our ability to conduct business and receive financial benefit from Hexin E-Commerce's operations may be materially and adversely affected. See "—Risks Related to PRC Laws Regulating Our Business and Industry—Uncertainties in the interpretation and enforcement of Chinese laws and regulations could limit the legal protections available to you and us."

         There may be conflicts of interest between shareholders of the variable interest entity and us, which may cause material and adverse effects to our business and financials.

        The equity interests of Hexin E-Commerce are held by Mr. Xiaobo An, Mr. Xiaobin Zhai and Mr. Xiaoning An, our founders. Furthermore, each of Hexin Information and Hexin Financial Information are controlled by Mr. Xiaobo An. Hexin Information was incorporated in December 2015 and 99.0% held by Mr. Xiaobo An, whereas Hexin Financial Information was incorporated in April 2014 and 95.0% held by Mr. Xiaobo An. The interests of Mr. Xiaobo An, Mr. Xiaobin Zhai and Mr. Xiaoning An in Hexin E-Commerce and the interests of Mr. Xiaobo An in Hexin Information and Hexin Financial Information, may however, differ from the interests of our company as a whole. These shareholders may have conflicts of interest with our company, and may breach, or cause Hexin E-Commerce to breach, our contractual arrangements, such as preventing it to remit payment due to us on a timely basis, or cause Hexin Group to breach the cooperation arrangements such as preventing them from referring offline borrowers to us, or performing other acts of non-performance adverse to our interests. We cannot assure you that when such conflicts of interest arise, if any or all of these shareholders will act in the best interests of our company or such conflicts will be resolved in our favor such that we may not be able to control our variable interest entity effectively and enjoy economic benefits under our contractual arrangements and the cooperation arrangements among Haxin E-Commerce, Hexin Information and Hexin Financial Information.

        Under the exclusive option agreements entered into between us and each of the shareholders of Hexin E-Commerce, we have an option to purchase all their equity interests in the variable interest entity to be held by us or our designee. Aside from the purchase option, we do not have any other arrangements or means to address potential conflicts of interest. If we cannot amicably resolve any conflicts of interest or disputes with the shareholders of Hexin E-Commerce, we would have to resort to lengthy and costly legal action and proceedings, which would disrupt our business operations and incur significant expenses. Meanwhile, our business and results of operations may be materially adversely affected.

         Our contractual arrangements with the variable interest entity may be subject to additional taxes, which would adversely affect our financials and your investment.

        Under applicable PRC laws and regulations, arrangements and transactions among related parties may be subject to audit or challenge by the PRC tax authorities within ten years after the taxable year when the transactions are conducted. The PRC enterprise income tax law, or EIT Law, requires every enterprise in China to submit its annual enterprise income tax return together with a report on transactions with its related parties to the relevant tax authorities. The tax authorities may impose reasonable adjustments on taxation if they have identified any related party transactions that are inconsistent with arm's length principles. We may face material and adverse tax consequences if the PRC tax authorities determine that the contractual arrangements between Beijing Hexin Yongheng Technology Development Co., Ltd, our wholly-owned subsidiary in China, Hexin E-Commerce, our consolidated variable interest entity in China, and the shareholders of Hexin E-Commerce were not entered into on an arm's length basis in such a way as to result in an impermissible reduction in taxes under applicable PRC laws, rules and regulations, and adjust Hexin E-Commerce's income in the form of a transfer pricing adjustment. A transfer pricing adjustment could, among other things, result in a reduction of expense deductions recorded by Hexin E-Commerce for PRC tax purposes, which could in turn increase its tax liabilities without reducing Hexin Yongheng's tax expenses. In addition, if Hexin Yongheng requests the shareholders of Hexin E-Commerce to transfer their equity interests in Hexin E-Commerce at nominal or no value pursuant to these contractual arrangements, such transfer could be viewed as a gift and subject Hexin Yongheng to PRC income tax. Furthermore, the PRC tax authorities may impose late payment fees and other penalties on Hexin E-Commerce for the adjusted but unpaid taxes according to the applicable regulations. Our financial position could be materially and adversely affected if our consolidated variable interest entity's tax liabilities increase or if it is required to pay late payment fees and other penalties.

         If the variable interest entity goes bankrupt or becomes subject to a dissolution or liquidation proceeding we may not be able to recover or claim ownership over the assets and networks of the variable interest entity.

        Our variable interest entity, Hexin E-Commerce, holds assets material to our business operations, including the ICP License, domain names and trademarks and software licenses. Under our present contractual arrangements, Hexin E-Commerce cannot and its shareholders shall not cause it to, in any manner, sell, transfer, mortgage or dispose of its assets or its legal or beneficial interests in the business without our prior consent. However if the shareholders of our variable interest entity initiates liquidation proceedings in breach of our contractual arrangements, such that the variable interest entity undergoes voluntary or involuntary liquidation proceedings, or if it declares bankruptcy and all or part of its assets become subject to the claims of third party creditors, liens or are otherwise disposed of without our consent, we may not be able to continue our business operations, which would materially and adversely affect our financial conditions and results of operations.

         If our variable interest entity loses its chop to the theft and use of unauthorized persons, the corporate governance of the variable interest entity may be severely and adversely compromised.

        In China, a company chop or seal serves as the legal representation of the company towards third parties even when unaccompanied by a signature. Each legally registered company in China is required to maintain a company chop, which must be registered with the local Public Security Bureau. In addition to this mandatory company chop, companies may have several other chops which can be used for specific purposes. The chops of our PRC subsidiary and consolidated variable interest entity are generally held securely by personnel designated or approved by us in accordance with our internal control procedures. To the extent those chops are not kept safely, are stolen or are used by unauthorized persons or for unauthorized purposes, the corporate governance of these entities could be severely and adversely compromised and those corporate entities may be bound to abide by the terms of any documents so chopped, even if they were chopped by an individual who lacked the requisite power and authority to do so. In addition, if the chops are misused by unauthorized persons, we could experience disruption to our normal business operations.

RISKS RELATED TO PRC LAWS REGULATING OUR BUSINESS AND INDUSTRY

         Changes in China's macro economic, socio-political conditions or government policies could have a material adverse effect on our business and results of operations.

        All of our operations are located in China. Accordingly, our business, prospects, financial condition and results of operations are affected significantly by the political, economic and social climate in China and continuously by the economic performance of China as a whole.

        The Chinese economy is unique from the economies of most developed countries in many respects, the more salient aspects include the amount of government involvement, level of development, growth rate, control of foreign exchange and allocation of resources. Although the Chinese government has implemented measures emphasizing the utilization of market forces for economic reform, the reduction of state ownership of productive assets and the establishment of improved corporate governance in business enterprises, a substantial portion of productive assets in China is still state-owned. In addition, the Chinese government continues to play a significant role in regulating industry development by imposing industrial policies. The Chinese government also exercises significant control over China's economic growth through allocating resources, controlling payment of foreign currency-denominated obligations, setting the monetary policy, and determining the different levels of treatment accorded to different industries and companies in accordance with national development policy.

        While the Chinese economy has experienced significant growth over the past decades, the growth rate has had sporadic bursts, across geographically and among various sectors ad industries. The Chinese government has implemented various measures to encourage economic growth and guide the allocation of resources. Some of these measures may benefit the overall Chinese economy, but may have a negative effect on us. For example, our financial condition and results of operations may be adversely affected by government control over capital investments or changes in tax regulations. In addition, in the past the Chinese government has implemented certain measures, including interest rate increases, to control the pace of economic growth. These measures may cause decreased economic activity in China, and since 2012, China's economic growth has slowed down. Any prolonged slowdown in the Chinese economy may reduce the demand for our products and services and materially and adversely affect our business and results of operations.

         Uncertainties in the interpretation and enforcement of Chinese laws and regulations could limit the legal protections available to us.

        The PRC legal system is based on written statutes and prior court decisions have limited value as precedents. Since these laws and regulations are relatively new and the PRC legal system continues to rapidly evolve, the interpretations of many laws, regulations and rules are not always uniform and enforcement of these laws, regulations and rules involves uncertainties.

        In particular, PRC laws and regulations concerning the marketplace lending service industry are developing and evolving. Although we have taken measures to comply with the laws and regulations that are applicable to our business operations, including the regulatory principles raised by China Banking Regulatory Commission, or the CBRC, and avoid conducting any activities that may be deemed as illegal fund-raising, forming capital pool or providing guarantee to investors under the current applicable laws and regulations, the PRC government authority may promulgate new laws and regulations regulating the marketplace lending service industry in the future. We cannot assure you that our practices would not be deemed to violate any PRC laws or regulations relating to illegal fund-raising, forming capital pools or the provision of credit enhancement services. Moreover, developments in the marketplace lending service industry may lead to changes in PRC laws, regulations and policies or in the interpretation and application of existing laws, regulations and policies that may limit or restrict online consumer finance marketplaces like us, which could materially and adversely affect our business and operations. Furthermore, we cannot rule out the possibility that the PRC government will institute a licensing regime covering our industry at some point in the future. If such a licensing regime were introduced, we cannot assure you that we would be able to obtain any newly required license in a timely manner, or at all, which could materially and adversely affect our business and impede our ability to continue our operations.

        From time to time, we may have to resort to administrative and court proceedings to enforce our legal rights. However, since PRC administrative and court authorities have significant discretion in interpreting and implementing statutory and contractual terms, it may be more difficult to evaluate the outcome of administrative and court proceedings and the level of legal protection we enjoy than in more developed legal systems. Furthermore, the PRC legal system is based in part on government policies and internal rules (some of which are not published in a timely manner or at all) that may have retroactive effect. As a result, we may not be aware of our violation of these policies and rules until sometime after the violation. Such uncertainties, including uncertainty over the scope and effect of our contractual, property (including intellectual property) and procedural rights, could materially and adversely affect our business and impede our ability to continue our operations.

         Substantial uncertainties exist with respect to the enactment timetable, interpretation and implementation of draft PRC Foreign Investment Law and how it may impact the viability of our current corporate structure, corporate governance and business operations.

        The MOC published a discussion draft of the proposed Foreign Investment Law in January 2015 aiming to, upon its enactment, replace the trio of existing laws regulating foreign investment in China, namely, the Sino-foreign Equity Joint Venture Enterprise Law, the Sino-foreign Cooperative Joint Venture Enterprise Law and the Wholly Foreign-invested Enterprise Law, together with their implementation rules and ancillary regulations. The draft Foreign Investment Law embodies an expected PRC regulatory trend to rationalize its foreign investment regulatory regime in line with prevailing international practice and the legislative efforts to unify the corporate legal requirements for both foreign and domestic investments. The MOC is currently soliciting comments on this draft and substantial uncertainties exist with respect to its enactment timetable, interpretation and implementation. The draft Foreign Investment Law, if enacted as proposed, may materially impact the viability of our current corporate structure, corporate governance and business operations in many aspects.

        Among other things, the draft Foreign Investment Law expands the definition of foreign investment and introduces the principle of "actual control" in determining whether a company is considered a foreign-invested enterprise, or an FIE. The draft Foreign Investment Law specifically provides that entities established in China but "controlled" by foreign investors will be treated as FIEs. Once an entity is considered to be an FIE, it may be subject to the foreign investment restrictions or prohibitions set forth in a "negative list" to be separately issued by the State Council later. If an FIE proposes to conduct business in an industry subject to foreign investment "restrictions" in the "negative list," the FIE must go through a market entry clearance by the MOC before being established. If an FIE proposes to conduct business in an industry subject to foreign investment "prohibitions" in the "negative list," it must not engage in the business. However, an FIE that is subject to foreign investment "restrictions," upon market entry clearance, may apply in writing for being treated as a PRC domestic investment if it is ultimately "controlled" by PRC government authorities and its affiliates and/or PRC citizens. In this connection, "control" is broadly defined in the draft law to cover the following summarized categories: (i) holding 50% or more of the voting rights of the subject entity; (ii) holding less than 50% of the voting rights of the subject entity but having the power to secure at least 50% of the seats on the board or other equivalent decision making bodies, or having the voting power to exert material influence on the board, the shareholders' meeting or other equivalent decision making bodies; or (iii) having the power to exert decisive influence, via contractual or trust arrangements, over the subject entity's operations, financial matters or other key aspects of business operations. Once an entity is determined to be an FIE, it will be subject to the foreign investment restrictions or prohibitions set forth in a "negative list," to be separately issued by the State Council at a later date, if the FIE is engaged in an industry listed in the negative list. Unless the underlying business of the FIE falls within the negative list, which calls for market entry clearance by the MOC, prior approval from the government authorities as mandated by the existing foreign investment legal regime would no longer be required for establishment of the FIE.

        The "variable interest entity" structure, or VIE structure, has been adopted by many PRC-based companies, including us, to obtain necessary licenses and permits in the industries that are currently subject to foreign investment restrictions in China. See "—Risks Related to Our Relationship with Hexin Group and Our Corporate Structure" and "Our Corporate History and Structure." Under the draft Foreign Investment Law, variable interest entities that are controlled via contractual arrangement would also be deemed as FIEs, if they are ultimately "controlled" by foreign investors. Therefore, for any companies with a VIE structure in an industry category that is included in the "negative list" as restricted industry, the VIE structure may be deemed legitimate only if the ultimate controlling person(s) is/are of PRC nationality (either PRC companies or PRC citizens). Conversely, if the actual controlling person(s) is/are of foreign nationalities, then the variable interest entities will be treated as

FIEs and any operation in the industry category on the "negative list" without market entry clearance may be considered as illegal.

        It is uncertain whether we would be considered as ultimately controlled by Chinese parties. The draft Foreign Investment Law has not taken a position on what actions will be taken with respect to the companies currently employing a VIE structure, whether or not these companies are controlled by Chinese parties, while it is soliciting comments from the public on this point. In addition, it is uncertain whether the online consumer finance marketplace industry, in which our variable interest entity operates, will be subject to the foreign investment restrictions or prohibitions set forth in the "negative list" that is to be issued. If the enacted version of the Foreign Investment Law and the final "negative list" mandate further actions, such as MOC market entry clearance or certain restructuring of our corporate structure and operations, to be completed by companies with existing VIE structure like us, there may be substantial uncertainties as to whether we can complete these actions in a timely manner, or at all, and our business and financial condition may be materially and adversely affected.

        The draft Foreign Investment Law, if enacted as proposed, may also materially impact our corporate governance practice and increase our compliance costs. For instance, the draft Foreign Investment Law imposes stringent ad hoc and periodic information reporting requirements on foreign investors and the applicable FIEs. Aside from an investment implementation report and an investment amendment report that are required for each investment and alteration of investment specifics, an annual report is mandatory, and large foreign investors meeting certain criteria are required to report on a quarterly basis. Any company found to be non-compliant with these information reporting obligations may potentially be subject to fines and/or administrative or criminal liabilities, and the persons directly responsible may be subject to criminal liabilities.

         We may be adversely affected by the complexity, uncertainties and changes in PRC regulation of Internet-related businesses and companies, and any lack of requisite approvals, licenses or permits applicable to our business may have a material adverse effect on our business and results of operations.

        The PRC government extensively regulates the Internet industry, including foreign ownership of, and the licensing and permit requirements pertaining to, companies in the Internet industry. These Internet-related laws and regulations are relatively new and evolving, and their interpretation and enforcement involve significant uncertainties. As a result, in certain circumstances it may be difficult to determine what actions or omissions may be deemed to be in violation of applicable laws and regulations.

        We only have contractual control over our website. We do not directly own the website due to the restriction of foreign investment in businesses providing value-added telecommunication services in China, including Internet information provision services. This may significantly disrupt our business, subject us to sanctions, compromise enforceability of related contractual arrangements, or have other harmful effects on us.

        The evolving PRC regulatory system for the Internet industry may lead to the establishment of new regulatory agencies. For example, in May 2011, the State Council announced the establishment of a new department, the State Internet Information Office (with the involvement of the State Council Information Office, the Ministry of Industry and Information Technology, or the MIIT, and the Ministry of Public Security). The primary role of this new agency is to facilitate the policy-making and legislative development in this field, to direct and coordinate with the relevant departments in connection with online content administration and to deal with cross-ministry regulatory matters in relation to the Internet industry.

        In November 2016, the CBRC, the MIIT and the Industry and Commerce Administration Department, jointly issued the Guidance to the Administration of Filing and Registration of Online Lending Information Intermediaries, or the Guidance of Administration, which provides general filing rules for online lending intermediaries, and authorizes local financial regulators to make detailed implementation rules regarding filing procedures according to their local practices. Although the

Guidance of Administration has not been officially promulgated or launched, and may not be found from authorized source, it is generally accepted by the industry that it needs to be followed. See "Regulation—Regulations Relating to Online Consumer Lending." Since 2017, local financial regulators have been conducting thorough investigations and inspections of online lending intermediaries and require a rectification if any illegality is discovered. After local financing regulators have completed their investigation and examination, we may be permitted to submit a filing application.

        The recently published Guidelines to Promote the Healthy Growth of Internet Finance, or the Guidelines, require online lending platforms to use bank custodian accounts to hold lending capital, which is further emphasized in the Interim Measures for the Administration of Business Activities of Online Lending Information Intermediaries, or the Online Lending Information Intermediaries Measures. In addition, the Administrative Measures of Non-Bank Payments Institutions Network Payment Service, or the Administrative Measures, which became effective from July 1, 2016, prohibit payment institutions from opening payment accounts to engage in the lending business and also set ceilings for maximum deposits permitted into an account opened with a third-party payment agent. Negative publicity about us or third-party payment agents or the third-party payment marketplace finance industry in general may adversely affect investors' or borrowers' confidence and trust in the use of third-party payment agents to carry out payment functions in connection with the facilitation of loans on our online marketplace. On February 22, 2017, the CBRC released the Guidelines of the Operation of Depositing Online Lending Funds, or the Guidelines of Depositing Lending Funds, which provide detailed requirements for setting up a custodian account with a qualified bank and depositing online lending funds. See "Regulations—Regulations Relating to Online Consumer Lending." To the extent our current arrangements with Jiangxi Bank are deemed to be not in compliance with the Guidelines, the Administrative Measures, the Online Lending Information Intermediaries Measures and the Guidelines of Depositing Lending Funds or if changes to these arrangements are required by future rules or regulations, including those proposed in the Guidelines of Depositing Lending Funds, a material change to our business model may be required and our business may be materially and adversely impacted.

        Our online marketplace, operated by our consolidated variable interest entity, Hexin E-Commerce, may be deemed to be providing commercial Internet information services, which would require Hexin E-Commerce to obtain an ICP License. An ICP License is a value-added telecommunications business operating license required for provision of commercial Internet information services. See "Regulation—Regulations on Value-Added Telecommunication Services." Hexin E-Commerce, our PRC consolidated variable interest entity has obtained an ICP License as an Internet information provider. However, the Online Lending Information Intermediaries Measures require online lending information intermediaries to apply for telecommunication business operating licenses pursuant to the relevant provisions of the competent authorities of communications. As the detailed provision for such telecommunication business operating licenses has not been published, there is uncertainty as to which type of license is required for online lending information intermediaries. Furthermore, as we are providing mobile applications to mobile device users, it is uncertain if Hexin E-Commerce will be required to obtain a separate operating license in addition to the ICP License. Although we believe that not obtaining such separate license is in line with the current market practice, there can be no assurance that we will not be required to apply for an operating license for our mobile applications in the future.

        The Circular on Strengthening the Administration of Foreign Investment in and Operation of Value-added Telecommunications Business, issued by the MIIT in July 2006, prohibits domestic telecommunication service providers from leasing, transferring or selling telecommunications business operating licenses to any foreign investor in any form, or providing any resources, sites or facilities to any foreign investor for their illegal operation of a telecommunications business in China. According to this circular, either the holder of a value-added telecommunication services operation permit or its shareholders must directly own the domain names and trademarks used by such license holders in their provision of value-added telecommunication services. The circular also requires each license holder to have the necessary facilities, including servers, for its approved business operations and to maintain such facilities in the regions covered by its license. Hexin E-Commerce owns the relevant domain names in connection with our value-added telecommunications business and has the necessary personnel to operate our website. Hexin E-Commerce also currently owns the ICP License and certain trademarks. If an ICP License holder fails to comply with the requirements and also fails to remedy such non-compliance within a specified period of time, the MIIT or its local counterparts have the discretion to take administrative measures against such license holder, including revoking its ICP License. The current ICP License expires on September 4, 2019 and requires an annual check and renewal. If Hexin E-Commerce fails to observe the requirements for annual renewal, our business may be affected.

        The interpretation and application of existing PRC laws, regulations and policies and possible new laws, regulations or policies relating to the Internet industry have created substantial uncertainties regarding the legality of existing and future foreign investments in, and the businesses and activities of, Internet businesses in China, including our business. We cannot assure you that we have obtained all the permits or licenses required for conducting our business in China or will be able to maintain our existing licenses or obtain new ones. If the PRC government considers that we were operating without the proper approvals, licenses or permits or promulgates new laws and regulations that require additional approvals or licenses or imposes additional restrictions on the operation of any part of our business, it has the power, among other things, to levy fines, confiscate our income, revoke our business licenses, and require us to discontinue our relevant business or impose restrictions on the affected portion of our business. Any of these actions by the PRC government may have a material adverse effect on our business and results of operations.

         The laws and regulations governing the marketplace lending service industry in China are developing and evolving and subject to changes. If our practice is deemed to violate any PRC laws or regulations, our business, financial conditions and results of operations would be materially and adversely affected.

        Due to the relatively short history of the marketplace lending service industry in China, the regulatory framework governing our industry is under development by the PRC government. On July 18, 2015 the PBOC together with nine other PRC regulatory agencies jointly issued a series of policy measures applicable to the online marketplace lending service industry titled the Guidelines on Promoting the Healthy Development of Internet Finance, or the Guidelines. The Guidelines introduced formally for the first time the regulatory framework and basic principles for administering the marketplace lending service industry in China.

        The Guidelines call for active government support of China's Internet finance industry, including the online marketplace lending service industry, and clarify the division of responsibility among regulatory agencies. The Guidelines specify that the CBRC will have primary regulatory responsibility for the online marketplace lending service industry in China and state that online marketplace lending service providers should operate as information intermediaries and are prohibited from engaging in illegal fund-raising and providing "credit enhancement services," which we believe are generally perceived in the online marketplace lending industry to mean providing guarantees to investors in relation to the return of loan principal and interest. The Guidelines provide additional requirements for China's Internet finance industry, including the use of custodian accounts with qualified banks to hold customer funds as well as information disclosure requirements, among others. However, the Guidelines only set out the basic principles for promoting and administering the online marketplace lending service industry, and were not accompanied by any implementing rules. The Guidelines instead urge the relevant regulatory agencies to adopt implementing rules at the appropriate time.

        On August 17, 2016, CBRC, MIIT, PBOC and other relevant government authorities published Interim Measures for the Administration of Business Activities of Online Marketplace Lending Information Intermediaries, or the Online Lending Information Intermediaries Measures. The Online Lending Information Intermediaries Measures define the "online lending information intermediaries," or the Information Intermediaries, as financial information intermediaries that specialize in online marketplace lending information intermediary business. Such intermediaries provide such services as information collection, information release, credit assessment, information exchange, and match of lending, on the Internet as the primary channel to facilitate the direct lending between borrowers and lenders. Consistent with the Guidelines, the Online Lending Information Intermediaries Measures prohibit Information Intermediaries from providing "credit enhancement services" or creating "capital pools" and require, among other things, (i) that the Information Intermediary operating telecommunication services must apply for the relevant telecommunication licenses; (ii) that the Information Intermediary intending to provide online marketplace lending information agency services (excluding its subsidiaries and branches) must make the relevant filings and registrations with local financial regulatory authorities with which it is registered after obtaining business license; and (iii) that the name of Information Intermediary must contain the phrase "online marketplace lending information intermediary."

        The Online Lending Information Intermediaries Measures list the following businesses that an Information Intermediary must not, by itself or on behalf of a third party, participate in: (i) financing for themselves directly or in a disguised form; (ii) accepting, collecting or gathering funds of lenders directly or indirectly; (iii) providing security to lenders or promising break-even principals and interests directly or in a disguised form; (iv) publicizing or promoting financing projects on other physical premises other than such digital channels as the Internet, fixed-line telephone or mobile phone by themselves or upon entrustment or authorization of any third party; (v) making loans, unless otherwise stipulated by laws and regulations; (vi) splitting the term of any financing project; (vii) raising funds by issuing such financial products on their own as wealth management products, or selling bank wealth management products, assets management by securities traders, funds, insurance, trust products or other financial products on a commission basis; (viii) carrying out business similar to asset-backed securities or conducting the transfer of creditor's rights in the form of packaged assets, asset-backed securities, trust assets, and fund units; (ix) engaging in any form of mixture, bundling or agency with other institutions in investment, sale on a commission basis, brokerage etc., unless otherwise permitted by laws, regulations and relevant regulatory provisions on online marketplace lending; (x) making up or overstating the authenticity of financing projects and the prospect of profits, concealing flaws and risks in financing projects, publicizing or promoting in biased language or by other fraudulent means in a false and one-sided way, fabricating or spreading false or incomplete information to damage others' business reputation, or misleading lenders or borrowers; (xi) providing information intermediary services for those highly risky financing projects whose purpose is the investment in stock market, over-the-counter financing, futures contracts, structured products and other derivatives; (xii) engaging in equity-based crowd funding etc.; and (xiii) undertaking other activities prohibited by laws and regulations as well as relevant regulatory provisions on online marketplace lending.

        The Online Lending Information Intermediaries Measures also set out certain additional requirements applicable to Information Intermediaries on, among other things, the real-name registration of lenders and borrowers, the limitation of offline business of Information Intermediaries, the risk control, cyber and information security, the limit of fund collection period (up to 20 business days), allocation of charges, personal credit management, file management, lenders and borrowers protection, making decisions by Information Intermediaries on behalf of lenders, administration of electronic signatures and information disclosure.

        Any violation of the Online Lending Information Intermediaries Measures by an Information Intermediary after they come into effect, may subject such Information Intermediary to certain penalties as determined by applicable laws, and regulations, or by relevant government authorities if the applicable laws and regulations are silent on the penalties. The applicable penalties may include but not limited to, criminal liabilities, warning, rectification, tainted integrity record and fines up to RMB30,000 (US$4,425.2).

        According to the Online Lending Information Intermediaries Measures, we may have to adjust our operating practices. For instance, we may need to modify the existing or develop a new process for investors who wish to invest in our portfolio investments to ensure that all the investment decisions are made and confirmed by investors as required by the Online Lending Information Intermediaries Measures, which may in turn cause us to incur additional operating expenses. The enactment of the Online Lending Information Intermediaries Measures may also materially impact our corporate governance practice and increase our compliance costs.

        In addition to the Guidelines and the Online Lending Information Intermediaries Measures, there are certain other rules, laws and regulations relevant or applicable to the online marketplace lending service industry, including the PRC Contract Law, the General Principles of the Civil Law of the PRC, and related judicial interpretations promulgated by the Supreme People's Court. In November 2016, the CBRC, the MIIT and the Industry and Commerce Administration Department, jointly issued the Guidance of Administration, which provides the general filing rules for online lending intermediaries and delegates the filing authority to the local financial authorities. Although the Guidance of Administration has not been officially promulgated or launched, and may not be found from authorized source, it is generally accepted by the industry that it needs to be followed. See "Regulation—Regulations Relating to Online Consumer Lending." Since 2017, local financial regulators have been conducting investigations on the online lending intermediaries, and if we failed to be in full compliance with any regulations, we may be required to rectify mistakes within a certain period as stipulated in the rectification order of local financial regulators. After local financing regulators have completed their investigation and examination, we may be permitted to submit a filing application. On February 22, 2017, the CBRC released the Guidelines of Depositing Lending Funds, which provide detailed requirements for setting up a depository account with a qualified bank and depositing online lending funds. To the extent our current arrangements with Jiangxi Bank are deemed to be not in compliance with the Guidelines, the Administrative Measures, the Online Lending Information Intermediaries Measures and the Guidelines of Depositing Lending Funds or if changes to these arrangements are required by future rules or regulations, including those proposed in the Guidelines of Depositing Lending Funds, a material change to our business model may be required and our business may be materially and adversely impacted. See "Regulation—Regulations Relating to Online Consumer Lending." In accordance with the Guidelines and the Online Lending Information Intermediaries Measures, on August 23, 2017, the CBRC issued the Guidelines on the Information Disclosure of Business Activities by Online Lending Information Intermediaries, or the Disclosure Guidelines, which stipulate that consumer lending information intermediary platforms shall disclose relevant information on their websites and other Internet channels, and the Disclosure Guidelines have provided detailed requirements for such information disclosure. According to the Disclosure Guidelines, to the extent that consumer lending information intermediary platforms that have provided the services before the issuance of the Disclosure Guidelines are not in full compliance with the requirements, they are required to make rectification within a six-month rectification period starting from the date the Disclosure Guidelines was promulgated. For platforms that fail to make such rectification, sanctions could be imposed by the relevant regulatory departments, including but not limited to, supervision interview, warning letter, rectification, tainted integrity record, fines up to RMB30,000 (US$4,425), and criminal liabilities if the act constitutes a criminal offense. Since various detailed requirements of information disclosure are made by the Disclosure Guidelines, we may need to adjust or change our methods of information disclosure and content of information disclosed within the rectification period in order to fully comply with the Disclosure Guidelines. See "Regulation—Regulations Relating to Online Consumer Lending."

        To comply with existing rules, laws, regulations and governmental policies relating to the marketplace lending service industry, we have implemented various policies and procedures, which we believe set the best practice in the industry, including, without limitation, the following: (i) we do not use our own capital to invest in loans facilitated through our online marketplace; (ii) we do not commit to provide guarantees to investors under any agreement for the full return of loan principal and interest; (iii) we do not hold investors' funds and funds loaned through our platform are deposited into and settled by a third-party custodian account managed by a qualified bank, Jiangxi Bank; (iv) we have obtained the Internet information services license, or the ICP license, as an Internet information provider from the relevant local counterpart of the Ministry of Industry and Information Technology in accordance with applicable laws; (v) we fully disclose on our website all relevant information to investors and borrowers, such as disclosure to borrowers regarding interest rates, payment schedule, service fees, and other charges and penalties; and (vi) we have been making strong effort to maintain the security of our platform and the confidentiality of the information provided and utilized across our platform. However, due to the lack of detailed rules and the fact that the rules, laws and regulations are expected to continue to evolve in this newly emerging industry, we cannot be certain that our existing practices would not be deemed to violate any existing or future rules, laws and regulations.

        In particular, we cannot rule out the possibility that some of the services we provide to investors, such as the portfolio investment, might be viewed as not being in full compliance. We match multiple investors with multiple approved borrowers, which goes beyond the simple one-to-one matching between investors and borrowers and could be viewed as violating some of these requirements.

        Moreover, although the Guidelines prohibit online marketplace lending service providers from providing "credit enhancement services", it is uncertain how the "credit enhancement services" mentioned in the Guidelines will be interpreted due to the lack of detailed implementing rules in the Guidelines. However, given the prohibition by the Online Lending Information Intermediaries Measures on providing security or guarantee of principals and interests to lenders, we believe it is generally perceived in the online marketplace lending industry to mean providing guarantees to investors in relation to the return of loan principal and interest. Under our risk reserve liability arrangement, if a loan is delinquent for a certain period of time, we may withdraw a sum from the risk reserve to repay investors the principal and accrued interest for the defaulted loan unless the risk reserve is depleted. Although the purpose of the risk reserve liability policy is to limit investor losses due to borrower defaults and not to provide investors with guarantees in relation to the return of loan principal and interest, we cannot rule out the possibility that our past risk reserve liability model or any variations thereof might be viewed by the PRC regulatory bodies as providing, to a certain extent, a form of guarantee or otherwise a form of "credit enhancement service" prohibited under the Guidelines. Furthermore, if the risk reserve liability policy is viewed by the PRC regulatory bodies as providing a form of guarantee, under the Provisions on Several Issues Concerning Laws Applicable to Trials of Private Lending Cases, or the Private Lending Judicial Interpretations, issued by the Supreme People's Court on August 6, 2015 and being effective on September 1, 2015, if requested by the investor with the court, we may be required to assume the obligations as to the defaulted loan as a guarantor. For a summary of the Private Lending Judicial Interpretations, see "Regulation—Regulations Relating to Online Consumer Lending—Regulations on Loans between Individuals."

        In order to continue to attract new and retain existing investors and to remain consistent with the current industry practice in China, we transitioned from the risk reserve liability policy to a third-party insurance arrangement whereby Changan Insurance enters into an insurance policy with each investor to insure against borrower default. Subject to the terms and limits in the insurance policy, investors can fully recover their outstanding principal and accrued interest in the event of loan default. We intend to continue this practice for the foreseeable future. However, as the industry continues to evolve and becomes more sophisticated and our business develops, we may revisit our policy or the terms on which we offer protection to investors over borrower default risk. Furthermore, we cannot assure you that the cooperation with Changan Insurance thereof will not be viewed by the PRC regulatory authorities as providing, a form of guarantee or otherwise a form of "credit enhancement service" prohibited under the Guidelines.

        As of the date of this prospectus, we have not been subject to any material fines or other penalties under any PRC laws or regulations including those governing the marketplace lending service industry in China. The Guidelines do not set out the liabilities that will be imposed on the service providers who fail to comply with the principles and requirements contained thereunder, nor do other applicable rules, laws and regulations contain specific liability provisions especially as to the marketplace lending platform or similar online marketplace like us. However, if our practice is deemed to violate any rules, laws or regulations, we may face injunctions, including orders to cease illegal activities, and may be exposed to other penalties as determined by the relevant government authorities as well. If such situations occur, our business, financial condition and prospects would be materially and adversely affected. In addition, given the evolving regulatory environment in which we operate, we cannot rule out the possibility that the PRC government will institute a licensing regime covering our industry. If such a licensing regime were introduced, we cannot assure you that we would be able to obtain any newly required license in a timely manner, or at all, which could materially and adversely affect our business and impede our ability to continue our operations.

         Any failure by us or our third-party service providers to comply with applicable anti-money laundering laws and regulations could damage our reputation.

        In cooperation with Jiangxi Bank, we have adopted various policies and procedures, such as internal controls and "know-your-customer" procedures, for anti-money laundering purposes. In addition, we rely on Jiangxi Bank and may in the future, rely on other third-party service providers, in particular the custody banks and payment agents that handle the transfer of funds between borrowers and lenders, to have their own appropriate anti-money laundering policies and procedures. Custody banks and payment agents are subject to anti-money laundering obligations under applicable anti-money laundering laws and regulations and are regulated in that respect by the PBOC. If any of our third-party service provides fail to comply with applicable anti-money laundering laws and regulations, our reputation could suffer and we could become subject to regulatory intervention, which could have a material adverse effect on our business, financial condition and results of operations. Any negative perception of the industry, such as that arises from any failure of other consumer finance marketplaces to detect or prevent money laundering activities, even if factually incorrect or based on isolated incidents, could compromise our image or undermine the trust and credibility we have established.

        The Guidelines jointly released by ten PRC regulatory agencies in July 2015 purport, among other things, to require Internet finance service providers, including online lending platforms, to comply with certain anti-money laundering requirements, including the establishment of a customer identification program, the monitoring and reporting of suspicious transactions, the preservation of customer information and transaction records, and the provision of assistance to the public security department and judicial authority in investigations and proceedings in relation to anti-money laundering matters. The PBOC will formulate implementing rules to further specify the anti-money laundering obligations of Internet finance service providers. We cannot assure you that the anti-money laundering policies and procedures we have adopted will be effective in protecting our marketplace from being exploited for money laundering purposes or will be deemed to be in compliance with applicable anti-money laundering implementing rules if and when adopted.

         The facilitation of loans through our marketplace could give rise to liabilities under PRC laws and regulations that prohibit illegal fundraising.

        PRC laws and regulations prohibit persons and companies from raising funds through advertising to the public a promise to repay premium or interest payments over time through payments in cash or in kind except with the prior approval of the applicable government authorities. Failure to comply with these laws and regulations may result in penalties imposed by the PBOC, the Administration for Industry and Commerce, or AIC, and other governmental authorities, and can lead to civil or criminal lawsuits.

        To date, our marketplace has not been subject to any fines or other penalties under any PRC laws and regulations that prohibit illegal fundraising. Our marketplace only acts as a service provider in the facilitation of loans between borrowers and investors, and in this capacity, we do not raise funds or promise repayment of premium or interest obligations. Nevertheless, considerable uncertainties exist with respect to the PBOC, AIC and other governmental authorities' interpretations of the fundraising-related laws and regulations. While our agreements with investors require investors to guarantee the legality of all funds from investors, we do not verify the source of investors' funds separately, and therefore, to the extent that investors' funds are obtained through illegal fundraising, we may be negligently liable as a facilitator of illegal fundraising. In addition, while our loan agreements contain provisions that require borrowers to use the proceeds for purposes listed in their loan applications, we do not monitor the borrowers' use of funds on an on-going basis, and therefore, to the extent that borrowers use proceeds from the loans for illegal activities, we may be negligently liable as a facilitator of an illegal use. Although we have designed and implemented procedures to identify and eliminate instances of fraudulent conduct on our marketplace, as the number of borrowers and investors on our platform increases, we may not be able to identify all fraudulent conduct that may violate illegal fundraising laws and regulations.

         The facilitation of loans through our marketplace could give rise to liabilities under PRC laws and regulations that prohibit unauthorized public offerings.

        The PRC Securities Law stipulates that no organization or individual is permitted to issue securities for public offering without obtaining prior approval in accordance with the provisions of the law. The following offerings are deemed the be public offerings under the PRC Securities Law: (i) offering of securities to non- specific targets; (ii) offering of securities to more than 200 specific targets; and (iii) other offerings provided by the laws and administrative regulations. Additionally, private offerings of securities shall not be carried out through advertising, open solicitation and disguised publicity campaigns. If any transaction between one borrower and multiple investors on our marketplace is identified as a public offering by PRC government authorities, we may be subject to sanctions under PRC laws and our business may be adversely affected.

         We rely on dividends and other distributions on equity paid by our PRC subsidiary to fund any cash and financing requirements we may have, and any limitation on the ability of our PRC subsidiary to make payments to us could have a material adverse effect on our ability to conduct our business.

        We are a holding company, and we rely on dividends and other distributions on equity paid by our PRC subsidiary for our cash and financing requirements, including the funds necessary to pay dividends and other cash distributions to our shareholders and service any debt we may incur. If our PRC subsidiary incur debt on their own behalf in the future, the instruments governing the debt may restrict their ability to pay dividends or make other distributions to us. In addition, the PRC tax authorities may require Hexin Yongheng to adjust its taxable income under the contractual arrangements it currently has in place with our consolidated variable interest entity in a manner that would materially and adversely affect its ability to pay dividends and other distributions to us. See "—Risks Related to Our Relationship with Hexin Group and Our Corporate Structure—Our contractual arrangements with the variable interest entity may be subject to additional taxes, which would adversely affect our financials and your investment."

        Under PRC laws and regulations, our PRC subsidiary, as a wholly foreign-owned enterprise in China, may pay dividends only out of their respective accumulated after-tax profits as determined in accordance with PRC accounting standards and regulations. In addition, a wholly foreign-owned enterprise is required to set aside at least 10% of its accumulated after-tax profits each year, if any, to fund certain statutory reserve funds, until the aggregate amount of such funds reaches 50% of its registered capital. At its discretion, a wholly foreign-owned enterprise may allocate a portion of its after-tax profits based on PRC accounting standards to staff welfare and bonus funds. These reserve funds and staff welfare and bonus funds are not distributable as cash dividends.

        Any limitation on the ability of our PRC subsidiary to pay dividends or make other distributions to us could materially and adversely limit our ability to grow, make investments or acquisitions that could be beneficial to our business, pay dividends, or otherwise fund and conduct our business. See also "—If we are classified as a PRC resident enterprise for PRC income tax purposes, such classification could result in unfavorable tax consequences to us and our non-PRC shareholders or ADS holders."

         PRC regulation of loans to and direct investment in PRC entities by offshore holding companies and governmental control of currency conversion may delay or prevent us from using the proceeds of this offering and the concurrent private placement to make loans to or make additional capital contributions to our PRC subsidiary, which could materially and adversely affect our liquidity and our ability to fund and expand our business.

        Under PRC laws and regulations, we are permitted to utilize the proceeds from this offering and the concurrent private placement to fund our PRC subsidiary by making loans to or additional capital contributions to our PRC subsidiary, subject to applicable government registration and approval requirements.

        Any loans to our PRC subsidiary, which are treated as foreign-invested enterprises under PRC laws, are subject to PRC regulations and foreign exchange loan registrations. For example, loans by us to our PRC subsidiary to finance their activities cannot exceed statutory limits and must be registered with the local counterpart of the State Administration of Foreign Exchange, or SAFE. The statutory limit for the total amount of foreign debts of a foreign-invested company is the difference between the amount of total investment as approved by the MOC or its local counterpart and the amount of registered capital of such foreign-invested company.

        We may also decide to finance our PRC subsidiary by means of capital contributions. These capital contributions must be approved by the MOC or its local counterpart. In addition, SAFE issued a circular in September 2008, SAFE Circular 142, regulating the conversion by a foreign-invested enterprise of foreign currency registered capital into RMB by restricting how the converted RMB may be used. SAFE Circular 142 provides that the RMB capital converted from foreign currency registered capital of a foreign-invested enterprise may only be used for purposes within the business scope approved by the applicable government authority and unless otherwise provided by law, may not be used for equity investments within the PRC. Although on July 4, 2014, the SAFE issued the Circular of the SAFE on Relevant Issues Concerning the Pilot Reform in Certain Areas of the Administrative Method of the Conversion of Foreign Exchange Funds by Foreign-invested Enterprises, or SAFE Circular 36, which launched a pilot reform of the administration of the settlement of the foreign exchange capitals of foreign-invested enterprises in certain designated areas from August 4, 2014 and some of the restrictions under SAFE Circular 142 will not apply to the settlement of the foreign exchange capitals of the foreign-invested enterprises established within the designate areas and such enterprises mainly engaging in investment are allowed to use its RMB capital converted from foreign exchange capitals to make equity investment, our PRC subsidiary is not established within the designated areas. On March 30, 2015, SAFE promulgated Circular 19, to expand the reform nationwide. Circular 19 came into force and replaced both Circular 142 and Circular 36 on June 1, 2015. Circular 19 allows foreign-invested enterprises to make equity investments by using RMB fund converted from foreign exchange capital. However, Circular 19 continues to prohibit foreign-invested enterprises from, among other things, using RMB fund converted from its foreign exchange capitals for expenditure beyond its business scope, providing entrusted loans or repaying loans between non-financial enterprises. On June 9, 2016, the SAFE promulgated Circular 16, which expands the application scope from only the capital of the foreign-invested enterprises to the capital, the foreign debt funds and the funds from oversea public offerings. Also, Circular 16 allows enterprises to use their foreign exchange capitals under their capital account as stipulated by the relevant laws and regulations. In addition, SAFE strengthened its oversight of the flow and use of the RMB capital converted from foreign currency registered capital of a foreign-invested company. The use of such RMB capital may not be altered without SAFE's approval, and such RMB capital may not in any case be used to repay RMB loans if the proceeds of such loans have not been used. Violations of these Circulars could result in severe monetary or other penalties. These circulars may significantly limit our ability to use RMB converted from the net proceeds of this offering and the concurrent private placement to fund the establishment of new entities in China by our PRC subsidiary, to invest in or acquire any other PRC companies through our PRC subsidiary, or to establish new variable interest entities in the PRC.

        In light of the various requirements imposed by PRC regulations on loans to and direct investment in PRC entities by offshore holding companies, we cannot assure you that we will be able to complete the necessary government registrations or obtain the necessary government approvals on a timely basis, if at all, with respect to future loans to our PRC subsidiary or future capital contributions by us to our PRC subsidiary. If we fail to complete such registrations or obtain such approvals, our ability to use the proceeds we expect to receive from this offering and the concurrent private placement and to capitalize or otherwise fund our PRC operations may be negatively affected, which could materially and adversely affect our liquidity and our ability to fund and expand our business.

         We may be subject to liabilities imposed by relevant governmental regulations due to the personal data and other confidential information of borrowers, investors and our offline cooperation partner which we collect or are provided access to.

        There are numerous laws regarding privacy and the storing, sharing, use, disclosure and protection of personally identifiable information and user data. We receive, transmit and store a large volume of personally identifiable information and other confidential data from borrowers, investors and our offline cooperation partner. Specifically, personally identifiable and other confidential information is increasingly subject to legislation and regulations in numerous domestic and international jurisdictions, the intent of which is to protect the privacy of personal information that is collected, processed and transmitted in or from the governing jurisdiction. This regulatory framework for privacy issues in China and worldwide is currently evolving and is likely to remain uncertain for the foreseeable future. In addition, there may be limits on the cross-border transmission of user data even to the extent that such transmission is within our company. We could be adversely affected if legislation or regulations are expanded to require changes in business practices or privacy policies, or if governing jurisdictions interpret or implement their legislation or regulations in ways that negatively affect our business, financial condition and results of operations. In addition to laws, regulations and other applicable rules regarding privacy and privacy advocacy, industry groups or other private parties may propose new and different privacy standards. Because the interpretation and application of privacy and data protection laws and privacy standards are still uncertain, it is possible that these laws or privacy standards may be interpreted and applied in a manner that is inconsistent with our practices. Any inability to adequately address privacy concerns, even if unfounded, or to comply with applicable privacy or data protection laws, regulations and privacy standards, could result in additional cost and liability for us, damage our reputation, inhibit the use of our platform and harm our business.

         Fluctuations in exchange rates could have a material adverse effect on our results of operations and the value of your investment.

        Substantially all of our revenues and expenditures are denominated in RMB, whereas our reporting currency is the U.S. dollar. As a result, fluctuations in the exchange rate between the U.S. dollar and RMB will affect the relative purchasing power in RMB terms of our U.S. dollar assets and the proceeds from this offering. Our reporting currency is the U.S. dollar while the functional currency for our PRC subsidiary and consolidated variable interest entity is RMB. Gains and losses from the remeasurement of assets and liabilities that are receivable or payable in RMB are included in our consolidated statements of operations. The remeasurement has caused the U.S. dollar value of our results of operations to vary with exchange rate fluctuations, and the U.S. dollar value of our results of operations will continue to vary with exchange rate fluctuations. A fluctuation in the value of RMB relative to the U.S. dollar could reduce our profits from operations and the translated value of our net assets when reported in U.S. dollars in our financial statements. This could have a negative impact on our business, financial condition or results of operations as reported in U.S. dollars. If we decide to convert our RMB into U.S. dollars for the purpose of making payments for dividends on our ordinary shares or for other business purposes, appreciation of the U.S. dollar against the RMB would have a negative effect on the U.S. dollar amount available to us. In addition, fluctuations in currencies relative to the periods in which the earnings are generated may make it more difficult to perform period-to-period comparisons of our reported results of operations.

        The value of the RMB against the U.S. dollar and other currencies is affected by, among other things, changes in China's political and economic conditions and China's foreign exchange policies. On July 21, 2005, the PRC government changed its decade-old policy of pegging the value of the RMB to the U.S. dollar, and the RMB appreciated more than 20% against the U.S. dollar over the following three years. However, the PBOC regularly intervenes in the foreign exchange market to limit fluctuations in RMB exchange rates and achieve policy goals. During the period between July 2008 and June 2010, the exchange rate between the RMB and the U.S. dollar had been stable and traded within a narrow range. However, the RMB fluctuated significantly during that period against other freely traded currencies, in tandem with the U.S. dollar. Since June 2010, the RMB has started to slowly appreciate against the U.S. dollar, though there have been periods when the U.S. dollar has appreciated against the RMB. On August 11, 2015, the PBOC allowed the RMB to depreciate by approximately 2% against the U.S. dollar. It is difficult to predict how long such depreciation of RMB against the U.S. dollar may last and when and how the relationship between the RMB and the U.S. dollar may change again.

        There remains significant international pressure on the PRC government to adopt a flexible currency policy. Any significant appreciation or depreciation of the RMB may materially and adversely affect our revenues, earnings and financial position, and the value of, and any dividends payable on, our ADSs in U.S. dollars. For example, to the extent that we need to convert U.S. dollars we receive from this initial public offering into RMB to pay our operating expenses, appreciation of the RMB against the U.S. dollar would have an adverse effect on the RMB amount we would receive from the conversion. Conversely, a significant depreciation of the RMB against the U.S. dollar may significantly reduce the U.S. dollar equivalent of our earnings, which in turn could adversely affect the price of our ADSs.

        Very limited hedging options are available in China to reduce our exposure to exchange rate fluctuations. To date, we have not entered into any hedging transactions in an effort to reduce our exposure to foreign currency exchange risk. While we may decide to enter into hedging transactions in the future, the availability and effectiveness of these hedges may be limited and we may not be able to adequately hedge our exposure or at all. In addition, our currency exchange losses may be magnified by PRC exchange control regulations that restrict our ability to convert RMB into foreign currency. As a result, fluctuations in exchange rates may have a material adverse effect on your investment.

         Governmental control of currency conversion may limit our ability to utilize our net revenues effectively and affect the value of your investment.

        The PRC government imposes controls on the convertibility of the RMB into foreign currencies and, in certain cases, the remittance of currency out of China. We receive substantially all of our net revenues in RMB. Under our current corporate structure, our company in the Cayman Islands relies on dividend payments from our PRC subsidiary to fund any cash and financing requirements we may have. Under existing PRC foreign exchange regulations, payments of current account items, such as profit distributions and trade and service-related foreign exchange transactions, can be made in foreign currencies without prior approval from SAFE by complying with certain procedural requirements. Therefore, our PRC subsidiary are able to pay dividends in foreign currencies to us without prior approval from SAFE, subject to the condition that the remittance of such dividends outside of the PRC complies with certain procedures under PRC foreign exchange regulation, such as the overseas investment registrations by the beneficial owners of our company who are PRC residents. But approval from or registration with appropriate government authorities is required where RMB is to be converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of loans denominated in foreign currencies. The PRC government may also at its discretion restrict access in the future to foreign currencies for current account transactions. If the foreign exchange control system prevents us from obtaining sufficient foreign currencies to satisfy our foreign currency demands, we may not be able to pay dividends in foreign currencies to our shareholders, including holders of our ADSs.

         Failure to make adequate contributions to various employee benefit plans as required by PRC regulations may subject us to penalties.

        We are required under PRC laws and regulations to participate in various government sponsored employee benefit plans, including certain social insurance, housing funds and other welfare-oriented payment obligations, and contribute to the plans in amounts equal to certain percentages of salaries, including bonuses and allowances, of our employees up to a maximum amount specified by the local government from time to time at locations where we operate our businesses. The requirement of employee benefit plans has not been implemented consistently by the local governments in China given the different levels of economic development in different locations. We have not made adequate employee benefit payments. We may be required to make up the contributions for these plans as well as to pay late fees and fines. If we are subject to late fees or fines in relation to the underpaid employee benefits, our financial condition and results of operations may be adversely affected.

         The approval of the China Securities Regulatory Commission may be required in connection with this offering under a regulation adopted in August 2006, as amended, and, if required, we cannot predict whether we will be able to obtain such approval.

        The Regulations on Mergers and Acquisitions of Domestic Companies by Foreign Investors, or the M&A Rules, adopted by six PRC regulatory agencies in August 2006 and amended in 2009, requires an overseas special purpose vehicle formed for listing purposes through acquisitions of PRC domestic companies and controlled by PRC companies or individuals to obtain the approval of the China Securities Regulatory Commission, or the CSRC, prior to the listing and trading of such special purpose vehicle's securities on an overseas stock exchange. In September 2006, the CSRC published a notice on its official website specifying documents and materials required to be submitted to it by a special purpose vehicle seeking CSRC approval of its overseas listings. The application of the M&A Rules remains unclear.

        Our PRC counsel, Han Kun Law Offices, has advised us based on their understanding of the current PRC laws, rules and regulations that the CSRC's approval is not required for the listing and trading of our ADSs on the NASDAQ Global Market in the context of this offering, given that:

  •
  we establish our PRC subsidiary, Hexin Yongheng, by means of direct investment rather than by merger with or acquisition of PRC domestic companies; and

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  no explicit provision in the M&A Rules classifies the respective contractual arrangements between Hexin Yongheng and Hexin E-Commerce and its shareholders as a type of acquisition transaction falling under the M&A Rules.

        However, there remains some uncertainty as to how the M&A Rules will be interpreted or implemented in the context of an overseas offering and the CSRC's opinions summarized above are subject to any new laws, rules and regulations or detailed implementations and interpretations in any form relating to the M&A Rules. We cannot assure you that relevant PRC government agencies, including the CSRC, would reach the same conclusion as we do. If the CSRC or any other PRC regulatory agencies subsequently determines that we need to obtain the CSRC's approval for this offering or if the CSRC or any other PRC government agencies promulgates any interpretation or implements rules before our listing that would require us to obtain CSRC or other governmental approvals for this offering, we may face adverse actions or sanctions by the CSRC or other PRC regulatory agencies. Sanctions may include fines and penalties on our operations in the PRC, limitations on our operating privileges in the PRC, delays in or restrictions on the repatriation of the proceeds from this offering into the PRC, restrictions on or prohibition of the payments or remittance of dividends by our PRC subsidiary, or other actions that could have a material adverse effect on our business, financial condition, results of operations, reputation and prospects, as well as the trading price of our ADSs. The CSRC or other PRC regulatory agencies may also take actions requiring us, or making it advisable for us, to halt this offering before the settlement and delivery of the ADSs that we are offering. Consequently, if you engage in market trading or other activities in anticipation of and prior to the settlement and delivery of the ADSs we are offering, you would be doing so at the risk that the settlement and delivery may not occur. In addition, if the CSRC or other PRC regulatory agencies later promulgate new rules or explanations requiring that we obtain their approvals for this offering, we may be unable to obtain a waiver of such approval requirements, if and when procedures are established to obtain such a waiver. Any uncertainties and/or negative publicity regarding such approval requirement could have a material adverse effect on the trading price of the ADSs.

         The M&A Rules and certain other PRC regulations establish complex procedures for some acquisitions of Chinese companies by foreign investors, which could make it more difficult for us to pursue growth through acquisitions in China.

        The M&A Rules discussed in the preceding risk factor and some other regulations and rules concerning mergers and acquisitions established additional procedures and requirements that could make merger and acquisition activities by foreign investors more time consuming and complex, including requirements in some instances that the MOC be notified in advance of any change-of-control transaction in which a foreign investor takes control of a PRC domestic enterprise. Moreover, the Anti-Monopoly Law requires that the MOC shall be notified in advance of any concentration of undertaking if certain thresholds are triggered. In addition, the security review rules issued by the MOC that became effective in September 2011 specify that mergers and acquisitions by foreign investors that raise "national defense and security" concerns and mergers and acquisitions through which foreign investors may acquire de facto control over domestic enterprises that raise "national security" concerns are subject to strict review by the MOC, and the rules prohibit any activities attempting to bypass a security review, including by structuring the transaction through a proxy or contractual control arrangement. In the future, we may grow our business by acquiring complementary businesses. Complying with the requirements of the above-mentioned regulations and other relevant rules to complete such transactions could be time consuming, and any required approval processes, including obtaining approval from the MOC or its local counterparts may delay or inhibit our ability to complete such transactions, which could affect our ability to expand our business or maintain our market share.

         PRC regulations relating to offshore investment activities by PRC residents may limit our PRC subsidiary' ability to increase their registered capital or distribute profits to us or otherwise expose us or our PRC resident beneficial owners to liability and penalties under PRC law.

        SAFE promulgated the Circular on Relevant Issues Relating to Domestic Resident's Investment and Financing and Roundtrip Investment through Special Purpose Vehicles, or SAFE Circular 37, in July 2014 that requires PRC residents or entities to register with SAFE or its local branch in connection with their establishment or control of an offshore entity established for the purpose of overseas investment or financing. In addition, such PRC residents or entities must update their SAFE registrations when the offshore special purpose vehicle undergoes material events relating to any change of basic information (including change of such PRC citizens or residents, name and operation term), increases or decreases in investment amount, transfers or exchanges of shares, or mergers or divisions. SAFE Circular 37 is issued to replace the Notice on Relevant Issues Concerning Foreign Exchange Administration for PRC Residents Engaging in Financing and Roundtrip Investments via

Overseas Special Purpose Vehicles, or SAFE Circular 75. SAFE promulgated the Notice on Further Simplifying and Improving the Administration of the Foreign Exchange Concerning Direct Investment in February 2015, which took effect on June 1, 2015. This notice has amended SAFE Circular 37 requiring PRC residents or entities to register with qualified banks rather than SAFE or its local branch in connection with their establishment or control of an offshore entity established for the purpose of overseas investment or financing.

        If our shareholders who are PRC residents or entities do not complete their registration as required, our PRC subsidiary may be prohibited from distributing their profits and proceeds from any reduction in capital, share transfer or liquidation to us, and we may be restricted in our ability to contribute additional capital to our PRC subsidiary. Moreover, failure to comply with the SAFE registration described above could result in liability under PRC laws for evasion of applicable foreign exchange restrictions.

        All of our shareholders who directly or indirectly hold shares in our Cayman Islands holding company and who are known to us as being PRC residents have completed the foreign exchange registrations required in connection with our recent corporate restructuring.

        However, we may not be informed of the identities of all the PRC residents or entities holding direct or indirect interest in our company, nor can we compel our beneficial owners to comply with SAFE registration requirements. As a result, we cannot assure you that all of our shareholders or beneficial owners who are PRC residents or entities have complied with, and will in the future make or obtain any applicable registrations or approvals required by, SAFE regulations. Failure by such shareholders or beneficial owners to comply with SAFE regulations, or failure by us to amend the foreign exchange registrations of our PRC subsidiary, could subject us to fines or legal sanctions, restrict our overseas or cross-border investment activities, limit our PRC subsidiary' ability to make distributions or pay dividends to us or affect our ownership structure, which could adversely affect our business and prospects.

         Any failure to comply with PRC regulations regarding the registration requirements for employee stock incentive plans may subject the PRC plan participants or us to fines and other legal or administrative sanctions.

        In February 2012, SAFE promulgated the Notices on Issues Concerning the Foreign Exchange Administration for Domestic Individuals Participating in Stock Incentive Plan of Overseas Publicly-Listed Company, replacing earlier rules promulgated in March 2007. Pursuant to these rules, PRC citizens and non-PRC citizens who reside in China for a continuous period of not less than one year who participate in any stock incentive plan of an overseas publicly listed company, subject to a few exceptions, are required to register with SAFE through a domestic qualified agent, which could be the PRC subsidiary of such overseas listed company, and complete certain other procedures. In addition, an overseas entrusted institution must be retained to handle matters in connection with the exercise or sale of stock options and the purchase or sale of shares and interests. We and our executive officers and other employees who are PRC citizens or who have resided in the PRC for a continuous period of not less than one year and who have been granted options or other awards will be subject to these regulations when our company becomes an overseas listed company upon the completion of this offering. Failure to complete the SAFE registrations may subject them to fines and legal sanctions and may also limit our ability to contribute additional capital into our PRC subsidiary and limit our PRC subsidiary' ability to distribute dividends to us. We also face regulatory uncertainties that could restrict our ability to adopt additional incentive plans for our directors, executive officers and employees under PRC law. See "Regulation—Regulations on Stock Incentive Plans."

         If we are classified as a PRC resident enterprise for PRC income tax purposes, such classification could result in unfavorable tax consequences to us and our non-PRC shareholders or ADS holders.

        Under the EIT Law and its implementation rules, an enterprise established outside of the PRC with a "de facto management body" within the PRC is considered a resident enterprise and will be subject to the enterprise income tax on its global income at the rate of 25%. The implementation rules define the term "de facto management body" as the body that exercises full and substantial control over and overall management of the business, productions, personnel, accounts and properties of an enterprise. In April 2009, the State Administration of Taxation, or the SAT, issued a circular, known as Circular 82, which provides certain specific criteria for determining whether the "de facto management body" of a PRC-controlled enterprise that is incorporated offshore is located in China. Although this circular only applies to offshore enterprises controlled by PRC enterprises or PRC enterprise groups, not those controlled by PRC individuals or foreigners like us, the criteria set forth in Circular 82 may reflect the SAT's general position on how the "de facto management body" test should be applied in determining the tax resident status of all offshore enterprises. According to Circular 82, an offshore incorporated enterprise controlled by a PRC enterprise or a PRC enterprise group will be regarded as a PRC tax resident by virtue of having its "de facto management body" in China and will be subject to PRC enterprise income tax on its global income only if all of the following conditions are met: (i) the primary location of the day-to-day operational management is in the PRC; (ii) decisions relating to the enterprise's financial and human resource matters are made or are subject to approval by organizations or personnel in the PRC; (iii) the enterprise's primary assets, accounting books and records, company seals, and board and shareholder resolutions, are located or maintained in the PRC; and (iv) at least 50% of voting board members or senior executives habitually reside in the PRC.

        We believe none of our entities outside of China is a PRC resident enterprise for PRC tax purposes. See "Taxation—People's Republic of China Taxation." However, the tax resident status of an enterprise is subject to determination by the PRC tax authorities and uncertainties remain with respect to the interpretation of the term "de facto management body." As substantially all of our management members are based in China, it remains unclear how the tax residency rule will apply to our case. If the PRC tax authorities determine that we or any of our subsidiaries outside of China is a PRC resident enterprise for PRC enterprise income tax purposes, then we or such subsidiary could be subject to PRC tax at a rate of 25% on its world-wide income, which could materially reduce our net income. In addition, we will also be subject to PRC enterprise income tax reporting obligations. Furthermore, if the PRC tax authorities determine that we are a PRC resident enterprise for enterprise income tax purposes, dividends we pay to non-PRC holders may be subject to PRC withholding tax, and gains realized on the sale or other disposition of ADSs or ordinary shares may be subject to PRC tax, at a rate of 10% in the case of non-PRC enterprises or 20% in the case of non-PRC individuals (in each case, subject to the provisions of any applicable tax treaty), if such dividends or gains are deemed to be from PRC sources. It is unclear whether non-PRC shareholders of our company would be able to claim the benefits of any tax treaties between their country of tax residence and the PRC in the event that we are treated as a PRC resident enterprise. Any such tax may reduce the returns on your investment in the ADSs.

         We may not be able to obtain certain benefits under relevant tax treaty on dividends paid by our PRC subsidiary to us through our Hong Kong subsidiary.

        We are a holding company incorporated under the laws of the Cayman Islands and as such rely on dividends and other distributions on equity from our PRC subsidiary to satisfy part of our liquidity requirements. Pursuant to the EIT Law, a withholding tax rate of 10% currently applies to dividends paid by a PRC "resident enterprise" to a foreign enterprise investor, unless any such foreign investor's jurisdiction of incorporation has a tax treaty with China that provides for preferential tax treatment. Pursuant to the Arrangement between the Mainland China and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation and Tax Evasion on Income, or the Double Tax

Avoidance Arrangement, such withholding tax rate may be lowered to 5% if a Hong Kong resident enterprise owns at least 25% of a PRC enterprise. Pursuant to the Notice of the State Administration of Taxation on the Issues concerning the Application of the Dividend Clauses of Tax Agreements, or Circular 81, the 5% withholding tax rate does not automatically apply and certain requirements must be satisfied, including without limitation that (a) the Hong Kong enterprise must be the beneficial owner of the relevant dividends; and (b) the Hong Kong enterprise must directly hold at least 25% share ownership in the PRC enterprise during the 12 consecutive months preceding its receipt of the dividends. However, a transaction or arrangement entered into for the primary purpose of enjoying a favorable tax treatment should not be a reason for the application of the favorable tax treatment under the Double Tax Avoidance Arrangement. If a taxpayer inappropriately is entitled to such favorable tax treatment, the competent tax authority has the power to make appropriate adjustments.

        In August 2015, the State Administration of Taxation promulgated the Administrative Measures for Non-Resident Taxpayers to Enjoy Treatments under Tax Treaties, or Circular 60, which became effective on November 1, 2015. Circular 60 provides that non-resident enterprises are not required to obtain pre-approval from the relevant tax authority in order to enjoy the reduced withholding tax rate. Instead, non-resident enterprises and their withholding agents may, by self-assessment and on confirmation that the prescribed criteria to enjoy the tax treaty benefits are met, directly apply the reduced withholding tax rate, and file necessary forms and supporting documents when performing tax filings, which will be subject to post-tax filing examinations by the relevant tax authorities. However, if a competent tax authority finds out that it is necessary to apply the general anti-tax avoidance rules, it may start general investigation procedures for anti-tax avoidance and adopt corresponding measures for subsequent administration. Accordingly, Hexindai HK, our Hong Kong subsidiary, may be able to enjoy the 5% withholding tax rate for the dividends they receive from Hexin Yongheng, our PRC subsidiary, if it satisfies the conditions prescribed under Circular 81 and other relevant tax rules and regulations. However, according to Circular 81 and Circular 60, if the relevant tax authorities consider the transactions or arrangements we have are for the primary purpose of enjoying a favorable tax treatment, the relevant tax authorities may adjust the favorable withholding tax in the future.

         Enhanced scrutiny over acquisition transactions by the PRC tax authorities may have a negative impact on potential acquisitions we may pursue in the future.

        In connection with the EIT Law, the SAT issued the Circular on Strengthening the Administration of Enterprise Income Tax on Non-resident Enterprises' Equity Transfer Income, or Circular 698, which became effective as of January 1, 2008, the Notice on Issues Concerning Process of Enterprise Income Tax in Enterprise Restructuring Business, or Circular 59 on April 30, 2009, and the Announcement of the State Administration of Taxation on Several Issues concerning the Enterprise Income Tax on the Indirect Transfers of Properties by Non-Resident Enterprises, or the SAT Announcement 7, on February 3, 2015. By promulgating and implementing the above, the PRC tax authorities have strengthened their scrutiny over the direct or indirect transfer of equity interest in a PRC resident enterprise by a non-PRC resident enterprise. Pursuant to SAT Announcement 7, if a non-resident enterprise, or referred to as a transferor, transfers its equity in an offshore enterprise which directly or indirectly owns PRC taxable assets, including ownership interest in PRC resident companies, or the Taxable Properties, without a "reasonable commercial purpose", such transfer shall be deemed as a direct transfer of such Taxable Properties. The payer, or referred as a transferee, in such transfer shall be the withholding agent, and is obligated to withhold and remit the enterprise income tax to the relevant PRC tax authority. If a transferor fails to declare for payment timely or in full of the tax due on proceeds from indirect transfer of PRC taxable assets and the withholding agent also fails to withhold such tax, the tax authority shall, in addition to supplementary collection of such tax, also charge for interest on a daily basis from the transferor according to the EIT Law and its implementation rules. Factors that may be taken into consideration when determining whether there is a reasonable commercial purpose include, among other factors, the value of the transferred equity, offshore taxable situation of the transaction, the offshore structure's economic essence and duration and trading fungibility. If an equity transfer transaction satisfies all the requirements mentioned above, such transaction will be considered an arrangement with reasonable commercial purpose.

        Accordingly, we and non-resident enterprise investors face uncertainties on the reporting and consequences on future private equity-financing transactions, share exchange or other transactions involving the transfer of shares in our company by investors that are non-PRC resident enterprises. The PRC tax authorities may pursue such non-resident enterprises with respect to a filing or the transferees with respect to withholding obligation, and request our PRC subsidiaries to assist in the filing. As a result, we and non-resident enterprises in such transactions may become at risk of being subject to filing obligations or being taxed, under Circular 59 or Circular 698 and the SAT Announcement 7, and we may be required to expend valuable resources to comply with Circular 59, Circular 698 and the SAT Announcement 7 or to establish that we and our non-resident enterprises should not be taxed under these circulars, which may have a material adverse effect on our financial condition and results of operations.

        Additionally, the PRC tax authorities have the discretion under SAT Circular 59, Circular 698 and the SAT Announcement 7 to make adjustments to the taxable capital gains based on the difference between the fair value of the taxable assets transferred and the cost of investment. Although we currently have no plans to pursue any acquisitions in China or elsewhere in the world, we may pursue acquisitions in the future that may involve complex corporate structures. If we are considered a non-resident enterprise under the EIT Law and if the PRC tax authorities make adjustments to the taxable income of the transactions under SAT Circular 59 or Circular 698 and the SAT Announcement 7, our income tax costs associated with such potential acquisitions will be increased, which may have an adverse effect on our financial condition and results of operations.

RISKS RELATED TO OUR ADSs AND THIS OFFERING

         An active trading market for our ordinary shares or our ADSs may not develop and the trading price for our ADSs may fluctuate significantly.

        Our ADSs have been approved for listing on the NASDAQ Global Market. Prior to the completion of this offering, there has been no public market for our ADSs or our ordinary shares, and we cannot assure you that a liquid public market for our ADSs will develop. If an active public market for our ADSs does not develop following the completion of this offering, the market price and liquidity of our ADSs may be materially and adversely affected. The initial public offering price for our ADSs was determined by negotiation between us and the underwriter based upon several factors, and we can provide no assurance that the trading price of our ADSs after this offering will not decline below the initial public offering price. As a result, investors in our securities may experience a significant decrease in the value of their ADSs.

         The trading price of our ADSs may be volatile, which could result in substantial losses to investors.

        The trading price of our ADSs may be volatile and could fluctuate widely due to factors beyond our control. This may happen because of broad market and industry factors, like the performance and fluctuation of the market prices of other companies with business operations located mainly in China that have listed their securities in the United States. A number of Chinese companies have listed or are in the process of listing their securities on U.S. stock markets. The securities of some of these companies have experienced significant volatility, including price declines in connection with their initial public offerings. The trading performances of these Chinese companies' securities after their offerings may affect the attitudes of investors toward Chinese companies listed in the United States in general and consequently may impact the trading performance of our ADSs, regardless of our actual operating performance.

        In addition to market and industry factors, the price and trading volume for our ADSs may be highly volatile for factors specific to our own operations, including the following:

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  variations in our revenues, earnings, cash flow and data related to our user base or user engagement;

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  announcements of new investments, acquisitions, strategic partnerships or joint ventures by us or our competitors;

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  announcements of new products, services and expansions by us or our competitors;

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  changes in financial estimates by securities analysts;

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  detrimental adverse publicity about us, our services or our industry;

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  additions or departures of key personnel;

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  release of lock-up or other transfer restrictions on our outstanding equity securities or sales of additional equity securities; and

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  potential litigation or regulatory investigations.

        Any of these factors may result in large and sudden changes in the volume and price at which our ADSs will trade.

        In the past, shareholders of public companies have often brought securities class action suits against those companies following periods of instability in the market price of their securities. If we were involved in a class action suit, it could divert a significant amount of our management's attention and other resources from our business and operations and require us to incur significant expenses to defend the suit, which could harm our results of operations. Any such class action suit, whether or not successful, could harm our reputation and restrict our ability to raise capital in the future. In addition, if a claim is successfully made against us, we may be required to pay significant damages, which could have a material adverse effect on our financial condition and results of operations.

         If securities or industry analysts do not publish research or reports about our business, or if they adversely change their recommendations regarding our ADSs, the market price for our ADSs and trading volume could decline.

        The trading market for our ADSs will be influenced by research or reports that industry or securities analysts publish about our business. If one or more analysts who cover us downgrade our ADSs, the market price for our ADSs would likely decline. If one or more of these analysts cease to cover us or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause the market price or trading volume for our ADSs to decline.

         The sale or availability for sale of substantial amounts of our ADSs could adversely affect their market price.

        Sales of substantial amounts of our ADSs in the public market after the completion of this offering, or the perception that these sales could occur, could adversely affect the market price of our ADSs and could materially impair our ability to raise capital through equity offerings in the future. The ADSs sold in this offering will be freely tradable without restriction or further registration under the Securities Act of 1933, as amended, or the Securities Act, and shares held by our existing shareholders may also be sold in the public market in the future subject to the restrictions in Rule 144 and Rule 701 under the Securities Act and the applicable lock-up agreements. Assuming the minimum offering amount is sold, there will be 2,727,273 ADSs (equivalent to 2,727,273 ordinary shares) outstanding immediately after this offering. Assuming the maximum offering amount is sold, there will be 8,888,888 ADSs (equivalent to 8,888,888 ordinary shares) outstanding immediately after this offering. In connection with this offering, we and each of our directors and officers named in the section "Management", certain shareholders and our incentive shareholders have agreed not to sell any ordinary shares or ADSs for 180 days after the date of this prospectus without the prior written consent of the underwriter, subject to certain exceptions. However, the underwriter may release these securities from these restrictions at any time, subject to applicable regulations of the Financial Industry Regulatory Authority, Inc. We cannot predict what effect, if any, market sales of securities held by our significant shareholders or any other shareholder or the availability of these securities for future sale will have on the market price of our ADSs. See "Underwriting" and "Shares Eligible for Future Sale" for a more detailed description of the restrictions on selling our securities after this offering.

         Because we do not expect to pay dividends in the foreseeable future after this offering, you must rely on price appreciation of our ADSs for return on your investment.

        We currently intend to retain most, if not all, of our available funds and any future earnings after this offering to fund the development and growth of our business. As a result, we do not expect to pay any cash dividends in the foreseeable future. Therefore, you should not rely on an investment in our ADSs as a source for any future dividend income.

        Our board of directors has complete discretion as to whether to distribute dividends. Even if our board of directors decides to declare and pay dividends, the timing, amount and form of future dividends, if any, will depend on, among other things, our future results of operations and cash flow, our capital requirements and surplus, the amount of distributions, if any, received by us from our subsidiaries, our financial condition, contractual restrictions and other factors deemed relevant by our board of directors. Accordingly, the return on your investment in our ADSs will likely depend entirely upon any future price appreciation of our ADSs. There is no guarantee that our ADSs will appreciate in value after this offering or even maintain the price at which you purchased the ADSs. You may not realize a return on your investment in our ADSs and you may even lose your entire investment.

         Because the initial public offering price is substantially higher than the pro forma net tangible book value per share, you will experience immediate and substantial dilution.

        If you purchase ADSs in this offering, you will pay more for each ADS than the corresponding amount paid by existing shareholders for their ordinary shares. As a result, you will experience immediate and substantial dilution of US$8.81 per ADS, representing the difference between our net tangible book value per ADS at US$1.19 as of June 30, 2017 after giving effect to this offering and the initial public offering price of US$10.00 per ADS and assuming the minimum offering amount is sold and a maximum commission fee of 7.00% of the offering price, or an immediate and substantial dilution of US$7.84 per ADS, representing the difference between our net tangible book value per ADS at US$2.16 as of June 30, 2017 after giving effect to this offering and the initial public offering price of US$10.00 per ADS and assuming the maximum offering amount is sold and a maximum commission fee of 7.00% of the offering price. See "Dilution" for a more complete description of how the value of your investment in our ADSs will be diluted upon the completion of this offering.

         We have not determined a specific use for a portion of the net proceeds from this offering, and we may use these proceeds in ways with which you may not agree.

        We have not determined a specific use for a portion of the net proceeds of this offering, and our management will have considerable discretion in deciding how to apply these proceeds. You will not have the opportunity to assess whether the proceeds are being used appropriately before you make your investment decision. You must rely on the judgment of our management regarding the application of the net proceeds of this offering. We cannot assure you that the net proceeds will be used in a manner that would improve our results of operations or increase our ADS price, nor that these net proceeds will be placed only in investments that generate income or appreciate in value.

         We may be classified as a passive foreign investment company for U.S. federal income tax purposes, which could result in adverse U.S. federal income tax consequences to U.S. Holders of our ADSs or ordinary shares.

        Depending upon the value of our assets, which is determined in part by the market value of our ADSs or ordinary shares, and the composition of our assets and income over time, we could be classified as a passive foreign investment company, or PFIC, for U.S. federal income tax purposes. Based on the projected composition of our assets and income, we do not believe that we were a PFIC for our taxable year ending March 31, 2017 and we do not anticipate becoming a PFIC for our taxable year ending March 31, 2018. While we do not anticipate becoming a PFIC, fluctuations in the market price of our ADSs or ordinary shares may cause us to become a PFIC for the current or any subsequent taxable year.

        A non-U.S. corporation, such as our company, will be classified as a PFIC for U.S. federal income tax purposes for any taxable year, if either (i) 75% or more of its gross income for such year consists of certain types of "passive" income or (ii) 50% or more of the value of its assets (determined on the basis of a quarterly average) during such year produce or are held for the production of passive income. Additionally, although the law in this regard is unclear, we treat our VIE as being owned by us for U.S. federal income tax purposes, not only because we exercise effective control over theoperation of such entity but also because we are entitled to substantially all of its economic benefits, and, as a result, we consolidate their results of operation in our combined and consolidated financial statements. If it were determined, however, that we are not the owner of our VIE for U.S. federal income tax purposes, we could be treated as a PFIC for the current and any subsequent taxable years. Whether we are a PFIC is a factual determination and we must make a separate determination each taxable year as to whether we are a PFIC (after the close of each taxable year). Accordingly, we cannot assure you that we will not be a PFIC for our taxable year ending March 31, 2018. or any future taxable year. The determination of whether we will become a PFIC will depend, in part, on how, and how quickly, we use our liquid assets and the cash raised in this offering.

        If we were to be classified as a PFIC for any taxable year during which a U.S. Holder (as defined in "Taxation—U.S. Federal Income Tax Considerations") holds an ADS or an ordinary share, such U.S. Holder would generally be subject to reporting requirements and might incur significantly increased U.S. federal income tax on gain recognized on the sale or other disposition of the ADSs or ordinary shares and on the receipt of distributions on the ADSs or ordinary shares to the extent such gain or distribution is treated as an "excess distribution" under the applicable U.S. federal income tax rules. Further, if we were to be classified as a PFIC for any year during which a U.S. Holder holds our ADSs or ordinary shares, we generally would continue to be treated as a PFIC for all succeeding years during which such U.S. Holder holds our ADSs or ordinary shares even if we cease to qualify as a PFIC under the rules set forth above. You are urged to consult your tax advisor concerning the U.S. federal income tax consequences of acquiring, holding, and disposing of ADSs or ordinary shares if we were to be classified as a PFIC. For more information see "Taxation—U.S. Federal Income Tax Considerations—PFIC Rules."

         The amended and restated memorandum and articles of association that we expect to adopt contain anti-takeover provisions that could have a material adverse effect on the rights of holders of our ordinary shares and ADSs.

        We have adopted an amended and restated memorandum and articles of association. Our amended and restated memorandum and articles of association contains provisions to limit the ability of others to acquire control of our company or cause us to engage in change-of-control transactions. These provisions could have the effect of depriving our shareholders of an opportunity to sell their shares at a premium over prevailing market prices by discouraging third parties from seeking to obtain control of our company in a tender offer or similar transaction. In addition, our board of directors has the authority, without further action by our shareholders, to issue preferred shares in one or more series and to fix their designations, powers, preferences, privileges, and relative participating, optional or special rights and the qualifications, limitations or restrictions, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, any or all of which may be greater than the rights associated with our ordinary shares underlying the ADSs. Preferred shares could be issued quickly with terms calculated to delay or prevent a change in control of our company or make removal of management more difficult. If our board of directors decides to issue preferred shares, the price of our ADSs may fall and the voting and other rights of the holders of our ordinary shares underlying the ADSs may be materially and adversely affected.

         Our principal shareholders have substantial influence over our company. Their interests may not be aligned with the interests of our other shareholders, and they could prevent or cause a change of control or other transactions.

        As of the date of this prospectus, Mr. Xiaobo An, our founder and chairman beneficially owns an aggregate of 74.5% of our share capital. Upon the completion of this offering, our executive officers and directors, together with our existing shareholders, will beneficially own approximately 42,921,600 ordinary shares, or approximately 82.8% of our outstanding ordinary shares, assuming the maximum offering amount is sold, and 94.0% of our outstanding ordinary shares, assuming the minimum offering amount is sold.

        Accordingly, our executive officers and directors, together with our existing shareholders, could have significant influence in determining the outcome of any corporate transaction or other matter submitted to the shareholders for approval, including mergers, consolidations, election of directors and other significant corporate actions. In cases where their interests are aligned and they vote together, these shareholders will also have the power to prevent or cause a change in control. Without the consent of some or all of these shareholders, we may be prevented from entering into transactions that could be beneficial to us or our minority shareholders. In addition, our directors and officers could violate their fiduciary duties by diverting business opportunities from us to themselves or others. The interests of our largest shareholders may differ from the interests of our other shareholders. The concentration in ownership of our ordinary shares may cause a material decline in the value of our ADSs. For more information regarding our principal shareholders and their affiliated entities, see "Principal Shareholders."

         As a "controlled company" under the NASDAQ listing rules, we may follow certain exemptions from certain corporate governance requirements that could adversely affect our public shareholders.

        We believe following this offering, our principal shareholder will continue to own more than a majority of the voting power of our outstanding ordinary shares. Under the NASDAQ listing rules, a company of which more than 50% of the voting power is held by an individual, group or another company is a "controlled company" and is permitted to phase in its compliance with the independent committee requirements. Although we do not intend to rely on the "controlled company" exemption under the NASDAQ listing rules, we could elect to rely on this exemption in the future. If we were to elect to rely on the "controlled company" exemption, a majority of the members of our board of directors might not be independent directors and our nominating and corporate governance and compensation committees might not consist entirely of independent directors upon closing of the offering. Accordingly, during the period we remain a controlled company relying on the exemption and during any transition period following a time when we are no longer a controlled company, you would not have the same protections afforded to shareholders of companies that are subject to all of the corporate governance requirements.

         You may face difficulties in protecting your interests, and your ability to protect your rights through U.S. courts may be limited, because we are incorporated under Cayman Islands law.

        We are an exempted company incorporated under the laws of the Cayman Islands with limited liability. Our corporate affairs are governed by our memorandum and articles of association, the Companies Law (2016 Revision) of the Cayman Islands and the common law of the Cayman Islands. The rights of shareholders to take action against the directors, actions by minority shareholders and the fiduciary duties of our directors to us under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from the common law of England, the decisions of whose courts are of persuasive authority, but are not binding, on a court in the Cayman Islands. The rights of our shareholders and the fiduciary duties of our directors under Cayman Islands law are not as clearly established as they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the Cayman Islands has a less developed body of securities laws than the United States. Some U.S. states, such as Delaware, have more fully developed and judicially interpreted bodies of corporate law than the Cayman Islands. In addition, Cayman Islands companies may not have standing to initiate a shareholder derivative action in a federal court of the United States.

        Shareholders of Cayman Islands exempted companies like us have no general rights under Cayman Islands law to inspect corporate records or to obtain copies of register of members of these companies. Our directors have discretion under our articles of association to determine whether or not, and under what conditions, our corporate records may be inspected by our shareholders, but are not obliged to make them available to our shareholders. This may make it more difficult for you to obtain the information needed to establish any facts necessary for a shareholder motion or to solicit proxies from other shareholders in connection with a proxy contest.

        Certain corporate governance practices in the Cayman Islands, which is our home country, differ significantly from requirements for companies incorporated in other jurisdictions such as the U.S. Currently, we do not plan to rely on home country practice with respect to any corporate governance matter. However, if we choose to follow home country practice in the future, our shareholders may be afforded less protection than they otherwise would under rules and regulations applicable to U.S. domestic issuers.

        As a result of all of the above, public shareholders may have more difficulty in protecting their interests in the face of actions taken by our management, members of the board of directors or controlling shareholders than they would as public shareholders of a company incorporated in the United States. For a discussion of significant differences between the provisions of the Companies Law of the Cayman Islands and the laws applicable to companies incorporated in the United States and their shareholders, see "Description of Share Capital—Differences in Corporate Law."

         Certain judgments obtained against us by our shareholders may not be enforceable.

        We are a Cayman Islands exempted company and substantially all of our assets are located outside of the United States. Substantially all of our current operations are conducted in China. In addition, a majority of our current directors and officers are nationals and residents of countries other than the United States. Substantially all of the assets of these persons are located outside the United States. As a result, it may be difficult or impossible for you to bring an action against us or against these individuals in the United States in the event that you believe that your rights have been infringed under the U.S. federal securities laws or otherwise. Even if you are successful in bringing an action of this kind, the laws of the Cayman Islands and of China may render you unable to enforce a judgment against our assets or the assets of our directors and officers. For more information regarding the relevant laws of the Cayman Islands and China, see "Enforcement of Civil Liabilities."

         We are an emerging growth company within the meaning of the Securities Act and may take advantage of certain reduced reporting requirements.

        We are an "emerging growth company," as defined in the JOBS Act, and we may take advantage of certain exemptions from requirements applicable to other public companies that are not emerging growth companies including, most significantly, not being required to comply with the auditor attestation requirements of Section 404 for so long as we are an emerging growth company.

        The JOBS Act also provides that an emerging growth company does not need to comply with any new or revised financial accounting standards until such date that a private company is otherwise required to comply with such new or revised accounting standards. However, we have elected to "opt out" of this provision and, as a result, we will comply with new or revised accounting standards as required when they are adopted for public companies. This decision to opt out of the extended transition period under the JOBS Act is irrevocable.

         We are a foreign private issuer within the meaning of the rules under the Exchange Act, and as such we are exempt from certain provisions applicable to United States domestic public companies.

        Because we are a foreign private issuer under the Exchange Act, we are exempt from certain provisions of the securities rules and regulations in the United States that are applicable to U.S. domestic issuers, including:

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  the rules under the Exchange Act requiring the filing of quarterly reports on Form 10-Q or current reports on Form 8-K with the SEC;

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  the sections of the Exchange Act regulating the solicitation of proxies, consents, or authorizations in respect of a security registered under the Exchange Act;

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  the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and

  •
  the selective disclosure rules by issuers of material non-public information under Regulation FD.

        We will be required to file an annual report on Form 20-F within four months of the end of each fiscal year. In addition, we intend to publish our results on a quarterly basis through press releases, distributed pursuant to the rules and regulations of the NASDAQ Global Market. Press releases relating to financial results and material events will also be furnished to the SEC on Form 6-K. However, the information we are required to file with or furnish to the SEC will be less extensive and less timely compared to that required to be filed with the SEC by U.S. domestic issuers. As a result, you may not be afforded the same protections or information, which would be made available to you, were you investing in a U.S. domestic issuer.

         The voting rights of holders of ADSs are limited by the terms of the deposit agreement, and you may not be able to exercise any right to vote the ordinary shares which are represented by your ADSs.

        As a holder of our ADSs, you will only be able to direct the exercise of the voting rights attaching to the ordinary shares which are represented by your ADSs in accordance with the provisions of the deposit agreement. Under the deposit agreement, you must vote by giving voting instructions to the depositary. Upon receipt of your voting instructions, the depositary will use its best endeavors to vote the ordinary shares which are represented by your ADSs in accordance with your instructions. You will not be able to directly exercise any right to vote with respect to the shares represented by your ADSs unless you withdraw the shares from the ADR facility prior to the applicable share record date. Under our amended and restated memorandum and articles of association, the minimum notice period required for convening a general meeting is ten (10) calendar days. As a Cayman Islands exempted company, we are not obliged by the Companies Law to call shareholders' annual general meetings. Our amended and restated memorandum and articles of association provide that we may, but are not obliged to, in each year hold a general meeting as our annual general meeting. When a general meeting is convened, you may not receive sufficient advance notice to withdraw the shares represented by your ADSs to allow you to vote with respect to any specific resolution or matter to be considered and voted upon at such general meeting. If we give notice to our shareholders of any general meeting, the depositary will notify you of the upcoming vote and will arrange to deliver our voting materials to you. We cannot assure you that you will receive the voting materials in time to ensure that you can instruct the depositary to vote the shares represented by your ADSs. In addition, the depositary and its agents are not responsible for failing to carry out voting instructions or for their manner of carrying out your voting instructions. This means that you may not be able to exercise your right to vote and you may have no legal remedy if the shares underlying your ADSs are not voted as you requested.

         The depositary for our ADSs will give us a discretionary proxy to vote the ordinary shares represented by your ADSs if you do not give proper or timely voting instructions to the depositary, except in limited circumstances, which could adversely affect your interests.

        Under the deposit agreement for the ADSs, if you do not give proper or timely voting instructions to the depositary, the depositary will give us a discretionary proxy to vote the ordinary shares represented by your ADSs at shareholders' meetings unless:

  •
  we have failed to timely provide the depositary with notice of meeting and related voting materials;

  •
  we have instructed the depositary that we do not wish a discretionary proxy to be given;

  •
  we have informed the depositary that there is substantial opposition as to a matter to be voted on at the meeting;

  •
  a matter to be voted on at the meeting would have a material adverse impact on shareholders; or

  •
  the voting at the meeting is to be made on a show of hands.

        The effect of the foregoing is that if you do not give proper or timely voting instructions to the depositary as to how to vote at shareholders' meetings, a discretionary proxy to vote the ordinary shares represented by your ADSs will be given to a person designated by us, except under the circumstances described above. This may make it more difficult for shareholders and holders of ADSs to influence the management of our company. Holders of our ordinary shares are not subject to this discretionary proxy.

         You may not receive dividends or other distributions on our ordinary shares and you may not receive any value for them if it is illegal or impracticable to make them available to you.

        The depositary of our ADSs has agreed to pay to you the cash dividends or other distributions it or the custodian receives on ordinary shares or other deposited securities which are represented by your ADSs, after deducting its fees and expenses. You will receive these distributions in proportion to the number of ordinary shares your ADSs represent. However, the depositary is not responsible if it decides that it is unlawful or impracticable to make a distribution available to any holders of ADSs. For example, it would be unlawful to make a distribution to a holder of ADSs if it consists of securities that require registration under the Securities Act but that are not properly registered or distributed under an applicable exemption from registration. The depositary may also determine that it is not practicable to distribute certain property through the mail. Additionally, the value of certain distributions may be less than the cost of mailing them. In these cases, the depositary may determine not to distribute such property. We have no obligation to register under U.S. securities laws any ADSs, ordinary shares, rights or other securities received through such distributions. We also have no obligation to take any other action to permit the distribution of ADSs, ordinary shares, rights or anything else to holders of ADSs. This means that you may not receive distributions we make on our ordinary shares or any value for them if it is illegal or impracticable for us to make them available to you. These restrictions may cause a material decline in the value of our ADSs.

         You may experience dilution of your holdings due to inability to participate in rights offerings.

        We may, from time to time, distribute rights to our shareholders, including rights to acquire securities. Under the deposit agreement, the depositary will not distribute rights to holders of ADSs unless the distribution and sale of rights and the securities to which these rights relate are either exempt from registration under the Securities Act with respect to all holders of ADSs, or are registered under the provisions of the Securities Act. The depositary may, but is not required to, attempt to sell these undistributed rights to third parties, and may allow the rights to lapse. We may be unable to establish an exemption from registration under the Securities Act, and we are under no obligation to file a registration statement with respect to these rights or underlying securities or to endeavor to have a registration statement declared effective. Accordingly, holders of ADSs may be unable to participate in our rights offerings and may experience dilution of their holdings as a result.

         You may be subject to limitations on transfer of your ADSs.

        Your ADSs are transferable on the books of the depositary. However, the depositary may close its books at any time or from time to time when it deems expedient in connection with the performance of its duties. The depositary may close its books from time to time for a number of reasons, including in connection with corporate events such as a rights offering, during which time the depositary needs to maintain an exact number of ADS holders on its books for a specified period. The depositary may also close its books in emergencies, or on weekends and public holidays. The depositary may refuse to deliver, transfer or register transfers of our ADSs generally when our share register or the books of the depositary are closed, or at any time if we or the depositary thinks it is advisable to do so because of any requirement of law or of any government or governmental body, or under any provision of the deposit agreement, or for any other reason.

         We will incur significantly increased costs and devote substantial management time as a result of the listing of our ADSs.

        We will incur additional legal, accounting and other expenses as a public reporting company, particularly after we cease to qualify as an emerging growth company. For example, we will be required to comply with additional requirements of the rules and regulations of the SEC and requirements of the NASDAQ Global Market, including applicable corporate governance practices. We expect that compliance with these requirements will increase our legal and financial compliance costs and will make some activities more time-consuming and costly. In addition, we expect that our management and other personnel will need to divert attention from operational and other business matters to devote substantial time to these public company requirements. We cannot predict or estimate the amount of additional costs we may incur as a result of becoming a public company or the timing of such costs.

        In addition, changing laws, regulations and standards relating to corporate governance and public disclosure are creating uncertainty for public companies, increasing legal and financial compliance costs and making some activities more time-consuming. These laws, regulations and standards are subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. We intend to invest resources to comply with evolving laws, regulations and standards, and this investment may result in increased general and administrative expenses and a diversion of management's time and attention from revenue-generating activities to compliance activities. If our efforts to comply with new laws, regulations and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to their application and practice, regulatory authorities may also initiate legal proceedings against us and our business may be adversely affected.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS AND INDUSTRY DATA

        This prospectus contains forward-looking statements that reflect our current expectations and views of future events. The forward-looking statements are contained principally in the sections entitled "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and "Regulations". Known and unknown risks, uncertainties and other factors, including those listed under "Risk Factors," may cause our actual results, performance or achievements to be materially different from those expressed or implied by the forward-looking statements.

        You can identify some of these forward-looking statements by words or phrases such as "may," "will," "expect," "anticipate," "aim," "estimate," "intend," "plan," "believe," "is/are likely to," "potential," "continue" or other similar expressions. We have based these forward-looking statements largely on our current expectations and projections about future events that we believe may affect our financial condition, results of operations, business strategy and financial needs. These forward-looking statements include statements relating to:

  •
  our goals and strategies;

  •
  our future business development, financial condition and results of operations;

  •
  the expected growth of the credit industry, and marketplace lending in particular, in China;

  •
  our expectations regarding demand for and market acceptance of our marketplace's products and services;

  •
  our expectations regarding our marketplace's bases of borrowers and investors;

  •
  our plans to invest in our platform;

  •
  our relationships with our strategic cooperation partners;

  •
  competition in our industry; and

  •
  relevant government policies and regulations relating to our industry.

        These forward-looking statements involve various risks and uncertainties. Although we believe that our expectations expressed in these forward-looking statements are reasonable, our expectations may later be found to be incorrect. The forward-looking statements made in this prospectus relate only to events or information as of the date on which the statements are made in this prospectus. Except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events. You should thoroughly read this prospectus and the documents that we refer to herein with the understanding that our actual future results may be materially different from and worse than what we expect. We qualify all of our forward-looking statements by these cautionary statements.

        This prospectus contains certain data and information that we obtained from various government and private publications including industry data and information from Oliver Wyman. Statistical data in these publications also include projections based on a number of assumptions. The Chinese credit industry, and marketplace lending in particular, may not grow at the rate projected by market data, or at all. Failure of this industry to grow at the projected rate may have a material and adverse effect on our business and the market price of our ADSs. In addition, the new and rapidly changing nature of the credit and marketplace lending industry results in significant uncertainties for any projections or estimates relating to the growth prospects or future condition of our industry. Furthermore, if any one or more of the assumptions underlying the market data are later found to be incorrect, actual results may differ from the projections based on these assumptions. You should not place undue reliance on these forward-looking statements.

 USE OF PROCEEDS

        We estimate that we will receive net proceeds from the minimum offering amount of approximately US$21.7 million after deducting underwriting discounts and commissions, assuming a maximum commission fee of 7.00% of the offering price, and the estimated offering expenses payable by us, and net proceeds from the maximum offering amount of approximately US$79.0 million after deducting underwriting discounts and commissions, assuming a maximum commission fee of 7.00% of the offering price, and the estimated expenses payable by us.

        We plan to use the net proceeds of the offering primarily to upgrade our operating structure and build a stronger business framework, which includes upgrading our risk control and management mechanism, privacy protection methods, and anti-fraud and billing systems. In addition, we may use the proceeds for brand building by implementing a multi-facet marketing strategy to promote our brand through traditional media, search engine, online advertising and social media coverage. Upon fulfilling capital requirement for business framework upgrading and brand building, we may also use a portion of these proceeds for general corporate purposes, including working capital, operating expenses and capital expenditures.

        The foregoing represents our current intentions based upon our present plans and business conditions to use and allocate the net proceeds of this offering. Our management, however, will have significant flexibility and discretion to apply the net proceeds of this offering, and investors will be relying on the judgment of our management regarding the use of these net proceeds. If an unforeseen event occurs or business conditions change, we may use the proceeds of this offering differently than as described in this prospectus.

        In using the proceeds of this offering, we are permitted under PRC laws and regulations as an offshore holding company to provide funding to our PRC subsidiaries only through loans or capital contributions. Subject to satisfaction of applicable government registration and approval requirements, we may extend inter-company loans to our PRC subsidiary or make additional capital contributions to our PRC subsidiaries to fund their capital expenditures or working capital. We cannot assure you that we will be able to obtain these government registrations or approvals on a timely basis, if at all, which may delay or prevent us from providing the proceeds of this offering to our PRC subsidiaries. See "Risk Factors—Risks Related to PRC Laws Regulating Our Business and Industry—PRC regulation of loans to and direct investment in PRC entities by offshore holding companies and governmental control of currency conversion may delay or prevent us from using the proceeds of this offering and the concurrent private placement to make loans to or make additional capital contributions to our PRC subsidiary, which could materially and adversely affect our liquidity and our ability to fund and expand our business."

 DIVIDEND POLICY

        Our board of directors has discretion regarding whether to declare or pay dividends. In addition, our shareholders may by ordinary resolution declare a dividend, but no dividend may exceed the amount recommended by our directors. In either case, all dividends are subject to certain restrictions under Cayman Islands law, namely that our company may only pay dividends out of profits or share premium, and provided always that we are able to pay our debts as they fall due in the ordinary course of business. Even if our board of directors decides to pay dividends, the form, frequency and amount will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that the board of directors may deem relevant.

        We have never declared or paid cash dividends on our shares. We do not have any present plan to pay any cash dividends on our ordinary shares in the foreseeable future after this offering. We currently intend to retain most, if not all, of our available funds and any future earnings to operate and grow our business.

        We are a holding company incorporated in the Cayman Islands. We may rely on dividends from our subsidiaries in China for our cash requirements, including any payment of dividends to our shareholders. PRC regulations may restrict the ability of our PRC subsidiaries to pay dividends to us. See "Risk Factors—Risks Related to Doing Business in China—Any limitation on the ability of our PRC subsidiaries to pay dividends or other distributions to us and repay their debts to creditors could limit our ability to distribute profits to our shareholders and fulfill our repayment obligations." and "Risk Factors—Risks Related to Doing Business in China—The PRC tax authorities' heightened scrutiny over acquisition transactions may have a negative impact on our business operations or our acquisitions or the value of your investment in us."

        If we pay any dividends, we will pay such dividends on the shares represented by ADSs to the depositary, and the depositary will pay such dividends to our ADS holders to the same extent as holders of our ordinary shares, subject to the terms of the deposit agreement, including the fees and expenses payable thereunder. See "Description of American Depositary Shares." Cash dividends on our ordinary shares, if any, will be paid in U.S. dollars.

EXCHANGE RATE INFORMATION

        Our business is conducted in China, and our financial records are maintained in RMB, our functional currency. However, we use the U.S. dollar as our reporting currency; therefore, periodic reports made to shareholders will include current period amounts translated into U.S. dollars using the then-current exchange rates, for the convenience of the readers. Our financial statements have been translated into U.S. dollars in accordance with Statement of Financial Accounting Standard, or SFAS, No. 52, "Foreign Currency Translation," which was subsequently codified within ASC 830, "Foreign Currency Matters." The financial information is first prepared in RMB and then is translated into U.S. dollars at period-end exchange rates as to assets and liabilities and average exchange rates as to revenue and expenses. Capital accounts are translated at their historical exchange rates when the capital transactions occurred. The effects of foreign currency translation adjustments are included as a component of accumulated other comprehensive income (loss) in shareholders' equity.

        We make no representation that any RMB or U.S. dollar amounts could have been, or could be, converted into U.S. dollars or RMB, as the case may be, at any particular rate, or at all. The PRC government imposes control over its foreign currency reserves in part through direct regulation of the conversion of RMB into foreign exchange and through restrictions on foreign trade. We do not currently engage in currency hedging transactions.

        The following table sets forth, for the periods indicated, information concerning exchange rates between the RMB and the U.S. dollar based on the exchange rates set forth in the H.10 statistical release of the Federal Reserve Board. These rates are provided solely for your reference and convenience. Other than in accordance with relevant accounting rules and as otherwise stated, all translations of Renminbi into U.S. dollars in this prospectus were made at the rate of RMB6.7793 to US$1.00, the noon buying rate on June 30, 2017, as set forth in the H.10 statistical release of the U.S. Federal Reserve Board. We make no representation that the Renminbi or U.S. dollar amounts referred to in this prospectus could have been or could be converted into U.S. dollars or Renminbi, as the case may be, at any particular rate or at all. On October 20, 2017, the noon buying rate for Renminbi was RMB6.6185 to US$1.00.

	Midpoint of Buy and Sell Prices for RMB per US$1.00
Period	Period-End	Average(1)	Low	High
2012	6.2301	6.2990	6.2221	6.3879
2013	6.0537	6.1412	6.0537	6.2438
2014	6.2046	6.1704	6.0402	6.2591
2015	6.4778	6.2827	6.1870	6.4896
2016	6.9430	6.6549	6.4480	6.9850
2017
April	6.8900	6.8876	6.8778	6.8988
May	6.8098	6.8843	6.8098	6.9060
June	6.7793	6.8066	6.7793	6.8382
July	6.7240	6.7694	6.7240	6.8039
August	6.5888	6.6670	6.5888	6.7272
September	6.6533	6.5690	6.4773	6.6591
October (through October 20)	6.6185	6.6182	6.5712	6.6533

(1)
Annual averages are calculated using the average of the rates on the last business day of each month during the relevant year. Monthly averages are calculated using the average of the daily rates during the relevant month.

 CAPITALIZATION

        The following table sets forth cash and cash equivalents, as well as our capitalization, as of June 30, 2017 as follows:

  •
  on an actual basis; and

  •
  on an adjusted basis to reflect the sale of 45,648,873 ordinary shares in the form of ADSs at the minimum offering amount and 51,810,488 ordinary shares in the form of ADSs at the maximum offering amount, at an initial public offering price of $10.00 per ADS, after deducting the underwriting discounts and commissions, assuming a maximum commission fee of 7.00% of the offering price, and estimated offering expenses payable by us.

        You should read this capitalization table in conjunction with "Use of Proceeds," "Selected Consolidated Financial and Operating Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and the related notes appearing elsewhere in this prospectus.

	As of June 30, 2017
Shareholders' Equity	Actual	As adjusted (Minimum offering amount)	As adjusted (Maximum offering amount)
	(US$)
	(unaudited)
42,921,600 shares issued and outstanding, 45,648,873 shares issued and outstanding, as adjusted to reflect the minimum issuance, and 51,810,488 shares issued and outstanding, as adjusted to reflect the maximum issuance*	4,292	4,565	5,181
Additional paid-in capital	13,285,717	34,977,791	92,280,195
Accumulated other comprehensive loss	(1,111,157)	(1,111,157)	(1,111,157)
Retained earnings	20,653,664	20,653,664	20,653,664

Total Shareholders' Equity	32,832,516	54,524,864	111,827,883

Total Capitalization	32,832,516	54,524,864	111,827,883

*
The shares are presented on a retroactive basis to reflect the nominal share issuance. Please see Note 17 to the consolidated financial statements for additional information on the nominal share issuance.

 DILUTION

        If you invest in our ADSs, your interest will be immediately diluted by US$8.81, representing the difference between our net tangible book value per ADS at US$1.19 as of June 30, 2017 after giving effect to this offering and an initial public offering price of US$10.00 per ADS, and assuming the minimum offering amount is sold and a maximum commission fee of 7.00% of the offering price, or an immediate dilution of US$7.84 per ADS, representing the difference between our net tangible book value per ADS at US$2.16 as of June 30, 2017 after giving effect to this offering and an initial public offering price of US$10.00 per ADS, and assuming the maximum offering amount is sold and a maximum commission fee of 7.00% of the offering price. Dilution results from the fact that the initial public offering price per ordinary share is substantially in excess of the book value per ordinary share attributable to the existing shareholders for our presently outstanding ordinary shares.

Dilution to New Investors if the Minimum Offering Amount is Sold

        Our net tangible book value as of June 30, 2017 was approximately US$32.7 million, or US$0.76 per ordinary share as of that date and US$0.76 per ADS. Net tangible book value represents the amount of our total consolidated tangible assets, less the amount of our total consolidated liabilities. Dilution is determined by subtracting net tangible book value per ordinary share, after giving effect to the additional proceeds we will receive from this offering, from the initial public offering price of $10.00 per ordinary share, and adjusted to reflect the ADS-to-ordinary share ratio, and after deducting underwriting discounts and commissions, assuming a maximum commission fee of 7.00% of the offering price, and estimated offering expenses payable by us.

        Without taking into account any other changes in net tangible book value after June 30, 2017, other than to give effect to (i) the sale of the ADSs offered in this offering at the initial public offering price of US$10.00 per ADS, and after deduction of the underwriting discounts and commissions, assuming a maximum commission fee of 7.00% of the offering price, and estimated offering expenses payable by us, and (ii) the exercise of options to subscribe 6,312,000 shares until the expiration or earlier termination of the options under the 2016 Equity Incentive Plan, which is adjusted for the nominal share issuance (please see Note 17 to the consolidated financial statements for additional information related to the nominal share issuance), our pro forma as adjusted net tangible book value as of June 30, 2017 would have been approximately US$54.4 million, or US$1.19 per ordinary share and US$1.19 per ADS. This represents an immediate increase in net tangible book value of US$0.43 per ordinary share and US$0.43 per ADS to the existing shareholders and an immediate dilution in net tangible book value of US$8.81 per ordinary share and US$8.81 per ADS to investors purchasing ADSs in this offering. The following table illustrates such dilution:

	Per Ordinary Share	Per ADS
	(US$)
Initial public offering price per ordinary share	$10.00	$10.00
Net tangible book value as per ordinary share of June 30, 2017	$0.76	$0.76
Pro forma as adjusted net tangible book value per ordinary share after giving effect to this offering	$1.19	$1.19
Amount of dilution in net tangible book value per ordinary share to new investors in this offering	$8.81	$8.81

        The following table summarizes, on a pro forma as adjusted basis as of June 30, 2017, the differences between existing shareholders and the new investors with respect to the minimum number of ordinary shares (in the form of ADSs or shares) purchased from us in this offering, the total consideration paid and the average price per ordinary share and per ADS paid before deducting the underwriting discounts and commissions, assuming a maximum commission fee of 7.00% of the offering price, and estimated offering expenses.

	Ordinary Shares Purchased		Total Consideration		Average Price Per Ordinary Share (in US$)
			Amount (in US$ thousands)				Average Price Per ADS (in US$)
	Number	Percent		Percent
Existing shareholders	42,921,600	94.0%	4.292	0.02%	US$	0.0001	US$	0.0001
New investors	2,727,273	6.0%	27,273	99.98%	US$	10.00	US$	10.00
Total	45,648,873	100.0%	27,277	100.00%

        The pro forma as adjusted information discussed above is illustrative only.

        As of the date of this prospectus, we had granted 6,312,000 options to our employees under our 2016 Equity Incentive Plan, adjusted for the nominal share issuance. Please see Note 17 to the consolidated financial statements for additional information on the nominal share issuance.

Dilution to New Investors if the Maximum Offering Amount is Sold

        Our net tangible book value as of June 30, 2017 was approximately US$32.7 million, or US$0.76 per ordinary share as of that date and US$0.76 per ADS. Net tangible book value represents the amount of our total consolidated tangible assets, less the amount of our total consolidated liabilities. Dilution is determined by subtracting net tangible book value per ordinary share, after giving effect to the additional proceeds we will receive from this offering, from the initial public offering price of $10.00 per ordinary share, and adjusted to reflect the ADS-to-ordinary share ratio, and after deducting underwriting discounts and commissions, assuming a maximum commission fee of 7.00% of the offering price, and estimated offering expenses payable by us.

        Without taking into account any other changes in net tangible book value after June 30, 2017, other than to give effect to (i) the sale of the ADSs offered in this offering at the initial public offering price of US$10.00 per ADS, and after deduction of the underwriting discounts and commissions, assuming a maximum commission fee of 7.00% of the offering price, and estimated offering expenses payable by us, and (ii) the exercise of options to subscribe 6,312,000 shares until the expiration or earlier termination of the options under the 2016 Equity Incentive Plan, which is adjusted for the nominal share issuance (please see Note 17 to the consolidated financial statements for additional information related to the nominal share issuance), our pro forma as adjusted net tangible book value as of June 30, 2017 would have been approximately US$111.7 million, or US$2.16 per ordinary share and US$2.16 per ADS. This represents an immediate increase in net tangible book value of US$1.39 per ordinary share and US$1.39 per ADS to the existing shareholders and an immediate dilution in net tangible book value of US$7.84 per ordinary share and US$7.84 per ADS to investors purchasing ADSs in this offering. The following table illustrates such dilution:

	Per Ordinary Share	Per ADS
	(US$)
Initial public offering price per ordinary share	$10.00	$10.00
Net tangible book value as per ordinary share of June 30, 2017	$0.76	$0.76
Pro forma as adjusted net tangible book value per ordinary share after giving effect to this offering	$2.16	$2.16
Amount of dilution in net tangible book value per ordinary share to new investors in this offering	$7.84	$7.84

        The following table summarizes, on a pro forma as adjusted basis as of June 30, 2017, the differences between existing shareholders and the new investors with respect to the maximum number of ordinary shares (in the form of ADSs or shares) purchased from us in this offering, the total consideration paid and the average price per ordinary share and per ADS paid before deducting the underwriting discounts and commissions, assuming a maximum commission fee of 7.00% of the offering price, and estimated offering expenses.

	Ordinary Shares Purchased		Total Consideration		Average Price Per Ordinary Share (in US$)
			Amount (in US$ thousands)				Average Price Per ADS (in US$)
	Number	Percent		Percent
Existing shareholders	42,921,600	82.8%	4.292	0.00%	US$	0.0001	US$	0.0001
New investors	8,888,888	17.2%	88,889	100.00%	US$	10.00	US$	10.00
Total	51,810,488	100.0%	88,893	100.00%

        The pro forma as adjusted information discussed above is illustrative only.

        As of the date of this prospectus, we had granted 6,312,000 options to our employees under our 2016 Equity Incentive Plan, adjusted for the nominal share issuance. Please see Note 17 to the consolidated financial statements for additional information on the nominal share issuance.

ENFORCEMENT OF CIVIL LIABILITIES

        We are incorporated in the Cayman Islands to take advantage of certain benefits associated with being a Cayman Islands exempted company, such as:

  •
  political and economic stability;

  •
  an effective judicial system;

  •
  a favorable tax system;

  •
  the absence of exchange control or currency restrictions; and

  •
  the availability of professional and support services.

        However, certain disadvantages accompany incorporation in the Cayman Islands. These disadvantages include, but are not limited to:

  •
  the Cayman Islands has a less developed body of securities laws as compared to the United States and these securities laws provide significantly less protection to investors as compared to the United States; and

  •
  Cayman Islands companies may not have standing to sue before the federal courts of the United States.

        Substantially all of our operations are conducted in China, and substantially all of our assets are located in China. Some of our directors and executive officers are nationals or residents of jurisdictions other than the United States and some of their assets are located outside the United States. As a result, it may be difficult for a shareholder to effect service of process within the United States upon these persons, or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.

        We have appointed Law Debenture Corporate Services, Inc. as our agent upon whom process may be served in any action brought against us under the securities laws of the United States.

        Maples and Calder (Hong Kong) LLP, our legal counsel as to Cayman Islands law, and Han Kun Law Offices, our legal counsel as to PRC law, have advised us, respectively, that there is uncertainty as to whether the courts of the Cayman Islands and China, respectively, would:

  •
  recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States; or

  •
  entertain original actions brought in each respective jurisdiction against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

        There is uncertainty with regard to Cayman Islands law relating to whether a judgment obtained from the United States courts under civil liability provisions of the securities laws of the United States will be determined by the courts of the Cayman Islands as penal or punitive in nature. If such a determination is made, the courts of the Cayman Islands will not recognize or enforce the judgment against a Cayman Islands company. Because the courts of the Cayman Islands have yet to rule on whether such judgments are penal or punitive in nature, it is uncertain whether they would be enforceable in the Cayman Islands. Maples and Calder (Hong Kong) LLP, has advised us that although there is no statutory enforcement in the Cayman Islands of judgments obtained in the federal or state courts of the United States, a judgment obtained in such jurisdiction will be recognized and enforced in the courts of the Cayman Islands at common law, without any re-examination of the merits of the underlying dispute, by an action commenced on the foreign judgment debt in the Grand Court of the Cayman Islands, provided such judgment (a) is given by a foreign court of competent jurisdiction; (b) imposes on the judgment debtor a liability to pay a liquidated sum for which the judgment has been given; (c) is final; (d) is not in respect of taxes, a fine or a penalty; and (e) was not obtained in a manner and is not of a kind the enforcement of which is contrary to natural justice or the public policy of the Cayman Islands.

        Han Kun Law Offices has further advised us that the recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law based either on treaties between China and the country where the judgment is made or on principles of reciprocity between jurisdictions. China does not have any treaties or other form of reciprocity with the United States or the Cayman Islands that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedures Law, courts in the PRC will not enforce a foreign judgment against us or our directors and officers if they decide that the judgment violates the basic principles of PRC law or national sovereignty, security or public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States or the Cayman Islands. Under the PRC Civil Procedures Law, foreign shareholders may originate actions based on PRC law against us in the PRC, if they can establish sufficient nexus to the PRC for a PRC court to have jurisdiction, and meet other procedural requirements, including, among others, the plaintiff must have a direct interest in the case, and there must be a concrete claim, a factual basis and a cause for the suit. However, it would be difficult for foreign shareholders to establish sufficient nexus to the PRC by virtue only of holding our ADSs or ordinary shares.

 CORPORATE HISTORY AND STRUCTURE

        We commenced our online consumer finance marketplace business in March 2014. Hexindai Inc. was incorporated in Cayman Islands to be our holding company in April 2016. Hexindai Inc. then established a wholly owned subsidiary in Hong Kong, Hexindai Hong Kong Limited, or Hexindai HK, in May 2016, and Hexindai HK further established Beijing Hexin Yongheng Technology Development Co. Ltd., or Hexin Yongheng, our wholly owned subsidiary in China, in August 2016.

        Hexin E-Commerce Co., Ltd, or Hexin E-Commerce, was established in China in March 2014. Mr. Xiaobo An, Mr. Xiaoning An and Mr. Xiaobin Zhai are the shareholders of Hexin E-Commerce, owning 94.99%, 0.01% and 5.00% of the equity interests in Hexin E-Commerce, respectively, as of the date of this prospectus. We obtained control and became the primary beneficiary of Hexin E-Commerce in November 2016 by entering into a series of contractual arrangements with Hexin E-Commerce and its shareholders.

        We currently conduct our online consumer finance marketplace business in China through Hexin Yongheng and our consolidated variable interest entity, Hexin E-Commerce. Hexin E-Commerce operates our website www.hexindai.com and has an ICP license as an internet information provider.

        We achieved the following milestones in connection with the development of our marketplace lending business:

  •
  In December 2014, in recognition of our market position we became a founding member of the Beijing Internet Finance Industry Association. In the same month, we launched our mobile application for investors.

  •
  In April 2015, we became a member of the China Association of Microfinance.

  •
  In May 2016, we were awarded the "Gold Award for China's Top Ten Online Finance Platforms in terms of Risk Management Capability".

  •
  In January 2017, we entered into a strategic cooperation agreement with China Everbright Bank, which will provide integrated financial services to our Company. China Everbright Bank has also agreed to extend loan credit to us of up to RMB100 million upon request for our general working capital purposes. The terms of any such loans shall be negotiated and determined separately.

  •
  In January 2017, we successfully integrated our asset custody system with Jiangxi Bank, and thus complied with the latest regulatory requirements.

  •
  In January 2017, we entered into a framework agreement with a reputable third-party insurance provider, Changan Insurance, to provide insurance coverage to investors and transitioned from the risk reserve liability policy to the insurance arrangement. In March 2017, we entered into a supplemental agreement with Changan Insurance to further set out terms and conditions of the insurance arrangement.

  •
  In March 2017, we entered into an agreement with Fair Isaac Corporation, a reputable analytics software company listed on the New York Stock Exchange, to purchase and implement a decision rules management solution which will allow us to automate our loan origination approval process.

  •
  In May 2017, we were awarded a Level 3 Certificate for Protection of State Information Security by the Ministry of Public Security, a prestigious form of recognition awarded to financial institutions such as commercial banks for stringent information security management.

  •
  In July 2017, we entered into an agreement with China Unionpay, a national bankcard association to launch its "Quickpass" application in our mobile app to allow investors to instantaneously access their bank accounts at Jiangxi Bank and use any surplus funds to make daily retail purchases in stores partnered with China Unionpay by scanning a QR code from China Unionpay.

  •
  In July 2017, we entered into an agreement with GBG DecTech, a reputable Australian service provider of anti-fraud, anti-money laundering, and decision management services to purchase and implement a fraud detection solution which will enhance our fraud detection capabilities and further strengthen our anti-fraud systems.

        The following diagram illustrates our corporate structure, including our subsidiaries and consolidated variable interest entity, immediately prior to the completion of this offering:

Hexin Holding Limited (BVI)
AnHe Holding Limited (BVI)
Velencia Holdings Limited (BVI)
Long Harvest Fund Management LLC (Delaware)
Dragon Gate Investment Partners LLC Limited (Hong Kong)
74.5%
18.6%
4.9%
1.0%
1.0%
Hexindai Inc. (Cayman Islands)
100%
Hexindai Hong Kong Limited ("Hexindai HK") (Hong Kong)
Outside China
100%
Inside China
Beijing Hexin Yongheng Technology Development Co., Ltd ("Hexin Yongheng")
Xiaoning An
Xiaobo An
Xiaobin Zhai
0.01%
94.99%
5.00%
VIE
Hexin E-Commerce Co., Ltd. ("Hexin E-Commerce")
Equity interest
Contractual arrangements

        The following diagram illustrates our corporate structure, including our subsidiaries and consolidated variable interest entity, immediately upon the completion of this offering:

Note:

(1)
The ownership percentage range is calculated based on the minimum and maximum offering amounts.

Contractual Arrangements with Hexin E-Commerce

        Due to PRC legal restrictions on foreign ownership and investment in value-added telecommunications services, and Internet content provision services in particular, we currently conduct these activities through Hexin E-Commerce, which we effectively control through a series of contractual arrangements. These contractual arrangements allow us to:

  •
  exercise effective control over Hexin E-Commerce;

  •
  receive substantially all of the economic benefits of Hexin E-Commerce; and

  •
  have an exclusive option to purchase all or part of the equity interests in Hexin E-Commerce when and to the extent permitted by PRC law.

        As a result of these contractual arrangements, we have become the primary beneficiary of Hexin E-Commerce, and we treat Hexin E-Commerce as our variable interest entity under U.S. GAAP. We have consolidated the financial results of Hexin E-Commerce in our consolidated financial statements in accordance with U.S. GAAP.

        The following is a summary of the currently effective contractual arrangements by and among our wholly-owned subsidiary, Hexin Yongheng, our consolidated variable interest entity, Hexin E-Commerce, and the shareholders of Hexin E-Commerce.

Agreements that Provide us Effective Control over Hexin E-Commerce

        Equity Interest Pledge Agreements    Pursuant to the equity interest pledge agreements, each shareholder of Hexin E-Commerce has pledged all of his equity interest in Hexin E-Commerce to guarantee the shareholder's and Hexin E-Commerce's performance of their obligations under the exclusive business cooperation agreement, loan agreement, exclusive option agreement and power of attorney. If Hexin E-Commerce or any of its shareholders breaches their contractual obligations under these agreements, Hexin Yongheng, as pledgee, will be entitled to certain rights regarding the pledged equity interests, including being paid in priority based on the monetary valuation that the equity interest is converted into or receiving proceeds from the auction or sale of the pledged equity interests of Hexin E-Commerce in accordance with the PRC law. Each of the shareholders of Hexin E-Commerce agrees that, during the term of the equity interest pledge agreements, he will not transfer the pledged equity interests or place or permit the existence of any security interest or encumbrance on the pledged equity interests without the prior written consent of Hexin Yongheng. The equity interest pledge agreements remain effective until Hexin E-Commerce and its shareholders discharge all of their obligations under the contractual arrangements. We have registered the equity pledge with the relevant office of the Administration for Industry and Commerce in accordance with the PRC Property Rights Law.

        Powers of Attorney    Pursuant to the powers of attorney, each shareholder of Hexin E-Commerce has irrevocably appointed Hexin Yongheng to act as such shareholder's exclusive attorney-in-fact to exercise all shareholder rights, including, but not limited to, voting on all matters of Hexin E-Commerce requiring shareholder approval, disposing of all or part of the shareholder's equity interest in Hexin E-Commerce, and appointing directors and executive officers. Hexin Yongheng is entitled to designate any person to act as such shareholder's exclusive attorney-in-fact without notifying or the approval of such shareholder, and if required by PRC law, Hexin Yongheng shall designate a PRC citizen to exercise such right. Each power of attorney will remain in force for so long as the shareholder remains a shareholder of Hexin E-Commerce. Each shareholder has waived all the rights which have been authorized to Hexin Yongheng and will not exercise such rights.

Spousal Consent Letter

        The spouse of Mr. Zhai Xiaobin signed a spousal consent letter on November 1, 2016. Mr. Zhai Xiaobin holds 5.0% equity interest in Hexin E-Commerce. Under the spousal consent letter, the signing spouse unconditionally and irrevocably agreed to Mr. Zhai Xiaobin's execution of the equity interest pledge agreement, the exclusive option agreement, the power of attorney and the loan agreement. The signing spouse undertook not to make any assertions upon those shares. The signing spouse further confirmed that her authorization and consent are not needed for any amendment or termination of the abovementioned agreements and undertook to execute and take all necessary measures to ensure the appropriate performance of those agreements.

Agreement that Allows us to Receive Economic Benefits from Hexin E-Commerce

        Exclusive Business Cooperation Agreement    Under the exclusive business cooperation agreement between Hexin Yongheng and Hexin E-Commerce, Hexin Yongheng has the exclusive right to provide Hexin E-Commerce with technical support, consulting services and other services. Without Hexin

Yongheng's prior written consent, Hexin E-Commerce agrees not to accept the same or any similar services provided by any third party. Hexin Yongheng may designate other parties to provide services to Hexin E-Commerce. Hexin E-Commerce agrees to pay service fees on a monthly basis and at an amount determined by Hexin Yongheng after taking into account multiple factors, such as the complexity and difficulty of the services provided, the time consumed, the content and commercial value of services provided and the market price of comparable services. Hexin Yongheng owns the intellectual property rights arising out of the performance of this agreement. In addition, Hexin E-Commerce has granted Hexin Yongheng an irrevocable and exclusive option to purchase any or all of the assets and businesses of Hexin E-Commerce at the lowest price permitted under PRC law. Unless otherwise agreed by the parties or terminated by Hexin Yongheng unilaterally, this agreement will remain effective permanently.

Agreements that Provide Us with the Option to Purchase the Equity Interest in Hexin E-Commerce

        Exclusive Option Agreements    Pursuant to the exclusive option agreements, each shareholder of Hexin E-Commerce has irrevocably granted Hexin Yongheng an exclusive option to purchase, or have its designated person or persons to purchase, at its discretion, to the extent permitted under PRC law, all or part of the shareholder's equity interests in Hexin E-Commerce. The purchase price is RMB1 or the minimum price required by PRC law. If Hexin Yongheng exercises the option to purchase part of the equity interest held by a shareholder, the purchase price shall be calculated proportionally. Hexin E-Commerce and each of its shareholders have agreed to appoint any persons designated by Hexin Yongheng to act as Hexin E-Commerce's directors. Without Hexin Yongheng's prior written consent, Hexin E-Commerce shall not amend its articles of association, increase or decrease the registered capital, sell or otherwise dispose of its assets or beneficial interest, create or allow any encumbrance on its assets or other beneficial interests, provide any loans to any third parties, enter into any material contract with a value of more than RMB100,000 (US$14,750.8) (except those contracts entered into in the ordinary course of business), merge with or acquire any other persons or make any investments, or distribute dividends to the shareholders. The shareholders of Hexin E-Commerce have agreed that, without Hexin Yongheng's prior written consent, they will not dispose of their equity interests in Hexin E-Commerce or create or allow any encumbrance on their equity interests. These agreements will remain effective until all equity interests of Hexin E-Commerce held by its shareholders have been transferred or assigned to Hexin Yongheng or its designated person(s).

        Loan Agreements    Pursuant to the loan agreements between Hexin Yongheng and the shareholders of Hexin E-Commerce, Hexin Yongheng made loans in an aggregate amount of RMB510.0 million (US$75.2 million) to the shareholders of Hexin E-Commerce solely for the capitalization of Hexin E-Commerce. Pursuant to the loan agreement, the method of repayment shall be at the sole discretion of Hexin Yongheng. At the option of Hexin Yongheng, shareholders shall repay the loans by the transfer of all their equity interest in Hexin E-Commerce to Hexin Yongheng or its designated person(s) pursuant to their respective exclusive option agreements. The shareholders must pay all of the proceeds from sale of such equity interests to Hexin Yongheng. In the event that shareholders sell their equity interests to Hexin Yongheng or its designated person(s) with a price equivalent to or less than the amount of the principal, the loans will be interest free. If the price is higher than the amount of the principal, the excess amount will be paid to Hexin Yongheng as the loan interest. The loan must be repaid immediately under certain circumstances, including, among others, if a foreign investor is permitted to hold majority or 100% equity interest in Hexin E-Commerce and Hexin Yongheng elects to exercise its exclusive equity purchase option. The term of the loans is ten years and can be extended upon mutual written consent of the parties.

        In the opinion of Han Kun Law Offices, our PRC counsel:

  •
  the ownership structures of Hexin Yongheng and Hexin E-Commerce, currently and immediately after giving effect to this offering, will not result in any violation of PRC laws or regulations currently in effect; and

  •
  the contractual arrangements among Hexin Yongheng, Hexin E-Commerce and the shareholders of Hexin E-Commerce governed by PRC law, currently and immediately after giving effect to this offering, are valid, binding and enforceable, and do not and will not result in any violation of PRC laws or regulations currently in effect.

        However, there are substantial uncertainties regarding the interpretation and application of current and future PRC laws, regulations and rules. In particular, in January 2015, the MOC published a discussion draft of the proposed Foreign Investment Law for public review and comments. Among other things, the draft Foreign Investment Law expands the definition of foreign investment and introduces the principle of "actual control" in determining whether a company is considered a foreign-invested enterprise, or an FIE. Under the draft Foreign Investment Law, variable interest entities would also be deemed as FIEs, if they are ultimately "controlled" by foreign investors, and be subject to restrictions on foreign investments. However, the draft law has not taken a position on what actions will be taken with respect to the existing companies with the "variable interest entity" structure, whether or not these companies are controlled by Chinese parties. It is uncertain when the draft may be signed into law, if at all, and whether any final version would have substantial changes from the draft. Accordingly, the PRC regulatory authorities may in the future take a view that is contrary to the above opinion of our PRC counsel. If the PRC government finds that the agreements that establish the structure for operating our online consumer finance marketplace business do not comply with PRC government restrictions on foreign investment in value-added telecommunications services businesses, such as internet content provision services, we could be subject to severe penalties, including being prohibited from continuing operations. See "Risk Factors—Risks Related to Our Relationship with Hexin Group and Our Corporate Structure—If the PRC government decides that our contractual arrangements under the variable interest entity structure do not comply with PRC regulations, or if the regulatory environment changes, we may have to change our business model and/or be subject to penalties", "Risk Factors—Risks Related to PRC Laws Regulating Our Business and Industry—We may be adversely affected by the complexity, uncertainties and changes in PRC regulation of Internet- related businesses and companies, and any lack of requisite approvals, licenses or permits applicable to our business may have a material adverse effect on our business and results of operations", "Risk Factors—Risks Related to PRC Laws Regulating Our Business and Industry—Uncertainties in the interpretation and enforcement of Chinese laws and regulations could limit the legal protections available to us" and "Risk Factors—Risks Related to PRC Laws Regulating Our Business and Industry—Substantial uncertainties exist with respect to the enactment timetable, interpretation and implementation of draft PRC Foreign Investment Law and how it may impact the viability of our current corporate structure, corporate governance and business operations."

Our Relationship with Hexin Group

        Hexin Information and Hexin Financial Information are under common control of our chairman, Mr. Xiaobo An. Hexin Information was incorporated in December 2015 and 99.0% held by Mr. Xiaobo An. Hexin Financial Information was incorporated in April 2014 and 95.0% held by Mr. Xiaobo An. Hexin Information and Hexin Financial Information are both engaged in the provision of financial advisory services, including investment advisory, investment consulting, assets management services, project investment and insurance brokerage services, lease financing and health management services to urban and rural residents in China, including small and micro-enterprise owners, fixed income employees, college students and rural households. The provision of investment consulting services, including assets management services, project investment management and insurance brokerage services, represent the most profitable business activity of Hexin Group. Each of the business strategies of each of Hexin Information, Hexin Financial Information and Hexin E-Commerce have been designed by Mr. Xiaobo An together with their separate management teams since their respective inceptions of business. Both management and the decision making processes of Hexin Information and Hexin Financial Information are separate from those of Hexin E-Commerce and our Company. Although all of these entities operate under the same "Hexin" brand and cooperate in business referral activities, the management and economic interests of these entities are kept separate.

        Before January 12, 2017, we were developing our business and did not have an independent, standalone banking operations team to deal with the complex banking transactions with and between the investors and borrowers through our online marketplace. As a temporary measure, Hexin E-Commerce used Hexin Group's centralized treasury system as it was more efficient to use Hexin Group's existing knowhow and manpower. With the implementation of a more sophisticated internal control system, competent professionals and managerial expertise, we separated our treasury management function from the Hexin Group on January 12, 2017. The net balance of funds, totaling approximately RMB62.2 million (US$9.3 million), which was the amount due to Hexin E-Commerce as of September 30, 2016, was paid to us in full on September 27, 2017, in accordance with a memorandum signed by Hexin Information, Hexin Financial Information and us.

        Hexin E-Commerce has relied on Hexin Information and Hexin Financial Information with respect to acquisition of borrowers through offline networks. Hexin Information and Hexin Financial Information are both engaged in provision of financial advisory services, including investment advisory, investment consulting and assets management services to urban and rural residents in China, including small and micro-enterprise owners, fixed income employees, college students and rural households. Hexin Information and Hexin Financial Information had extensive on-the-ground sales networks, and have each accumulated an extensive borrower base. In the fiscal years ended March 31, 2015, 2016 and 2017 and the three months ended June 30, 2017, over 90% of our borrowers were referred from Hexin Information and Hexin Financial Information. Borrowers referred by Hexin Information or Hexin Financial Information enter into separate agreements with each of Hexin E-Commerce and Hexin Information or Hexin Financial Information and pay consultation fees separately. Hexin E-Commerce does not pay fees to Hexin Information or Hexin Financial Information with respect to such referrals.

        In the future, we will focus on unsecured credit loans and expect Hexin Group to leverage all of its physical branches to provide referrals of borrowers for unsecured credit loans. Hexin E-Commerce has entered into a framework cooperation agreement with Hexin Information and Hexin Financial Information with respect to their borrower referral and service arrangements in order to codify and formalize such historical business arrangements. Pursuant to this agreement, the parties will continue the referral cooperation under the existing business model and no direct fees will incur between them.

        Under the cooperation agreement, Hexin Group shall direct offline borrowers to Hexin E-Commerce for the facilitation of loan products on our online marketplace, and should obtain the explicit consent of Hexin E-Commerce before Hexin Group pursues any business opportunity by offering loan services and/or products to any offline borrower.

SELECTED CONSOLIDATED FINANCIAL DATA

        We were incorporated and commenced operations in March 2014. The following tables present selected consolidated financial data for the fiscal years ended March 31, 2015, 2016 and 2017 and as of March 31, 2015, 2016 and 2017 have been derived from our audited consolidated financial statements included elsewhere in this prospectus. The following summary consolidated financial data for the three months ended June 30, 2016 and 2017 and as of June 30, 2017 have been derived from our unaudited condensed consolidated interim financial statements included elsewhere in this prospectus and have been prepared on the same basis as our audited consolidated financial statements.

        Our consolidated financial statements are prepared and presented in accordance with U.S. GAAP. Our historical results do not necessarily indicate results expected for any future periods. You should read this Selected Consolidated Financial Data section together with our consolidated financial statements and the related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus.

	For the Fiscal Years Ended March 31,			For the Three Months Ended June 30,
	2015	2016	2017	2016	2017
	(US$, except number of shares)			(US$, except number of shares)
				(unaudited)
Selected Consolidated Statement of Comprehensive Income (Loss):
Net revenue	4,645,973	11,894,226	22,920,543	3,907,990	15,112,921
Loan facilitation, post-origination and other service, net	4,648,318	11,917,870	23,092,405	3,922,420	15,130,590
Business and sales related taxes	(2,345)	(23,644)	(171,862)	(14,430)	(17,669)
Operating expenses
Sales and marketing expenses	2,605,042	3,840,143	5,212,127	1,021,894	2,568,544
Service and development expenses	1,605,636	2,358,867	5,149,265	923,083	1,334,985
General and administrative expenses	733,920	1,554,833	2,645,605	438,643	894,747
Total operating expense	4,944,598	7,753,843	13,006,997	2,383,620	4,798,276
Income (loss) from operations	(298,625)	4,140,383	9,913,546	1,524,370	10,314,645
Total other (expense) income, net	(7,704)	26,270	179,529	26,345	155,863
(Loss) income before income taxes	(306,329)	4,166,653	10,093,075	1,550,715	10,470,508
Provision for income taxes	43,842	628,246	1,522,211	233,632	1,575,944
Net (loss) income	(350,171)	3,538,407	8,570,864	1,317,083	8,894,564
Comprehensive (loss) income	(332,805)	3,056,324	7,490,828	879,691	9,328,160
Basic and diluted (loss) earnings per common share*	(0.01)	0.08	0.20	0.03	0.21
Weighted average number of shares outstanding*	42,080,000	42,080,000	42,331,200	42,080,000	42,921,600

*
The shares and per share data are presented on a retroactive basis to reflect the nominal share issuance. Please see Note 17 to the consolidated financial statements for additional information on the nominal share issuance.

        The following table presents our summary consolidated balance sheet data as of March 31, 2015, 2016 and 2017 and June 30, 2017.

	As of March 31,
				As of June 30, 2017
	2015	2016	2017
	(US$)			(US$)
				(unaudited)
Selected Consolidated Balance Sheet Data:
Cash	954,681	7,818,936	19,232,275	32,548,392
Total current assets	1,847,801	9,620,452	27,554,131	39,076,876
Total assets	7,396,035	22,392,892	28,382,131	39,956,820
Total current liabilities	4,041,450	8,380,935	4,877,775	7,124,304
Total liabilities	4,041,450	8,380,935	4,877,775	7,124,304
Total equity	3,354,585	14,011,957	23,504,356	32,832,516

        The following table presents our summary operating for the fiscal years ended March 31, 2015, 2016 and 2017 and the three months ended June 30, 2016 and 2017.

													Three Months ended June 30, 2017 compared to June 30, 2016
											Growth Rates(9)
							For the Three Months Ended June 30,
	For the Fiscal Years Ended March 31,										2016 compared to 2015	2017 compared to 2017
	2015		2016		2017		2016		2017
	(RMB)	(US$)	(RMB)	(US$)	(RMB)	(US$)	(RMB)	(US$)	(RMB)	(US$)
	(in thousands, except percentages and numbers)						(in thousands, except percentages and numbers)
Loan volume facilitated(1)
Credit loan principal	38,729	6,295	640,120	101,171	2,264,421	336,727	355,804	54,478	1,268,297	184,921	1,552.8%	253.7%	256.5%
Secured loan principal	2,043,315	332,133	2,335,945	369,197	1,053,095	156,599	471,928	72,259	9,900	1,443	14.3%	–54.9%	–97.9%
Total	2,082,044	338,428	2,976,065	470,368	3,317,516	493,326	827,732	126,737	1,278,197	186,364	42.9%	11.5%	54.4%
Number of transactions facilitated(2)
Credit loan transactions	751	751	10,292	10,292	28,374	28,374	4,751	4,751	14,723	14,723
Secured loan transactions	2,691	2,691	2,957	2,957	1,254	1,254	606	606	13	13
Total	3,442	3,442	13,249	13,249	29,628	29,628	5,357	5,357	14,736	14,736
Average individual transaction amount
Credit loan transactions	52	8	62	10	80	12	75	11	86	13
Secured loan transactions	759	123	790	125	840	125	779	119	762	111
Overall average	605	98	225	36	112	17	155	24	87	13
Gross billing amount (net of VAT)(3)
Credit loan	1,827	297	45,733	7,228	172,401	25,637	26,726	4,092	112,798	16,446	2,402.7%	277.0%	322.1%
Secured loan	41,876	6,807	37,446	5,918	14,700	2,186	7,001	1,072	132	19	–10.6%	–60.7%	–98.1%
Total	43,703	7,104	83,179	13,146	187,101	27,823	33,727	5,164	112,930	16,465	90.3%	124.9%	234.8%
Gross billing ratio (net of VAT)(4)
Credit loan	4.7%	4.7%	7.1%	7.1%	7.6%	7.6%	7.5%	7.5%	8.9%	8.9%
Secured loan	2.0%	2.0%	1.6%	1.6%	1.4%	1.4%	1.5%	1.5%	1.3%	1.3%
Total	2.1%	2.1%	2.8%	2.8%	5.6%	5.6%	4.1%	4.1%	8.8%	8.8%
Number of borrowers(5)
Credit loan transactions	751	751	10,292	10,292	28,374	28,374	4,751	4,751	14,723	14,723
Secured loan transactions	885	885	828	828	364	364	243	243	13	13
Total	1,636	1,636	11,120	11,120	28,738	28,738	4,994	4,994	14,736	14,736	579.7%	158.4%	195.1%
Number of investors(6)
Credit loan transactions(7)	278	278	1,061	1,061	25,679	25,679	880	880	24,900	24,900
Secured loan transactions(8)	14,686	14,686	17,230	17,230	13,795	13,795	6,323	6,323	27	27
Credit and secured loan transactions	2,519	2,519	13,492	13,492	23,861	23,861	12,998	12,998	12,106	12,106
Total	17,483	17,483	31,783	31,783	63,335	63,335	20,201	20,201	37,033	37,033	81.8%	99.3%	83.3%

(1)
Loan volume is defined as the total principal amount of loans facilitated on our marketplace during the relevant period.

(2)
Number of loan transactions facilitated is defined as the total number of loans facilitated on our marketplace during the relevant period.

(3)
"Gross billing amount" is defined as the aggregated loan facilitation fees and loan management fees charged to borrowers before cash incentives, net of value added tax. It differs from the revenue recognized at the time of recognition. For an individual secured loan transaction, the gross billing amount equals the gross accumulative loan management service revenue recognized over the term of the secured loan. For an individual credit loan transaction, as the loan facilitation service fees are charged upfront upon the release of funds to borrowers, the gross billing amount equals the loan facilitation service revenue.

(4)
"Gross billing ratio" is defined as the gross billing amount divided by loan volume facilitated, presented in percentage. It is an operation metric we believe is a more accurate indicator of profitability.

(5)
Refers to borrowers who recorded successful borrowing activity on our online marketplace during the relevant period.

(6)
Refers to investors who made loan investments on our online marketplace during the relevant period.

(7)
Refers to investors who exclusively invested in credit loan transactions during the relevant period.

(8)
Refers to investors who exclusively invested in secured loan transactions during the relevant period.

(9)
Growth rates are calculated by RMB, and exclude the impact from exchange rate in different reporting period to reflect a real growth rate.

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        You should read the following discussion and analysis of our financial condition and results of operations in conjunction with the section headed "Selected Consolidated Financial Information" and our consolidated financial statements and the related notes included elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results and the timing of selected events could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under "Risk Factors" and elsewhere in this prospectus.

Overview

        We are a fast-growing consumer lending marketplace facilitating loans to meet the increasing consumption demand of the emerging middle class in China. The "emerging middle class" consists largely of the lower mass population in China. We facilitated RMB9.7 billion (US$1.5 billion) loans from our inception of business in March 2014 through June 30, 2017. We provide borrowers with convenient and ready access to credit and investors with risk-adjusted investment returns. We offer borrowers a wide variety of loan products based on their specific financing needs and risk profiles through our online marketplace. We also service different investors through our online platform by offering them portfolio investments ("Wallets"), individual investments and loan-transfer services.

        Through the nationwide physical networks of our cooperation partner, Hexin Group, which is majority-owned by our controlling shareholder, we source borrowers offline and conduct physical interviews as an integral part of our credit assessment and risk management process. We have also implemented risk-based pricing by assessing the credit risks of borrowers and then determining an appropriate loan amount and interest rate, taking into account the specific risk profiles of the borrowers.

        Borrowers and investors can access our marketplace through multiple channels, including Internet, mobile applications, H5 and social media (such as Wechat and Weibo). These channels allow borrowers and investors to conveniently monitor the status of their loans or investments online and access our live support services. Throughout the term of the loan, we offer other post-origination services to borrowers including repayment-related management services. We provide investors with investment services and products including portfolio investments and individual investments. Investors can use these tools to choose and customize their preferred loan investments. In addition, our online marketplace allows investors to transfer their loan commitments to other investors under certain circumstances and access our live support services.

        We generate revenue primarily from fees charged for our services in matching investors with individual borrowers and for other services we provide to our users over the term of a loan. We primarily charge borrowers loan facilitation fees for services provided through our marketplace in facilitating credit loan transactions and loan management fees for secured loan transactions, and we also charge investors management fees for investing in our portfolio investments or individual investments.

        We have experienced significant growth since we launched our marketplace in March 2014. Our total net revenue increased from US$4.6 million in the fiscal year ended March 31, 2015 to US$11.9 million in the fiscal year ended March 31, 2016, and further increased to US$22.9 million in the fiscal year ended March 31, 2017. Our revenue increased by 286.7% from US$3.9 million in the three months ended June 30, 2016 to US$15.1 million in the three months ended June 30, 2017. Our net profit increased from US$3.5 million in the fiscal year ended March 31, 2016, and further increased to US$8.6 million in the fiscal year ended March 31, 2017, while our net loss was US$0.4 million in the fiscal year ended March 31, 2015. Our net profit was US$1.3 million and US$8.9 million in the three months ended June 30, 2016 and 2017, respectively.

Our Relationship with Hexin Group

        Hexin Information and Hexin Financial Information are under common control of our chairman, Mr. Xiaobo An. Hexin Information was incorporated in December 2015 and 99.0% held by Mr. Xiaobo An, whereas Hexin Financial Information was incorporated in April 2014 and 95.0% held by Mr. Xiaobo An. Hexin Information and Hexin Financial Information are both engaged in the provision of financial advisory services, including investment advisory, investment consulting and assets management services, to urban and rural residents in China, including small and micro-enterprise owners, fixed income employees, college students and rural households. In addition to referring borrower applicants to us, both Hexin Information and Hexin Financial Information also cooperate with other third party financial institutions in the normal course of business for each of its independent business operations. Except as otherwise disclosed in this prospectus, the operations, financial and business administration functions of Hexin Group are separate from Hexin E-Commerce and our Company. Hexin Group and Hexin E-Commerce have separate management teams and their decision-making processes are also separate. Although Hexin E-Commerce, Hexin Information and Hexin Financial Information operate under the same "Hexin" brand and cooperate in business referral activities, the management and economic interests of these three entities are kept separate. We have entered into a cooperation agreement with Hexin Group, under which Hexin Information and Hexin Financial Information refer offline borrowers to us and we then provide online platform services to match investors with these borrowers. Our cooperation partners receive consultation fees from borrowers whereas we independently receive loan facilitation fees and loan management fees from borrowers. During the course of the facilitation of a loan, we do not receive any fees from our cooperation partners, and vice versa. See "Corporate History and Structure—Our Relationship with Hexin Group".

        Before Hexin E-Commerce was fully operational, in order to achieve a more efficient use of funds, the Hexin Group entities implemented centralized treasury management. As a result, from its incorporation up to January 11, 2017, Hexin E-Commerce's cash flows were managed through the bank accounts of Hexin Information and Hexin Financial Information. On January 12, 2017, Hexin E-Commerce separated its treasury management function from the Hexin Group. As of June 30, 2017, we had US$3.7 million due from related parties. On September 27, 2017, all balances due from Hexin Group were collected by us in full.

Key Operation data

													Three Months ended June 30, 2017 compared to June 30, 2016
							For the Three Months Ended June 30,				Growth Rates(9)
	For the Fiscal Years Ended March 31,
											2016 compared to 2015	2017 compared to 2016
	2015		2016		2017		2016		2017
	(RMB)	(US$)	(RMB)	(US$)	(RMB)	(US$)	(RMB)	(US$)	(RMB)	(US$)
	(in thousands, except percentages and numbers)						(in thousands, except percentages and numbers)
Loan volume facilitated(1)
Credit loan principal	38,729	6,295	640,120	101,171	2,264,421	336,727	355,804	54,478	1,268,297	184,921	1,552.8%	253.7%	256.5%
Secured loan principal	2,043,315	332,133	2,335,945	369,197	1,053,095	156,599	471,928	72,259	9,900	1,443	14.3%	–54.9%	–97.9%
Total	2,082,044	338,428	2,976,065	470,368	3,317,516	493,326	827,732	126,737	1,278,197	186,364	42.9%	11.5%	54.4%
Number of transactions facilitated(2)
Credit loan transactions	751	751	10,292	10,292	28,374	28,374	4,751	4,751	14,723	14,723
Secured loan transactions	2,691	2,691	2,957	2,957	1,254	1,254	606	606	13	13
Total	3,442	3,442	13,249	13,249	29,628	29,628	5,357	5,357	14,736	14,736
Average individual transaction amount
Credit loan transactions	52	8	62	10	80	12	75	11	86	13
Secured loan transactions	759	123	790	125	840	125	779	119	762	111
Overall average	605	98	225	36	112	17	155	24	87	13
Gross billing amount (net of VAT)(3)
Credit loan	1,827	297	45,733	7,228	172,401	25,637	26,726	4,092	112,798	16,446	2,402.7%	277.0%	322.1%
Secured loan	41,876	6,807	37,446	5,918	14,700	2,186	7,001	1,072	132	19	–10.6%	–60.7%	–98.1%
Total	43,703	7,104	83,179	13,146	187,101	27,823	33,727	5,164	112,930	16,465	90.3%	124.9%	234.8%
Gross billing ratio (net of VAT)(4)
Credit loan	4.7%	4.7%	7.1%	7.1%	7.6%	7.6%	7.5%	7.5%	8.9%	8.9%
Secured loan	2.0%	2.0%	1.6%	1.6%	1.4%	1.4%	1.5%	1.5%	1.3%	1.3%
Total	2.1%	2.1%	2.8%	2.8%	5.6%	5.6%	4.1%	4.1%	8.8%	8.8%
Number of borrowers(5)
Credit loan transactions	751	751	10,292	10,292	28,374	28,374	4,751	4,751	14,723	14,723
Secured loan transactions	885	885	828	828	364	364	243	243	13	13
Total	1,636	1,636	11,120	11,120	28,738	28,738	4,994	4,994	14,736	14,736	579.7%	158.4%	195.1%
Number of investors(6)
Credit loan transactions(7)	278	278	1,061	1,061	25,679	25,679	880	880	24,900	24,900
Secured loan transactions(8)	14,686	14,686	17,230	17,230	13,795	13,795	6,323	6,323	27	27
Credit and secured loan transactions	2,519	2,519	13,492	13,492	23,861	23,861	12,998	12,998	12,106	12,106
Total	17,483	17,483	31,783	31,783	63,335	63,335	20,201	20,201	37,033	37,033	81.8%	99.3%	83.3%

(1)
Loan volume is defined as the total principal amount of loans facilitated on our marketplace during the relevant period.

(2)
Number of loan transactions facilitated is defined as the total number of loans facilitated on our marketplace during the relevant period.

(3)
"Gross billing amount" is defined as the aggregated loan facilitation fees and loan management fees charged to borrowers before cash incentives, net of value added tax. It differs from the revenue recognized at the time of recognition. For an individual secured loan transaction, the gross billing amount equals the gross accumulative loan management service revenue recognized over the term of the secured loan. For an individual credit loan transaction, as the loan facilitation service fees are charged upfront upon the release of funds to borrowers, the gross billing amount equals the loan facilitation service revenue.

(4)
"Gross billing ratio" is defined as the gross billing amount divided by loan volume facilitated, presented in percentage. It is an operation metric we believe is a more accurate indicator of profitability.

(5)
Refers to borrowers who recorded successful borrowing activity on our online marketplace during the relevant period.

(6)
Refers to investors who made loan investments on our online marketplace during the relevant period.

(7)
Refers to investors who exclusively invested in credit loan transactions during the relevant period.

(8)
Refers to investors who exclusively invested in secured loan transactions during the relevant period.

(9)
Growth rates are calculated by RMB, and exclude the impact from exchange rate in different reporting period to reflect a real growth rate.

Key Factors Affecting Our Results of Operations

        We believe the key factors affecting our financial condition and results of operations include the following:

Product Mix and Pricing

        Our ability to maintain profitability largely depends on our ability to continually optimize our product mix and to accurately price the loan products facilitated through our platform. We facilitate primarily medium-sized credit loans with terms of up to 36 months and secured loans with terms ranging from one to three months in the amount ranging from RMB20,000 to RMB140,000 to borrowers on our online marketplace.

        As part of our business strategy, we have shifted our focus from secured loans to credit loans due to the higher gross billing ratio of credit loans. We have experienced rapid growth in the credit loans facilitated on our marketplace. In the fiscal year ended March 31, 2017, credit loans represented approximately 68.3% of the total loans facilitated on our marketplace, as compared to 21.5% in the fiscal year ended March 31, 2016. The total amount of credit loans facilitated on our marketplace experienced an increase of 253.7% from RMB640.1 million (US$101.2 million) in the fiscal year ended March 31, 2016 to RMB2.3 billion (US$336.7 million) in the fiscal year ended March 31, 2017. In the three months ended June 30, 2016 and 2017, total credit loans facilitated on our marketplace was RMB355.8 million (US$54.5 million) and RMB1.3 billion (US$184.9 million), representing 43.0% and 99.2% of the total loans facilitated on our marketplace, respectively. The gross billing ratio of credit loans increased from 7.1% in the fiscal year ended March 31, 2016 to 7.6% in the fiscal year ended March 31, 2017. The gross billing ratio of credit loans increased from 7.5% in the three months ended June 30, 2016 to 8.9% in the three months ended June 30, 2017. We expect to continue to focus on credit loans going forward.

        We further categorize and tailor our loan products according to the borrowers' segmentation and different consumption financing needs. We currently offer several tailored loan products, including provident fund loans, property-owner loans, car-owner loans, insurance-holder loans and premier customer loans. We also segment our borrowers into five different credit grades, which we refer to as Grades A to Grade E. Among the five credit grades, Grade A represents the lowest risks associated with the borrowers, while Grade E represents the highest risks. Because of the different level of risk required to facilitate loans to Grade A, B, C, D and E borrowers, the rate of the loan facilitation or management service fee that we charge borrowers varies depending on the pricing grade of the loan facilitated. Any material change in the product mix and pricing could have a significant impact on our profitability and net income.

        We have observed an increasing trend of borrower preference for loan products of higher loan amounts. The proportion of credit loans with loan amounts of RMB20,000 to RMB100,000 decreased from 82.5% in the fiscal year ended March 31, 2016 to 51.9% in the fiscal year ended March 31, 2017, and from 60.1% in the three months ended June 30, 2016 to 44.5% in the three months ended June 30, 2017 based on the total volume of credit loans facilitated over our online marketplace. The proportion of credit loans with loan amounts of more than RMB100,000 increased from 17.5% in the fiscal year ended March 31, 2016 to 48.1% in the fiscal year ended March 31, 2017 and increased from 39.9% in the three months ended June 30, 2016 to 55.5% in the three months ended June 30, 2017. We also observed an increasing trend of longer repayment terms. The proportion of credit loans with repayment terms of 36 months increased from 73.7% in the fiscal year ended March 31, 2016 to 97.5% in the fiscal year ended March 31, 2017, and decreased slightly from 98.3% in the three months ended June 30, 2016 to 93.3% in the three months ended June 30, 2017, based on the total volume of credit loans facilitated over our online marketplace. The proportion of credit loans with repayment terms of 24 months decreased from 22.5% in the fiscal year ended March 31, 2016 to 0.7% in the fiscal year ended March 31, 2017, and increased slightly from 1.4% in the three months ended June 30, 2016 to 1.7% in the three months ended June 30, 2017 respectively, based on the total volume of credit loans facilitated over our online marketplace. The proportion of credit loans with repayment terms of 12 months decreased from 3.8% in the fiscal year ended March 31, 2016 to 1.8% in the fiscal year ended March 31, 2017, and increased from 0.3% in the three months ended June 30, 2016 to 5.0% in the three months ended June 30, 2017, respectively, based on the total volume of credit loans facilitated over our online marketplace.

Ability to Acquire Borrowers and Investors Effectively

        Our ability to increase the loan volume facilitated through our marketplace largely depends on our ability to attract potential borrowers and investors through sales and marketing efforts. Our sales and marketing efforts include those related to borrower and investor acquisition and retention, and general marketing. We intend to continue to dedicate significant resources to our sales and marketing efforts and constantly seek to improve the effectiveness of these efforts, in particular with regard to borrower and investor acquisition.

        We utilize an O2O model to acquire borrowers, combining both an online platform and the extensive offline networks of our offline cooperation partners. We acquire borrowers through referrals from our offline cooperation partners' extensive nationwide on-the-ground sales network in China as part of our contractual arrangements with Hexin Information and Hexin Financial Information, which are owned by our controlling shareholder. Under the contractual arrangements, Hexin Group refers offline borrowers to us and we then offer our online loan facilitation services to these borrowers. See "Corporate History and Structure—Our Relationship with Hexin Group". In the fiscal years ended March 31, 2015, 2016 and 2017 and the three months ended June 30, 2016 and 2017, over 90% of our borrowers were referred from Hexin Group. See "Risk Factors —Risks related to our relationship with Hexin Group and our corporate structure—If Hexin Group's business, results of operations or brand is adversely affected, we may not be able to source new offline borrowers and our business, results of operations and brand will in turn be negatively affected." We primarily acquire investors through our online platform. Our investor acquisition channels primarily include our cash incentive program and sales and marketing campaigns for our mobile applications, customer referrals and promotional activities for institutional investors. If any of our current borrower or investor acquisition channels becomes less effective, if we are unable to continue to use any of these channels or if we are not successful in using new channels, we may not be able to attract new borrowers and investors in a cost-effective manner or convert potential borrowers and investors into active borrowers and investors, and may even lose our existing borrowers and investors to our competitors.

The Economic Environment and Demand for Consumer Credit in China

        The success of our online platform is largely dependent on the demand for consumer credit in China, which is in turn dependent upon the overall economic conditions in China. Any downturn in China's economic growth may negatively affect borrowers' demand for loans as such economic uncertainty may affect individuals' level of disposable income and cause consumers to defer consumption of premium goods and services. An economic downturn may also negatively affect borrowers' repayment capability, which in turn may decrease their willingness to seek loans and potentially cause an increase in default rates. If actual or expected default rates increase generally in China or the consumer finance market, investors may delay or reduce their investments in loan products in general, including on our marketplace.

The Regulatory Environment in China

        The regulatory environment for the consumer lending industry in China is developing and evolving, creating both challenges and opportunities that could affect our financial condition and results of operations. Most recently, multiple PRC governmental authorities have published various new laws and rules to further regulate the marketplace lending industry in China. See "Regulations—Regulations Relating to Online Consumer Lending—Regulations on Consumer Lending Service Providers". We will continue to make efforts to ensure that we are in compliance with the existing laws, regulations and governmental policies relating to our industry and will comply with new laws and regulations or changes under existing laws and regulations that may arise in the future. While new laws and regulations or changes to existing laws and regulations could make loans more difficult to be accepted by investors or borrowers on terms favorable to us, or at all, these laws and regulations could also provide new market opportunities. In addition, compliance with new laws and regulations may increase our operating expenses but may also drive increased loan volume to our marketplace and thus increase our revenue.

Effectiveness of Risk Management

        Our ability to effectively assess the credit risk of borrowers, generate credit scores and segment borrowers into appropriate risk profiles affects our ability to facilitate suitable loans between borrowers and investors and implement risk-based pricing. Generally, the higher the credit grades of the borrowers, which represent lower credit risks, the lower the APRs charged to borrowers and the lower the expected returns to the investors. We assist borrowers and investors in assessing the credit risks and calculating the appropriate APRs and expected returns. With our proprietary technology, we have implemented a multi-stage credit assessment and risk management system to ensure the quality of borrowers and to prevent fraud. For more information on our risk management system, please see "Business—Our Technology and Risk Management System". The information and data we use may not be sufficient to allow us to adequately capture a borrower applicant's credit risk. We constantly update and optimize our risk management system, but the system may have loopholes or defects which may prevent us from effectively identifying risks, or the data provided by users may be inaccurate or stale or insufficient, such that we may misjudge the risk and misalign the risk profile and loan price. The information may also not be sufficient for prediction of future non-payment. Such risks and errors may erode investor confidence in our marketplace and therefore harm our reputation and adversely affect our business and results of operations.

        In addition, we maintained a risk reserve liability policy from March 2014 to January 2017. The funding and operation of a risk reserve might have a material impact on our financial conditions. A significant increase in our expected risk reserve liability would have a negative impact on our net revenue and net income. Our ability to assess the expected risk reserve liability depends on our ability to manage and forecast the performance, the delinquency or the M3+ Net Charge-off Rates, of the loans facilitated through our marketplace. Due to our limited operating history, we have limited amount of information to assess the overall default risk on non-payment of consumer loans, so that our forecast of M3+ Net Charge-off may not be accurate.

        We have also entered into a framework agreement with a reputable third-party insurance provider, Changan Insurance, to provide insurance coverage to investors for loans since February 1, 2017. In the event of borrower default, the insurance provider should compensate the investor for his principal investment amount and accrued interests, up to the insured amount specified in the insurance policy. During the transition from our risk reserve liability policy to our insurance arrangement, Changan Insurance took custody of the balance of our risk reserve and assumed the outstanding loan balances covered under the previous risk reserve. If the insurance provider decides an investor is not entitled to compensation, the investor may demand that we compensate him or her for the loss, which may adversely affect our reputation.

Seasonality

        Our operating results are influenced by seasonal factors, including the timing of national holidays, as well as consumer spending habits, patterns and Internet usage. We generally experience lower transaction value on our online marketplace during national holidays in China, particularly during and after the Chinese New Year holiday season. Due to general consumer spending habits, demand for credit loans facilitated on our marketplace is generally higher in the third and fourth quarters before the Chinese New Year. As a result, we earn a higher portion of our revenue and net income during the third and fourth quarters. However, as we only have a relatively short operating history, the seasonal impact on our financial results is unclear. Therefore, while the seasonality of borrowing habits in China has an impact on our financial results, this impact may change depending on changes in consumer spending habits and the relative rates of growth in the volumes of our different loan products.

Key Components of Results of Operations

Revenue

        Our revenue is generated from fees charged for providing services, including loan facilitation service fees, loan management service fees, post-origination service fees and others. We charge borrowers loan facilitation fees for services provided through our marketplace in facilitating credit loan transactions, and loan management service fees for services provided through our marketplace in facilitating secured loan transactions. We also charge investors a post-origination service fee. In addition, we charge other fees such as penalty fees for late payment, one-time fees for investors transferring their creditor rights, and other service fees.

        Our revenue is presented net of VAT and related surcharges. Our net revenue comprises fees earned net of liabilities associated with the risk reserve liability and cash incentives to investors, and is recognized as revenue from loan facilitation services, loan management services, post-origination services and other services.

        The following table sets forth the reconciliation of our net revenue for the periods presented:

	For the Fiscal Years Ended March 31,						For the Three Months Ended June 30,
	2015		2016		2017		2016		2017
	(US$)	% of revenue	(US$)	% of revenue	(US$)	% of revenue	(US$)	% of revenue	(US$)	% of revenue
							(unaudited)
Revenue
Loan facilitation service	297,026	4.5%	7,228,135	49.4%	25,636,661	86.6%	4,092,088	75.7%	16,446,177	97.0%
Loan management service	5,626,695	84.9%	6,166,334	42.2%	2,678,557	9.1%	1,004,250	18.6%	167,631	1.0%
Post-origination service	700,627	10.6%	1,193,737	8.2%	1,219,897	4.1%	297,840	5.5%	328,928	1.9%
Others	—	—	39,591	0.3%	59,756	0.2%	12,957	0.2%	6,425	0.1%

Total revenue	6,624,348	100.0%	14,627,797	100.0%	29,594,871	100.0%	5,407,135	100.0%	16,949,161	100.0%

Business and sales related taxes	2,345	0.0%	23,644	0.2%	171,862	0.6%	14,430	0.3%	17,669	0.1%
Cash incentives	1,053,153	15.9%	837,418	5.7%	1,629,316	5.5%	297,963	5.5%	1,818,571	10.7%
Risk reserve liability charge	922,877	13.9%	1,872,509	12.8%	4,873,150	16.5%	1,186,752	21.9%	—	—

Net Revenue	4,645,973	—	11,894,226	—	22,920,543	—	3,907,990	—	15,112,921	—

        Loan facilitation revenue    Loan facilitation fees are paid by credit loan borrowers upfront to us for the work we perform on our online platform. The amount of these fees is based upon the loan amount and other terms of the loan, including credit grade, maturity and other factors. Borrowers pay such fees upon loan issuance. Since inception of our business to June 30, 2017, these fees ranged from 2.7% to 25.2% of the loan principal amount.

        Loan facilitation revenue was approximately US$0.3 million, US$7.2 million and US$25.6 million for the fiscal years ended March 31, 2015, 2016 and 2017, respectively. Loan facilitation revenue was approximately US$4.1 million and US$16.4 million for the three months ended June 30, 2016 and 2017, respectively.

        Loan management revenue    Secured loan borrowers pay us a fixed monthly management service fee for services provided, which includes assessment service for the pledged assets, information service for borrower's monthly account statement and repayment. We recognize the loan management revenue over the loan period in accordance with the monthly services provided.

        Loan management revenue was approximately US$5.6 million, US$6.2 million and US$2.7 million in the fiscal years ended March 31, 2015, 2016 and 2017, respectively. Loan management revenue was approximately US$1.0 million and US$0.2 million for the three months ended June 30, 2016 and 2017, respectively.

        Post-origination revenue    Investors typically pay us a post-origination service fee upon receipt of borrowers' interest payments. The post-origination service fee compensates us for facilitating loans on our marketplace so that investors can invest in suitable loan products. The rate of post-origination service fees charged decreases incrementally with the elevation of an investor's membership grade and can be modified at management's discretion. There are five "VIP" membership grades. Under the latest promotional campaign we launched in January 2016, the highest level VIP investors may enjoy up to 0% post-origination service fee. The rate of post-origination service fee increases incrementally until it reaches 4% for entry-level VIP investors. Non-VIP investors are subject to a 10% post-origination service fee. We recognize the post-origination service fee upon receipt of borrowers' interest payments.

        Post-origination revenue was approximately US$0.7 million, US$1.2 million and US$1.2 million in the fiscal years ended March 31, 2015, 2016 and 2017, respectively. Post-origination revenue was US$0.3 million and US$0.3 million in the three months ended June 30, 2016 and 2017, respectively.

        Cash incentives    In order to expand our market share, we provide cash incentives to new investors under our referral incentive program, as well as promotional cash incentives to existing investors from time to time. Upon the satisfaction of the terms and conditions under our referral incentive program or promotional campaigns, we increase the investors' account balances and deposit the funds into the investors' online payment accounts. Investors can redeem their cash incentives in the form of cash payments to be used on our online marketplace or withdraw cash without any restrictions as to the use of such funds. The periods and terms, including the minimum investment thresholds, of each individual cash incentive program vary depending on different situations. Cash incentive programs may last for a period of from a few days up to a few weeks. We do not differentiate among new and existing investors under the cash incentive program. Under our cash incentive program, we require each individual investor to make a minimum investment before he or she can earn the incentive. We consider it is probable that the revenue earned from each investor, through loans invested through our cash incentive program, exceed the incentive payments. Therefore, in accordance with ASC 605-50-45-9 (b), the cash incentives provided are accounted for as reduction of revenue.

        We paid cash incentives to investors in the amount of approximately US$1.1 million, US$0.8 million and US$1.6 million in the fiscal years ended March 31, 2015, 2016 and 2017, respectively. Cash incentives paid to investors were US$0.3 million and US$1.8 million in the three months ended June 30, 2016 and 2017, respectively. Under our incentive program, the cash incentive amount usually represents approximately 0.3% to 0.5% of the minimum investment amount required from investors. We recognize cash incentives as a reduction of revenue when paid. Our post-origination service fee generated from these loan investment represents approximately range of 0.7% to 2.2% of the loan investment amount and are recognized when investors receive each interest payment from borrowers over the term of the loan. Due to the timing difference in bookkeeping, for the fiscal years ended March 31, 2015 and 2017, and for the three months ended June 30, 2016 and 2017, our cash incentive payments were higher than the post-origination revenue recognized. However, over the term of each individual loan, our total post-origination service fee from each investor, generated from loans with funds invested through our cash incentive program, is expected to exceed the incentive payments.

        Risk reserve liability charge    Since the inception of our business, we launched an investor protection service in the form of a risk reserve liability policy. In accordance with the agreements between our investors and us, if a borrower defaults under a loan, we are obligated to repay the investors the principal and accrued interest repayment of the defaulted loan liability. In accordance with the terms of the risk reserve liability policy, an amount equal to 1% and 2% of the loan amounts of all secured loans and credit loans including the principal and the interest, respectively, is set aside during a given period. We reserve the right to revise the percentage upwards or downwards based on our continuous evaluation of factors such as market dynamics as well as our product lines, profitability and cash position. Since February 1, 2017, we have terminated this risk reserve liability policy and introduced an insurance arrangement with a third-party insurer to protect investors against the risk of borrower defaults. See "Business—Risk Reserve Liability and Insurance".

        Our risk reserve liabilities charge amounted to approximately US$0.9 million, US$1.9 million and US$4.9 million in the fiscal years ended March 31, 2015, 2016 and 2017, respectively. Risk reserve liabilities were US$1.2 million and nil in the three months ended June 30, 2016 and 2017, respectively, as we have discontinued our risk reserve policy since February 1, 2017.

        The following table sets forth the changes of the risk reserve liability for the periods indicated:

	For the Fiscal Years Ended March 31,			For the Three Months Ended June 30,
	2015	2016	2017	2016	2017
	(US$)			(US$)
Opening balance	—	927,763	2,717,335	2,717,335	—
Liability arising at the inception of loans	3,447,105	5,715,313	7,041,697	1,812,583	—
Release on expiration	(2,524,228)	(3,699,071)	(2,168,547)	(625,831)	—
Payout	—	(143,733)	(2,470,347)	(1,778,529)	—
Foreign exchange translation impact	4,886	(82,937)	(226,548)	(70,122)	—

Sub-total	927,763	2,717,335	4,893,590	2,055,436	—
Transferred to Changan Insurance	—	—	(4,893,590)	—	—

Ending Balance	927,763	2,717,335	—	2,055,436	—

Operating expenses

        Our operating expenses primarily consist of sales and marketing expenses, service and development expenses and general and administrative expenses. The following table sets forth a breakdown of our operating expenses for the periods indicated:

	For the Fiscal Years Ended March 31,			For Three Months Ended June 30,
	2015	2016	2017	2016	2017
	(US$)			(US$)
Operating expenses
Sales and marketing expenses	2,605,042	3,840,143	5,212,127	1,021,894	2,568,544
Service and development expenses	1,605,636	2,358,867	5,149,265	923,083	1,334,985
General and administrative expenses	733,920	1,554,833	2,645,605	438,643	894,747

Total operating expenses	4,944,598	7,753,843	13,006,997	2,383,620	4,798,276

        Sales and marketing expenses    Sales and marketing expenses consist primarily of advertising expenses for acquiring borrowers and investors, building our brand recognition and salaries and benefits related to our sales and marketing team.

        Sales and marketing expenses were US$2.6 million, US$3.8 million and US$5.2 million in the fiscal years ended March 31, 2015, 2016 and 2017, respectively. Sales and marketing expenses were US$1.0 million and US$2.6 million for the three months ended June 30, 2016 and 2017, respectively.

        Service and development expenses    Service and development expenses consist primarily of salaries, benefits and service costs directly relating to originating, developing and servicing loans for borrowers and investors. These expenses relate to credit assessment, maintenance and upgrading of our proprietary technology and risk management systems, live customer support, and third-party payment agent for fund management, payment, settlement and clearing services.

        Service and development expenses were US$1.6 million, US$2.4 million and US$5.1 million in the fiscal years ended March 31, 2015, 2016 and 2017, respectively. Service and development expenses were US$0.9 million and US$1.3 million for the three months ended June 30, 2016 and 2017, respectively.

        General and administrative expenses    General and administrative expenses consist primarily of salaries and benefits related to our management, accounting and finance, legal and human resources teams and other operating expenses

        General and administrative expenses were US$0.7 million, US$1.6 million and US$2.6 million in the fiscal years ended March 31, 2015, 2016 and 2017, respectively. General and administrative expenses were US$0.4 million and US$0.9 million for the three months ended June 30, 2016 and 2017, respectively.

Income Taxes

Cayman Islands

        We are incorporated in the Cayman Islands and are not subject to income taxes or capital gain under the current laws of Cayman Islands.

Hong Kong

        Our wholly-owned Hong Kong subsidiary is an investment holding company registered in Hong Kong and is exempted from income tax on its foreign-derived income.

PRC

        Our subsidiary, Hexin Yongheng, and our consolidated VIE, Hexin E-Commerce, both established in the PRC, are subject to the PRC statutory income tax rate of 25%, according to the PRC Enterprise Income Tax, or EIT, law. Our VIE, Hexin E-Commerce, was granted the "high technology enterprise" status in the fiscal year ended March 31, 2016 and thus qualified to a preferred income tax rate of 15%. Substantially all our pre-tax income originates from Hexin E-Commerce. Tianjin Hexin E-Commerce, a wholly-owned subsidiary of Hexin E-Commerce, qualified as a "high technology enterprise" in 2017, and therefore is subject to 15% statutory income tax rate starting March 25, 2016.

        Pursuant to the EIT law and its implementation rules, dividends paid to non-PRC resident enterprise investors that are considered PRC-sourced are subject to a 10% withholding tax. Under the Arrangement between Mainland China and the Hong Kong Special Administrative Region on the Avoidance of Double Taxation and Prevention of Fiscal Evasion on Income (the "Arrangement"), a qualified Hong Kong tax resident which is determined by the competent PRC tax authority to have satisfied relevant requirements under the Arrangement and other applicable PRC laws is entitled to a reduced withholding tax rate of 5%.

        In the fiscal years ended March 31, 2015, 2016 and 2017, the income tax provision was US$0.04 million, US$0.6 million and US$1.5 million, respectively. Our effective tax rates for the fiscal years ended March 31, 2015, 2016 and 2017 were (14.3%), 15.1% and 15.1%, respectively. For the three months ended June 30, 2016 and 2017, the income tax provision was US$0.2 million and US$1.6 million, respectively. Our effective tax rates for the three months ended June 30, 2016 and 20l7 were l5.l% and 15.l%, respectively.

        Effective January 1, 2012, the PRC Ministry of Finance and the State Administration of Taxation launched a Business Tax to Value-Added Tax Transformation Pilot Program, which imposes VAT in lieu of business tax for certain "modern service industries" in certain regions and eventually expanded to nation-wide application in 2013. On March 23, 2016, the PRC Ministry of Finance and the SAT released the Circular on Comprehensively Promoting the Pilot Program of the Collection of Value-added Tax in Lieu of Business Tax, or Circular 36. According to the Circular 36, the "modern service industries" include research, development and technology services, information technology services, cultural innovation services, logistics support, lease of corporeal properties and attestation and consulting services. According to the Circular 36, our PRC subsidiary was subject to VAT at a rate of 6% in lieu of business tax. With the adoption of the VAT Pilot Program, the amount of our revenue that is subject to VAT payable on goods sold or taxable services provided by a general VAT taxpayer for a taxable period is the net balance of the output VAT for the period after crediting the input VAT for the period. Hence, the amount of VAT payable does not result directly from output VAT generated from goods sold or taxable services provided. Therefore, we have adopted the net presentation of VAT.

Critical Accounting Policies, Judgments and Estimates

        An accounting policy is considered critical if it requires an accounting estimate to be made based on assumptions about matters that are highly uncertain at the time such estimate is made, and if different accounting estimates that reasonably could have been used, or changes in the accounting estimates that are reasonably likely to occur periodically, could materially impact the consolidated financial statements.

        Our consolidated financial statements have been prepared in accordance with U.S GAAP and include the financial statements of Hexindai Inc., Hexindai Hong Kong Limited, Beijing Hexin Yongheng Technology Development Co., Ltd., Hexin E-Commerce, Hexin E-Commerce's Tianjin branch and Xizang Qinhe E-Commerce Technology Co. Ltd.

        The preparation of consolidated financial statements and unaudited condensed consolidated financial statements in conformity with generally accepted accounting principles requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during each reporting period. Actual results could differ from those estimates. Significant accounting estimates reflected in our consolidated financial statements and unaudited condensed consolidated financial statements include: the Company's ability to realize deferred tax assets, estimated useful lives and fair value in connection with the impairment of property and equipment, risk reserve liability and accruals for income tax uncertainties.

        The following descriptions of critical accounting policies, judgments and estimates should be read in conjunction with our consolidated financial statements and other disclosures included in this prospectus. When reviewing our financial statements, you should consider (i) our selection of critical accounting policies, (ii) the judgments and other uncertainties affecting the application of such policies and (iii) the sensitivity of reported results to changes in conditions and assumptions.

Basis of Presentation and Consolidation

        We are a Cayman Islands company and our PRC subsidiary is considered a foreign invested enterprise. In order to comply with PRC laws and regulations, we conduct our operations in China through a series of contractual arrangements entered into among Hexin Yongheng, Hexin E-Commerce and the shareholders of Hexin E-Commerce. As a result of these contractual arrangements, we exert control over Hexin E-Commerce and consolidate its operating results in our financial statements under U.S. GAAP. Hexin E-Commerce holds assets material to our business operations, including the ICP License, domain names and trademarks and software licences. Most of our revenues, costs and expenses directly related to loan facilitation and servicing in China are generated through Hexin E-Commerce. As a result of the contractual arrangements, we have the ability to direct the activities of Hexin E-Commerce that most significantly impact its economic performance, and to obtain a majority of the residual returns of Hexin E-Commerce. We are considered the primary beneficiary of Hexin E-Commerce, and accordingly the entity is our variable interest entity under U.S. GAAP and we consolidate its results in our consolidated financial statements. Any changes in PRC laws and regulations that affect our ability to control Hexin E-Commerce might preclude us from consolidating the entity in the future.

        Our historical results for any period presented are not necessarily indicative of the results to be expected for any future period. Although we believe that the assumptions underlying our consolidated financial statements and the allocations made to us are reasonable, our basis of presentation and allocation methodologies required significant assumptions, estimates and judgments. Using a different set of assumptions, estimates and judgments would have materially impacted our financial position and results of operations.

Revenue Recognition

        We are an online marketplace connecting borrowers and investors. We provide loan facilitation and management services to borrowers and post-origination services to investors and earn revenue accordingly. We charge borrowers loan facilitation fees or management service fees for facilitating loan transactions, and we charge investors post-origination service fees for their participation in Wallets and individual investments. We also receive fees, such as penalty fees for loan prepayment or late payment, fees for transferring loans and other management fees.

        Revenue is recognized when we collect fees and all of the following conditions are met: persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the price is fixed or determinable and collectability is reasonably assured. These criteria as they relate to each of the following major revenue generating activities are described below.

Multiple element revenue recognition

        Revenue from credit loan transactions    We consider the loan facilitation services, post-origination services and up until February 1, 2017, the risk reserve liability as a multiple deliverable revenue arrangement, and that both investors and borrowers are our customers. We receive loan facilitation service fees paid by credit loan borrowers upfront at the time of credit loan issuance and post-origination service fees from investors when investors receive each interest payment from borrowers over the term of the credit loan. During the period of time we maintained the risk reserve liability policy, the amount equal to the fair value of the risk reserve liability was first allocated to the risk reserve liability in accordance with ASC Topic 460, "Guarantees" at fair value, including a margin and deducted from the total revenue. The remaining amount from investors and borrowers were allocated to loan facilitation fees and post-origination service fees using the best estimated selling price, as neither vendor specific objective evidence nor third party evidence of selling price is available. Loan facilitation revenue is recognized at loan inception. Revenue earned from investors for post-origination services is recognized over the term of the loan as cash is received. Since February 1, 2017, we have terminated this risk reserve liability policy and introduced an insurance arrangement with a third-party insurer to protect investors against the risk of borrower defaults. As a result, no fair value has been further allocated to risk reserve liability since then.

        Revenue from secured loan transactions    We consider the loan management services, post-origination management services and up until February 1, 2017, the risk reserve liability as a multiple deliverable revenue arrangement, and that both investors and borrowers are our customers. We receive loan management service fees paid by secured loan borrowers over the term of secured loan and post-origination service fees from investors when investors receive each interest payment from borrowers over the term of the secured loan. During the period of time we maintained the risk reserve liability policy, the amount equal to the fair value of the risk reserve liability was first allocated to the risk reserve liability in accordance with ASC Topic 460, "Guarantees" at fair value, including a margin and deducted from total fees. The remaining amount from investors and borrowers was allocated to loan management service fees and post-origination service fees using the best estimated selling price, as neither vendor specific objective evidence nor third party evidence of selling price is available. Loan management service fee is recognized over the loan period in accordance with the monthly service provided. Revenue earned from investors for post-origination services is recognized over the term of the loan as cash is received. Since February 1, 2017, we have terminated this risk reserve liability policy and introduced an insurance arrangement with a third-party insurer to protect investors against the risk of borrower defaults. As a result, no fair value has been further allocated to risk reserve liability since then.

Other revenue

        Other revenue charged to investors includes membership fees, banking fees and one-time fees for loan transfers. Other revenue is recognized as earned.

Cash incentives reward program

        To expand our market presence, we provide cash incentives to new investors under our referral incentive program, as well as promotional cash incentives to existing investors from time to time. Upon the satisfaction of the terms and conditions under our referral incentive program or promotional campaigns, investors can redeem their cash incentives for credit to be used on our online marketplace. The cash incentives provided are accounted for as a reduction of revenue in accordance with ASC subtopic 605-50.

Risk reserve liability

        Since the inception of our business, we launched an investor protection service in the form of a risk reserve liability policy. In accordance with the risk reserve liability policy if a borrower defaults under a loan, we are obligated to repay the investors the principal and accrued interest repayment of the defaulted loan liability up to the amount of the risk reserve. See "Risk Factors—Risks Related to PRC Laws Regulating Our Business and Industry—Uncertainties in the interpretation and enforcement of Chinese laws and regulations could limit the legal protections available to us", "Risk Factors—Risks Related to PRC Laws Regulating Our Business and Industry—The laws and regulations governing the marketplace lending service industry in China are developing and evolving and subject to changes. If our practice is deemed to violate any PRC laws or regulations, our business, financial conditions and results of operations would be materially and adversely affected."

        In accordance with the terms of the risk reserve liability policy, an amount equal to 1% and 2% of the loan amounts of all secured loans and credit loans including the principal and the interest, respectively, is set aside during a given period ("Risk Reserve Liability Rate"). We estimated the fair value of the Risk Reserve Liability Rate based on the expected future payouts from the estimated loan loss rate ("M3+ Net Charge-off Rates"), which is assessed from the underlying borrower's risk assessment and historical and estimated future loan defaults. In determining the fair value of the Risk Reserve Liability Rate, we considered factors including but not limited to the historical M3+ Net Charge-off Rates, the estimated future loan loss rate and the impacts from the Insurance Agreement effective on February 1, 2017. In accordance with ASC 460-10-55-23 (b), at the inception of each loan, we recognize a risk reserve liability based on the contractual term and offset the revenue. According to ASC 460-10-35-1, the risk reserve liability initially recognized would typically be reduced as we are released from risk under the risk reserve liability policy either through expiry or performance. We track our risk reserve liability on a loan-by-loan basis to monitor the expiration.

        We reserve the right to revise the percentage of the Risk Reserve Liability Rate upwards or downwards as a result of our continuing evaluation of factors such as working capital and market conditions. There is no limit on the period of time in which an investor can receive payments for unpaid interest and principal from the risk reserve liability policy, but our obligation under the risk reserve liability policy to make payments is limited to the balance of the risk reserve liability at any point in time.

        In accordance with ASC 460-10-55-23 (b), at the inception of each loan, we recognize a stand-ready liability based on the Risk Reserve Liability Rate of the total loan facilitation amount under all secured loans and credit loans, respectively, and offset the revenue. We estimate the fair value of the risk reserve liability based on the expected future payouts from the estimated M3+ Net Charge-off Rates, which is assessed from the underlying borrower's risk assessment and historical and estimated future loan defaults. We believe the recognition of a stand-ready liability based on a Risk Reserve Liability Rate of loan facilitation amount under all secured loans and credit loans is a more conservative approach given that we only have a short operating history. We regularly review the borrower's risk profile, actual loss rate of each loan performance to ensure the estimation are kept up-to-date.

        On a portfolio basis, when the aggregate contingent liability required to be recognized under ASC 450-20-25 exceeds the risk reserve liability balance, we will record the excess as expense.

        On January 25, 2017, we entered into an agreement with Changan Insurance, a third party insurance company (the "Insurance Agreement"). Pursuant to the Insurance Agreement, effective as of February 1, 2017, the insurance company charges borrowers an insurance premium at 2% of the loan principal amount plus interest for loans facilitated on our marketplace. Additionally, we transferred the balance of the risk reserve liability of approximately US$4.9 million to Changan Insurance as a one-time payment at the inception of the Insurance Agreement, which was the exact balance of the risk reserve liability on January 31, 2017, the last effective day of the risk reserve liability policy. No gain or loss was recorded. In return, the Changan Insurance assumed our risk reserve obligation on the outstanding loan balances that were covered under the risk reserve policy and insured against future defaults. Starting from April 1, 2017, we no longer recorded risk reserve liability as there would be no reversion of any risk reserve liability. The risk reserve liability policy has been discontinued since February 1, 2017. Under the insurance arrangements, the borrower is responsible for paying the premium of the insurance policy. We do not charge any fees relating to the insurance policy. We will no longer record risk reserve liability because we as a third party to the insurance arrangements, only facilitate but do not enter into the insurance policies between Changan Insurance, borrowers and investors and therefore investors have no recourse towards us. If Changan Insurance refuses to provide insurance coverage to any borrower, such borrower shall not be able to proceed to take out a loan on our online marketplace. Changan Insurance is not our related party.

Income taxes

        Our subsidiary and VIE in China are subject to the income tax laws of the relevant tax jurisdiction. No taxable income was generated outside the PRC for the fiscal years ended March 31, 2015, 2016 and 2017 and the three months ended June 30, 2017. We account for income tax under the asset and liability method, which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of the events that have been included in the financial statements or tax returns. Deferred income taxes will be recognized if significant temporary differences between tax and financial statements occur. Valuation allowances are established against net deferred tax assets when it is more likely than not that some portion or all of the deferred tax asset will not be realized. As of March 31, 2015, 2016 and 2017 and June 30, 2017, no valuation allowance is considered necessary.

        In the normal course of business, we may be subject to challenges from taxing authorities regarding the amounts of taxes due. These challenges may alter the timing or amount of taxable income or deductions. Management determines whether the benefits of our tax positions are "more likely than not" to be sustained upon audit based on the technical merits of the tax position. We record a liability for uncertain tax positions when it is probable that a loss has been incurred and the amount can be reasonably estimated.

        We continually evaluate expiring statutes of limitations, audits, proposed settlements, changes in tax law and new authoritative rulings. An uncertain tax position is recognized as a benefit only if it is "more likely than not" that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the "more likely than not" test, no tax benefit is recorded. Penalties and interest incurred related to underpayment of income tax are classified as income tax expense in the period incurred. According to our management's assessment, no significant penalties or interest relating to income taxes were incurred for the years ended March 31, 2015, 2016 and 2017 and the three months ended June 30, 2017. All tax returns since our inception of business are still subject to examination by tax authorities.

Foreign currency translation

        Since we operate primarily in the PRC, our functional currency is the Chinese Yuan ("RMB"). Our financial statements have been translated into the reporting currency the United States Dollar. Our assets and liabilities are translated at the exchange rate at each reporting period end date. Equity is translated at historical rates. Income and expense accounts are translated at the average rate of exchange during the reporting period. The resulting translation adjustments are reported under other comprehensive income. Gains and losses resulting from the translations of foreign currency transactions and balances are reflected in the statements of income.

        The RMB is not freely convertible into foreign currency and all foreign exchange transactions must take place through authorized institutions. No representation is made that the RMB amounts could have been, or could be, converted into USD at the rates used in translation.

Share-based compensation

        Under our 2016 Equity Incentive Plan, we may grant share options to our selected employees, directors and non-employee consultants. Awards granted to employees with service conditions attached are measured at the grant date fair value and are recognized as an expense using straight-line method, net of estimated forfeitures, over the requisite service period, which is generally the vesting period. The estimate of forfeitures will be adjusted over the requisite service period to the extent that actual forfeitures differ, or are expected to differ, from such estimates. Changes in estimated forfeitures will be recognized through a cumulative catch-up adjustment in the period of change and will also impact the amount of share-based compensation expense to be recognized in future periods.

        Awards granted to employees with performance conditions attached are measured at fair value on the grant date and are recognized as the compensation expenses in the period and thereafter when the performance goal becomes probable to achieve.

        Awards granted to employees with market conditions attached are measured at fair value on the grant date and are recognized as compensation expenses over the estimated requisite service period, regardless of whether the market condition has been satisfied if the requisite service period is fulfilled.

        Awards granted to non-employees are measured at fair value at the earlier of the commitment date or the date the services are completed, and are recognized using straight-line method over the period the service is provided.

        Binomial option-pricing models are adopted to measure the value of awards at each grant date or measurement date. The determination of fair value is affected by the share price as well as assumptions relating to a number of complex and subjective variables, including but not limited to the expected share price volatility, actual and projected employee and non-employee share option exercise behavior, risk-free interest rates and expected dividends. The use of the option-pricing model requires extensive actual employee and non-employee exercise behavior data for the relative probability estimation purpose, and a number of complex assumptions.

        We will recognize stock based compensation upon successful completion of a qualified initial public offering for the portion of the requisite service that has been rendered as of that date the portion for the period from April 1, 2016 to the date of the completion of the qualified initial public offering. Approximately US$2.3 million charge will be incurred if the qualified initial public offering is completed in the fiscal year ending March 31, 2018.

Internal Control Over Financial Reporting

        In connection with the audit of our consolidated financial statements as of and for the three fiscal years ended March 31, 2015, 2016 and 2017, we and our independent registered public accounting firm identified three material weaknesses in our internal control over financial reporting.

        The material weaknesses identified related to (i) a lack of accounting staff and resources with appropriate knowledge of U.S. GAAP and SEC reporting and compliance requirements; (ii) a lack of sufficient documented financial closing policies and procedures; and (iii) a lack of independent directors and an audit committee. Neither we nor our independent registered public accounting firm undertook a comprehensive assessment of our internal control under the Sarbanes-Oxley Act for purposes of identifying and reporting any weakness in our internal control over financial reporting.

        To remedy our identified material weaknesses/significant deficiencies, we are in the process of implementing several measures to improve our internal control over financial reporting, including (i) hiring more qualified accounting personnel, including a reporting manager, with relevant U.S. GAAP and SEC reporting experience and qualifications to strengthen the financial reporting function and setting up a financial and system control framework. Currently, we have a financial reporting director and a financial reporting manager, and we intend to continue to strengthen our financial reporting system and resources; (ii) setting up an internal audit function as well as engaging an external consulting firm to assist us with assessment of Sarbanes-Oxley compliance requirements and improvement of overall internal controls. Currently, we have an internal audit manager and commissioner, and the internal audit team is in the process of setting up a financial and system control framework; and (iii) hiring independent directors, establishing an audit committee and strengthening corporate governance. We have three independent directors who have served as our directors since the SEC's declaration of effectiveness of our registration statement on Form F-1, of which this prospectus forms a part.

        The process of designing and implementing an effective financial reporting system is a continuous effort that requires us to anticipate and react to changes in our business and the economic and regulatory environments and to expend significant resources to maintain a financial reporting system that is adequate to satisfy our reporting obligations. See "Risk Factors—Risks Related to Our Business and Industry—If we fail to implement and maintain an effective system of internal controls or fail to remediate the material weaknesses in our internal control over financial reporting that have been identified, we may not be able to accurately report our financial results or prevent fraud."

        As a company with less than US$1.07 billion in revenue for our last fiscal year, we qualify as an "emerging growth company" pursuant to the JOBS Act. An emerging growth company may take advantage of specified reduced reporting and other requirements that are otherwise applicable generally to public companies. These provisions include exemption from the auditor attestation requirement under Section 404 of the Sarbanes-Oxley Act of 2002, in the assessment of the emerging growth company's internal control over financial reporting. The JOBS Act also provides that an emerging growth company does not need to comply with any new or revised financial accounting standards until such date that a private company is otherwise required to comply with such new or revised accounting standards. However, we have elected to "opt out" of this provision and, as a result, we will comply with new or revised accounting standards as required when they are adopted for public companies. This decision to opt out of the extended transition period under the JOBS Act is irrevocable.

Results of Operations

        The following table sets forth a summary of our consolidated results of operations for the periods indicated, both in absolute amount and as a percentage of our net revenue This information should be read together with our consolidated financial statements and related notes included elsewhere in this prospectus. We began our business operations in March 2014. Due to our limited operating history, period-to-period comparisons discussed below may not be meaningful and are not indicative of our future trends. See "Risk Factors—Risks Related to Our Business—We have a limited operating history in a new and evolving market, which makes it difficult to evaluate our future prospects."

	For the Fiscal Years Ended March 31,						For the Three Months Ended June 30,
	2015		2016		2017		2016		2017
	(US$)%		(US$)%		(US$)%		(US$)%		(US$)%
							(unaudited)
Net revenue	4,645,973	100.0%	11,894,226	100.0%	22,920,543	100.0%	3,907,990	100.0%	15,112,921	100.0%
Operating expenses
Sales and marketing	2,605,042	56.1%	3,840,143	32.3%	5,212,127	22.7%	1,021,894	26.1%	2,568,544	17.0%
Service and development	1,605,636	34.6%	2,358,867	19.8%	5,149,265	22.5%	923,083	23.6%	1,334,985	8.8%
General and administrative	733,920	15.8%	1,554,833	13.1%	2,645,605	11.5%	438,643	11.2%	894,747	5.9%
Total operating expenses	4,944,598	106.4%	7,753,843	65.2%	13,006,997	56.7%	2,383,620	61.0%	4,798,276	31.7%
Other income (expenses)
Other income	5,151	0.1%	37,751	0.3%	198,624	0.9%	26,631	0.7%	159,722	1.1%
Other expense	(12,855)	–0.3%	(11,481)	–0.1%	(19,095)	–0.1%	(286)	0.0%	(3,859)	–0.1%
Total other income (expense)	(7,704)	–0.2%	26,270	0.2%	179,529	0.8%	26,345	0.7%	155,863	1.0%
(Loss)/income before provision for income taxes	(306,329)	–6.6%	4,166,653	35.0%	10,093,075	44.0%	1,550,715	39.7%	10,470,508	69.3%
Provision for income tax	43,842	0.9%	628,246	5.3%	1,522,211	6.6%	233,632	6.0%	1,575,944	10.4%

Net (loss)/income	(350,171)	–7.5%	3,538,407	29.7%	8,570,864	37.4%	1,317,083	33.7%	8,894,564	58.9%

        The following table sets forth our revenue breakdown for the periods indicated:

	For the Fiscal Years Ended March 31,			For the Three Months Ended June 30,
	2015	2016	2017	2016	2017
	(US$)			(US$)
				(unaudited)
Revenue:(1)
Loan facilitation service	297,026	7,228,135	25,636,661	4,092,088	16,446,177
Loan management service	5,626,695	6,166,334	2,678,557	1,004,250	167,631
Post-origination service	700,627	1,193,737	1,219,897	297,840	328,928
Others	—	39,591	59,756	12,957	6,425
Total revenue	6,624,348	14,627,797	29,594,871	5,407,135	16,949,161
Business and sales related taxes	2,345	23,644	171,862	14,430	17,669
Cash incentives	1,053,153	837,418	1,629,316	297,963	1,818,571
Risk reserve liability charge	922,877	1,872,509	4,873,150	1,186,752	—

Net Revenue	4,645,973	11,894,226	22,920,543	3,907,990	15,112,921

(1)
Represents amounts net of VAT.

Three months ended June 30, 2017 Compared to Three Months ended June 30, 2016

        Net revenue    Our net revenue increased by US$11.2 million, or 286.7%, from US$3.9 million in the three months ended June 30, 2016 to US$15.1 million in the three months ended June 30, 2017, primarily due to the increase in the volume of credit loans facilitated through our marketplace, which increased from RMB0.4 billion (US$54.5 million) in the three months ended June 30, 2016 to RMB1.3 billion (US$184.9 million) in the three months ended June 30, 2017. The increase in the volume of credit loans facilitated through our marketplace was driven by an increase in the number of credit loan borrowers from 4,751 in the three months ended June 30, 2016 to 14,723 in the three months ended June 30, 2017. The increase in the volume of credit loans facilitated through our marketplace was also due to the increase in gross billing ratio (net of VAT) for credit loans from 7.5% in the three months ended June 30, 2016 to 8.9% in the three months ended June 30, 2017. The risk reserve liability decreased from US$1.2 million to nil as our risk reserve liability policy has been discontinued and replaced by a third party insurance arrangement since February 1, 2017, there was no risk reserve liability charge in the three months ended June 30, 2017, which also contributed to the increase of net revenue.

  •
  Loan facilitation revenue  Loan facilitation revenue increased by US$12.4 million, or 301.9%, from US$4.1 million in the three months ended June 30, 2016 to US$16.4 million in the three months ended June 30, 2017. The increase was primarily due to an increase in the volume of credit loans facilitated through our online marketplace. During the three months ended June 30, 2017, the volume of credit loans facilitated through our online marketplace increased by 256.5% from the three months ended June 30, 2016 to the three months ended June 30, 2017. The gross billing ratio, net of VAT, of credit loans also increased from 7.5% to 8.9% during the same periods. In addition, we gradually increased the loan facilitation service fee charged to borrowers, which also contributed to higher loan facilitation revenue in the three months ended June 30, 2017.

  •
  Loan management revenue  Loan management revenue decreased by US$0.8 million, or 83.3%, from US$1.0 million in the three months ended June 30, 2016 to US$0.2 million in the three months ended June 30, 2017. The decrease in loan management revenue was mainly due to an 97.9% decrease in volume of secured loans transacted on our online platform, from RMB0.5 billion (US$72.3 million) for the three months ended June 30, 2016 to RMB9.9 million

    (US$1.4 million) for the three months ended June 30, 2017, which was in line with our corporate strategy of focusing more on credit loans, rather than secured loans.

  •
  Post-origination revenue  Post-origination revenue was approximately US$0.3 million in the three months ended June 30, 2016 and 2017. The post-origination revenue remained stable as the increase in the volume of credit loans was offset by the decrease in the volume of secure loans facilitated on our marketplace.

        Operating expenses    Our total operating expenses increased by US$2.4 million, or 101.3%, from US$2.4 million in the three months ended June 30, 2016 to US$4.8 million in the three months ended June 30, 2017, primarily attributable to the increase in sales and marketing expenses.

  •
  Sales and marketing expenses  Our sales and marketing expenses increased by US$1.5 million, or 151.4%, from US$1.0 million in the three months ended June 30, 2016 to US$2.6 million in the three months ended June 30, 2017. The increase was primarily due to the increase in expenses associated with our increased marketing efforts to enhance our brand recognition and therefore acquire more users. Our sales and marketing expenses as a percentage of our total revenue decreased from 26.1% to 17.0% during the same periods, primarily due to the increase of our revenue and also the improved effectiveness of our user acquisition efforts.

  •
  Service and development expenses  Our service and development expenses increased by US$0.4 million, or 44.6%, from US$0.9 million in the three months ended June 30, 2016 to US$1.3 million in the three months ended June 30, 2017, primarily due to the increase in the volume of credit loans facilitated through our marketplace. Our service and development expenses as a percentage of our total revenue decreased from 23.6% to 8.8% during the same periods, primarily due to the increase of our revenue and also attributable to our improved operational efficiency.

  •
  General and administrative expenses  Our general and administrative expenses increased by US$0.5 million, or 104.0%, from US$0.4 million in the three months ended June 30, 2016 to US$0.9 million in the three months ended June 30, 2017, primarily due to the increase in salaries and benefits paid to our general and administrative personnel and additional consulting and professional fees incurred in connection with preparation for this offering. Our general and administrative expenses as a percentage of our total revenue decreased from 11.2% to 5.9% during the same periods, primarily due to the increase of our revenue and also because our greater operational efficiency enabled us to achieve rapid revenue growth with relatively slower growth in general and administrative expenses.

        Total other income (expense)    Our other income was US$0.2 million for the three months ended June 30, 2017, as compared to other expense of US$0.03 million for the three months ended June 30, 2016.

        Provision for income tax    Our income tax expense was US$1.6 million for the three months ended June 30, 2017, as compared to US$0.2 million for the three months ended June 30, 2016, primarily because net income (before provision for income taxes) increased to US$10.5 million for the three months ended June 30, 2017, as compared to US$1.6 million of for the three months ended June 30, 2016.

        Cash incentives    The cash incentives we paid to investors increased by US$1.5 million from US$0.3 million for the three months ended June 30, 2016 to US$1.8 million for the three months ended June 30, 2017. We provided more cash incentives during the three months ended June 30, 2017 to promote the credit loan transaction facilitated through our platform.

        Risk reserve liability charge    The risk reserve liability charge decreased by US$1.2 million from US$1.2 million for the three months ended June 30, 2016 to nil for the three months ended June 30, 2017. Starting on February 1, 2017, we entered into an agreement with a third party insurance company. Pursuant to the agreement starting from February 1, 2017, Changan Insurance charges borrowers an insurance fee of 2% of the loan principal amount plus interest for loans facilitated on our marketplace, which is collected by us on behalf of Changan Insurance at the inception of the loan. Additionally, we paid the balance of the risk reserve liability as of January 31, 2017 of approximately US$4.9 million to Changan Insurance as a one-time payment at the inception of the agreement. In return, Changan Insurance assumes our risk reserve obligations on the outstanding loan balances that were covered under the risk reserve policy as of January 31, 2017 and insures against future defaults. Since the first quarter of 2017, we no longer recorded risk reserve liability.

        Net income/(loss)    As a result of the foregoing, we recorded a net income of US$8.9 million for the three months ended June 30, 2017, compared to a net income of US$1.3 million for the three months ended June 30, 2016.

Fiscal Year Ended March 31, 2017 Compared to Fiscal Year Ended March 31, 2016

        Net revenue    Our net revenue increased by US$11.0 million, or 92.7%, from US$11.9 million in the fiscal year ended March 31, 2016 to US$22.9 million in the fiscal year ended March 31, 2017, primarily due to the substantial increase in the volume of loans facilitated through our marketplace, which increased from approximately RMB3.0 billion (US$470.4 million) in the fiscal year ended March 31, 2016 to RMB3.3 billion (US$493.3 million) in the fiscal year ended March 31, 2017. The increase in the volume of loans facilitated through our marketplace was due to a substantial increase in the number of borrowers from 11,120 in the fiscal year ended March 31, 2016 to 28,738 in the fiscal year ended March 31, 2017. Another primary reason was due to the increase in proportion of volume of credit loans facilitated, and the decrease in proportion of volume of secured loans. Credit loans have a higher gross billing ratio (net of VAT) of 7.6%, whereas secured loans have a lower gross billing ratio (net of VAT) of 1.4%. The proportion of credit loans facilitated on our marketplace, calculated over the total loans facilitated by loan volume, increased from 21.5% to 68.3%; whereas the proportion of secured loans facilitated, calculated over the total loans facilitated by loan volume, decreased from 78.5% to 31.7%. Further, the total loan amount of our credit loans experienced rapid growth of 253.7% from the fiscal year ended March 31, 2016 to the fiscal year ended March 31, 2017, which also contributed to the increase of net revenue.

  •
  Loan facilitation revenue  Loan facilitation revenue increased by US$18.4 million, or 254.7%, from US$7.2 million in the fiscal year ended March 31, 2016 to US$25.6 million in the fiscal year ended March 31, 2017. The dramatic increase was primarily due to an increase in the volume of credit loans facilitated through our online marketplace. During the fiscal year ended March 31, 2017, the volume of credit loans facilitated through our online marketplace was RMB2.3 billion (US$336.7 million), compared to RMB640.1 million (US$101.2 million) in the fiscal year ended March 31, 2016. The gross billing ratio, net of VAT, of credit loans also increased from 7.1% to 7.6% during the same period. In the fiscal year ended March 31, 2017, we gradually increased the loan facilitation service fee charged to borrowers as we increased our market share of loan volume.

  •
  Loan management revenue  Loan management revenue decreased by US$3.5 million, or 56.6%, from US$6.2 million in the fiscal year ended March 31, 2016 to US$2.7 million in the fiscal year ended March 31, 2017. The decrease in loan management revenue was mainly due to a shift in our corporate strategy of focusing more on credit loans, rather than secured loans, which led to a slowdown of secured loans transacted on our online marketplace. In the fiscal year ended March 31, 2017, we facilitated a total volume of RMB1.1 billion (US$156.6 million) of secured loans on our online marketplace, compared to RMB2.3 billion (US$369.2 million) in the fiscal year ended March 31, 2016. Due to the promulgation of the Interim Measures in August 2016, which limits the maximum investment of each individual investor to RMB200,000 (US$29,056.3), in the second half of the fiscal year ended March 31, 2017 we decided to shift our corporate strategy away to focus on credit loans, rather than secured loans.

  •
  Post-origination revenue  Post-origination revenue was approximately US$1.2 million in both the fiscal year ended March 31, 2016 and 2017.

        Operating expenses    Our total operating expenses increased by US$5.3 million, or 67.7%, from US$7.8 million in the fiscal year ended March 31, 2016 to US$13.0 million in the fiscal year ended March 31, 2017, primarily attributable to the increase in service and development expenses.

  •
  Sales and marketing expenses  Our sales and marketing expenses increased by US$1.4 million, or 35.7%, from US$3.8 million in the fiscal year ended March 31, 2016 to US$5.2 million in the fiscal year ended March 31, 2017. The increase was primarily due to the increase in expenses associated with our increased marketing efforts to enhance our brand recognition and therefore acquire more users. Our sales and marketing expenses as a percentage of our total revenue decreased from 32.3% to 22.8% during the same period, primarily due to the improved effectiveness of our user acquisition efforts.

  •
  Service and development expenses  Our service and development expenses increased by US$2.8 million, or 118.3%, from US$2.4 million in the fiscal year ended March 31, 2016 to US$5.1 million in the fiscal year ended March 31, 2017, in line with the substantial increase in the volume of loans facilitated through our marketplace. Our service and development expenses as a percentage of our total revenue increased from 19.8% to 22.5% during the same period, primarily attributable to our improved operational efficiency.

  •
  General and administrative expenses  Our general and administrative expenses increased by US$1.1 million, or 70.2%, from US$1.6 million in the fiscal year ended March 31, 2016 to US$2.6 million in the fiscal year ended March 31, 2017, primarily due to the increase in salaries and benefits paid to our general and administrative personnel as well as the increase in professional service fees we paid to third-party service providers in preparation for this offering. Our general and administrative expenses as a percentage of our total revenue decreased from 13.1% to 11.5% during the same period, primarily due to our improved operational efficiency.

        Total other income (expense)    Our other income was US$ 0.18 million in the fiscal year ended March 31, 2017, as compared to a net other expense of US$0.03 million the fiscal year ended March 31, 2016.

        Provision for income tax    Our income tax expense was US$1.5 million the fiscal year ended March 31, 2017, as compared to US$0.6 million the fiscal year ended March 31, 2016, primarily because net income before provision for income taxes increased to US$10.1 million in the fiscal year ended March 31, 2017, as compared to US$4.2 million net income before provision for income taxes in the fiscal year ended March 31, 2016.

        Cash incentives    The cash incentives we paid to investors increased by US$0.8 million, or 94.6%, from US$0.8 million in the fiscal year ended March 31, 2016 to US$1.6 million in the fiscal year ended March 31, 2017. This increase was primarily due to more customer acquisition incentive payments made in the fiscal year ended March 31, 2017 as a result of our strengthened investor acquisition efforts. In our general incentive program, the cash incentive amount usually represents 0.3%-0.5% of the required minimum investment amount from investor and we recognize cash incentive payment as a reduction of revenue when paid. Our post-origination service fee for these loan investment is in a range of 0.7%-2.2% of the loan investment amount and recognized when investors receive each interest payment from borrowers over the term of the loan. Due to the timing difference, for fiscal years ended March 31, 2015 and 2017, our cash incentive payment were higher than the post-origination revenue recognized. However, over the term of individual loan, our total post-origination service fee from the investor invested through the Company's cash incentive program is expected to exceed the incentive payments.

        Risk reserve liability charge    The risk reserve liability charge increased by US$3.0 million, or 160.2%, from US$1.9 million in the fiscal year ended March 31, 2016 to US$4.9 million in the fiscal year ended March 31, 2017, primarily due to the significant increase in the volume of credit loans facilitated through our online marketplace in the fiscal year ended March 31, 2017.

        Net (loss)/income    As a result of the foregoing, we recorded a net income of US$8.6 million in the fiscal year ended March 31, 2017, representing a 145.7% increase from a net income of US$3.5 million in the fiscal year ended March 31, 2016.

Fiscal Year Ended March 31, 2016 Compared to Fiscal Year Ended March 31, 2015

        Net revenue Our net revenue increased by US$7.2 million, or 156.0%, from US$4.6 million in the fiscal year ended March 31, 2015 to US$11.9 million in the fiscal year ended March 31, 2016, primarily due to the substantial increase in the volume of loans facilitated through our marketplace, which increased from approximately RMB2.1 billion (US$338.4 million) in the fiscal year ended March 31, 2015 to RMB3.0 billion (US$470.4 million) in the fiscal year ended March 31, 2016. The increase in the volume of loans facilitated through our marketplace was due to a substantial increase in the number of borrowers from 1,636 in the fiscal year ended March 31, 2015 to 11,120 in the fiscal year ended March 31, 2016.

  •
  Loan facilitation revenue  Loan facilitation revenue increased significantly from US$0.3 million in the fiscal year ended March 31, 2015 to US$7.2 million in the fiscal year ended March 31, 2016. The dramatic increase was primarily due to an increase in the volume of credit loans facilitated through our online platform from RMB38.7 million (US$6.3 million) in the fiscal year ended March 31, 2015 to RMB640.1 million (US$101.2 million) in the fiscal year ended March 31, 2016. In order to gain market entry, we charged a lower loan facilitation service fee in the fiscal year ended March 31, 2015, and in the fiscal year ended March 31, 2016 we gradually increased the loan facilitation service fee charged to borrowers as we captured more market share.

  •
  Loan management revenue  Loan management revenue increased by US$0.5 million, or 9.6%, from US$5.6 million in the fiscal year ended March 31, 2015 to US$6.2 million in the fiscal year ended March 31, 2016. The increase in loan management revenue was mainly due to the 14.3% increase in volume of secured loans transacted on our online platform, from RMB2.0 billion (US$332.1 million) in the fiscal year ended March 31, 2015 to RMB2.3 billion (US$369.2 million) in the fiscal year ended March 31, 2016.

  •
  Post-origination revenue  Post-origination revenue increased by US$0.5 million, or 70.4%, from US$0.7 million in the fiscal year ended March 31, 2015 to US$1.2 million in the fiscal year ended March 31, 2016. The increase in post-origination revenue was mainly due to the 42.9% increase in the total volume of loans we facilitated on our online platform, from RMB2.1 billion in the fiscal year ended March 31, 2015 to RMB3.0 billion in the fiscal year ended March 31, 2016.

        Operating expenses Our total operating expenses increased by US$2.8 million, or 56.8%, from US$4.9 million in the fiscal year ended March 31, 2015 to US$7.8 million in the fiscal year ended March 31, 2016, primarily attributable to the increase in sales and marketing expenses, and to a lesser extent, the increase in general and administrative expenses.

  •
  Sales and marketing expenses  Our sales and marketing expenses increased by US$1.2 million, or 47.4%, from US$2.6 million in the fiscal year ended March 31, 2015 to US$3.8 million in the fiscal year ended March 31, 2016. The increase was primarily due to the increase in expenses associated with our increased marketing efforts to enhance our brand recognition and therefore acquire more users. Our sales and marketing expenses as a percentage of our total revenue decreased from 56.1% to 32.3% during the same period, primarily due to the improved effectiveness of our user acquisition efforts.

  •
  Service and development expenses  Our service and development expenses increased by US$0.8 million, or 46.9%, from US$1.6 million in the fiscal year ended March 31, 2015 to US$2.4 million in the fiscal year ended March 31, 2016, in line with the substantial increase in the volume of loans facilitated through our marketplace. Our service and development expenses as a percentage of our total revenue decreased from 34.6% to 19.8% during the same period, primarily attributable to our improved operational efficiency.

  •
  General and administrative expenses  Our general and administrative expenses increased by US$0.8 million, or 111.9%, from US$0.7 million in the fiscal year ended March 31, 2015 to US$1.6 million in the fiscal year ended March 31, 2016, primarily due to the increase in salaries and benefits paid to our general and administrative personnel. Our general and administrative expenses as a percentage of our total revenue decreased from 15.8% to 13.1% during the same period, primarily because our greater operational efficiency enabled us to achieve rapid revenue growth with relatively slower growth in general and administrative expenses.

        Other income, net Our other income was US$0.03 million in the fiscal year ended March 31, 2016, as compared to a net other expense of US$0.01 million the fiscal year ended March 31, 2015.

        Income tax expense Our income tax expense was US$0.6 million the fiscal year ended March 31, 2016, as compared to US$0.04 million the fiscal year ended March 31, 2015, primarily because we generated net income before provision for income taxes in the fiscal year ended March 31, 2016, as compared to a loss before provision for income taxes in the fiscal year ended March 31, 2015.

        Cash incentives The cash incentives we paid to investors decreased by US$0.2 million, or 20.5%, from US$1.1 million in the fiscal year ended March 31, 2015 to US$0.8 million in the fiscal year ended March 31, 2016. After the first year of operations, we lowered the amount of cash incentives as we have built a considerable market presence.

        Risk reserve liability charge The risk reserve liability charge increased by US$0.9 million, or 102.9%, from US$0.9 million in the fiscal year ended March 31, 2015 to US$1.9 million in the fiscal year ended March 31, 2016, primarily due to the significant increase in the volume of credit loans facilitated through our online platform in the fiscal year ended March 31, 2016.

        Net income (loss) As a result of the foregoing, we recorded a net income of US$3.5 million in the fiscal year ended March 31, 2016, compared to a net loss of US$0.4 million in the fiscal year ended March 31, 2015.

Liquidity and Capital Resources

        We have financed our operations primarily through cash provided by operating activities and capital injections by our shareholders. We plan to finance our future operations primarily from cash generated from our operations and cash on hand. As of March 31, 2015, 2016 and 2017, we had US$1.0 million, US$7.8 million and US$19.2 million, respectively, in cash on hand and cash deposited with banks. As of June 30, 2017, our cash on hand and cash deposited with banks were US$32.5 million. As of March 31, 2015, 2016 and 2017, our working capital (excluding the amount due from related parties) amounted to a deficit of US$2.2 million, US$1.2 million and US$18.5 million, respectively. As of June 30, 2017, our working capital (excluding the amount due from related parties) amounted to US$28.2 million. We believe that our current cash, cash flows provided by operating activities, access to help from our shareholders and the estimated net proceeds from this offering will be sufficient to meet our working capital needs in the next 12 months.

        In January 2017, we entered into a strategic cooperation agreement with China Everbright Bank, pursuant to which China Everbright Bank may in the future provide integrated financial services, such as depositing services, credit financing and centralized funds management to us. China Everbright Bank has also agreed to extend loan credit of an amount up to RMB100 million to us upon request for our general woking capital purposes. The specific terms of the actual loan credit will be negotiated separately. After we tender a formal request and loan application, China Everbright Bank will implement proper loan approval procedures. China Everbright Bank requires regulatory and internal approvals before issuing loan credit to us. As of the date of this prospectus, we have not taken out any loans from China Everbright Bank, nor have we tendered an application to obtain such loan credit.

        As of March 31, 2015, 2016 and 2017, we had US$5.1 million, US$12.0 and US$4.2 million due from the related parties, respectively. As of June 30, 2017, we had US$3.7 million due from related parties. Each of Hexin Information and Hexin Financial Information were incorporated and majority-owned by Mr. Xiaobo An, the Chairman of our Board of Directors. We historically utilized Hexin Group's centralized banking systems for our cash and banking management, which resulted in a significant balance of amount due from a related party. In addition, Hexin Group also paid expenses on our behalf. We have recorded all expenses paid by Hexin Group on our behalf in the related historical periods presented in our consolidated financial statements. On September 27, 2017, all balances due from Hexin Group were collected by us in full.

        Substantially all of our operations are conducted in China and all of our revenue, expenses, cash and cash equivalents are denominated in RMB. RMB is subject to the exchange control regulation in China, and, as a result, we may have difficulty distributing any dividends outside of China due to PRC exchange control regulations that restrict our ability to convert RMB into U.S. dollars.

        We have not declared nor paid any cash dividends to our shareholders. We do not plan to pay any dividends out of our retained earnings for the fiscal year ended March 31, 2017. With respect to retained earnings accrued after such date, our Board of Directors may declare dividends after taking into account our operations, earnings, financial condition, cash requirements and availability and other factors as it may deem relevant at such time. Any declaration and payment, as well as the amount, of dividends will be subject to our bylaws, charter and applicable Chinese and U.S. state and federal laws and regulations, including the approval from the shareholders of each subsidiary which intends to declare such dividends, if applicable.

        We have limited financial obligations dominated in U.S. dollars, thus the foreign currency restrictions and regulations in the PRC on the dividends distribution will not have a material impact on our liquidity, financial condition and results of operations.

Changes in Financial Position

        As of June 30, 2017, our cash was US$32.5 million, representing an increase of US$13.3 million from US$19.2 million as of March 31, 2017, mainly due to the growth in revenue during the three months ended June 30, 2017. As of March 31, 2017, our cash was US$19.2 million, representing an increase of US$11.4 million from US$7.8 million as of March 31, 2016, mainly due to the growth of revenue and the completion of a private placement of US$2 million in December 2016. As of March 31, 2016, our cash was US$7.8 million, representing an increase of US$6.9 million from US$1.0 million as of March 31, 2015, mainly due to additional paid-in capital. For a discussion of the risk reserve liability, please see "—Key Components of Results of Operations—Risk Reserve Liability".

        The following table sets forth a summary of our cash flows for the periods indicated:

	For the Fiscal Years Ended March 31,			For the Three Months Ended June 30,
	2015	2016	2017	2016	2017
	(US$)			(US$)
Summary of Consolidated Cash Flow Data
Net Cash provided by operating activities	2,586,515	7,025,442	8,189,744	(676,570)	12,420,410
Net Cash used in investing activities	(223,999)	(120,461)	(287,765)	(29,179)	(61,035)
Net cash (used in) provided by financing activities	(1,412,591)	243,266	4,288,646	2,023,400	541,871
Effect of exchange rate change on cash	4,756	(283,992)	(777,286)	(254,427)	414,871
Net increase in cash	954,681	6,864,255	11,413,339	1,063,224	13,316,117
Cash at the beginning of the period	—	954,681	7,818,936	7,818,936	19,232,275
Cash at the end of the period	954,681	7,818,936	19,232,275	8,882,160	32,548,392

Operating activities

        In the three months ended June 30, 2017, we had net cash generated from operating activities of US$12.4 million, primarily attributable to our net income of US$8.9 million, as adjusted for non-cash items and the effect of changes in working capital including: (i) an increase of US$2.2 million in tax payable due to increase in earnings, (ii) and US$1.4 million reduction in prepayment and other assets. Since January 12, 2017, we have transitioned from using accounts with online payment service providers for collection and transfer of loan funds between investors and borrowers to an integrated asset custody system with Jiangxi Bank. All funds from borrowers and investors are managed by Jiangxi Bank to ensure security and compliance with the relevant PRC laws and regulations. As a result, the funds payable and receivable balances as of June 30, 2017 were nil.

        In the fiscal year ended March 31, 2017, we had net cash generated from operating activities of US$8.2 million, primarily attributable to our net income of US$8.6 million, as adjusted for non-cash items and the effect of changes in working capital including: (i) an increase of US$2.2 million in tax payable; partially offset by (ii) a decrease in liabilities from the risk reserve liability in the amount of US$2.3 million as a result of the reserve liability policy being discontinued and replaced by a third-party insurance arrangement; (iii) a decrease of US$2.5 million in prepayment and other assets to investors, advertising and professional vendors; and (iv) a decrease in accrued expenses and other liabilities of US$2.6 million due to the reduced fund payable balance. Since January 12, 2017, we have transitioned from using accounts with online payment service providers for collection and transfer of loan funds between investors and borrowers to an integrated asset custody system with Jiangxi Bank. All funds from borrowers and investors are now managed by Jiangxi Bank to ensure security and compliance with the relevant PRC laws and regulations. As a result, the funds payable and receivable balances as of March 31, 2017 were nil.

        In the fiscal year ended March 31, 2016, we had net cash generated from operating activities of US$7.0 million, primarily attributable to our net income of US$3.5 million, as adjusted for non-cash items and the effect of changes in working capital including: (i) an increase in liabilities from the risk reserve liability in the amount of US$1.9 million as a result of more loans transacted on our online platform, (ii) an increase of US$1.1 million in tax payables due to the increase of taxable income, and (iii) an increase in accrued expenses and other liabilities of US$1.2 million, offset by a US$1.0 million increase in prepayment and other assets.

        In the fiscal year ended March 31, 2015, we had net cash generated from operating activities of US$2.6 million, consisting of our net loss of US$0.4 million, as adjusted for non-cash items and the effect of changes in working capital including: (i) an increase in accrued expenses and other liabilities of US$2.5 million due to the fact that more investors invested funds to the external payment network through our platform, (ii) an increase in liabilities from risk reserve liability in the amount of US$0.9 million as a result of more loans transacted on our online platform, and (iii) an increase of US$0.6 million in tax payables due to the increase of taxable income, offset by a US$0.9 million increase in prepayment and other assets.

Investing activities

        In the three months ended June 30, 2017, net cash used in investing activities was US$0.06 million, which was attributable to our purchases of office equipment.

        In the fiscal year ended March 31, 2017, net cash used in investing activities was US$0.3 million, which was attributable to our purchases of office equipment.

        In the fiscal year ended March 31, 2016, net cash used in investing activities was US$0.1 million, which was attributable to our purchases of equipment.

        In the fiscal year ended March 31, 2015, net cash used in investing activities was US$0.2 million, which was attributable to our purchases of equipment.

Financing activities

        In the three months ended June 30, 2017, net cash provided by financing activities was US$0.5 million, which mainly was attributable to net repayment from Hexin Group.

        In the fiscal year ended March 31, 2017, net cash provided by financing activities was US$4.3 million, mainly attributable to net repayment of US5.9 million from related parties and the completion of a US$2 million private placement in December 2016.

        In the fiscal year ended March 31, 2016, net cash provided by financing activities was US$0.2 million, which was attributable to cash contribution by our shareholders of US$7.6 million and offset by US$7.4 million in advances to our related parties.

        In the fiscal year ended March 31, 2015, net cash used in financing activities was US$1.4 million, which was attributable to advances to our related parties of US$5.1 million, offset by the contribution from our shareholders of US$3.7 million.

Capital Expenditures

        Our capital expenditures consist primarily of expenditures for the purchase of fixed assets and software. We made capital expenditures of US$0.2 million, US$0.1 million and US$0.3 million in the fiscal years ended March 31, 2015, 2016, and 2017, respectively, primarily due to purchases of electronic and office equipment and leasehold improvements for our office as a result of our business growth. In the three months ended June 30, 2017, we made capital expenditures of US$0.06 million primarily due to purchases of electronic and office equipment and leasehold improvements for our office as a result of our business growth.

Contractual obligations and commitments

        We lease our main office space under an irrevocable operating lease agreement. Rental expenses under operating leases in the fiscal years ended March 31, 2015, 2016 and 2017 were US$209,594 and US$702,005 and US$720,314, respectively. Rental expenses under operating leases in the three months ended June 30, 2016 and 2017 were US$143,937 and US$250,861, respectively.

        The following table sets forth our future minimum lease payments under irrevocable operating lease agreements as of March 31, 2018:

Minimum lease payment
(US$)
Fiscal Years ending March 31,
2018	1,040,093
2019	842,470
2020	657,729
2021	164,432
2022 and thereafter	—

Total	2,704,724

        As of March 31, 2015, 2016 and 2017, we recorded liability of US$0.9 million, US$2.7 million and nil in relation to the risk reserve liability, respectively. As of June 30, 2016 and 2017, we recorded risk reserve liability of US$2.1 million and nil, respectively. As our risk reserve liability policy has been discontinued and replaced by a third party insurance arrangement since February 1, 2017, there was no risk reserve liability charge in the three months ended June 30, 2017.

        Other than those shown above, we did not have any significant capital and other commitments, long-term obligations, or guarantees as of March 31, 2015, 2016 and 2017 and June 30, 2017, respectively.

Off-Balance Sheet Commitments and Obligations

        We did not have any off-balance sheet arrangements as of June 30, 2017.

Loan Performance Data

Delinquency Rates

        We define the delinquency rates as of the end of the period as the outstanding balance of principal and interest that were 15 to 29, 30 to 59 and 60 to 89 calendar days delinquent as a percentage of the total outstanding balance of principal and interest for the relevant group of loans during such period.

The following tables set forth our delinquency rates for all loans as of March 31, 2016 and March 31, 2017 and June 30, 2017, respectively:

	Delinquent for(1)
	15 - 29 days		30 - 59 days		60 - 89 days		90=< days
	RMB	US$	RMB	US$	RMB	US$	RMB	US$
	(in thousands, except percentages)
As of March 31, 2016
Unpaid balance of principal and interest	659	102	529	82	438	68	78	12
Delinquency rate	0.092%	0.092%	0.074%	0.074%	0.061%	0.061%	0.011%	0.011%
As of March 31, 2017
Unpaid balance of principal and interest	2,483	361	3,794	551	9,061	1,316	17,184	2,496
Delinquency rate	0.091%	0.091%	0.138%	0.138%	0.331%	0.331%	0.627%	0.627%
As of June 30, 2017
Unpaid balance of principal and interest	2,271	335	—	—	—	—	22,444	3,311
Delinquency rate	0.059%	0.059%	0.000%	0.000%	0.000%	0.000%	0.579%	0.579%

(1)
Loans that are delinquent for more than 89 days are counted towards the M3+ Net Charge-off Rates. See "—M3+ Net Charge-off Rates."

M3+ Net Charge-Off Rates

        We define "M3+ Net Charge-off Rates", with respect to loans facilitated during a specified time period or the "vintage", as (i) the total balance of outstanding principal of loans that become delinquent for over three months during a specified period and the remainder of the expected interest for the life of such loans, divided by (ii) the total initial principal of the loans facilitated in such vintage.

        The following table provides the amount of loans generated through our marketplace during each of the periods presented and the corresponding accumulated M3+ Net Charge-off and M3+ Net Charge-off Rates data as of June 30, 2017 for the loans facilitated during each of the periods presented.

M3+ Net Charge-off Rates
Loan issued period	Amount of loans facilitated during the period		Accumulated M3+ Net Charge-off as of June 30, 2017		Total M3+ Net Charge-off Rate as of June 30, 2017
	(RMB)	(US$)	(RMB)	(US$)	Percentage
	(in thousands)		(in thousands)
From inception to March 31, 2016	678,849	107,466	18,017	2,828	2.65%
From April 1, 2016 to March 31, 2017	2,264,421	336,727	4,426	643	0.20%
From April 1, 2017 to June 30, 2017	1,268,297	184,921	—	—	0.00%

Quantitative and Qualitative Disclosures about Market Risk

Foreign Exchange Risk

        All of our revenue and substantially all of our expenses are denominated in RMB. In our consolidated financial statements, our financial information that uses RMB as the functional currency has been translated into U.S. dollars. Due to foreign currency translation adjustments, we had a foreign exchange translation loss of US$0.5 million and US$1.1 million in the fiscal years ended March 31, 2016 and 2017, respectively and a foreign exchange translation gain of US$17,366 in the fiscal year ended March 31, 2015, and we had a foreign exchange translation gain of $0.4 million for the three months ended June 30, 2017. Appreciation or depreciation in the value of the RMB relative to the U.S. dollar would affect our financial results reported in U.S. dollar terms without giving effect to any underlying change in our business or results of operations. Currently our exposure to foreign exchange risk primarily relates to our cash denominated in U.S. dollars as a result of the proceeds from this offering. We do not believe that we currently have any significant direct foreign exchange risk and have not used any derivative financial instruments to hedge exposure to such risk.

        The conversion of RMB into foreign currencies, including U.S. dollars, is based on rates set by the PBOC. The PRC government allowed the RMB to appreciate by more than 20% against the U.S. dollar between July 2005 and July 2008. Between July 2008 and June 2010, the exchange rate between the RMB and the U.S. dollar had been stable and traded within a narrow band. Since June 2010, the PRC government has allowed the RMB to appreciate slowly against the U.S. dollar, though there have been periods when the RMB has depreciated against the U.S. dollar. In particular, on August 11, 2015, the PBOC allowed the RMB to depreciate by approximately 2% against the U.S. dollar. The RMB depreciated against the U.S. dollar by 5.6% in 2015 and 6.5% in 2016. It is difficult to predict how long the current situation may last and when and how the relationship between the RMB and the U.S. dollar may change again.

        To the extent that we need to convert U.S. dollars into RMB for our operations, appreciation of the RMB against the U.S. dollar would have an adverse effect on the RMB amount we receive from the conversion. Conversely, if we decide to convert RMB into U.S. dollars for the purpose of making payments for dividends on our ordinary shares or ADSs or for other business purposes, appreciation of the U.S. dollar against the RMB would have a negative effect on the U.S. dollar amounts available to us.

Interest Rate Risk

        We have not been exposed to material risks due to changes in market interest rates, and we have not used any derivative financial instruments to manage our interest risk exposure. However, we cannot provide assurance that we will not be exposed to material risks due to changes in market interest rate in the future. Our future interest income may fall short of expectations due to changes in market interest rates.

        The fluctuation of interest rates may also affect the demand for our marketplace lending business. For example, a decrease in the interest rate may cause potential borrowers to seek loans from other channels and higher returns offered by comparable or substitute products may damper investor desire to invest in our marketplace. However, we do not expect that the fluctuation of interest rates will have a material impact on our financial condition.

Recent Accounting Pronouncements

        In May 2017, the FASB issued ASU No. 2017-09, "Compensation—Stock Compensation (Topic 718): Scope of Modification Accounting", which amends the scope of modification accounting for share-based payment arrangements. The ASU provides guidance on the types of changes to the terms or conditions of share-based payment awards to which an entity would be required to apply modification accounting. Specifically, an entity would not apply modification accounting if the fair value, vesting conditions, and classification of the awards are the same immediately before and after the modification. The amendments in this Update are effective for all entities for annual periods, and interim periods within those annual periods, beginning after December 15, 2017. Early adoption is permitted. The amendments in this Update should be applied prospectively to an award modified on or after the adoption date. We do not expect that the adoption of this guidance will have a material impact on our interim condensed consolidated financial statements.

        In January 2017, the FASB issued ASU No. 2017-01, "Business Combinations (Topic 805): Clarifying the Definition of a Business". The amendments in this ASU clarify the definition of a business with the objective of adding guidance to assist entities with evaluating whether transactions should be accounted for as acquisitions (or disposals) of assets or businesses. Basically these amendments provide a screen to determine when a set is not a business. If the screen is not met, the amendments in this ASU first, require that to be considered a business, a set must include, at a minimum, an input and a substantive process that together significantly contribute to the ability to create output and second, remove the evaluation of whether a market participant could replace missing elements. These amendments take effect for public businesses for fiscal years beginning after December 15, 2017 and interim periods within those periods, and all other entities should apply these amendments for fiscal years beginning after December 15, 2018, and interim periods within annual periods beginning after December 15, 2019. We do not expect that the adoption of this guidance will have a material impact on our consolidated financial statements.

        In May 2014, the Financial Accounting Standards Board ("FASB") issued ASU No. 2014-09, "Revenue from Contracts with Customers (Topic 606)" ("ASU 2014-09"). ASU 2014-09 requires an entity to recognize the amount of revenue to which it expects to be entitled for the transfer of promised goods or services to customers. ASU 2014-09 will replace most existing revenue recognition guidance in U.S. Generally Accepted Accounting Principles when it becomes effective and permits the use of either the retrospective or cumulative effect transition method. The guidance also requires additional disclosure about the nature, amount, timing and uncertainty of revenue and cash flows arising from customer contracts. In August 2015, the FASB issued ASU No. 2015-14, "Deferral of the Effective Date" ("ASU 2015-14"), which defers the effective date for ASU 2014-09 by one year. For public entities, the guidance in ASU 2014-09 will be effective for annual reporting periods beginning after December 15, 2017 (including interim reporting periods within those periods), which means it will be effective for the Company's fiscal year beginning April 1, 2018. In March 2016, the FASB issued ASU No. 2016-08, "Principal versus Agent Considerations (Reporting Revenue versus Net)" ("ASU 2016-08"), which clarifies the implementation guidance on principal versus agent considerations in the new revenue recognition standard. In April 2016, the FASB issued ASU No. 2016-10, "Identifying Performance Obligations and Licensing" ("ASU 2016-10"), which reduces the complexity when applying the guidance for identifying performance obligations and improves the operability and understandability of the license implementation guidance. In May 2016, the FASB issued ASU No. 2016-12 "Narrow-Scope Improvements and Practical Expedients" ("ASU 2016-12"), which amends the guidance on transition, collectability, noncash consideration and the presentation of sales and other similar taxes. In December 2016, the FASB further issued ASU 2016-20, "Technical Corrections and Improvements to Topic 606, Revenue from Contracts with Customers" ("ASU 2016-20"), which makes minor corrections or minor improvements to the Codification that are not expected to have a significant effect on current accounting practice or create a significant administrative cost to most entities. The amendments are intended to address implementation issues that were raised by stakeholders and provide additional practical expedients to reduce the cost and complexity of applying the new revenue standard. These amendments have the same effective date as the new revenue standard. Preliminarily, we plan to adopt Topic 606 in the first quarter of our fiscal 2018 using the retrospective transition method, and are continuing to evaluate the impact our pending adoption of Topic 606 will have on our consolidated financial statements. We will not be able to make that determination until the time of adoption based upon outstanding contracts at that time.

        In November 2016, the FASB issued ASU No. 2016-18, "Statement of Cash Flows: Restricted Cash". The amendments address diversity in practice that exists in the classification and presentation of changes in restricted cash on the statement of cash flows. The amendment is effective for public companies for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years. We are currently evaluating the impact of this new standard on its consolidated financial statements.

        In August 2016, the FASB issued ASU No. 2016 15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments, to provide guidance on the presentation and classification of certain cash receipts and cash payments on the statement of cash flows. The guidance specifically addresses cash flow issues with the objective of reducing the diversity in practice. The guidance will be effective for the Company in fiscal year 2018, but early adoption is permitted. We are currently evaluating the impact of this new standard on our consolidated financial statements and related disclosures.

        In June 2016, the FASB issued ASU 2016-13, "Financial Instruments—Credit Losses", which will require the measurement of all expected credit losses for financial assets held at the reporting date based on historical experience, current conditions, and reasonable and supportable forecasts. The guidance is effective for annual reporting periods beginning after December 15, 2019 and interim periods within those fiscal years. We are currently evaluating this statement and our impact on our results of operations or financial position.

        In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). The guidance supersedes existing guidance on accounting for leases with the main difference being that operating leases are to be recorded in the statement of financial position as right-of-use assets and lease liabilities, initially measured at the present value of the lease payments. For operating leases with a term of 12 months or less, a lessee is permitted to make an accounting policy election not to recognize lease assets and liabilities. For public business entities, the guidance is effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. Early application of the guidance is permitted. In transition, entities are required to recognize and measure leases at the beginning of the earliest period presented using a modified retrospective approach. We are in the process of evaluating the impact that this guidance will have on our consolidated financial statements.

        In January 2016, the FASB issued ASU 2016-01, "Financial Instruments—Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities" This guidance revises the accounting related to the classification and measurement of investments in equity securities as well as the presentation for certain fair value changes in financial liabilities measured at fair value, and amends certain disclosure requirements. The guidance requires that all equity investments, except those accounted for under the equity method of accounting or those resulting in the consolidation of the investee, be accounted for at fair value with all fair value changes recognized in income. For financial liabilities measured using the fair value option, the guidance requires that any change in fair value caused by a change in instrument-specific credit risk be presented separately in other comprehensive income until the liability is settled or reaches maturity. The guidance is effective for interim and annual reporting periods in fiscal years beginning after December 15, 2017, with early adoption permitted for certain provisions. A reporting entity would generally record a cumulative-effect adjustment to beginning retained earnings as of the beginning of the first reporting period in which the guidance is adopted. We are in the process of evaluating the impact that this guidance will have on our consolidated financial statements.

OUR INDUSTRY

        We operate a unique, fast-growing marketplace in China's consumer lending marketplace industry, which is a subset of China's overall credit industry. Since no reliable third-party data is publicly available for the marketplace lending or consumer credit industries in China, we have engaged Oliver Wyman, a leading independent market research firm, to prepare a commissioned industry report that analyzes these industries. All the information and data presented in this section has been derived from Oliver Wyman's industry report unless otherwise noted. Oliver Wyman has advised us that the statistical and graphical information contained herein is drawn from its database and other sources. Although the following discussion describes historical growth and includes projections for expected future growth, such future growth may not occur at the rates that are projected or at all.

        In recent years, China's consumer credit and marketplace lending industries have undergone significant and rapid changes and are continuing to innovate and evolve. This section discusses the factors driving these changes and projections of future growth, the various market segments, key elements of the competitive landscape and the various business models in China's marketplace lending industry.

China's Consumption Demand for Premium Goods and Services

Consumption has experienced rapid growth

        China's economy was traditionally an investment-driven economy. In recent years, China has undergone economic structural reforms and has shifted to a consumption-driven economy. Consumption has grown rapidly and the growth rate has surpassed China's GDP growth since 2008, according to Oliver Wyman. China's real consumption comprised only 39% of its GDP in 2016, as compared to 69% in the United States in 2016. This demonstrates considerable potential for growth of China's private consumption market.

        The following chart shows the expected growth in China's private consumption market:

Source: Oliver Wyman report based on data provided by Oxford Economics

The consumption structure has shifted to more premium lifestyle choices

        From 2011 to 2016, China's real disposal income per capita increased year-on-year. This increase in Chinese consumers' personal disposable income, coupled with their optimism in consumer confidence, indicates strong appetite to spend. The consumption structure has shifted from staple and necessity goods to premium products and services. There is an increasing consumption demand for luxury goods, travel, cosmetic medicine, education and home renovation and a desire to enhance personal well-being.

        The following graph shows the expected growth of the annual consumption expenditure per household in all population deciles of China:

100%
95%
90%
85%
80%
75%
70%
65%
60%
55%
50%
45%
40%
35%
30%
25%
20%
15%
10%
5%
0%
2011
2016
2020F
2%
4%
5%
6%
7%
8%
9%
10%
11%
12%
13%
16%
27%
26%

	CAGR (2011–2016) (%)	CAGR (2016–2020F) (%)	Annual consumer expenditure per household (2016) (RMB[1])
Decile 1	10.3%	10.7%	15,532
Decile 2	10.0%	10.6%	27,043
Decile 3	9.9%	10.5%	35,138
Decile 4	9.8%	10.5%	42,590
Decile 5	9.7%	10.5%	50,171
Decile 6	9.7%	10.4%	58,471
Decile 7	9.6%	10.4%	68,273
Decile 8	9.5%	10.3%	81,083
Decile 9	9.3%	10.2%	101,118
Decile 10	8.9%	9.9%	168,608

(1) Original data in US$. Assumed average FX rate of 6.5CNY:1US$ for 2011 and 6.9CNY:1US$ for 2016 and 2020F
Source: Euromonitor

Source: Oliver Wyman report based on data provided by Euromonitor

Changing consumer demographics, in particular on the emergence of the lower mass population

        According to Oliver Wyman, the population in China is categorized into four segments by accumulated disposable assets, comprising (1) the high net worth population; (2) the affluent/mass affluent population; (3) the upper mass population; (4) the lower mass population; and (5) the rest. The following graph shows that the expected growth of these segments in China:

  (1)
  Accumulated disposable assets are assets available for investment or spending, excluding primary residences
  (2)
  Population is the number of adults 18 years old and above

  Source: Oliver Wyman report based on data provided by Forbes, Credit Suisse, World Bank and McKinsey

        According to Oliver Wyman, the "emerging middle class" in China represents the "lower mass population" and represents the population segment with accumulated disposable assets of RMB60,000 to RMB100,000. These people are typically in the average age range of between 31 to 45 years old, with an average monthly income of RMB3,000 to RMB7,000. With urbanization, the lower mass affluent population is projected to grow quickly in size, from approximately 306.2 million people in 2016 to 372.2 million people in 2020. Further, the lower mass population will drive a large consumption demand for premium goods and services.

Development of China's Consumer Finance Market

Total consumer credit market in China

        China's credit market once faced the structural problem of being over-reliant on indirect financing from banks. However, loans from traditional financial institutions are not accessible to individuals as they are not the target customers of traditional financial institutions such as banks. The gap between the supply and demand of consumer credit therefore led to a proliferation of the consumer credit market in recent years. The value of the total consumer finance market in China, including personal consumption loans and loans for personal operations, was approximately RMB14.3 trillion in 2016 and is projected to grow to approximately RMB27.8 trillion in 2020.

        The following chart shows the expected growth in the different segments in the consumer finance market in China:

Source: Oliver Wyman report based on data provided by PBOC

        The personal consumption loan market consists of (1) secured and unsecured loans from banks as well as consumer finance companies and Internet players to service personal business operations and other consumption needs, and (2) credit cards.

        Non-credit card consumer loans consist of "product loans" and "cash loans". For each of "product loans" and "cash loans", Internet players including consumer lending platforms and online consumer finance platforms are increasingly taking center-stage. These non-traditional market players use strictly online channels for funding, and have a lower cost of acquisition generally.

China's Marketplace Lending Market

China's Consumer Lending Market

        In China, consumer lending markets began emerging in 2006 and increased in dominance after 2009. However, the market changes rapidly and remains unpredictable. According to Oliver Wyman, since 2016 approximately 2,000 lenders went bankrupt while approximately 800 new players entered the market. As of June 30, 2017, there were 2,118 consumer lending platforms in China.

        Due to the fast-growing demands of borrowers that are largely underserved by traditional banks and financial institutions, the marketplace lending volume in China is expected to grow at a CAGR of 35% from 2016 to reach RMB6,790 billion by 2020. The following chart shows the expected growth of the consumer lending market in China:

        The consumer lending industry in China is fragmented and diverse, with the top 15 players accounting for only approximately 5% of the total outstanding loans. Consumer lending markets target primarily borrowers for corporate loans and for personal consumption loans. Personal consumption loans are further divided into (1) personal operation loans by individual business owners; and (2) consumption loans for individual personal consumption, often unsecured.

        The following table shows the different types of consumer finance loans:

Types of Consumer Finance Loans

        The consumer finance loan market consists of four different loan types: (1) pay-day loans; (2) small-amount loans; (3) medium-amount loans; and (4) large-amount loans. Pay-day loans refer to small-amount loans (typically with principal amounts of less than RMB 3,000) with short terms (typically with an average term of less than 30 days) which are taken primarily to meet urgent needs for daily necessities. Small-amount loans refer to loans with principal amounts of between RMB 3,000 and RMB 20,000 with an average term of between three to 12 months. Small-amount loans are typically taken by young professionals and consumers without credit cards to make purchases such as smartphones, cameras and laptops. Medium-amount loans refer to loans with principal amounts between RMB 20,000 and RMB 140,000, and are typically used to finance various premium lifestyle consumption demands. The term of medium-amount loans is typically between 12 to 36 months. See "—Medium-sized loans" below for further information. Large-amount loans refer to loans with principal amounts of more than RMB 140,000, with a term of more than two years and often secured with collateral. Such large-amount loans are typically used to finance business operations.

Medium-sized loans

        Medium-sized loans ranging from RMB20,000 to RMB140,000 are primarily used to finance most premium lifestyle consumption demands such as luxury goods, travel, cosmetic medicine, education and home renovation. As mentioned above, the lower mass population is increasingly pursuing premium and upgraded lifestyles, fuelling the increasing demand for medium-sized loans. The unsecured medium-sized consumer loans segment is the fastest growing and largest consumer finance segment, and its transaction volume is estimated to grow at a CAGR of 62% from RMB0.3 trillion in 2016 to RMB2.2 trillion in 2020. Most medium-sized consumer loans do not require collateral.

        The following chart shows the expected growth in the medium-sized consumer credit loans market:

The Competitive Landscape of the Medium-Sized Private Consumption Loans Market

        According to Oliver Wyman, in the unsecured medium-sized consumer loans market in China, we were a top ten market player in terms of transaction volume for the six months ended June 30, 2017, with a strong hybrid offline-to-online borrower acquisition model. Our online website and mobile application effectively capture the trend of the technology-savvy Chinese population that increasingly uses Internet and mobile phones to collect and browse through information of different financial products and carry out borrowing and investing activities. At the same time we leverage on the physical branches of Hexin Information and Hexin Financial Information to acquire borrowers offline as well as carry out face-to-face verification and credit assessment.

Market Drivers for China's Consumer Finance Marketplace Lending Market

Growing Consumption Market Underserved by Banks

        According to Oliver Wyman, in 2016, the household savings ratio in China was 39%, as compared to 6% in the United States, and the amount of consumption loans as a percentage of total consumption expenditure was 53% in China, as compared to 81% in the United States. However, Chinese consumers are now prepared to spend more. According to Oliver Wyman, the private consumption market in China grew at a CAGR of 10% from RMB15 trillion in 2010 to RMB25 trillion in 2016, and is projected to grow at a CAGR of 7% to RMB33 trillion in 2020. Notwithstanding such high demand for consumption spending, approximately 84% of the Chinese population (aged 15 or above) did not have credit cards and among the approximately 880 million people in PBOC's credit database, only 380 million people have a credit rating. The rest of the population has little, if any, access to loans from traditional banks and financial institutions. The demand for private consumption loans is expected to be largely driven by financially active consumers with no credit histories or access to bank-issued credit cards.

Proliferation of Internet, Mobile and Online Banking Channels

        In 2016, there were 731 million Internet users and 695 million smartphone users in China, comprising approximately 53% and 50% of the Chinese population, respectively. The number of Internet users and smartphone users are expected to grow at CAGRs of 5% and 6% by 2020. The use of e-commerce has grown rapidly, with the desktop and mobile online banking transaction values reaching RMB2,243 trillion in 2016 and forecasted to reach approximately RMB5,409 trillion by 2020.

Investors' Strong Appetite for Financial Investment Products

        In 2016, China's total personal investable assets reached RMB134 trillion and is expected to grow to RMB226 trillion by 2020. The growth in the Chinese population's personal investable assets indicates potential and strong appetite for wealth management products with higher yields, and is expected to drive the consumer lending investments in China. Marketplace lending has evolved to provide a platform for investors to connect with borrowers whose loans can generate attractive returns with well-defined risks.

BUSINESS

Overview

        We are a fast-growing consumer lending marketplace facilitating loans to meet the increasing consumption demand of the emerging middle class in China. According to Oliver Wyman, the "emerging middle class" comprises largely of the "lower mass population" in China, which is the population segment with accumulated disposable assets of RMB60,000 to RMB100,000. These people are typically in the average age range of between 31 to 45 years old, with an average monthly income of RMB3,000 to RMB7,000. We believe the financing needs of this segment of consumers in China have been largely underserved due to the lack of an easily-accessible credit market. We help these Chinese consumers fulfil their consumption financing needs by facilitating loans between borrowers and investors, providing borrowers with ready access to credit and investors with risk-adjusted returns. We believe that our consumer lending marketplace, integrated with online and offline platforms, advanced technology and innovation, will help meet the demands from these consumers in a sustainable way.

        China represents the largest and fastest growing marketplace lending market in the world. Oliver Wyman has projected that China's consumer lending market will reach RMB4.1 trillion in 2020, representing a compound annual growth rate, or CAGR, of 49% from 2016. We believe the emerging middle class represents a large and relatively untapped consumer credit market opportunity in China. Consumption by this segment has experienced strong growth and a shift from staple or necessity goods to premium products and services, such as luxury goods, travel, cosmetic medicine, education and home renovation. Our consumer lending marketplace specifically targets this consumer market by offering medium-sized loans ranging from RMB20,000 to RMB140,000 to these consumers. According to Oliver Wyman, the consumer credit market represented by medium-sized loans ranging from RMB20,000 to RMB140,000 accounted for approximately 62% of the total individual consumption market in China in 2016. From the inception of our business to June 30, 2017, the total transaction volume of loans facilitated on our marketplace amounted to RMB9.7 billion (US$1.5 billion). We primarily focus on facilitating medium-sized credit loans ranging from RMB20,000 to RMB140,000, which represented approximately 80% of our total transaction volume during the fiscal year ended March 31, 2017 and the three months ended June 30, 2017.

        We have built a multi-channel marketplace to reach and serve borrowers and investors, leveraging both our online platform and the nationwide physical networks of our offline cooperation partner, Hexin Group, which is majority-owned by our controlling shareholder. As of June 30, 2017, our offline cooperation partner had a total of 144 branches, located in 103 cities in 21 provinces and 4 municipalities across China. We acquire borrowers offline through cooperation with our offline cooperation partner in accordance with certain contractual arrangements. See "Corporate History and Structure—Our Relationship with Hexin Group". Leveraging our borrower acquisition model that combines online platform and offline networks, our online marketplace has experienced significant growth since its inception. The total amount of loans facilitated through our online marketplace increased by 42.9% from the fiscal year ended March 31, 2015 to the fiscal year ended March 31, 2016, and by 11.5% from the fiscal year ended March 31, 2016 to the fiscal year ended March 31, 2017. In particular, the total loan amount of our credit loans experienced rapid growth of 1,552.8% from the fiscal year ended March 31, 2015 to the fiscal year ended March 31, 2016, and 253.7% from the fiscal year ended March 31, 2016 to the fiscal year ended March 31, 2017. The total loan amount of credit loans increased by 256.5% from the three months ended June 30, 2016 to the three months ended June 30, 2017.

        We provide borrowers with convenient and ready access to credit through our online marketplace. We offer borrowers a wide range of products designed based on customer segmentation data and tailored to the specific needs of the emerging middle class in China. We offer investors various types of investment products with appropriate risk levels and risk-adjusted returns, and have achieved high investor satisfaction and loyalty as shown by our repeat investor rates. The average annualized investment return for loans facilitated on our marketplace ranges from 8% to 15%. As of June 30, 2017, more than 55.6% of our investors had invested more than once on our marketplace. For the fiscal years ended March 31, 2016 and 2017, the total number of borrowers increased by 579.7% and 158.4% from the fiscal years ended March 31, 2015 and 2016, respectively, and the total number of investors increased by 81.8% and 99.3% from the fiscal years ended March 31, 2015 and 2016, respectively. The total number of borrowers and investors increased by 195.1% and 83.3%, respectively from the three months ended June 30, 2016 to the three months ended June 30, 2017.

        We believe we have established strategic cooperative relationships with well-known financial institutions, such as Jiangxi Bank, China Unionpay, Changan Insurance and China Everbright Bank. We leverage our cooperation with these well-known financial institutions to further build our brand and strengthen our market position. Our strategic cooperative relationships demonstrate our competitive strengths among peers in terms of compliance and business performance. We believe our partnerships with Jiangxi Bank and China Unionpay, Changan Insurance and China Everbright Bank demonstrate each of their recognition of our fund management and information management capabilities, our loan approval and verification process and risk management system and confidence in our long-term operating performance and growth, respectively.

        We believe we have developed an advanced risk management system leveraging our proprietary technology, algorithms and data sources. On May 4, 2017, we were awarded a Level 3 Certificate for Protection of State Information Security by the Ministry of Public Security, a prestigious form of recognition awarded to financial institutions such as commercial banks for stringent information security management. Our technology-driven risk management system comprises online big data analysis, offline confirmation of borrower information, credit scoring and decision-making, and post-loan management. This system has enabled us to assess the credit-worthiness of our borrowers more effectively and provide risk-based pricing for our products to better serve our customers and enhance customer satisfaction. We are partnering with global service partners, including Fair Isaac Corporation and GBG DecTech, to enhance our credit approval and fraud detection systems.

        We generate revenue from fees charged for our services in matching investors with individual borrowers and for other services we provide over the life of a loan. We primarily charge borrowers loan facilitation and loan management service fees for services provided by our marketplace in facilitating loans and providing other services, and we also charge investors post-origination service fees for investing in Wallets, individual investments and loan transfer services.

        We have experienced rapid growth since our inception of business in 2014. Our revenue increased by 156.0% from US$4.6 million in the fiscal year ended March 31, 2015 to US$11.9 million in the fiscal year ended March 31, 2016, and by 92.7% from US$11.9 million in the fiscal year ended March 31, 2016 to US$22.9 million in the fiscal year ended March 31, 2017. Our revenue increased by 286.7% from US$3.9 million in the three months ended June 30, 2016 to US$15.1 million in the three months ended June 30, 2017. Our net profit was US$3.5 million in the fiscal year ended March 31, 2016, while our net loss was US$350,171 in the fiscal year ended March 31, 2015. Our net profit increased by 142.2% from US$3.5 million in the fiscal year ended March 31, 2016 to US$8.6 million in the fiscal year ended March 31, 2017. Our net profit was US$1.3 million and US$8.9 million in the three months ended June 30, 2016 and 2017, respectively.

Our Competitive Strengths

        We believe that the following competitive strengths have contributed to our growth and helped us take advantage of the substantial market opportunity:

A fast-growing consumer lending marketplace focusing on meeting the increasing consumption demand of the emerging middle class in China

        We are a fast-growing consumer lending marketplace focusing on meeting the increasing consumption demand of the emerging middle class in China. According to Oliver Wyman, China's private consumption market has grown steadily at a CAGR of 10% from RMB15 trillion in 2010 to RMB23 trillion in 2015, and is expected to reach RMB32 trillion by 2020. The private consumption market in China has increasingly shifted from consumption of staples or necessity goods to consumption of premium goods and services, such as luxury goods, travel, cosmetic medicine, education and home renovation. According to Oliver Wyman, the consumer credit market represented by medium-sized loans ranging from RMB20,000 to RMB140,000 accounted for approximately 62% of the total individual consumption market in China in 2016. The transaction volume of the medium-sized credit loan market in China reached RMB365 billion in 2016 and is expected to grow at a CAGR of 66% from 2015 to 2020. We believe the emerging middle class represents a large and relatively untapped consumer credit market opportunity in China and our consumer lending marketplace specifically targets these consumers by offering medium-sized loans to meet their financing needs. The total transaction volume of loans facilitated on our marketplace amounted to RMB9.7 billion (US$1.5 billion) from the inception of our business to June 30, 2017. As of June 30, 2017, consumers with a monthly income of RMB3,000 to RMB7,000 accounted for 65.3% of our borrowers. We have designed loan products that are tailored to the specific financing needs of the emerging middle class, such as provident fund loans, home-owner loans, car-owner loans and insurance-holder loans. As of June 30, 2017, more than 88.9% of loans facilitated on our marketplace were used for daily-life consumption purposes, including travel, cosmetic medicine, education, purchase of automobiles and high-end furniture.

        Our fast growth is also demonstrated by the significant growth in the transaction volume of our credit loans. During the fiscal years ended March 31, 2016 and 2017 and the three months ended June 30, 2017, the total credit loan volume increased by 1,552.8%, 253.7% and 256.5% from the fiscal years ended March 31, 2015 and 2016 and the three months ended June 30, 2016, respectively. Our secured loan volume also increased by 14.3% from the fiscal year ended March 31, 2015 to the fiscal year ended March 31, 2016, but subsequently decreased by 54.9% from the fiscal year ended March 31, 2016 to the fiscal year ended March 31, 2017 and decreased 97.9% from the three months ended June 30, 2016 to the three months ended June 30, 2017, as a result of our shift in focus from secured loans to credit loans.

Strong O2O capability combining online platform with extensive offline networks

        We operate our consumer lending marketplace primarily through our online platform to improve efficiency and reduce costs. Our core functions are all conducted through our online platform. Our online platform is accessible via the Internet, mobile applications, H5 and social media (such as WeChat and Weibo). Our technology-enabled online marketplace allows us to provide customers with convenient and ready access to various loan products to meet their specific financing needs.

        We also cooperate with our offline partner, Hexin Group, which is majority-owned by our controlling shareholder, to utilize its extensive on-the-ground sales networks to acquire borrowers. We have entered into a cooperation agreement with Hexin Information and Hexin Financial Information, under which Hexin Group refers offline borrowers to us, and we then provide online marketplace services to match investors with these borrowers. See "Corporate History and Structure—Our Relationship with Hexin Group". In the fiscal years ended March 31, 2015, 2016 and 2017 and the three months ended June 30, 2016 and 2017, over 90% of our borrowers were referred from Hexin Group. The sales and distribution networks of Hexin Group expanded rapidly from 47 branches as of December 31, 2015 to 144 as of June 30, 2017, covering 103 cities, in 21 provinces and 4 municipalities across China. Through the on-the-ground sales networks of our offline partner, we have expanded our reach to customers through various sales and distribution channels, including direct sales and marketing, advertising by pamphlets, telephone marketing, invitations and referrals from existing customers.

        Our O2O model has helped us expand our reach to a wide range of borrowers and enhance our risk management capability. The synergistic relationship between our online platform and our offline partner's networks has led to a significant growth of our online marketplace since its inception. The total amount of loans facilitated through our online marketplace increased by 42.9% from the fiscal year ended March 31, 2015 to the fiscal year ended March 31, 2016, by 11.5% from the fiscal year ended March 31, 2016 to the fiscal year ended March 31, 2017 and by 54.4% from the three months ended June 30, 2016 to the three months ended June 30, 2017. For the fiscal years ended March 31, 2016 and 2017, the total number of borrowers increased by 579.7% and 158.4% from the fiscal years ended March 31, 2015 and 2016, respectively, and the total number of investors also increased by 81.8% and 99.3% from the fiscal years ended March 31, 2015 and 2016, respectively. For the three months ended June 30, 2016 and 2017, the total number of borrowers and investors increased by 195.1% and 83.3%, respectively.

Risk-adjusted investment returns and high investor satisfaction

        We believe that our marketplace provides an attractive investment opportunity for investors. We offer investors various types of investment products tailored to their needs with risk-adjusted returns. We match investors' funds with loans based on different terms, interest rates, amounts and types of products. Our credit decision-making system has helped diversify risks and increase liquidity of funds for investors. We believe the average investment returns on our marketplace, ranging from 8% to 15%, are higher than traditional investment channels in China, including bank deposits, bonds and wealth management products.

        We utilize multiple sales and distribution channels to attract investors, including online channels, such as our website, mobile application, H5, social media (such as WeChat and Weibo), and cooperate with online platforms, such as Baidu, Xiaomi, 360.cn and Wangdaizhijia.com. To encourage investors to increase their investment activity and investment amounts on our marketplace, we have established a VIP investor loyalty program, which offers VIP investors various discounts on management fees based on their VIP levels. We have thus achieved high investor satisfaction and loyalty, as shown by our repeat investor rates. In the fiscal years ended March 31, 2016 and 2017, 60.5% and 50.0% of our investors were repeat investors (i.e. investors who made more than one investment during the specified period), respectively. In the three months ended June 30, 2016 and 2017, 67.1%, and 52.3% of our investors were repeat investors, respectively. The repeat investor rate is calculated by the number of repeat investors divided by the total number of active investors during the period. We believe the repeat investor rate illustrates the degree of customer loyalty of our investors. According to Oliver Wyman, there is insufficient publicly available information in the online lending marketplace industry in the PRC to provide benchmark data on the repeat investor rate that is representative and reliable. From the inception of our business to June 30, 2017, more than 55.6% of our investors had invested more than once. The loyalty of our investors has also led to relatively low customer acquisition costs. Our investor acquisition cost decreased from RMB765 per investor in the fiscal year ended March 31, 2016 to RMB735 per investor in the fiscal year ended March 31, 2017.

Advanced and Proprietary Risk Management System

        Our advanced and proprietary risk management system comprises online big data analysis, offline confirmation of borrower information, credit scoring and decision-making, and post-loan management.

We have employed a comprehensive risk management system to process data gathered through various sources, including our own online platform and third-party industry data, supplemented by offline verifications conducted by our offline cooperation partner. We have developed our proprietary credit scoring and decision-making algorithms to efficiently process and consolidate all the data collected and generate a credit score and risk profile for each borrower applicant. We have also implemented risk-based pricing to assign the amount and term of the loans offered to borrowers based on their risk scores. Generally, the higher the borrowers' credit grades, which represent lower credit risks, the lower the APRs charged to borrowers and the lower the expected returns to investors. We assist borrowers and investors in assessing the credit risks and calculating the appropriate APRs and expected returns. In our post-loan management process, we closely monitor borrowers' repayments to reduce the ratio of non-performing loans and continuously update borrowers' profiles and credit scores.

        Our risk management capability has been largely strengthened by our cooperation with our offline partner through offline data verification and physical interviews with potential borrowers conducted by their on-the-ground sales networks. Our combined online and offline borrower acquisition model has enabled us to effectively assess and manage credit risks. Leveraging multiple sources of information and data, as well as the knowhow and expertise of our risk management team with substantial industry experience, we are able to fully evaluate the risk profile of each borrower in our own credit infrastructure. We constantly optimize and upgrade our risk management model with new credit data and technologies, normally every three to six months.

Experienced and Visionary Management Team

        We have a strong management team with a long history in the consumer finance industry in China. Our founder and executive chairman, Mr. Xiaobo An, has over twelve years' experience in the consumer finance industry, having worked in the banking industry for four years and established Hexin Group in 2009 focusing on consumer finance and wealth management. Mr. An was awarded the "Outstanding Innovator of the Financial Industry in China" by the prestigious Economy magazine and Huazun Prize panel in 2014. Our CEO, Mr. Xinmin Zhou, also has extensive experience in business operations and management in the consumer finance industry, including over eight years' experience in the Internet industry, and most recently in the financial technology area. Our senior management team's deep understanding of the industry and vision have contributed to our strategic focus on meeting the growing consumption demand of the emerging middle class in China. In addition, since our inception, we have adopted robust corporate governance policies and practices and engaged extensively with key regulators to continuously ensure compliance with the evolving PRC laws and regulations and help shape best practices in China's marketplace consumer lending and credit industry.

Our Strategies

        Leveraging our competitive strengths, we plan to implement the following key strategies to achieve our goal of fulfilling the credit needs of China's emerging middle class to meet their growing demand for premium goods and services:

Continue to utilize multiple channels to broaden our borrower base and further penetrate our total addressable market

        We will broaden our borrower base in our marketplace through working with multiple channels while continuing to focus on meeting the rising demand of the emerging middle class in China. We plan to expand our network of partners, including healthcare institutions, financial institutions and educational institutions, and leverage their relationships with different consumer groups in the emerging middle class to acquire more borrowers. We will continue to lower borrower acquisition costs and create more convenient consumer credit solutions for more borrowers in our total addressable market by simplifying our lending process and increasing efficiency in our marketplace lending.

        We plan to enhance our customer relationships by helping them meet their evolving credit needs and build up their credit histories. We will generate more revenue from new and existing customers by introducing more products and services to meet our borrowers' growing funding needs, focusing on credit loans. We will offer new loan products, including social security loans targeting borrowers who contribute to social security funds, consumption context based loans such as loans that target certain usage, demographics such as female borrowers and certain age groups such as young borrowers. We also intend to offer loans targeting existing borrowers with discounted rates.

Expand and diversify investor base and offer more investment products

        We plan to expand and diversify our investor base by attracting more high-net-worth customers who may invest larger amounts of funds, expect reasonable returns and require that their assets be secure. We also seek to attract banks, trust funds and other institutional investors to provide lending capital and thus drive down borrowing costs.

        We intend to expand our product offerings to include a more diversified product portfolio to meet the different needs of these investors and offer risk-based returns. For example, we will offer innovative products such as investment products of different risks and borrower credit profiles. We will also launch portfolio investment products which offer increased interests on a monthly basis to meet the continuous needs for investors.

Further enhance our risk management and risk-based pricing capabilities

        We will continue to enhance and upgrade our risk management system by utilizing big data from multiple sources and other third-party partners, introducing technology support from leading information service companies such as advanced credit decision-making technology, and optimizing segmentation of customers and our highly automated credit-review process. We will further enhance our risk-based pricing capabilities by providing quality customers with better products and target more customers with high credit ratings in the emerging middle class of China.

        In July 2017, we entered into an agreement with GBG DecTech, a reputable Australian anti-fraud, anti-money laundering and decision management services provider, which will assist us in implementing a powerful anti-fraud solution named "Instinct Application Fraud Detection Solution". This system will enable us to rapidly process and compare every application and assess and grade each applicant with a fraud risk score leveraging our historical data, behavioral rules, data validation and risk management system. Furthermore, we will implement a decision rules management solution purchased from Fair Isaac Corporation, named "Blaze Advisor", which will allow us to automate the loan origination approval process, shorten the decision-making time, and lower operational risks.

        Leveraging our highly diversified customer base, we also aim to diversify our revenue sources by offering independent risk management and big data analysis services to companies engaged in consumption finance area.

Continue to invest in our technology platform

        We plan to continue to make significant investments in developing our proprietary technologies, algorithms and data sources to increase the speed and scale at which our marketplace can facilitate loans. Our reliable technology-focused platform aims to achieve the goals of regulatory compliance and data security. We will increase the efficiency of our marketplace lending and customer satisfaction by providing analysis of customers' credit reports and automatic credit review, enhancing our decision-making systems to provide quick and accurate analysis of big data, and precision marketing based on an analysis of customer data. For example, we plan to introduce advanced risk decisioning technology from abroad and will implement facial and other biometric data recognition technologies to improve our customer identity verification process and strengthen our anti-fraud system. We are partnering with global service providers, including Fair Isaac Corporation and GBG DecTech, to enhance our credit approval and anti-fraud systems, respectively. We will also enhance our risk-based pricing by including more parameters in our risk assessment process, such as assessment based on demographic and geographic origin information of borrowers.

        We aim to create a vibrant consumer lending ecosystem through our online platform and cooperation with third-party partners, and promote the adoption of an industry-wide credit rating system to better serve borrowers and investors.

Enhance the profile of our brand

        We will continue to promote our brand by targeting the emerging middle class in China to meet their increasing credit needs. We will implement a multi-channel marketing and advertising strategy through working with various traditional media channels, including TV and newspapers, and further enhance new media channels, including online media, H5 and social media forums, such as Weibo and WeChat. We intend to further cooperate with third parties, such as industry forums, search engines, e-commerce platforms, telecommunication operators and online technology and finance companies, to enhance the recognition of our brand. We will adopt big data analytics to deliver targeted marketing to certain customers more efficiently. In our sales and marketing activities, we will promote our focus on core values like "simplicity and enjoyment" of life, expectation of "higher returns" and "safe" investment.

Our Business Model

        We have built a multi-channel marketplace, leveraging both our online platform and our cooperation partner's offline networks, to facilitate loans between borrowers and investors. We provide borrowers with convenient and ready access to credit and investors with stable investment returns. We offer borrowers a wide variety of loan products based on their specific financing needs and risk profiles through our online platform comprising our website and mobile application. Through the nationwide physical networks of our cooperation partner, Hexin Group, we source borrowers offline and conduct physical interviews as an integral part of our credit assessment and risk management process. We also service different investors through our online marketplace by offering them a variety of investment products through the Wallets and individual investment options.

        With our proprietary technology, we have implemented a multi-stage credit assessment and risk management system to ensure the quality of borrowers and to prevent fraud. Our risk management system comprises four principal components: (i) online big data analysis; (ii) offline verification of borrower information; (iii) credit scoring and decision-making; and (iv) post-loan management. For more information on our risk management system, please see "—Our Technology and Risk Management System". We have also implemented risk-based pricing by assessing the credit risks of borrowers and then determining an appropriate loan amount and interest rate, taking into account the specific risk profiles of the borrowers.

        We generate revenue primarily from fees charged for our services in matching investors with individual borrowers and for other services we provide to our users over the term of a loan. We primarily charge borrowers loan facilitation and loan management service fees for services provided through our marketplace in facilitating loan transactions, and we also charge investors post-origination service fees for investing in our portfolio investments ("Wallet") and individual investments, as well as using our loan transfer services. Throughout the term of the loan we offer other services to borrowers for repayment, and, if non-payment occurs, we assist investors in collection. We also facilitate our investors in obtaining insurance policies from Changan Insurance to cover the risk of borrowers' non-payment.

Our Borrowers

Borrower Profile and Demographics

        We target the growing consumption demand of the emerging middle class in China. This segment of the Chinese population is demonstrating growing consumption demands for premium goods and services in pursuit of an upgraded lifestyle, and is spending more money on discretionary products and services. Our target borrowers typically have full-time employment and a stable income of around RMB3,000 to RMB7,000. Such borrowers are typically aged between 31 and 45 years old, educated with a bachelor degree or above, and possess personal assets comprising real property, automobiles or long-term life insurance policies. As of June 30, 2017, approximately 38.1% of our borrowers are employed by state-owned enterprises and public institutions.

        As of June 30, 2017, our borrowers consisted of 68.5% male and 31.5% female, 74.7% married, 85.4% having received higher education and 55.0% with real property. We strictly prohibit lending to those people with criminal records, with no records of credit history, who are on the national list of delinquent debtors or who are in certain high-risk occupations. As of June 30, 2017, approximately 88.9% of our loans were used by borrowers to purchase premium goods and services, such as luxury goods, travel, cosmetic medicine, education and home renovation.

Borrower Acquisition

        We utilize an O2O model to acquire borrowers, combining both an online platform and the extensive offline networks of our offline cooperation partner, Hexin Group. Our borrower acquisition model has allowed us to increase the number of borrowers and the total amount of loans facilitated on our marketplace. In the fiscal year ended March 31, 2016, we facilitated loans to 11,120 borrowers with a total amount of loans of RMB2,976 million (US$470 million), compared to 28,738 borrowers with a total amount of loans of RMB3,318 million (US$493 million) in the fiscal year ended March 31, 2017. In the three months ended June 30, 2016, we facilitated loans to 4,994 borrowers with a total amount of loans of RMB827.7 million (US$126.7 million), compared to 14,736 borrowers with a total amount of loans of RMB1,278.2 million (US$186.4 million) in the three months ended June 30, 2017. From inception of our business to June 30, 2017, we had a total of 56,230 borrowers, cumulatively.

        We acquire borrowers through referrals from our offline cooperation partner's extensive nationwide on-the-ground sales network in China as part of our contractual arrangements with Hexin Group, which is owned by our controlling shareholder. Hexin Group has an extensive on-the-ground sales network across approximately 144 branches, located in 103 cities in 21 provinces and 4 municipalities as of June 30, 2017. Under the contractual arrangements, Hexin Group refers offline borrowers to us for our loan products, and we then offer our online loan facilitation services to these borrowers. Upon successful facilitation and execution of a loan, the borrower will enter into an agreement and pay a consultation services fee directly to Hexin Group. The borrower will also enter into a separate loan agreement and platform service agreement with us. Hexin Group carries out the initial stage of the risk management process through conducting physical interviews, document collection and data processing as part of their services provided to all referred borrowers. In the fiscal years ended March 31, 2015, 2016 and 2017 and the three months ended June 30, 2017, over 90% of our borrowers were referred from Hexin Group. Our cooperation partner receives consultation fees from borrowers whereas we independently receive loan facilitation or management service fees from borrowers. During the course of the facilitation of a loan, we do not receive any fees from our cooperation partner, and vice versa. For more information regarding our contractual arrangements with Hexin Group, see "Corporate History and Structure—Our Relationship with Hexin Group."

        We also utilize multiple sales and distribution channels, including online channels, such as our website, mobile application, H5, social media (such as WeChat and Weibo), and cooperate with online platforms, such as Baidu, Xiaomi, 360.cn and Wangdaizhijia.com, to attract new borrowers. We rolled out our online platform and mobile application in November 2016 and expect to acquire an increasing proportion of borrowers through our online platform in the future. We intend to continue to strengthen our borrower acquisition capabilities by enhancing our online platform and increasing visitor traffic to expand our borrower base.

        Our offline cooperation partner, Hexin Group, acquires borrowers through multiple marketing and distribution channels such as traditional sales and marketing efforts, marketing campaigns and cooperation with various media and platforms.

Our Investors

Investor Profile and Demographics

        We welcome all investors domiciled in China to participate in the investment opportunities provided on our marketplace. Currently, we focus our efforts on attracting individual investors. This large and rapidly growing sector of Chinese individual investors is currently underserved by traditional investment products in China. The average investment returns on our marketplace, ranging from 8% to 15%, are generally higher than those of traditional investment products, including bank deposits, bonds and wealth management products. In the future, we plan to expand and diversify our investor base from our current focus on individual investors to also include institutional investors, such as banks, trust funds and other institutional investors, as well as more high-net-worth individuals who may invest larger amounts of funds.

        As of June 30, 2017, our investors profile consisted of 59.5% male and 40.5% female. In terms of age groups, 17.8% of our investors were in their 20's, 33.4% in their 30's, 26.3% in their 40's, 13.8% in their 50's, and 8.7% in other age groups.

Investor Acquisition

        We have attracted a large number of investors to our marketplace through multiple sales and distribution channels, including our website, mobile application, H5 and social media (such as WeChat and Weibo) and through cooperation with online platforms, such as Baidu, Xiaomi, 360.cn and Wangdaizhijia.com. Our investor acquisition efforts are primarily directed towards enhancing our brand name and building investor trust. Our investor acquisition channels primarily include our cash incentive program and sales and marketing campaigns for our mobile applications, customer referrals and promotional activities for institutional investors. All of our investors are acquired through online channels. As of June 30, 2017, 37% of our investors were acquired through personal computer platforms and 63% of our investors were acquired through mobile applications.

        Since inception to June 30, 2017, the aggregate investment return gained by investors was RMB414.7 million (US$64.3 million). In the fiscal year ended March 31, 2016, 31,783 investors made investments on our marketplace, with a total amount of investment of RMB2,943.3 million (US$465.2 million), compared to 63,335 investors with a total amount of investment of RMB4,030.6 million (US$599.4 million) in the fiscal year ended March 31, 2017. In the three months ended June 30, 2016, 20,201 investors made investments on our marketplace, with a total amount of investment of RMB941.3 million (US$144.1 million), compared to 37,033 investors with a total amount of investment of RMB1,551.4 million (US$226.2 million) in the three months ended June 30, 2017. In the fiscal years ended March 31, 2016 and 2017, the average amounts invested by each investor were RMB92,607 (US$14,637) and RMB63,639 (US$9,463), respectively. In the three months ended June 30, 2016 and 2017, the average amounts invested by each investor were RMB46,598 (US$7,135) and RMB41,893 (US$6,108), respectively.

        Our investors favor quick and convenient investments with attractive risk-adjusted returns. Through our online marketplace we provide user-friendly tools to investors to conveniently browse through our loan product offerings, customize and manage their investments. An investor can create a user account on our marketplace through simple steps. The investor is then directed to the website of Jiangxi Bank to create a custody account with a minimum deposit of RMB50. We do not impose any requirement to commit any loans so that investors have the flexibility to withdraw their uncommitted funds at any time. If an investor commits funds to his or her custody account with Jiangxi Bank but has not invested in any loan product, interest is payable based on the PBOC interest rates. To encourage investors to increase their investment activity and investment amounts on our marketplace, we have established a VIP investor loyalty program. VIP investors who have registered higher activity levels and investment amounts on our marketplace are offered lower management fees.

        We have attracted a fast-growing and loyal investor base. The number of investors who invested on our marketplace increased from 17,483 in the fiscal year ended March 31, 2015 to 31,783 in the fiscal year ended March 31, 2016, and further increased to 63,335 in the fiscal year ended March 31, 2017. The number of investors who invested on our marketplace increased from 20,201 in the three months ended June 30, 2016 to 37,033 in the three months ended June 30, 2017. From inception of our business to June 30, 2017, we had a total of 110,156 investors, cumulatively. In the fiscal years ended March 31, 2016 and 2017, 60.5% and 50.0% of our investors were repeat investors (i.e. investors who have made more than one investment during the specified period), respectively. In the three months ended June 30, 2016 and 2017, 67.1% and 52.3% of our investors were repeat investors, respectively. As of June 30, 2017, more than 55.6% of our investors had invested more than once on our marketplace. The repeat investor rate is calculated by the number of repeat investors divided by the total number of active investors during the period. We believe the repeat investor rate illustrates the degree of customer loyalty of our investors. According to Oliver Wyman, there is insufficient publicly available information in the online lending marketplace industry in the PRC to provide benchmark data on the repeat investor rate that is representative and reliable. Furthermore, we have introduced a referral incentive program offering a cash reward to an existing investor upon each successful referral of a new investor, under which the existing investor earns an annualized cash incentive of 1% based on the funds invested by the new investor in the first year. For the fiscal years ended March 31, 2016 and 2017, referred investors contributed to approximately 23.4% and 27.6%, respectively, of the total amount of funds invested. For the three months ended June 30, 2016 and 2017, referred investors contributed to approximately 23.5% and 31.4%, respectively, of the total amount of funds invested.

VIP Investor Loyalty Program

        To encourage investors to increase their investment activity on our marketplace, we have established a VIP investor loyalty program since August 2015, which offers VIP investors various discounts on the post-origination service fees based on their VIP membership levels. The VIP investor loyalty program is generally based on an investor's cumulative investment amount. In determining an investor's VIP membership level, we consider several criteria, including the total amount of investment, total amount of interest return and the level of activity on our online marketplace during a specific period. Once an investor reaches a certain level of cumulative investment amount in a specified period of time, the investor may be promoted to a higher VIP membership level so that he or she can enjoy more preferential post-origination service fee charges. Furthermore, higher level VIP investors enjoy dedicated customer services. The criteria for the VIP investor loyalty program and the preferential rate of post-origination service fees we charge can be modified at the management's discretion from time to time.

        There are five "VIP" membership grades. Under the latest promotional campaign we launched in January 2016, the highest level VIP investors may enjoy up to 0% post-origination service fee. The rate of post-origination service fee increases incrementally until it reaches 4% for entry-level VIP investors. Non-VIP investors are subject to a 10% post-origination service fee.

        The following table shows the number of VIP investors who made loan investments during the specified financial period by membership level:

	For the Fiscal Years ended March 31,			For the Three Months ended June 30,
	2015	2016	2017	2016	2017
Non-VIP investors	13,439	21,432	12,881	1,726	5,582
VIP1	2,298	6,916	46,598	15,726	27,832
VIP2	924	2,096	2,431	1,780	2,230
VIP3	620	1,068	1,142	797	1,108
VIP4	190	259	270	167	269
VIP5	12	12	13	5	12

Total	17,483	31,783	63,335	20,201	37,033

        The following table sets forth the loan amounts and percentages of total investment invested by investors of each VIP level for the periods indicated:

	Fiscal year ended March 31,				For the Three Months ended June 30,
	2016(1)		2017		2016		2017
	(in million RMB)	% of total	(in million RMB)	% of total	(in million RMB)	% of total	(in million RMB)	% of total
Non-VIP	251.8	8.5	231.5	7.0	56.5	6.8	56.7	4.4
VIP1	1,911.0	64.2	1,955.6	58.9	450.4	54.4	895.3	70.0
VIP2	344.5	11.6	443.3	13.4	117.2	14.2	117.4	9.2
VIP3	308.8	10.4	407.8	12.3	116.4	14.1	118.1	9.2
VIP4	155.6	5.2	250.2	7.5	79.7	9.6	79.7	6.2
VIP5	4.4	0.1	29.0	0.9	7.5	0.9	11.0	0.9
Total	2,976.0	100.0	3,317.5	100.0	827.7	100.0	1,278.2	100.0

(1)
Since the VIP program began in August 2015, all loan amounts before August 2015 were accounted for to Non-VIP investors.

Our Products and Services

Products and Services to Borrowers

        We facilitate primarily medium-sized loans in the amount ranging from RMB20,000 to RMB140,000 to borrowers on our online marketplace. Our loan products can be generally categorized as credit loans and secured loans, depending on whether the borrower provides security to the loan. We believe that borrowers of credit and secured loan products have different needs and credit records, and they belong to distinctly two different markets. The secured loans on our online marketplace are designed to meet the needs of borrowers who need short-term loans of medium to large amounts, whereas the credit loans are designed to address the consumption needs of borrowers who need long-term loans of small to medium amounts. Each loan product is differentiated by primarily five parameters: (i) the amount of the loan principal; (ii) the duration of the loan,; (iii) the APR (as described below); (iv) the mode and frequency of repayment; and (v) the use of the loan proceeds. As of March 31, 2017, 96.7% and 3.3% of the total outstanding amount of loans facilitated on our marketplace were attributed to credit loans and secured loans, respectively. As of June 30, 2017, 98.2% and 1.8% of the total outstanding amount of loans facilitated on our marketplace were attributed to credit loans and secured loans, respectively.

        Borrowers are charged based on an annual percentage rate, or APR, which is expressed as a single percentage number that represents the actual annualized cost of borrowing over the term of a loan.

The APR comprises (i) a nominal interest rate that borrowers pay investors, and (ii) a loan facilitation or loan management service fee that we charge for our services. The APR also varies according to the terms of the loan (currently 12, 24 or 36 months). The APR of our credit loans for the fiscal year ended March 31, 2017 ranged from 16.5% to 40.1% for loans with terms of 12 months; 16.3% to 38.7% for loans with terms of 24 months and 16.0% to 36.9% for loans with terms of 36 months. The APR of our credit loans for the three months ended June 30, 2017 ranged from 17.2% to 22.4% for loans with terms of 12 months; 16.9% to 35.6% for loans with terms of 24 months and 16.5% to 34.6% for loans with terms of 36 months. The APR was 17.3% for secured loans for the fiscal year ended March 31, 2017 and the three months ended June 30, 2017. For the fiscal year ended March 31, 2017 and the three months ended June 30, 2017, the annualized nominal interest rate ranged from 10% to 15%. The loan facilitation or loan management service fee we charge for our loan facilitation and other services is based on a percentage of the loan amount. The gross billing ratio ranged from 1.3% to 25.2% for the fiscal year ended March 31, 2017 and from 2.0% to 25.1% for the three months ended June 30, 2017.

        Borrowers can access our marketplace through multiple channels, including Internet, mobile applications, H5 and social media, such as Wechat and Weibo and through the online platforms we cooperate with, such as Baidu, Xiaomi, 360.cn and Wangdaizhijia.com. These channels allow borrowers to conveniently monitor the status of their loans online, including relevant information such as payment schedules. Throughout the term of the loan, we offer other post-origination services to borrowers including repayment-related management services.

        We experienced rapid growth in the credit loans facilitated on our marketplace. In the fiscal year ended March 31, 2017, credit loans represented approximately 68.3% of the total loans facilitated through our marketplace, as compared to 21.5% in the fiscal year ended March 31, 2016. In the three months ended June 30, 2017, credit loans represented approximately 99.2% of the total loans facilitated through our marketplace, as compared to 43.0% in the three months ended June 30, 2016. Credit loans contributed to 92.1% of our gross billing amount in the fiscal year ended March 31, 2017, as compared to 55.0% in the fiscal year ended March 31, 2016. Credit loans contributed to 99.9% of our gross billing amount in the three months ended June 30, 2017, as compared to 80.3% in the three months ended June 30, 2016.

Credit Loans

        Credit loans are unsecured loans that can be used to make various consumer purchases, with higher APR and allowing borrowers to make repayments over a longer period of time. Credit loans are offered in an amount ranging from RMB20,000 (US$2,950.2) to RMB200,000 (US$29,501.6) with terms of typically 12 months to 36 months. Borrowers usually repay by equal loan payments fully amortized. The total amount of credit loans we facilitated on our marketplace experienced significant growth since our inception, representing an increase of 253.7% from RMB2,264.4 million (US$336.7 million) in the fiscal year ended March 31, 2016 to RMB640.1 million (US$101.2 million) in the fiscal year ended March 31, 2017, and an increase of 256.5% from RMB355.8 million (US$54.5 million) in the three months ended June 30, 2016 to RMB1,268.3 million (US$184.9 million) in the three months ended June 30, 2017.

Secured Loans

        Secured loans are loans requiring collateral, normally in larger loan amounts, lower APR and offered to borrowers who generally have greater liquidity and capital needs. Before the introduction of the Interim Regulations, we offered secured loans in amounts ranging from RMB200,000 (US$29,501.6) to RMB6 million (US$885,047.1), with terms of generally one to three months. Borrowers usually make monthly interest repayments followed by a lump sum payment of the principal upon maturity. Since these loans are secured by primarily real property and, to a lesser extent, large tangible assets such as automobiles, these loans are usually in larger amounts and with shorter terms than the credit loans facilitated on our marketplace.

Credit Loan Products based on Borrower Segmentation

        We further categorize and tailor our loan products according to the borrowers' segmentation and different consumption financing needs. We currently offer five main types of tailored loan products: (1) provident fund loans; (2) property-owner loans; (3) car-owner loans; (4) insurance-holder loans; and (5) premier customer loans. According to our assessment of the changing market conditions of borrowers' needs and characteristics, we offer and classify different loan products from time to time. Such classification is primarily for the purpose of our marketing.

  (1)    Provident Fund Loans

    Provident fund loans are typically provided to full-time employees of large enterprises who are entitled to and have made provident fund payments in compliance with relevant PRC laws and regulations. Borrower applicants for provident fund loans should demonstrate, among others, job stability and a continuous record of provident fund payments. The maximum loan amount of provident fund loans is RMB200,000 (US$29,501.6).

  (2)    Property-owner Loans

    Property-owner loans are typically offered to property owners with a bank mortgage, as long as the mortgage payment has been made for a continuous period of 12 months or above. We also require such borrowers to have a stable financial income with continuous employment. The maximum loan amount of property-owner loans is RMB150,000 (US$22,126.2).

  (3)    Car-owner Loans

    Car-owner loans target the segment of high-spending consumers with ownership of automobile vehicles. Borrower applicants with a personal automobile owned for three months or more which is registered with any relevant municipal authority and a stable financial income are eligible for a car-owner loan. The maximum loan amount of car-owner loans is RMB150,000 (US$22,126.2).

  (4)    Insurance-holder Loans

    Life insurance loans are typically offered to policyholders who hold life insurance policies provided by 12 well-recognized large domestic insurance companies in China with an insurance term of three years or more. We also require such borrower applicants to have a stable financial income with continuous employment of six months or more. The maximum loan amount of insurance-holder loans is RMB150,000 (US$22,126.2).

  (5)    Premier Customer Loans

    Premier customer loans are typically offered to what we consider as the "elite" segment of Chinese consumers who have stable full-time employment with government agencies, well-recognized large- and medium-sized enterprises, listed companies, banks and organizations such as public schools and hospitals, public utilities companies and broadcasting companies. The maximum loan amount of this type of loan is RMB200,000 (US$29,501.6).

Products and Services to Investors

        Through our online marketplace, we provide investors with investment services and products including Wallets and individual investments. Investors can choose and customize their preferred loan investments. In addition, our online marketplace allows investors to transfer their loan commitments to other investors under certain circumstances and access our live support services. We charge each investor a post-origination service fee for using our marketplace, which is primarily the difference between the interest rates on the underlying loans and the targeted returns offered to investors. The post-origination service fee is calculated as a percentage of the interest for the underlying loan product. There are five VIP membership grades. The highest level VIP investors may enjoy up to 0% post-origination service fee, whereas non-VIP investors are subject to a post-origination service fee of 10%. In the fiscal year ended March 31, 2017 and in the three months ended June 30, 2017, the average post-origination service fee that we charge our investors represented approximately 5.3% and 3.2% of the interests earned of the underlying loan, respectively.

Portfolio Investment ("Wallets")

        We offer various portfolio investment products called "Wallets" to our investors with designated loan amounts, APRs and payment terms. Investors agree to invest a specified amount of funds for a fixed period of time into a basket of loan products offered to borrowers. Such basket of loan products is diversified in the credit ratings, terms and type of investment products of the individual loans making up the portfolio, so as to optimize the balance of risk. Due to the difference in terms of Wallets and the underlying individual loans, once the term of a Wallet expires, any outstanding loan obligations of underlying loan products are repackaged into new Wallets for investors to view on our online marketplace and subscribe. After the new Wallet has been fully subscribed, the original Wallet investors can exit with their full investment and interest. The portfolio investment has provided our investors with risk-adjusted returns and a convenient means of reinvestment without having to monitor the process of each loan.

        The minimum threshold for a lending commitment made through a portfolio investment is RMB100 (US$14.8). The annualized rates of return to investors for portfolio investments, for the six months ended September 30, 2016, ranged between 14% and 15%, depending on the duration of the committed investment and the different terms and conditions of respective loan products. We do not, however, guarantee any minimum return to investors. As of June 30, 2017, over 90% of funds invested by investors through our marketplace were invested utilizing the portfolio investment.

        Under the standard terms of the Wallet service agreements we enter into with investors, investors usually receive the principal and interest in one lump sum upon the due date of the loans. From July 2016 to June 2017, we introduced a modified form of the Wallet called the "Monthly Interest-back Wallet". Under the terms of the service agreement for the Monthly Interest-back Wallet, we agreed to advance the accrued interest from the loans to investors prior to the due date of the loans on a monthly basis. The investors are obligated to repay to us the advanced amounts upon the due date of the loans. The Monthly Interest-back Wallet has been discontinued since June 2017.

Individual investment

        We also provide investors with the option to invest in individual loans. Investors can browse through individual loans which we list on our marketplace, review the credit rating and profile of each borrower and choose to invest in a specific loan. After selecting a desired loan, the investor commits a specified amount of funds to be lent to the borrower for the designated duration of the loan.

        The minimum threshold for a lending commitment made through individual investment is RMB50 (US$7.4). The annualized rates of return offered to an investor for individual investments for the fiscal year ended March 31, 2017 and the three months ended June 30, 2017 ranged between 10%

to 13%, depending on the duration, terms and conditions of the respective loan products. We do not, however, guarantee any minimum return to investors.

Loan transfer

        We facilitate our investors to make loan transfers on our marketplace so that they can flexibly transfer their creditor rights associated with specific loan products to other willing investors. Investors are typically locked up for the first term of each loan commitment. Once the "lock up" period expires, our investors can opt out of the loan and cash out. We list the secondary loan products on our marketplace under "Transfer of Loans" and other investors can select and invest in these existing loan products. Upon the commitment of a new investor, the original investor will receive his or her outstanding invested funds and accrued interest through the online third-party payment service provider. A one-time transfer fee is charged to all investors for each loan transferred on our marketplace. Upon execution of a loan transfer agreement, the creditor rights and obligations are assigned to the new investors. By providing transferability of loans, we can allow other willing investors to participate, even if the original investor decides to exit prior to the maturity of the loan.

Our Transaction Process

        We endeavor to provide a transparent and convenient platform for all our users, including borrowers and investors alike, to foster a healthy marketplace of high quality loan products, while safeguarding each of their interests. Our entire transaction process from the initial application to final disbursement of funds typically takes three days, as compared to the average of 30 days for credit loans and 60 days for unsecured loans in a traditional bank loan transaction. The graph below illustrates our transaction process:

(1)
The Company as a third party to the insurance arrangement, merely facilitates the provision of insurance coverage from Changan Insurance to investors. The borrowers, as the policyholders, take out the insurance underwritten by Changan Insurance, for the benefit of investors as the insured beneficiaries.

Stage 1:    Consultation and Application

        A borrower applicant must fill out an application form and provide information, including, among others, PRC identity card information, proof of monthly income and a credit report from the PBOC, as well as the desired loan amount and term of a loan product. Depending on the borrower's eligibility for different loan products, different additional documentation shall be required, such as proof of provident fund payments. At the initial stage, the branch officer will determine if the borrower applicant qualifies under our specific requirements for each loan product and may reject the application, or process it and pass the case to the credit assessment team.

Stage 2:    Verification and Anti-Fraud

        Upon the borrower's submission of a completed application, the data is verified using internal and external sources of data for verification. Internally, we compare the primary data collected against any credit history on our internal database, and externally, we compare the data against information recorded by government and state agencies, online data and blacklists from Internet service providers, industry forums and various financial institutions. We utilize our proprietary technology, supplemented by manual verification of data points and followed up with telephone calls to confirm the borrower information's accuracy, the borrower's true intent and financial capability. Once an application passes the initial check, our credit assessment team reviews the case and further implements anti-fraud measures. If a member of the credit assessment team suspects at any stage of the review there may be fraud, the case is referred to our anti-fraud review team. Enhanced due diligence will be conducted as appropriate, such as follow-up phone calls to the applicant's employer. As a further check, our quality control team sample checks the credit assessment results. Further rounds of reviews with additional levels of credit testing are conducted, as necessary, before a final decision is made, including telephone interviews and further physical meetings.

Stage 3:    Credit Assessment and Decision-Making

        Our credit scoring program generates a credit score for each borrower. Following our multi-level reviews, our credit assessment team may (i) approve the loan application, (ii) approve the loan subject to modification of the loan amount, term and/or applicable interest rate, or (iii) decline the loan application. Borrower applicants are notified of the approval results, and successful borrowers proceed directly to the approval, listing and funding stage. In the fiscal years ended March 31, 2016 and 2017, approximately 25.0% and 21.7% of all loan applications submitted were approved, respectively.

Stage 4:    Approval, Listing and Funding

        Upon our approval of the application, the successful borrower applicant signs a consultation service agreement with Hexin Group and a separate platform services agreement with us. A loan agreement will also be entered into among the borrower, investor and us as the facilitator of the loan accordingly. The investor also enters into an insurance policy agreement with the insurance company which specifies the insurance coverage for his or her investment.

        The loan products are listed on our marketplace for public viewing. Investors can subscribe to a certain loan product, once a loan is fully subscribed, the borrower receives funds through his or her custody account with Jiangxi Bank.

Stage 5:    Servicing and Collections

        We utilize an automated process for collecting scheduled loan payments from our borrowers. Borrowers make scheduled loan repayments via a third-party payment platform to a custody account with Jiangxi Bank, and authorize us to debit the custody account for the transfer of scheduled loan repayments to the lending investors. We check the balances in the custody account and reconcile the transactions against our records on a daily basis.

        If there is non-payment, we carry out procedures to encourage the borrower to repay as soon as possible. Upon a borrower's default, our collections team, together with Changan Insurance's responsible officers, will call and send text messages to the defaulting borrower to request repayment of the delinquent loan balance and all penalty and default charges accrued since the default date, and will further follow up if non-payment persists. See "—Collections Process."

Agreements with Borrowers

        Multi-party loan agreements are entered into among the borrower, the investor and us, as the service facilitator in the loan transaction. If the borrower is sourced offline, the loan agreement is executed in person. If the borrower is sourced online through our online platform, the loan agreement is executed digitally once the loan is fully subscribed by investors, and an electronic copy is then forwarded to both the borrower and the investor. The loan agreement sets forth key standard terms, including but not limited to, the identity of the borrower and investor, the interest rate, the loan principal, intended use of loan proceeds, the payment term, the bank account details, the repayment terms, our services and responsibilities as facilitator and the applicable penalties on breach and non-payment.

        Borrowers also separately enter into platform services agreements with us. We provide our platform matching services for consideration of a loan facilitation or loan management service fee, which is charged as a percentage of the loan amount and is paid on the day the loan proceeds are released to the borrower. Borrowers undertake to provide us with all required personal information and represent to us as to the accuracy of such information. We are authorized to (i) make all inquiries necessary to assess the creditworthiness of borrowers, including from third parties, (ii) submit borrowing and repayment data to certain credit reporting institutions in the event of any non-payment, and (iii) make credit assessments on borrowers and disclose information to prospective investors. Borrowers who are sourced offline enter into separate consultancy service agreements with Hexin Group, authorizing it to perform credit assessment.

Agreements with Investors

        Investors enter into consultation and services agreements with us. We charge each investor a post-origination service fee for using our marketplace, which is primarily the difference between the interest rates on the underlying loans and the targeted returns offered to investors. The post-origination service fee is calculated as a percentage of the interest for the underlying loan product. Investors who are "VIP" investors receive a discount on the management fees. The consultation and service agreement sets out key terms, including but not limited to, (i) the identity of the investor, (ii) the post-origination service fee, (iii) the investor's representation that the information and documentation provided by the investor through our website are true, complete and accurate and (iv) warranties that the funds used for the loan investment are from legitimate sources and that the investor has all legal right to such funds.

        If an investor wishes to transfer his or her creditor rights to another investor, upon expiration of the minimum "lock up" period of the first term of the loan and the commitment of a willing investor, a loan transfer agreement is entered into among the original investor, the new investor and us. The loan transfer agreement sets out the details of the loan product, status and the outstanding obligations at the time of transfer. The creditor obligations and rights are thereby assigned to the new investor. The original investor agrees to pay us a one-time transfer fee for facilitating the transfer of the loan.

Third-Party Payment Agent

        We provide a secure portal for both borrowers and investors to access an independent online banking platform for the payment, settlement and clearing of the proceeds of the loans. On January 6,

2017, we entered into a cooperation agreement with Jiangxi Bank, a national commercial bank in the PRC, for fund management, payment, settlement and clearing services. Under the agreement, all funds from borrowers and investors are managed by Jiangxi Bank to ensure security and compliance with the relevant PRC laws and regulations. Each investor maintains a separate custody account with Jiangxi Bank so that each investor's capital, repayments and interests are securely maintained, separate from our Company's and the borrowers' accounts. Jiangxi Bank administers payments among borrowers, investors and us and performs the related clearing and fund settlement actions associated with these payments. Wiring instructions, repayment and interest settlement on borrowers' and investors' accounts are highly automated. We have established a check-and-balance system to ensure that all payments, transfers and deposits made by the third-party payment agents are checked numerous times prior to the transmission of any funds to avoid errors. In choosing the third-party payment agent, we take into consideration numerous criteria, including network infrastructure, security measures, reliability, information technology capabilities and experience.

Our Technology and Risk Management System

        In China, the credit reporting infrastructure is relatively undeveloped and there lacks a nationwide comprehensive credit information system. According to Oliver Wyman, in 2015, 35% of China's population did not have credit histories on file with the PBOC's Central Credit Bureau. To that end, we have developed our own systematic risk management system to ensure the borrower loan products available on our online marketplace are of high quality and also accurately capture credit risks.

        We focus on four key areas in the credit assessment of borrowers: (1) the accuracy of the data provided; (2) the ability to make repayments; (3) the authenticity of the borrower applicant's intentions and (4) the probability of non-payment based on an empirical model. Our risk management system comprises four principal components: (i) online big data analysis; (ii) offline verification of borrower information; (iii) credit scoring and decision-making; and (iv) post-loan management. In accordance with the results from our credit assessment, we implement risk-based pricing by using the credit score as a measure to decide the applicant's eligibility to different loan products, maximum loan amounts, applicable interest rates and service fees.

  (1)    Online Big Data Analysis

        We utilize a data analysis program to process comprehensive data gathered through various sources, including our own online platform, government and Internet sources, third-party industry credit data, supplemented by manual input of data points collected through offline verification. Important data points include the borrower applicant's demographic characteristics such as age, gender, level of education, ownership of any assets, credit history, any hits on blacklists, GPS location tracking and phone call records.

  (2)    Offline Verification

        Our offline verification process requires the borrower applicant to make a physical visit to one of the branches of Hexin Group, to produce the requisite original documents and undergo at least one interview with on-the-ground personnel. We also conduct verification phone calls to ensure the accuracy of the personal information provided by the borrower. The results of these assessments are input into our risk management system, and further will be listed in the loan product information on our online platform. For the fiscal year ended March 31, 2017 and the three months ended June 30, 2017, approximately 25% of borrower applicants were successful in passing the whole verification stage.

        We also utilize a variety of publicly available databases, including, among others, the national list of delinquent debtors, the SAIC website and the PBOC database to confirm the identities and information of the borrower applicants. We also maintain a black list and a grey list of borrowers with issues after detecting any fraudulent activities. Currently, our risk management system utilizes hundreds of decision making rules and contains a blacklist with numerous fraud detection data points.

  (3)    Credit Scoring and Decision-Making

        We have developed our proprietary credit scoring and decision-making algorithms to efficiently process and consolidate all the data collected, and generate a credit score and grade for each borrower applicant. We do not approve loan applications from borrowers of a credit score of below 97. The credit score and grade form the basis of our risk-based pricing and affect the applicant's eligibility to different loan products, maximum loan amounts, applicable interest rates and transaction fees. The loan application is assessed on this basis and may be approved or approved subject to an adjustment of the loan amount.

Credit Score	Grade	Minimum borrower qualification standard
230 or above	A—Premium	High creditworthiness and stable income
199 - 229	B—Good	Relatively high creditworthiness and stable income
167 - 198	C—Average	Average creditworthiness and stable income
125 - 166	D—Risk-prone	Lower-than-average creditworthiness and average but stable income
124 - 97	E—Highly risk-prone	Low creditworthiness and may have an unstable income

        More than 90% of our successful credit loan borrower applicants have credit scores between 199 to 229 with relatively high creditworthiness. The following table presents the APR, the annual interest rate and the average gross billing ratio for each of the different segments in our pricing grid for the fiscal year ended March 31, 2017:

Credit Loans

Grade	APR(1)	Interest Rate(2)	Average Gross Billing Ratio(3)	Loan Transaction Volume (US$ '000)	Percentage of total transaction Volume
A	16.0%	14% - 15%	2.7%	5,291	1.1%
B	20.7%	14% - 15%	7.7%	303,229	61.5%
C	21.5%	14% - 15%	8.6%	8,974	1.8%
D	21.8%	14% - 15%	9.0%	17,749	3.6%
E	36.9%	14% - 15%	25.2%	1,483	0.3%

Subtotal			7.6%	336,727	68.3%

Secured Loans	17.3%	10% - 13%	1.4%	156,599	31.7%

Total				493,235	100.0%

(1)
"APR" or "annual percentage rate" refers to the rate that is charged to borrowers, including interest rate pay to investors and the loan facilitation or management service fee rate we charge to borrowers, expressed as a single percentage number that represents the actual annualized cost of borrowing over the term of a loan. These APRs represent the average annual percentage rates for each credit grade of borrowers during the specified period.

(2)
The annual nominal interest rate that the borrowers pay to investors varies from 10.0% to 15.0% depending on the duration of the loan.

(3)
The gross billing ratio is calculated as the total loan facilitation fees or loan management fees that we charge borrowers for the entire life of the loan, divided by the total amount of principal. The average transaction fee rate presented in the table above is the average of the transaction fee rates for loans falling under the same pricing grade, but with different tenures and repayment schedules. As the interest rate and APR are both annualized rates while the average gross billing ratio is calculated as described above, the sum of the annual interest rate and the average gross billing ratio is not equal to the APR.

        Our system then utilizes decision-making technology to match a borrower with investors making portfolio investments, the "Wallets". The loan product is also listed on the marketplace for investors to browse and select individually.

  (4)    Post-loan Management

        In our post-loan management process, we monitor the borrower's repayments closely to check for any signs of non-payment or "red flag issues". Important data is collected during this phase to continuously update a borrower's credit score and grade.

Fraud Detection and Prevention

        We have established a fraud detection protocol in our risk management system. If we discover any red flags or abnormalities in the credit assessment process, the case is referred to our anti-fraud review team. The anti-fraud review team investigates the case, and on adjudication, may allow the application to proceed or reject the case on the basis of fraud detected. Based on the severity of the fraud, our anti-fraud review team categorizes the risk into high, medium or low and puts the applicant into the black list or grey list. Under the black list, the applicant is completely prohibited from taking out a loan through our online marketplace. Under the grey list, the applicant may be suspended from using our marketplace for three or six months depending on the severity of the fraudulent activity.

        Further, in order to prevent fraud by forgery, we have entered into a strategic cooperation agreement with China Financial Certification Authority and Shenzhen Tianjin Finance Information Services Limited Company to develop a system for digital certification and authentication of loan agreements. We believe implementation of this advanced fraud prevention system can ensure the authenticity of each loan instrument and instil higher confidence in our marketplace. In July 2017, we entered into an agreement with a GBG DecTech, reputable Australian service provider of anti-fraud, anti-money laundering, and decision management services to purchase and implement fraud detection solutions which will enhance our fraud detection capabilities and further strengthen our anti-fraud systems. We expect to launch the enhanced fraud detection solutions in the fourth quarter of 2017.

Our Credit Risk Management Team

        Our credit assessment team consisted of 96 members as of June 30, 2017. Each application for standard loan products is reviewed by at least four members of the credit assessment team. Members of the credit assessment team analyze loan applications and also assist with fraud detection and borrower verification, leveraging skills learned through training and on-the-job experience to evaluate loans on the basis of direct communications with potential borrowers. We also have an independent risk management division, responsible for loan performance analysis and reporting, credit model validation, credit decision-making and other risk management activities.

        We constantly optimize and upgrade our risk management systems with new credit data and technologies, normally every three to six months. Further, in order to centralize operations and enhance security, our proprietary credit scoring and credit decision-making algorithms are maintained at our Company.

Collections Process

        Upon default of a payment obligation, a member of the collections team will assist Changan Insurance to make a phone call and send a text message to the defaulting borrower to request repayment. If the default continues for more five days, together with Changan Insurance we will try to call the borrower's contact persons. Changan Insurance may take legal action if required, to collect an outstanding larger, longer term loan obligation. All of our collection activities are conducted in compliance with all applicable laws and regulations.

Risk Reserve Liability and Insurance

        From the inception of our business to January 2017, we maintained a risk reserve liability policy as a protective measure for investors. In case a borrower fails to repay his or her loan, the risk reserve liability policy will protect investors up to the full amount of the investment and accrued interest. See "Risk Factors—Risks Related to PRC Laws Regulating Our Business and Industry—Uncertainties in the interpretation and enforcement of Chinese laws and regulations could limit the legal protections available to us", "Risk Factors—Risks Related to PRC Laws Regulating Our Business and Industry—The laws and regulations governing the marketplace lending service industry in China are developing and evolving and subject to changes. If our practice is deemed to violate any PRC laws or regulations, our business, financial conditions and results of operations would be materially and adversely affected." We undertake no obligation to pay any principal or interest in excess of the amount available in the risk reserve. Furthermore, at the inception of each loan, we set aside cash in an amount equal to approximately 1% of the loan principal amount plus interest under a secured loan and approximately 2% of the loan principal amount plus interest under a credit loan.

        We have also entered into a framework agreement with Changan Insurance, a third-party insurance provider to provide insurance coverage to investors for their investments. Under the insurance arrangement, the borrowers as the policyholders, take out the insurance underwritten by Changan Insurance, for the benefit of investors as the insured beneficiaries. Effective from February 1, 2017, once a borrower applicant passes our credit assessment and the loan product is listed and fully committed by investors on our online platform, the insurance provider shall enter into an insurance agreement with the investors. Borrowers are automatically enrolled into the insurance arrangement. If Changan Insurance refuses to provide insurance coverage to any borrower, such borrower shall not be able to proceed to take out a loan on our online marketplace. We, as a third party to the insurance arrangement, assist the insurance provider in collecting the premium for the insurance, which represents 2% of the loan principal amount plus interest of loans facilitated on our marketplace. If the borrower fails to repay the investor, the insurance provider shall compensate the investor for the principal investment amount and accrued interests. In the event the framework agreement terminates, Changan Insurance will be liable for the defaulting loans which it has agreed to provide insurance for as of such date of termination until all the relevant outstanding loans have been repaid. In the event we provide Changan Insurance with borrowers' information that is incorrect or incomplete, and Changan Insurance has made compensations based on insurance policies that were issued in reliance on such incorrect information, Changan Insurance shall be entitled to require us to compensate all relevant losses and relevant expenses. However, we will not approve the loan applications of borrowers who fail to provide a complete set of documentation and required materials. Therefore, it is unlikely for such borrowers to successfully obtain a loan, and in turn for such borrower's loan to be covered under an insurance policy issued by Changan Insurance. As of the date of this prospectus, there have been no such claims for compensation from Changan Insurance to us. We endeavor to bolster investor confidence by introducing such protection measures.

Material Terms and Conditions of the Insurance Agreement

        On January 25, 2017, Changan Insurance and we entered into a framework agreement setting out the terms and conditions of the insurance arrangement to be provided by Changan Insurance.

        The term of the Insurance Agreement is one year starting from the date of the agreement, which can be automatically renewed prior to expiry each year.

        Under the Insurance Agreement, we are responsible for implementing proper credit and risk assessment procedures on borrowers. Changan Insurance is entitled to refuse to provide insurance coverage if we fail to implement proper credit and risk assessment procedures on borrowers or if any borrowers fail to meet the internal requirements of Changan Insurance. Changan Insurance is responsible for providing insurance coverage to investors who invested in loans to such borrowers who are qualified under our credits and risk assessment procedures, subject to the satisfaction of prescribed insurance requirements of Changan Insurance. On default of any qualified borrower, Changan Insurance shall compensate the investor(s) for the portion of the outstanding amount of loan principal and the accrued interest for which the borrower has failed to make payment through custody accounts that Changan Insurance and the investor(s) have set up with Jiangxi Bank. We are responsible for the collection of late payments and the production of evidence of non-payment and relevant information. We shall conduct review of materials provided by the borrowers stringently. In the event that Changan Insurance issues insurance incorrectly due to our failure in reviewing materials provided by the borrowers, Changan Insurance is entitled to require us to compensate for all the losses and relevant expenses incurred.

        Each party is entitled, on written notice, to unilaterally terminate the agreement should the other party engage in any action that is in breach of any laws, regulations or the terms of this agreement.

        On March 31, 2017, Changan Insurance and we entered into a supplemental agreement which set forth certain additional terms and conditions, including but not limited to, the insurance coverage over existing loan products which are managed through Jiangxi Bank's custody accounts. We also agreed to transfer the risk reserve liability balance as of January 31, 2017 to Changan Insurance as a one-time payment of the premium of the insurance arrangement over all existing loan products as of January 31, 2017.

Competition

        The online consumer finance marketplace industry in which we operate is highly competitive. With respect to borrowers, we compete with other consumer lending marketplaces. While there are over 1,700 other consumer lending marketplaces in China according to Oliver Wyman, we believe we do not directly compete with those marketplaces offering small-sized loans (defined as loans of RMB3,000 (US$442.5) to RMB20,000 (US$2,950.2)) and large-sized loans (defined as loans exceeding RMB140,000 (US$20,651.1)). Unlike these other marketplaces, we target the emerging middle class consumers seeking medium-sized loans ranging from RMB20,000 (US$2,950.2) to RMB140,000 (US$20,651.1). Among similar consumer lending marketplaces offering medium-sized loans, we believe we compete with Yirendai, Iqianjin and Niwodai.

        We do not compete with traditional financial institutions, including banks, credit card issuers and consumer finance companies. We believe our credit assessment technology has enabled us to analyze alternative sources of data and operate more efficiently than traditional financial institutions. In addition, unlike traditional banking and lending institutions, we are not constrained by strict regulatory limits on pricing and loan deposits, subject to compliance with all applicable laws and regulations.

        With respect to investors, we primarily compete with other micro-lending investment product providers, wealth management centers and traditional banks in China.

Intellectual Property

        We use a combination of trade secrets, software copyrights, trademarks, know-how and other rights to protect our intellectual property and our brand. We have completed registration of 32 trademarks and applied for the transfer of two additional trademarks with the Trademark Office of the State Administration for Industry & Commerce of the PRC from an affiliate of Hexin Group. We have registered six computer software copyrights and have applied for an additional computer software copyright with the PRC National Copyright Administration. We have also registered two domain names, www.hexindai.com and www.hexindai.cn.

        In addition to our intellectual property rights, we believe we maintain a competitive advantage over our peers through our knowledge of China's credit industry and our constantly improving technology and know-how. We also enter into contracts with our employees and third-party partners to prevent the unauthorized dissemination of our technology. To date, we have not experienced a material misappropriation of our intellectual property. Despite our efforts to protect our proprietary rights, third parties may attempt to use, copy or otherwise obtain and market or distribute our proprietary technology or develop a platform that is similar to our marketplace. We cannot be certain that the steps we have taken or will take in the future will prevent misappropriations of our technology and intellectual property rights. For a description of the risks related to our intellectual property rights, please see "Risk Factors—Risks Related to Our Business and Industry—We may be unable to protect our proprietary intellectual property rights from unauthorized use, such that our brand, reputation and business may be negatively impacted".

Employees

        We had 97 and 132 full-time employees as of March 31, 2015 and 2016, respectively. As of March 31, 2017, our employees increased to 295, which further increased to 315 as of June 30, 2017. The increase in the number of employees was primarily due to our expansion of business, in particular to support the growth of our technology and risk management departments. None of our employees are represented by a labor union. We have not experienced any work stoppages, and we consider our relations with our employees to be good. The following table sets forth the number of our full-time employees categorized by function as of June 30, 2017:

Function	Number of Employees
Technology	89
Risk Management	96
Operations	46
Product Development	21
Sales and Marketing	25
General and Administrative	38

Total	315

        We invest significant resources in the recruitment of employees in support of our fast-growing business operations. We have established comprehensive training programs, including orientation programs and on-the-job-training, to enhance performance and service quality.

        As required by PRC Laws and regulations, we participate in various government statutory employee benefit plans, including a pension contribution plan, a medical insurance plan, an unemployment insurance plan, a work-related injury insurance plan, a maternity insurance plan and a housing provident fund. We are required under PRC law to contribute to employee benefit plans at specified percentages of the salaries, bonuses and certain allowances of our employees up to a maximum amount specified by the local government from time to time.

        We enter into standard labor contracts with our employees. We also enter into standard confidentiality and non-compete agreements with our executive officers. See "Management—Employment Agreements."

Facilities

        Our headquarters are located in Beijing. We have leased an aggregate of approximately 2,630 square meters of office space for our headquarters in Beijing as of June 30, 2017.

Legal Proceedings

        We are currently not party to any material legal or administrative proceedings. We may from time to time be subject to various legal or administrative claims and proceedings arising in the ordinary course of business. Litigation or any other legal or administrative proceeding, regardless of the outcome, may result in additional costs and diversion of our resources, including our management's time and attention.

REGULATION

        This section sets forth a summary of the most significant rules and regulations that affect our business activities in China.

        As a consumer lending marketplace connecting investors with individual borrowers, we are regulated by various government authorities, including, among others:

  •
  the MIIT regulating the telecommunications and telecommunications-related activities, including, but not limited to, the Internet information services and other value-added telecommunication services;

  •
  the PBOC, as the central bank of China, regulating the formation and implementation of monetary policy, issuing the currency, supervising the commercial banks and assisting the administration of the financing;

  •
  the CBRC regulating financial institutions and promulgating the regulations related to the administration of financial institutions.

Regulations Relating to Online Consumer Lending

        Online consumer lending is regarded under PRC law as direct loans between parties through an Internet platform, and governed by the PRC Contract Law, the General Principles of the Civil Law of the PRC, Interim Measures for the Administration of Business Activities of Online Lending Information Intermediaries and related judicial interpretations promulgated by the Supreme People's Court. "Individual" below in this Chapter refers to natural person, legal person and other organizations.

Regulations on Consumer Lending Service Provider

        In a press conference on April 21, 2014, a senior officer of the CBRC emphasized that a consumer lending services provider must operate as a platform that serves as an information intermediary between borrowers and lenders, and must not form any pool of capital, or provide any guarantee, or illegally raise any funds from the general public.

        On July 18, 2015, ten PRC regulatory agencies, including the PBOC, the MIIT and the CBRC, jointly issued the Guidelines on Promoting the Healthy Development of Internet Finance, or the Guidelines. The Guidelines define online consumer lending as direct loans between parties through an Internet platform, which is under the supervision of CBRC, and governed by the PRC Contract Law, the General Principles of the Civil Law of the PRC, and related judicial interpretations promulgated by the Supreme People's Court. The Guidelines require that online consumer lending service providers must do the following:

  (i)
  act as an intermediary platform to provide information exchange, matching, credit assessment and other intermediary services, and must not provide credit enhancement services and/or engage in illegal fund-raising;

  (ii)
  complete registration with the relevant local counterpart of the MIIT in accordance with implementation regulations that may be promulgated by the MIIT or/and the Office for Cyberspace Affairs pursuant to the Guidelines;

  (iii)
  set up a custody account with a qualified bank in order to deposit, manage and supervise borrower and investor funds, and separate borrower and investor funds from the funds of the online consumer lending service provider, with that custody account being subject to independent audits, the results of which must be disclosed to investors and borrowers, all in accordance with implementation regulations that may be promulgated by the PBOC and other relevant regulatory agencies pursuant to the Guidelines;

  (iv)
  fully disclose all relevant information to customers, including but not limited to the online consumer lending service provider's financial status, transaction model, the rights and obligations of customers, and provide customers with reminders of the risk of loss;

  (v)
  not disseminate any untrue information and conduct any bundle sales;

  (vi)
  protect the personal information of the online consumer lending service provider's customers from any unauthorized disclosure, and must not sell and/or disclose such information illegally; and

  (vii)
  establish a customer identification program, monitor and report suspicious transactions, preserve customer information and transaction records, and provide assistance to the public security department and judicial authorities in investigations and proceedings in relation to anti-money laundering matters.

        On August 17, 2016, CBRC, MIIT, PBOC and other relevant government authorities published Interim Measures for the Administration of Business Activities of Online Lending Information Intermediaries, or the Online Lending Information Intermediaries Measures. The Online Lending Information Intermediaries Measures defines the consumer lending as the direct lending among individuals via Internet platforms. Individuals shall include natural persons, legal persons and other organizations. The Online Lending Information Intermediaries Measures also defines the consumer lending information intermediaries as the financial information intermediaries that specialized in consumer lending information intermediary business. Such intermediaries provide such services as information collection, information release, credit assessment, information exchange, and match of lending, on the Internet as the primary channel to facilitate the direct lending between borrowers and lenders (creditors). The Online Lending Information Intermediaries Measures requires that consumer lending information intermediaries must do the following concerning filing and registration:

  (i)
  register the record-filing with the local financial regulatory department at the place where it is registered with the industry and commerce authority by presenting relevant materials within ten working days after obtaining the business license;

  (ii)
  after completing the record-filing with the local financial regulatory departments, apply for telecommunication business operating licenses pursuant to the relevant provisions of the competent authorities of communications;

  (iii)
  shall be clearly identified as consumer lending information intermediaries in their business scope.

        The Online Lending Information Intermediaries Measures requires that consumer lending information intermediaries shall not engage in or be entrusted to engage in any of the following activities:

  (i)
  financing for themselves directly or in a disguised form;

  (ii)
  accepting, collecting or gathering funds of lenders directly or indirectly;

  (iii)
  providing security to lenders or promising break-even principals and interests directly or in a disguised form;

  (iv)
  publicizing or promoting financing projects on other physical premises other than such digital channels as the Internet, fixed-line telephone or mobile phone by themselves or upon entrustment or authorization of any third party;

  (v)
  making loans, unless otherwise stipulated by laws and regulations;

  (vi)
  splitting the term of any financing project;

  (vii)
  raising funds by issuing such financial products on their own as wealth management products, or selling bank wealth management products, assets management by securities traders, funds, insurance, trust products or other financial products on a commission basis;

  (viii)
  carrying out business similar to asset-backed securities or conducting the transfer of creditor's rights in the form of packaged assets, asset-backed securities, trust assets, and fund units;

  (ix)
  engaging in any form of mixture, bundling or agency with other institutions in investment, sale on a commission basis, brokerage etc., unless otherwise permitted by laws, regulations and relevant regulatory provisions on consumer lending;

  (x)
  making up or overstating the authenticity of financing projects and the prospect of profits, concealing flaws and risks in financing projects, publicizing or promoting in biased language or by other fraudulent means in a false and one-sided way, fabricating or spreading false or incomplete information to damage others' business reputation, or misleading lenders or borrowers;

  (xi)
  providing information intermediary services for those highly risky financing projects whose purpose is the investment in stock market, over-the-counter financing, futures contracts, structured products and other derivatives;

  (xii)
  engaging in equity-based crowd funding etc.; and

  (xiii)
  undertaking other activities prohibited by laws and regulations as well as relevant regulatory provisions on consumer lending.

        The Online Lending Information Intermediaries Measures provides the lending amount limit for consumer lending. The consumer lending shall be made mainly in small amounts. consumer lending information intermediaries shall, according to their respective risk management ability, restrict the maximum balance of money borrowed by the same borrower on the same consumer lending information intermediary platform or on several such intermediary platforms so as to prevent credit concentration risks. The balance of money borrowed by the same natural person, on the same consumer lending information intermediary platform shall be RMB200,000 (US$29,501.6) in maximum; and the total balance of money borrowed by the same natural person, on all consumer lending information intermediary platforms shall be RMB1,000,000 (US$147,507.9) in maximum. The balance of money borrowed by the same legal person or other kind of organizations on the same consumer lending information intermediary platform shall be RMB1,000,000 (US$147,507.9) in maximum; and the total balance of money borrowed by the same legal person or other kind of organizations on all consumer lending information intermediary platforms shall be RMB5,000,000 (US$737,539.3) in maximum.

        The Online Lending Information Intermediaries Measures also provides other requirements for consumer lending information intermediaries, such as business rules and risk management, protection of lenders and borrowers, information disclosure, etc.. Consumer lending information intermediaries shall manage their own funds and funds of lenders and borrowers separately, and select qualified banking financial institutions as agencies to deposit lenders' and borrowers' funds. Local financial regulatory departments shall order consumer lending information intermediaries to make rectification within a period of no more than 12 months, which may subject to the adjustment from the relevant regulatory departments from time to time. Any violation of the Online Lending Information Intermediaries Measures by a consumer lending information intermediary after they come into effect, may subject such consumer lending information intermediary to certain penalties as determined by applicable laws, and regulations, or by relevant government authorities if the applicable laws and regulations are silent on the penalties. The applicable penalties may include but not limited to, criminal liabilities, warning, rectification, tainted integrity record and fines up to RMB30,000 (US$4,425.2).

        In November 2016, the CBRC, the MIIT and the Industry and Commerce Administration Department, jointly issued the Guidance of Administration, which provides the general filing rules for online lending intermediaries, and delegates the filing authority to local financial authorities. Although the Guidance of Administration has not been officially promulgated or launched, and may not be found from authorized source, it is generally accepted by the industry that it needs to be followed. The Guidance of Administration sets forth that online lending intermediaries are approved locally. Under the general filing procedures for online lending intermediaries, before a filing application is submitted to local financial regulators, the online lending intermediaries may be required to: (i) rectify any breach of applicable regulations as required by local financial regulators; and (ii) apply to the Industry and Commerce Administration Department to amend or register such entity's the business scope.

        In February 22, 2017, the CBRC released the Guidelines to the Operation of Depositing Online Lending Funds, or the Guidelines of Depositing Lending Funds, which provide detailed requirements for setting up a custody account with a qualified bank and depositing online lending funds. The Guidelines of Depositing Lending Funds define online lending funds as the special lending funds and related funds deposited by the custodian pursuant to the entrustment of online lending information intermediary (as the principal), which are formed by borrowers, lenders and guarantors, etc. in their investment and financing activities. The Guidelines of Depositing Lending Funds define a custodian as a commercial bank that provides custody services for the online lending business.

        In the online lending funds custody business, the principal should perform the following duties:

  (i)
  to be responsible for the continuous development and safe operation of the technical system of the online consumer lending platform;

  (ii)
  to organize the implementation of the information disclosure of the online lending information intermediary, including but not limited to the basic information of the principal, the information of the lending project, the basic information and operation of the borrower, the information of the participants, etc., which should be fully disclosed to the custodian;

  (iii)
  to check the accounts with the custodian on a daily basis to ensure the accuracy of the system data;

  (iv)
  to keep the records, account books, statements and other relevant materials of the online lending business, and the relevant paper or electronic information shall be kept for more than five years after the expiration of the lending contract;

  (v)
  to organize an independent audit of the client's fund custody account and to disclose the audit results to the client;

  (vi)
  to fulfill and cooperate with the custodian to perform the anti-money laundering obligations; and

  (vii)
  other duties stipulated in laws, administrative regulations, rules, other regulatory documents and online lending funds deposit contracts.

        Where the principal and custodian that have carried out custodian business of online lending funds fail to comply with the requirements of the Guidelines of Depositing Lending Funds in the business course, they shall effect rectification for a period of no more than six months, which may subject to the adjustment from the relevant regulatory departments from time to time. Where they fail to effect rectification within such period, they shall be treated in accordance with the Online Lending Information Intermediaries Measures and other laws and regulations. In accordance with the Guidelines and the Online Lending Information Intermediaries Measures, on August 23, 2017, the CBRC issued the Disclosure Guidelines, which stipulate that consumer lending information intermediary platforms shall disclose relevant information on their websites and other Internet channels, and the Disclosure Guidelines have provided detailed requirements for such information disclosure. According to the Disclosure Guidelines, to the extent that consumer lending information intermediary platforms that have provided the services before the issuance of the Disclosure Guidelines are not in full compliance with the requirements, they are required to make rectification within a six-month rectification period starting from the date the Disclosure Guidelines was promulgated. For platforms that fail to make such rectification, sanctions could be imposed by the relevant regulatory departments, including but not limited to, supervision interview, warning letter, rectification, tainted integrity record, fines up to RMB30,000 (US$4,425), and criminal liabilities if the act constitutes a criminal offense.

        Our marketplace serves as an information intermediary between borrowers and lenders and we are not a party to the loans facilitated through our marketplace. We have taken measures to comply with the laws and regulations that are applicable to our business operations, including the regulatory principles raised by the CBRC and the Online Lending Information Intermediaries Measures, and avoid conducting any activities that may be deemed as illegal fund-raising under the current applicable laws and regulations. However, due to the lack of detailed regulations and guidance in the area of consumer lending services and the possibility that the PRC government authority may promulgate new laws and regulations regulating consumer lending services in the future, we cannot assure you that our practice would not be deemed to violate any PRC laws or regulations, especially relating to illegal fund-raising, credit enhancement services and/or information disclosure. See "Risk Factors—Risks Related to Our Business—The laws and regulations governing the consumer lending industry in China are developing and evolving and subject to changes. If our practice is deemed to violate any PRC laws or regulations, our business, financial conditions and results of operations would be materially and adversely affected." See "Risk Factors—Risks Related to PRC Laws Regulating Our Business and Industry—Uncertainties in the interpretation and enforcement of Chinese laws and regulations could limit the legal protections available to us", "Risk Factors—Risks Related to PRC Laws Regulating Our Business and Industry—The laws and regulations governing the marketplace lending service industry in China are developing and evolving and subject to changes. If our practice is deemed to violate any PRC laws or regulations, our business, financial conditions and results of operations would be materially and adversely affected."

Regulations on Loans between Individuals

        The PRC Contract Law governs the formation, validity, performance, enforcement and assignment of contracts. The PRC Contract Law confirms the validity of loan agreements between individuals and provides that the loan agreement becomes effective when the individual lender provides the loan to the individual borrower. The PRC Contract Law requires that the interest rates charged under the loan agreement must not violate the applicable provisions of the PRC laws and regulations. In accordance with the Provisions on Several Issues Concerning Laws Applicable to Trials of Private Lending Cases issued by the Supreme People's Court on August 6, 2015, or the Private Lending Judicial Interpretations, which came into effect on September 1, 2015, private lending is defined as financing between individuals, legal entities and other organizations. When private loans between individuals are paid by wire transfer, through online consumer lending platforms or by other similar means, the loan contracts between individuals are deemed to be validated upon the deposit of funds to the borrower's account. In the event that the loans are made through an online consumer lending platform and the platform only provides intermediary services, the courts shall dismiss the claims of the parties concerned against the platform demanding the repayment of loans by the platform as guarantors. However, if the online consumer lending service provider guarantees repayment of the loans as evidenced by its web page, advertisements or other media, or the court is provided with other proof, the lender's claim alleging that the consumer lending service provider shall assume the obligations of a guarantor will be upheld by the courts. The Private Lending Judicial Interpretations also provide that agreements between the lender and borrower on loans with interest rates (including penalty and other costs thereof) no more than 24% per annum are valid and enforceable. As to loans with interest rates per annum over 24% but no more than 36%, if the interest on the loans has already been paid to the lender, and so long as such payment has not damaged the interest of the state, the community and any third parties, the courts will not find the merit in the borrower's demand for the return of the interest payment on the ground of invalidity. If the annual interest rate of a private loan is higher than 36%, the interest that in excess of 36% will not be enforced by the courts. All the loan transactions facilitated over our marketplace are between individuals currently. The APRs for the term loans on our marketplace currently range from 16.0% to 36.9%, which comprises a nominal interest rate and a loan facilitation or loan management service fee we charge borrowers for our services. The interest rate component, which is stipulated in the loan agreements, does not and is not expected to exceed the mandatory limit for loan interest rates.

        Pursuant to the PRC Contract Law, a creditor may assign its rights under an agreement to a third party, provided that the debtor is notified. Upon due assignment of the creditor's rights, the assignee is entitled to the creditor's rights and the debtor must perform the relevant obligations under the agreement for the benefit of the assignee. We allow investors to transfer the loans they hold to other investors before the loan reaches maturity. To facilitate the assignment of the loans, the template loan agreement applicable to the lenders and borrowers on our platform specifically provides that a lender has the right to assign his/her rights under the loan agreement to any third parties and the borrower agrees to such assignment.

        In addition, according to the PRC Contract Law, an intermediation contract is a contract whereby an intermediary presents to its client an opportunity for entering into a contract or provides the client with other intermediary services in connection with the conclusion of a contract, and the client pays the intermediary service fees. Our business of connecting investors with individual borrowers may constitute intermediary service, and our service agreements with borrowers and investors may be deemed as intermediation contracts under the PRC Contract Law. Pursuant to the PRC Contract Law, an intermediary must provide true information relating to the proposed contract. If an intermediary conceals any material fact intentionally or provides false information in connection with the conclusion of the proposed contract, which results in harm to the client's interests, the intermediary may not claim for service fees and is liable for the damages caused. The Interim Measures for the Administration of Business Activities of Online Lending Information Intermediaries provides detailed requirements for Consumer Lending Information Intermediaries. See "Regulation—Regulations Relating to Online Consumer Lending—Regulations on Consumer Lending Service Provider."

Regulations on Illegal Fund-Raising

        Raising funds by entities or individuals from the general public must be conducted in strict compliance with applicable PRC laws and regulations to avoid administrative and criminal liabilities. The Measures for the Banning of Illegal Financial Institutions and Illegal Financial Business Operations promulgated by the State Council in July 1998, and the Notice on Relevant Issues Concerning the Penalty on Illegal Fund-Raising issued by the General Office of the State Council in July 2007, explicitly prohibit illegal public fund-raising. The main features of illegal public fund-raising include: (i) illegally soliciting and raising funds from the general public by means of issuing stocks, bonds, lotteries or other securities without obtaining the approval of relevant authorities, (ii) promising a return of interest or profits or investment returns in cash, properties or other forms within a specified period of time, and (iii) using a legitimate form to disguise on unlawful purpose.

        To further clarify the criminal charges and punishments relating to illegal public fund-raising, the Supreme People's Court promulgated the Judicial Interpretations to Issues Concerning Applications of Laws for Trial of Criminal Cases on Illegal Fund-Raising, or the Illegal Fund-Raising Judicial Interpretations, which came into force in January 2011. The Illegal Fund-Raising Judicial Interpretations provide that a public fund-raising will constitute a criminal offense related to "illegally soliciting deposits from the public" under the PRC Criminal Law, if it meets all the following four criteria: (i) the fund-raising has not been approved by the relevant authorities or is concealed under the guise of legitimate acts; (ii) the fund-raising employs general solicitation or advertising such as social media, promotion meetings, leafleting and SMS advertising; (iii) the fundraiser promises to repay, after a specified period of time, the capital and interests, or investment returns in cash, properties in kind and other forms; and (iv) the fund-raising targets the general public as opposed to specific individuals. An illegal fund-raising activity can incur a fine or prosecution in the event it constitutes a criminal offense. Pursuant to the Illegal Fund-Raising Judicial Interpretations, an offender that is an entity will be subject to criminal liabilities, if it illegally solicits deposits from the general public or illegally solicits deposits in disguised form (i) with the amount of deposits involved exceeding RMB1,000,000 (US$147,507.9), (ii) with over 150 fund-raising targets involved, or (iii) with direct economic loss caused to fund-raising targets exceeding RMB500,000 (US$73,753.9), or (iv) the illegal fund-raising activities have caused baneful influences to the public or have led to other severe consequences. An individual offender is also subject to criminal liabilities but with lower thresholds. In addition, an individual or an entity who has aided in illegal fund-raising from the general public and charges fees including but not limited to agent fees, rewards, rebates and commission, may be considered an accomplice in the crime of illegal fund-raising. In accordance with the Opinions of the Supreme People's Court, the Supreme People's Procurator and the Ministry of Public Security on Several Issues concerning the Application of Law in the Illegal Fund-Raising Criminal Cases, the administrative proceeding for determining the nature of illegal fund-raising activities is not a prerequisite procedure for the initiation of criminal proceedings concerning the crime of illegal fund-raising, and the administrative departments' failure in determining the nature of illegal fund-raising activities does not affect the investigation, prosecution and trial of cases concerning the crime of illegal fund-raising.

Regulations Relating to Foreign Investment

The Draft PRC Foreign Investment Law

        In January 2015, the MOC published a discussion draft of the proposed Foreign Investment Law for public review and comments. The draft law purports to change the existing "case-by-case" approval regime to a "filing or approval" procedure for foreign investments in China. The State Council will determine a list of industry categories that are subject to special administrative measures, which is referred to as a "negative list," consisting of a list of industry categories where foreign investments are strictly prohibited, or the "prohibited list" and a list of industry categories where foreign investments are subject to certain restrictions, or the "restricted list." Foreign investments in business sectors outside of the "negative list" will only be subject to a filing procedure, in contrast to the existing prior approval requirements, whereas foreign investments in any industry categories that are on the "restricted list" must apply for approval from the foreign investment administration authority.

        The draft for the first time defines a foreign investor not only based on where it is incorporated or organized, but also by using the standard of "actual control." The draft specifically provides that entities established in China, but "controlled" by foreign investors will be treated as FIEs. Once an entity is considered to be an FIE, it may be subject to the foreign investment restrictions in the "restricted list" or prohibitions set forth in the "prohibited list." If an FIE proposes to conduct business in an industry subject to foreign investment restrictions in the "restricted list," the FIE must go through a market entry clearance approvals by the MOC before it can be established. If an FIE proposes to conduct business in an industry subject to foreign investment prohibitions in the "prohibited list," it must not engage in the business. However, an FIE that conducts business in an industry that is in the "restricted list," upon market entry clearance, may apply in writing for being treated as a PRC domestic investment if it is ultimately "controlled" by PRC government authorities and its affiliates and/or PRC citizens. According to the draft, variable interest entities would also be deemed as FIEs, if they are ultimately "controlled" by foreign investors, and be subject to restrictions on foreign investments. However, the draft law has not taken a position on what actions will be taken with respect to the existing companies with the "variable interest entity" structure, whether or not these companies are controlled by Chinese parties.

        The draft emphasizes on security review requirements, whereby all foreign investments that jeopardize or may jeopardize national security must be reviewed and approved in accordance with the security review procedure. In addition, the draft imposes stringent ad hoc and periodic information reporting requirements on foreign investors and the applicable FIEs. Aside from the investment implementation report and the investment amendment report that are required at each investment and alteration of specific investment terms, an annual report is mandatory, and large foreign investors meeting certain criteria are required to report on a quarterly basis. Any company found to be non-compliant with these information reporting obligations may potentially be subject to fines and/or administrative or criminal liabilities, and the persons directly responsible may be subject to criminal liabilities.

        The draft is now open for public review and comments. It is still uncertain when the draft would be signed into law and whether the final version would have any substantial changes from the draft. When the Foreign Investment Law becomes effective, the trio of existing laws regulating foreign investment in China, namely, the Sino-foreign Equity Joint Venture Enterprise Law, the Sino-foreign Cooperative Joint Venture Enterprise Law and the Wholly Foreign-invested Enterprise Law, together with their implementation rules and ancillary regulations, will be abolished. See "Risk Factors—Risks related to Doing Business in China—Substantial uncertainties exist with respect to the enactment timetable, interpretation and implementation of draft PRC Foreign Investment Law and how it may impact the viability of our current corporate structure, corporate governance and business operations."

        On September 3, 2016, the Standing Committee of the National People's Congress published the Decision of the Standing Committee of the National People's Congress on Amending Four Laws including the Law of the People's Republic of China on Wholly Foreign-Owned Enterprises. The decision provides that wholly foreign-owned enterprises, Chinese-Foreign equity joint ventures and Chinese-Foreign contractual joint ventures which formation do not involve the implementation of special access management measures as prescribed by the state shall be subject to recordation administration.

Industry Catalog Relating to Foreign Investment

        Investment activities in the PRC by foreign investors are principally governed by the Guidance Catalog of Industries for Foreign Investment, or the Catalog, which was promulgated and amended from time to time by the MOC and the National Development and Reform Commission. Industries listed in the Catalog are divided into three categories: encouraged, restricted and prohibited. Industries not listed in the Catalog are generally deemed as constituting a fourth "permitted" category. Establishment of wholly foreign-owned enterprises is generally allowed in encouraged and permitted industries. Some restricted industries are limited to equity or contractual joint ventures, while in some cases Chinese partners are required to hold the majority interests in such joint ventures. In addition, restricted category projects are subject to higher-level government approvals. Foreign investors are not allowed to invest in industries in the prohibited category. Industries not listed in the Catalog are generally open to foreign investment unless specifically restricted by other PRC regulations.

        Our PRC subsidiary is mainly engaged in providing investment and financing consultations and technical services, which fall into the "encouraged" or "permitted" category under the Catalog. Our PRC subsidiary has obtained all material approvals required for its business operations. However, industries such as value-added telecommunication services (except e-commerce), including Internet information services, are restricted from foreign investment. We provide the value-added telecommunication services that are in the "restricted" category.

        On December 7, 2016, the MOC and the National Development and Reform Commission published a discussion draft of the proposed Guidance Catalog of Industries for Foreign Investment, under which the investment and financing consultations fall into the "encouraged" or "permitted"

category and value-added telecommunication services (except e-commerce) fall into "restricted" category.

Foreign Investment in Value-Added Telecommunication Services

        The Provisions on Administration of Foreign Invested Telecommunications Enterprises promulgated by the State Council in December 2001 and subsequently amended in September 2008 prohibit a foreign investor from owning more than 50% of the total equity interest in any value-added telecommunications service business in China and require the major foreign investor in any value-added telecommunications service business in China to have a good and profitable record and operating experience in this industry. The Guidance Catalog of Industries for Foreign Investment amended in 2015 allows a foreign investor to own more than 50% of the total equity interest in an E-Commerce business.

        In July 2006, the Ministry of Information Industry, the predecessor of the MIIT, issued the Circular on Strengthening the Administration of Foreign Investment in the Operation of Value-added Telecommunications Business, pursuant to which a domestic PRC company that holds an operating license for value-added telecommunications business, which we refer to as a VATS License, is prohibited from leasing, transferring or selling the VATS License to foreign investors in any form and from providing any assistance, including resources, sites or facilities, to foreign investors that conduct a value-added telecommunications business illegally in China. Further, the domain names and registered trademarks used by an operating company providing value-added telecommunications services must be legally owned by that company or its shareholders. In addition, the VATS License holder must have the necessary facilities for its approved business operations and to maintain the facilities in the regions covered by its VATS License.

        In light of the above restrictions and requirements, we operate our website through Hexin E-Commerce, which has received the VATS License necessary to provide online information service and other value-added telecommunications services in China.

Anti-money Laundering Regulations

        The PRC Anti-money Laundering Law, which became effective in January 2007, sets forth the principal anti-money laundering requirements applicable to financial institutions as well as non-financial institutions with anti-money laundering obligations, including the adoption of precautionary and supervisory measures, establishment of various systems for client identification, retention of clients' identification information and transactions records, and reports on large transactions and suspicious transactions. According to the PRC Anti-money Laundering Law, financial institutions subject to the PRC Anti-money Laundering Law include banks, credit unions, trust investment companies, stock brokerage companies, futures brokerage companies, insurance companies and other financial institutions as listed and published by the State Council, while the list of the non-financial institutions with anti-money laundering obligations will be published by the State Council. The PBOC and other governmental authorities issued a series of administrative rules and regulations to specify the anti-money laundering obligations of financial institutions and certain non-financial institutions, such as payment institutions. However, the State Council has not promulgated the list of the non-financial institutions with anti-money laundering obligations.

        The Guidelines, the Online Lending Information Intermediaries Measures and the Guidelines of Custodian Lending Funds require Internet finance service providers, including online consumer lending platforms to comply with certain anti-money laundering requirements, including the establishment of a customer identification program, the monitoring and reporting of suspicious transactions, the preservation of customer information and transaction records, and the provision of assistance to the public security department and judicial authority in investigations and proceedings in relation to anti-money laundering matters. The PBOC will formulate implementing rules to further specify the anti-money laundering obligations of Internet finance service providers.

        In cooperation with our partnering custodian banks and payment companies, we have adopted various policies and procedures, such as internal controls and "know-your-customer" procedures, for anti-money laundering purposes. However, as the detailed anti-money laundering regulations of Internet finance service providers have not been published, there is uncertainty as to how the anti-money laundering requirements will be interpreted and implemented, and whether online consumer lending service providers like us must abide by the rules and procedures set forth in the PRC Anti-money Laundering Law that are applicable to non-financial institutions with anti-money laundering obligations. We cannot assure you that our existing anti-money laundering policies and procedures will be deemed to be in full compliance with any anti-money laundering laws and regulations that may become applicable to us in the future.

Regulations on Value-Added Telecommunication Services

        The Telecommunications Regulations promulgated by the State Council and its related implementation rules, including the Catalog of Classification of Telecommunications Business issued by the MIIT, categorize various types of telecommunications and telecommunications-related activities into basic or value-added telecommunications services, and Internet information services, or ICP services, and on-line data processing and transaction processing services, are classified as value-added telecommunications businesses. In 2009, the MIIT promulgated the Administrative Measures on Telecommunications Business Operating Licenses, which set forth more specific provisions regarding the types of licenses required to operate value-added telecommunications services, the qualifications and procedures for obtaining such licenses and the administration and supervision of such licenses. Under these regulations, a commercial operator of value-added telecommunications services must first obtain a license for value-added telecommunications business, or VATS License, from the MIIT or its provincial level counterparts.

        In September 2000, the State Council also issued the Administrative Measures on Internet Information Services, which was amended in January 2011. Pursuant to these measures, "Internet information services" refer to provision of Internet information to online users, and are divided into "commercial Internet information services" and "non-commercial Internet information services." A commercial Internet information services operator must obtain a VATS License for Internet information services, or ICP License, from the relevant government authorities before engaging in any commercial Internet information services operations in China. The ICP License has a term of five years and can be renewed within 90 days before expiration.

        Online Lending Information Intermediaries Measures requires consumer lending information intermediaries apply for telecommunication business operating licenses pursuant to the relevant provisions of the competent authorities of communications. As the detailed provisions for such telecommunication business operating licenses has not been published, there is uncertainty as to which type of license is required for consumer lending information intermediaries.

        Hexin E-Commerce, our consolidated variable interest entity, has an ICP License for provision of commercial Internet information services issued by Beijing Telecommunication Administration Bureau in December 2016. However, as the implementing rules of the Online Lending Information Intermediaries Measures have not been published, there is uncertainty as to how the registration requirements in the Online Lending Information Intermediaries Measures will be interpreted and implemented, and which type of telecommunication business operating licenses that consumer lending service providers like us are required to obtain.

Regulations on Internet Information Security

        Internet information in China is also regulated and restricted from a national security standpoint. The National People's Congress, China's national legislative body, has enacted the Decisions on Maintaining Internet Security, which may subject violators to criminal punishment in China for any effort to: (i) gain improper entry into a computer or system of strategic importance; (ii) disseminate politically disruptive information; (iii) leak state secrets; (iv) spread false commercial information; or (v) infringe intellectual property rights. The Ministry of Public Security has promulgated measures that prohibit use of the Internet in ways which, among other things, result in a leakage of state secrets or a spread of socially destabilizing content. If an Internet information service provider violates these measures, the Ministry of Public Security and the local security bureaus may revoke its operating license and shut down its websites. On November 7, 2016, Standing Committee of the National People's Congress published Cyber Security Law of the PRC (will be effective on June 1, 2017), which requires network operators to take technical measures and other necessary measures to ensure the secure and stable operation of the network, effectively respond to cyber security incidents, prevent illegal crimes committed on the network, and maintain the integrity, confidentiality and availability of cyber data.

        In addition, the Guidelines require Internet finance service providers, including consumer lending platforms, among other things, to improve technology security standards, and safeguard customer and transaction information. The PBOC and other relevant regulatory authorities will jointly adopt the implementing rules and technology security standards.

        The Online Lending Information Intermediaries Measures requires consumer lending information intermediaries to take the following measures:

  (i)
  according to the relevant national provisions on cyberspace security and the graded protection system for national information security, carry out the grading record-filing and class testing for information system, have sophisticated cyberspace security facilities, such as firewall, and those facilities for intrusion detect, data encryption, and disaster recovery, as well as relevant management systems of such facilities, establish relevant systems with regard to information technology management, technology risk management, and technology auditing, allocate sufficient resources, take thorough management and control measures and technological means to ensure the safe and steady operation of the information system, and protect the security of the information of lenders and borrowers;

  (ii)
  record and retain the Internet access logs of both parties involved in lending, information interaction and other data for a period of five years after the expiration of loan contracts, and shall give a comprehensive security evaluation at least once every two years, and accept the information security inspection and auditing of the state or competent authorities of the industry;

  (iii)
  establish or adopt application-level disaster recovery systems and facilities compatible with their business scales within two years after their establishment.

  (iv)
  enhance the business cooperation with the operating organizations of financial credit information basic database and credit reporting agencies, and provide, access and use the relevant financial credit information according to law;

  (v)
  consumer lending information intermediaries which use the digital authentication systems of third parties shall evaluate the third-party digital authentication organizations regularly so as to ensure the safety, reliability and independence of the relevant authentications; and

  (vi)
  adopt proper methods and technologies to record and safekeep data and materials on consumer lending activities and back up data carefully. Such data and materials shall be kept for a certain period that meets the requirements of laws and regulations as well as the relevant regulatory provisions on consumer lending. Loan contracts shall be kept for at least five years after their expiry.

Regulations on Privacy Protection

        In recent years, PRC government authorities have enacted laws and regulations on Internet use to protect personal information from any unauthorized disclosure. Under the Several Provisions on Regulating the Market Order of Internet Information Services issued by the MIIT in December 2011, an ICP service operator may not collect any user personal information or provide any such information to third parties without the consent of a user. An ICP service operator must expressly inform the users of the method, content and purpose of the collection and processing of such user personal information and may only collect such information necessary for the provision of its services. An ICP service operator is also required to properly maintain the user personal information, and in case of any leak or likely leak of the user personal information, the ICP service operator must take immediate remedial measures and, in severe circumstances, make an immediate report to the telecommunications regulatory authority. In addition, pursuant to the Decision on Strengthening the Protection of Online Information issued by the Standing Committee of the National People's Congress in December 2012 and the Order for the Protection of Telecommunication and Internet User Personal Information issued by the MIIT in July 2013, any collection and use of user personal information must be subject to the consent of the user, abide by the principles of legality, rationality and necessity and be within the specified purposes, methods and scopes. An ICP service operator must also keep such information strictly confidential, and is further prohibited from divulging, tampering or destroying any such information, or selling or providing such information to other parties. An ICP service operator is required to take technical and other measures to prevent the collected personal information from any unauthorized disclosure, damage or loss. Any violation of these laws and regulations may subject the ICP service operator to warnings, fines, confiscation of illegal gains, revocation of licenses, cancellation of filings, closedown of websites or even criminal liabilities. The Cyber Security Law of the PRC (effective on June 1, 2017) requires that network operators shall strictly keep confidential users' personal information that they have collected, and establish and improve the users' information protection system. The Guidelines also prohibit Internet finance service providers, including online consumer lending platforms, from illegally selling or disclosing customers' personal information. The PBOC and other relevant regulatory authorities will jointly adopt the implementing rules. Pursuant to the Ninth Amendment to the Criminal Law issued by the Standing Committee of the National People's Congress in August 2015 and becoming effective in November, 2015, any Internet service provider that fails to fulfill the obligations related to Internet information security administration as required by applicable laws and refuses to rectify upon orders, shall be subject to criminal penalty for the result of (i) any dissemination of illegal information in large scale; (ii) any severe effect due to the leakage of the client's information; (iii) any serious loss of criminal evidence; or (iv) other severe situation, and any individual or entity that (i) sells or provides personal information to others in a way violating the applicable law, or (ii) steals or illegally obtain any personal information, shall be subject to criminal penalty in severe situation. The Online Lending Information Intermediaries Measures requires the consumer lending information intermediaries as well as the fund custodian agencies and other outsourcing service providers to keep confidential the lenders' and borrowers' information collected in the course of their business, and they shall not use such information for any other purpose except for services they provide without approval of lenders or borrowers.

        In operating our online consumer finance marketplace, we collect certain personal information from borrowers and investors, and also need to share the information with our business partners such as third-party online payment companies and loan collection service providers for the purpose of facilitating loan transactions between borrowers and investors over our marketplace. We have obtained consent from the borrowers and investors on our marketplace to collect and use their personal information, and have also established information security systems to protect the user information and privacy. However, there is uncertainty as to how the requirements for protecting customers' personal information in the Guidelines and Online Lending Information Intermediaries Measures will be interpreted and implemented. We cannot assure you that our existing policies and procedures will be deemed to be in full compliance with any laws and regulations that may become applicable to us in the future.

Regulation on Intellectual Property Rights

        The PRC has adopted comprehensive legislation governing intellectual property rights, including trademarks. The PRC Trademark Law and its implementation rules protect registered trademarks. The

PRC Trademark Law has adopted a "first-to-file" principle with respect to trademark registration. The Trademark Office under the State Administration of Industry and Commerce is responsible for the registration and administration of trademarks throughout the PRC, and grants a term of ten years to registered trademarks and another ten years if requested upon expiry of the initial or extended term. Trademark license agreements must be filed with the Trademark Office for record. As of the date of this prospectus, we have 32 registered trademarks and two trademark applications pending registration of transfer with the Trademark Office under the State Administration for Industry and Commerce.

Regulations Relating to Indirect Transfers and Dividend Withholding Tax

        Pursuant to the EIT Law and its implementation rules, if a non-resident enterprise has not set up an organization or establishment in the PRC, or has set up an organization or establishment but the income derived has no actual connection with such organization or establishment, it will be subject to a withholding tax on its PRC-sourced income at a rate of 10%. In connection with the EIT Law, the SAT issued Circular 698, which became effective as of January 1, 2008, Circular 59 on April 30, 2009, and the SAT Announcement 7, on February 3, 2015. By promulgating and implementing the above, the PRC tax authorities have strengthened their scrutiny over the direct or indirect transfer of equity interest in a PRC resident enterprise by a non-PRC resident enterprise. Pursuant to SAT Announcement 7, if a non-resident enterprise, or referred to as a transferor, transfers its equity in an offshore enterprise which directly or indirectly owns PRC taxable assets, including ownership interest in PRC resident companies, or the Taxable Properties, without a "reasonable commercial purpose", such transfer shall be deemed as a direct transfer of such Taxable Properties. The payer, or referred as a transferee, in such transfer shall be the withholding agent, and is obligated to withhold and remit the enterprise income tax to the relevant PRC tax authority. If a transferor fails to declare for payment timely or in full of the tax due on proceeds from indirect transfer of PRC taxable assets and the withholding agent also fails to withhold such tax, the tax authority shall, in addition to supplementary collection of such tax, also charge for interest on a daily basis from the transferor according to the EIT Law and its implementation rules. Factors that may be taken into consideration when determining whether there is a reasonable commercial purpose include, among other factors, the value of the transferred equity, offshore taxable situation of the transaction, the offshore structure's economic essence and duration and trading fungibility. If an equity transfer transaction satisfies all the requirements mentioned above, such transaction will be considered an arrangement with reasonable commercial purpose.

        Pursuant to the Double Taxation Avoidance Arrangement, the withholding tax rate in respect to the payment of dividends by a PRC enterprise to a Hong Kong enterprise is reduced to 5% from a standard rate of 10% if the Hong Kong enterprise directly holds at least 25% of the PRC enterprise. Pursuant to Circular 81, a Hong Kong resident enterprise must meet the following conditions, among others, in order to enjoy the reduced withholding tax: (i) it must be the beneficial owners of the relevant dividends; and (ii) it must have directly owned at least 25% of the PRC resident enterprise throughout the 12 months prior to receiving the dividends. However, a transaction or arrangement entered into for the primary purpose of enjoying a favorable tax treatment should not be a reason for the application of the favorable tax treatment under the Double Taxation Avoidance Arrangement. If a taxpayer inappropriately is entitled to such favorable tax treatment, the competent tax authority has the power to make appropriate adjustments. In August 2015, the State Administration of Taxation promulgated Circular 60, which became effective on November 1, 2015. Circular 60 provides that non-resident enterprises are not required to obtain pre-approval from the relevant tax authority in order to enjoy the reduced withholding tax rate. Instead, non-resident enterprises and their withholding agents may, by self-assessment and on confirmation that the prescribed criteria to enjoy the tax treaty benefits are met, directly apply the reduced withholding tax rate, and file necessary forms and supporting documents when performing tax filings, which will be subject to post-tax filing examinations by the relevant tax authorities. However, if a competent tax authority finds out that it is necessary to apply the general anti-tax avoidance rules, it may start general investigation procedures for anti-tax avoidance and adopt corresponding measures for subsequent administration. Accordingly, Hexindai HK, our Hong Kong subsidiary, may be able to enjoy the 5% withholding tax rate for the dividends they receive from Hexin Yongheng, our PRC subsidiary, if it satisfies the conditions prescribed under Circular 81 and other relevant tax rules and regulations. However, according to Circular 81 and Circular 60, if the relevant tax authorities consider the transactions or arrangements we have are for the primary purpose of enjoying a favorable tax treatment, the relevant tax authorities may adjust the favorable withholding tax in the future.

Regulations Relating to Foreign Exchange

Regulation on Foreign Currency Exchange

        The principal regulations governing foreign currency exchange in China are the Foreign Exchange Administration Regulations, most recently amended in August 2008. Under the PRC foreign exchange regulations, payments of current account items, such as profit distributions, interest payments and trade and service-related foreign exchange transactions, can be made in foreign currencies without prior approval from SAFE by complying with certain procedural requirements. By contrast, approval from or registration with appropriate government authorities is required where RMB is to be converted into foreign currency and remitted out of China to pay capital account items, such as direct investments, repayment of foreign currency-denominated loans, repatriation of investments and investments in securities outside of China. On February 28, 2015, the SAFE promulgated the Notice on Further Simplifying and Improving the Administration of the Foreign Exchange Concerning Direct Investment, or SAFE Notice 13. After SAFE Notice 13 became effective on June 1, 2015, instead of applying for approvals regarding foreign exchange registrations of foreign direct investment and overseas direct investment from SAFE, entities and individuals will be required to apply for such foreign exchange registrations from qualified banks. The qualified banks, under the supervision of the SAFE, will directly examine the applications and conduct the registration.

        In August 2008, SAFE issued the Circular on the Relevant Operating Issues Concerning the Improvement of the Administration of the Payment and Settlement of Foreign Currency Capital of Foreign-Invested Enterprises, or SAFE Circular 142, regulating the conversion by a foreign-invested enterprise of foreign currency-registered capital into RMB by restricting how the converted RMB may be used. SAFE Circular 142, provides that the RMB capital converted from foreign currency registered capital of a foreign-invested enterprise may only be used for purposes within the business scope approved by the applicable government authority and may not be used for equity investments within the PRC. In addition, SAFE strengthened its oversight of the flow and use of the RMB capital converted from foreign currency registered capital of foreign-invested enterprises. The use of such RMB capital may not be changed without SAFE's approval, and such RMB capital may not in any case be used to repay RMB loans if the proceeds of such loans have not been used. Violations may result in severe monetary or other penalties.

        In November 2012, SAFE promulgated the Circular of Further Improving and Adjusting Foreign Exchange Administration Policies on Foreign Direct Investment, which substantially amends and simplifies the current foreign exchange procedure. Pursuant to this circular, the opening of various special purpose foreign exchange accounts, such as pre-establishment expenses accounts, foreign exchange capital accounts and guarantee accounts, the reinvestment of RMB proceeds derived by foreign investors in the PRC, and remittance of foreign exchange profits and dividends by a foreign-invested enterprise to its foreign shareholders no longer require the approval or verification of SAFE, and multiple capital accounts for the same entity may be opened in different provinces, which was not possible previously. In addition, SAFE promulgated another circular in May 2013, which specifies that the administration by SAFE or its local branches over direct investment by foreign investors in the PRC must be conducted by way of registration and banks must process foreign exchange business relating to the direct investment in the PRC based on the registration information provided by SAFE and its branches.

        In July 2014, SAFE issued SAFE Circular 36, which purports to reform the administration of settlement of the foreign exchange capitals of foreign-invested enterprises in certain designated areas on a trial basis. Under the pilot program, some of the restrictions under SAFE Circular 142 will not apply to the settlement of the foreign exchange capitals of the foreign-invested enterprises established within the designated areas and the enterprises are allowed to use its RMB capital converted from foreign exchange capitals to make equity investment. However, our PRC subsidiary is not established within the designated areas. On March 30, 2015, the SAFE promulgated Circular 19, to expand the reform nationwide. Circular 19 came into force and replaced both Circular 142 and Circular 36 on June 1, 2015. Circular 19 allows foreign-invested enterprises to make equity investments by using RMB fund converted from foreign exchange capital. However, Circular 19 continues to, prohibit foreign-invested enterprises from, among other things, using RMB fund converted from its foreign exchange capitals for expenditure beyond its business scope, providing entrusted loans or repaying loans between non-financial enterprises.

        On June 9, 2016, the SAFE promulgated Circular 16, which expands the application scope from only the capital of the foreign-invested enterprises to the capital, the foreign debt fund and the fund from oversea public offering. Also, Circular 16 allows the enterprises to use their foreign exchange capitals under capital account allowed by the relevant laws and regulations.

Regulations on Foreign Exchange Registration of Overseas Investment by PRC Residents

        SAFE issued the SAFE Circular on Relevant Issues Relating to Domestic Resident's Investment and Financing and Roundtrip Investment through Special Purpose Vehicles, or SAFE Circular 37, that became effective in July 2014, replacing the previous SAFE Circular 75. SAFE Circular 37 regulates foreign exchange matters in relation to the use of special purpose vehicles, or SPVs, by PRC residents or entities to seek offshore investment and financing or conduct round trip investment in China. Under SAFE Circular 37, a SPV refers to an offshore entity established or controlled, directly or indirectly, by PRC residents or entities for the purpose of seeking offshore financing or making offshore investment, using legitimate onshore or offshore assets or interests, while "round trip investment" refers to direct investment in China by PRC residents or entities through SPVs, namely, establishing foreign-invested enterprises to obtain the ownership, control rights and management rights. SAFE Circular 37 provides that, before making contribution into an SPV, PRC residents or entities are required to complete foreign exchange registration with SAFE or its local branch. SAFE promulgated the Notice on Further Simplifying and Improving the Administration of the Foreign Exchange Concerning Direct Investment in February 2015, which took effect on June 1, 2015. This notice has amended SAFE Circular 37 requiring PRC residents or entities to register with qualified banks rather than SAFE or its local branch in connection with their establishment or control of an offshore entity established for the purpose of overseas investment or financing.

        PRC residents or entities who had contributed legitimate onshore or offshore interests or assets to SPVs but had not obtained registration as required before the implementation of the SAFE Circular 37 must register their ownership interests or control in the SPVs with qualified banks. An amendment to the registration is required if there is a material change with respect to the SPV registered, such as any change of basic information (including change of the PRC residents, name and operation term), increases or decreases in investment amount, transfers or exchanges of shares, and mergers or divisions. Failure to comply with the registration procedures set forth in SAFE Circular 37 and the subsequent notice, or making misrepresentation on or failure to disclose controllers of the foreign-invested enterprise that is established through round-trip investment, may result in restrictions being imposed on the foreign exchange activities of the relevant foreign-invested enterprise, including payment of dividends and other distributions, such as proceeds from any reduction in capital, share transfer or liquidation, to its offshore parent or affiliate, and the capital inflow from the offshore parent, and may also subject relevant PRC residents or entities to penalties under PRC foreign exchange administration regulations.

        We are aware that our PRC resident beneficial owners subject to these registration requirements have registered with the Beijing SAFE branch.

Regulations on Stock Incentive Plans

        SAFE promulgated the Stock Option Rules in February 2012, replacing the previous rules issued by SAFE in March 2007. Under the Stock Option Rules and other relevant rules and regulations, PRC residents who participate in stock incentive plan in an overseas publicly-listed company are required to register with SAFE or its local branches and complete certain other procedures. Participants of a stock incentive plan who are PRC residents must retain a qualified PRC agent, which could be a PRC subsidiary of the overseas publicly listed company or another qualified institution selected by the PRC subsidiary, to conduct the SAFE registration and other procedures with respect to the stock incentive plan on behalf of the participants. In addition, the PRC agent is required to amend the SAFE registration with respect to the stock incentive plan if there is any material change to the stock incentive plan, the PRC agent or other material changes. The PRC agent must, on behalf of the PRC residents who have the right to exercise the employee share options, apply to SAFE or its local branches for an annual quota for the payment of foreign currencies in connection with the PRC residents' exercise of the employee share options. The foreign exchange proceeds received by the PRC residents from the sale of shares under the stock incentive plans granted and dividends distributed by the overseas listed companies must be remitted into the bank accounts in the PRC opened by the PRC agents before distribution to such PRC residents.

        We have adopted a share incentive plan, under which we have the discretion to grant a broad range of equity-based awards to eligible participants. See "Management—Share Incentive Plan." However, any failure to complete the registration pursuant to the Stock Option Rules and other foreign exchange requirements may subject these PRC individuals to fines and legal sanctions, and may also limit our ability to contribute additional capital to our PRC subsidiary, limit our PRC subsidiary's ability to distribute dividends to us or otherwise materially adversely affect our business.

Regulations on Dividend Distribution

        Under our current corporate structure, our Cayman Islands holding company may rely on dividend payments from Hexin Yongheng, which is a wholly foreign-owned enterprise incorporated in China, to fund any cash and financing requirements we may have. The principal regulations governing distribution of dividends of foreign-invested enterprises include the Foreign-Invested Enterprise Law, as amended in October 2016, and its implementation rules. Under these laws and regulations, wholly foreign-owned enterprises in China may pay dividends only out of their accumulated after-tax profits, if any, determined in accordance with PRC accounting standards and regulations. In addition, wholly foreign-owned enterprises in China are required to allocate at least 10% of their respective accumulated profits each year, if any, to fund certain reserve funds until these reserves have reached 50% of the registered capital of the enterprises. Wholly foreign-owned companies may, at their discretion, allocate a portion of their after-tax profits based on PRC accounting standards to staff welfare and bonus funds. These reserves are not distributable as cash dividends.

Regulations on Overseas Listings

        Six PRC regulatory agencies, including the CSRC, jointly adopted the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, or the M&A Rules, which became effective in September 2006. The M&A Rules, among other things, require offshore SPVs formed for overseas listing purposes through acquisitions of PRC domestic companies and controlled by PRC companies or individuals, to obtain the approval of the CSRC prior to publicly listing their securities on an overseas stock exchange.

        While the application of the M&A Rules remains unclear, we believe, based on the advice of our PRC counsel, Han Kun Law Offices, that CSRC approval is not required in the context of this offering because: (a) we established our PRC subsidiary, Hexin Yongheng, by means of direct investment rather than by merger with or acquisition of PRC domestic companies, and (b) no explicit provision in the M&A Rules classifies the respective contractual arrangements between Hexin Yongheng, Hexin E-Commerce and its shareholders as a type of acquisition transaction falling under the M&A Rules. However, as there has been no official interpretation or clarification of the M&A Rules, there is uncertainty as to how this regulation will be interpreted or implemented. See "Risk Factors—Risks Related to Doing Business in China—The approval of the China Securities Regulatory Commission may be required in connection with this offering under a regulation adopted in August 2006, as amended, and, if required, we cannot predict whether we will be able to obtain such approval."

Regulations Relating to Employment

        The PRC Labor Law and the Labor Contract Law require that employers must execute written employment contracts with full-time employees. If an employer fails to enter into a written employment contract with an employee within one year from the date on which the employment relationship is established, the employer must rectify the situation by entering into a written employment contract with the employee and pay the employee twice the employee's salary for the period from the day following the lapse of one month from the date of establishment of the employment relationship to the day prior to the execution of the written employment contract. All employers must compensate their employees with wages equal to at least the local minimum wage standards. Violations of the PRC Labor Law and the Labor Contract Law may result in the imposition of fines and other administrative sanctions, and serious violations may result in criminal liabilities.

        Enterprises in China are required by PRC laws and regulations to participate in certain employee benefit plans, including social insurance funds, namely a pension plan, a medical insurance plan, an unemployment insurance plan, a work-related injury insurance plan and a maternity insurance plan, and a housing provident fund, and contribute to the plans or funds in amounts equal to certain percentages of salaries, including bonuses and allowances, of the employees as specified by the local government from time to time at locations where they operate their businesses or where they are located. Failure to make adequate contributions to various employee benefit plans may be subject to fines and other administrative sanctions. Also, enterprises in China are required by PRC laws and regulations to be the individual income tax withhold agents and withhold individual income tax for their employees accordingly.

        We have not made adequate contributions to employee benefit plans, as required by applicable PRC laws and regulations. See "Risk Factors—Risks Related to Doing Business in China—Failure to make adequate contributions to various employee benefit plans as required by PRC regulations may subject us to penalties."

MANAGEMENT

        The following table sets forth information regarding our executive officers and directors as of the date of this prospectus. Unless otherwise stated, the business address for our directors and executive officers is that of our principal executive offices at 13th Floor, Block C, Shimao, No. 92 Jianguo Road, Chaoyang District, Beijing 100020, People's Republic of China.

Name	Age	Position with the Company
Executive Directors and Officers:
An Xiaobo	35	Director, Chairman
Zhou Xinming	33	Director, Chief executive officer
Zhang Qisen (Johnson)	34	Chief financial officer
Chen Weixing	40	Senior vice president
Wang Dongling	37	Chief risk officer
Gao Tianhao	30	Chief marketing officer
Hua Lili	33	Chief operations officer
Non-Executive Directors:
Stephen Markscheid	63	Independent non-executive director
Guo Dagang	46	Independent non-executive director
David Wei Tang	51	Independent non-executive director

Executive Officers

        Mr. An Xiaobo, aged 35, founded and has held the position of our chairman since the inception of our business. He became our director in February 2017. Before founding our company and the creation of the "Hexin" brand, Mr. An Xiaobo founded Beijing Zhongdashixing Business Co., Ltd, Hexindai Wealth Management Co., Ltd, Hexindai and Hexindai Financial Information (Beijing) Co., Ltd. He served as a credit approval manager in Huaxia Bank from 2004 to 2008 where his responsibilities included the supervision of credit card application review. Mr. An Xiaobo received a bachelor's degree in advertising from Hebei University. He was awarded the "Outstanding Innovator of the Financial Industry in China" title by the prestigious Economy magazine and Huazun Prize panel in 2014.

        Mr. Zhou Xinming, aged 33, has served as our chief operations officer since inception of our business and our chief executive officer since August 2016. He became our director in February, 2017. Prior to joining our company, Mr. Zhou was chief executive officer of Beijing Triangle Technology from 2013 to 2014, and was senior product manager of JD.com, a NASDAQ-listed company (NASDAQ: JD), from 2010 to 2012. From 2007 to 2010, Mr. Zhou served as a products director in the Ninetowns Group (Ninetowns Internet Technology Group Company Limited was a NASDAQ-listed company from 2004 to 2014 (NASDAQ:NINE)). Mr. Zhou received a bachelor's degree in English from Beijing University of Technology.

        Mr. Zhang Qisen (Johnson), aged 34, joined our company in August 2016 and has served as our chief financial officer since February 2017. Prior to joining our company, Mr. Zhang served as the board secretary and investor relations director to China Ming Yang Wind Power Group Limited, a NYSE-listed company (NYSE: MY) from 2014 to 2015, where he was involved in corporate finance projects and overall management of the company. From 2010 to 2014, he served as a director of FunTalk China Holdings Ltd., a NASDAQ-listed company (NASDAQ: FTLK) where he provided financial modelling and analysis services. Mr. Zhang also worked at H&D Investment Consulting from 2007 to 2010 and International Data Corporation from 2005 to 2007. He graduated from the University of International Business and Economics, where he was awarded a bachelor's degree in Business Administration.

        Mr. Chen Weixing, aged 40, has served as our senior vice president since inception. Prior to joining our company, Mr. Chen was a senior financial manager of Elong, a NASDAQ-listed company (NASDAQ: LONG) from 2006 to 2013, where he provided financial management services. From 2004 to 2006, Mr. Chen served as a financial consultant at China Financial Consultancy Co., Ltd.. He also served as a financial analyst of a joint venture company of Lenovo, a Hong Kong Main Board-listed company (HKSE: 0992) from 2000 to 2004, where he performed financial modelling and analysis services. Mr. Chen graduated from Peking University, where he was awarded a bachelor's degree in Financial Management, and received a Master's of Business Administration from University of Aeronautics and Astronautics. Mr. Chen has been a member of the Institute of Financial Accountants since 2015 and a member of the Institute of Public Accountants since 2015.

        Ms. Wang Dongling, aged 37, joined our Company in 2015 and has served as our chief risk officer since 2016. Prior to joining our company, she was approval manager of Pinganpuhui Finance from 2005 to 2015, where her responsibilities included supervision of the assessment team in the verification of customers' application and information. Before that she served as investment advisor of Shenzhen Newrand Securities Investment Consulting Firm from 2001 to 2005, where her responsibilities included supervising marketing activities and products promotional campaigns. Ms. Wang graduated from the Heilongjiang School of Economic Management where she was awarded a diploma in Accounting Computerization.

        Mr. Gao Tianhao, aged 30, has served as our chief marketing officer since May 2017. Prior to joining our company, Mr. Gao was chief marketing officer of Wanhui Investment Management Company Limited, also known as PPMoney, from March 2014 to March 2017, where he was in charge of branding and marketing positioning, as well as conducting user and market research analyses and managing marketing activities. He also served as vice president of the Beijing branch of IZP Group from September 2010 to February 2014, and a client manager of Ogilvy One from September 2006 to August 2010. Mr. Gao graduated from Communication University of China, where he was awarded a master's degree in communications.

        Ms. Hua Lili, aged 33, has served as our chief operations officer since June 2017. Prior to joining our company, she was the operations manager of Souyidai (Beijing) Information Technology Consulting Company Limited, a subsidiary of the Sohu Group (NASDAQ: SOHU) from March 2016 to May 2017, where she was in charge of the internal and external operations of the company, as well as the management of all operations department staff and the implementation of the company's operations and strategies. Prior to that she was Operating Director of Baoshang Bank from April 2015, apps operations manager of VIP Shop from June 2014 to April 2015, operations manager of Qihoo 360 Technology Co., Ltd from December 2012 to April 2014 and operations manager of Taobao, a subsidiary of the Alibaba Group (NYSE: BABA) from October 2008 to January 2010. Ms. Hua graduated from Beijing Fashion Academy, where she was awarded a master's degree in fashion design.

Non-executive Directors

        Mr. Stephen Markscheid, aged 63, has served as our independent director since the effectiveness of our registration statement on Form F-1, of which this prospectus forms a part. Mr. Markscheid is a partner at DealGlobe, a Shanghai based boutique investment bank. He currently serves as an independent director of ZZ Capital International, a Hong Kong GEM Board-listed company (HK GEM: 08295), Ener-Core, a U.S. company trading over-the-counter (OTCQB: ENCR), Fanhua Inc., formerly known as "CNinsure Inc.", a NASDAQ-listed company (NASDAQ: FANH), and Jinko Solar Inc., a New York Stock Exchange-listed company (NYSE: JKS). From 1998 to 2006, Mr. Markscheid served as director and later as senior vice president at different group companies of General Electric, where he led GE Capital's business development activities in China and Asia Pacific, primarily acquisitions and direct investments. Prior to General Electric, from 1994 to 1996, Mr. Markscheid worked with the Boston Consulting Group throughout Asia. Mr. Markscheid was a commercial banker for ten years in London, Chicago, New York, Hong Kong and Beijing with Chase Manhattan Bank and First National Bank of Chicago and has years of professional experience in the financial services industries. He obtained a bachelor of arts degree from Princeton University in 1976, a master's degree in international affairs from Johns Hopkins University in 1980, and a master's degree in business administration from Columbia University in 1991, where he was class valedictorian.

        Mr. Guo Dagang, aged 46, has served as our independent director since the effectiveness of our registration statement on Form F-1, of which this prospectus forms a part. Prior to joining our Company, Mr. Guo served as Investment Director in Beyond Fund and Member of Investment Committee in Guotai Venture Capital Co. Ltd. from March 2012 to December 2014, From 2009 to 2012, Mr. Guo served as the General Manager of Business Development in ECS Technology China Ltd..From 2002 to 2009, Mr. Guo served as Product Director of Digital China, a Shenzhen Stock Exchange-listed company (SZ: 000034). Mr. Guo obtained his bachelor's degree in Taiyuan University of Technology in 1994,and his master's degree in FMBA from Cheung Kong Graduate School of Business in 2015. He currently serves as the Secretary General of Beijing Internet Finance Industry Association.

        Mr. David Wei Tang, aged 51, has served as our independent director since the effectiveness of our registration statement on Form F-1, of which this prospectus forms a part. Prior to joining our Company, Mr. Tang served as President of Huakang Financial Holdings, a Chinese multi-disciplinary financial holdings group with subsidiaries in investments, insurance, wealth management and financial technology. From 2008 to 2010 and from 2012 to 2013, Mr. Tang served as Vice President, Chief Financial Officer and Chief Strategy Officer of Vimicro Corporation, a NASDAQ-listed company (NASDAQ: VIMC). Prior to that, from 2006 to 2008 he served as the Chief Financial Officer of Fanhua Inc., formerly known as "CNinsure Inc.", a NASDAQ-listed company (NASDAQ: FANH), from 2003 to 2004, he served as the Chief Financial Officer of IRICO Group, a Hong Kong Stock Exchange-listed company (HKSE: 438) and in 2000, he served as the Chief Financial Officer of Chinasoft International, a Hong Kong Stock Exchange-listed company (HKSE: 354). Prior to those positions, he worked as an equity research analyst at Merrill Lynch & Co. in New York. Mr. Tang received a master's degree in business administration from the Stern School of Business, New York University.

Employment Agreements and Confidentiality Agreements

        We have entered into employment agreements and confidentiality agreements with each of our executive officers. Under these agreements, each of our executive officers is employed for a specified period of time. The employment agreements provide that the employment can be terminated pursuant to the PRC Employment Contract Law and relevant regulations. Under such law and regulations, we may terminate employment with an employee (i) for cause, at any time, without advance notice or remuneration, including for certain acts of the employee, such as conviction of a crime, malpractices which caused significant damage to us, or violation of our internal policies; or (ii) without cause by paying severance compensation to the employee.

        According to the confidentiality agreements entered into with our executive officers, our executive officers may resign at any time with a 30-day advance written notice. Each executive officer has agreed, both during and within two years after the termination or expiry of his or her employment agreement to (i) hold, in strict confidence and not to use any of our confidential information or trade secrets, any confidential information or trade secrets of our users, or the confidential or proprietary information of any third party received by us and for which we have confidential obligations; and (ii) be bound by non-competition restrictions. Each executive officer has agreed not to, without our express consent, assume employment by, or provide direct or indirect services to, any of our competitors, whether as a shareholder, partner, executive, supervisor, consultant or otherwise, or to engage in any business that is similar to our business. Each executive officer has agreed to indemnify us against any actual loss incurred by us as a result of his or her breach of the confidentiality and non-competition obligations.

Board of Directors

        Our board of directors consists of five directors, including two executive directors and three non-executive directors. The powers and duties of our directors include convening general meetings and reporting our board's work at our shareholders' meetings, declaring dividends and distributions, determining our business and investment plans, appointing officers and determining the term of office of the officers, preparing our annual financial budgets and financial reports, formulating proposals for the increase or reduction of our authorized capital as well as exercising other powers, functions and duties as conferred by our articles of association. Our directors may exercise all the powers of our company to borrow money, mortgage its business, property and uncalled capital and issue debentures or other securities whenever money is borrowed or as security for any obligation of our company or of any third party.

        A director may vote in respect of any contract or proposed contract or arrangement notwithstanding that he may be interested therein and if he does so his vote shall be counted and he may be counted in the quorum at any meeting of the directors at which any such contract or proposed contract or arrangement is considered. A director who is in any way, whether directly or indirectly, interested in a contract or proposed contract with us is required to declare the nature of his interest at a meeting of our directors. A general notice given to the directors by any director to the effect that he is a member, shareholder, director, partner, officer or employee of any specified company or firm and is to be regarded as interested in any contract or transaction with that company or firm shall be deemed a sufficient declaration of interest for the purposes of voting on a resolution in respect to a contract or transaction in which he has an interest, and after such general notice it shall not be necessary to give special notice relating to any particular transaction.

Committees of the Board of Directors

        We have established an audit committee, a compensation committee and a nominating and corporate governance committee under the board of directors. We have adoped a charter for each of the three committees. Each committee's members and functions are described below.

        Audit Committee.    Our audit committee consists of three members and is chaired by Mr. David Wei Tang. Each of Mr. Stephen Markscheid, Mr. Guo Dagang and Mr. David Wei Tang satisfies the "independence" requirements of the listing rules of NASDAQ and meet the independence standards under Rule 10A-3 under the Exchange Act. We have determined that each of Mr. Stephen Markscheid and Mr. David Wei Tang qualifies as an "audit committee financial expert." The audit committee oversees our accounting and financial reporting processes and the audits of the financial statements of our company. The audit committee is responsible for, among other things:

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  selecting the independent registered public accounting firm and pre-screening all auditing and non-auditing services permitted to be performed by the independent registered public accounting firm;

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  reviewing with the independent registered public accounting firm any audit problems or difficulties and management's response;

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  reviewing and approving all proposed related party transactions, as defined in Item 404 of Regulation S-K under the Securities Act;

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  discussing the annual audited financial statements with management and the independent registered public accounting firm;

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  reviewing major issues as to the adequacy of our internal controls and any special audit steps adopted in light of material control deficiencies;

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  annually reviewing and reassessing the adequacy of our audit committee charter;

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  meeting separately and periodically with management and the independent registered public accounting firm; and

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  reporting regularly to the board of directors.

        Compensation Committee.    Our compensation committee consists of three members and is chaired by Mr. Stephen Markscheid. Each of Mr. David Wei Tang, Mr. Stephen Markscheid and Mr. Guo Dagang satisfies the "independence" requirements of the listing rules of NASDAQ. The compensation committee assists the board of directors in reviewing and approving the compensation structure, including all forms of compensation, relating to our directors and executive officers. Our executive officers may not be present at any committee meeting during which their compensation is deliberated upon. The compensation committee is responsible for, among other things:

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  reviewing the total compensation package for our executive officers and making recommendations to the board of directors with respect to it;

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  approving and overseeing the total compensation package for our executives other than the three most senior executives;

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  reviewing the compensation of our directors and making recommendations to the board of directors with respect to it; and

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  periodically reviewing and approving any long-term incentive compensation or equity plans, programs or similar arrangements, annual bonuses, and employee pension and welfare benefit plans.

        Nominating and Corporate Governance Committee.    Our nominating and corporate governance committee consists of three members and is chaired by Mr. Guo Dagang. Each of Mr. Guo Dagang, Mr. Stephen Markscheid and Mr. David Wei Tang satisfies the "independence" requirements of the listing rules of NASDAQ. The nominating and corporate governance committee assists the board of directors in selecting individuals qualified to become our directors and in determining the composition of the board of directors and its committees. The nominating and corporate governance committee is responsible for, among other things:

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  recommending nominees to the board of directors for election or re-election to the board of directors, or for appointment to fill any vacancy on the board of directors;

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  reviewing annually with the board of directors the current composition of the board of directors with regards to characteristics such as independence, age, skills, experience and availability of service to us;

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  selecting and recommending to the board of directors the names of directors to serve as members of the audit committee and the compensation committee, as well as of the nominating and corporate governance committee itself; and

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  monitoring compliance with our code of business conduct and ethics, including reviewing the adequacy and effectiveness of our procedures to ensure proper compliance.

Duties of Directors

        Under Cayman Islands law, our directors owe fiduciary duties to our company, including a duty to act honestly, and a duty to act in what they consider in good faith to be in our best interests. Our directors must also exercise their powers only for a proper purpose. Our directors also owe to our company a duty to act with skill and care. It was previously considered that a director need not exhibit in the performance of his duties a greater degree of skill than may reasonably be expected from a person of his knowledge and experience. However, English and Commonwealth courts have moved towards an objective standard with regard to the required skill and care and these authorities are likely to be followed in the Cayman Islands. In fulfilling their duty of care to our company, our directors must ensure compliance with our memorandum and articles of association, as amended and restated from time to time, and the rights vested thereunder in the holders of the shares. Our directors owe their fiduciary duties to our company and not to our company's individual shareholders, and it is our company which has the right to seek damages if a duty owed by our directors is breached. In limited exceptional circumstances, a shareholder may have the right to seek damages in our name if a duty owed by our directors is breached.

Terms of Directors and Officers

        Pursuant to our amended and restated memorandum and articles of association, subject to the approval of our shareholders, our board of directors has the power from time to time and at any time to appoint any person as a director to fill a casual vacancy on the board or as an addition to the existing board (subject to the maximum size limit). Our directors are not subject to a term of office and will hold their offices until such time as they are removed from office by an ordinary resolution of our shareholders.

        In addition, the office of any of our directors shall be vacated if the director (a) becomes bankrupt or makes any arrangement or composition with his creditors; (b) dies or becomes of unsound mind; (c) resigns his office by notice in writing to our company; (d) without special leave of absence from our board of directors, is absent from meetings of the board for three consecutive meetings and the board of directors resolves that his office be vacated; (e) is prohibited by law or designated stock exchange rules from being a director; or (f) is removed from office pursuant to our memorandum and articles of association.

Compensation of Directors and Executive Officers

        For the fiscal year ended March 31, 2017, we paid an aggregate of approximately US$192,719 in cash to our executive officers and directors. We did not pay compensation to our non-executive directors. We have not set aside or accrued any amount to provide pension, retirement or other similar benefits to our executive officers and directors. Our PRC subsidiaries are required by law to make contributions equal to certain percentages of each employee's salary for his or her pension insurance, medical insurance, unemployment insurance and other statutory benefits and a housing provident fund. For incentive share grants to our officers and directors, see "—Share Incentive Plans."

Share Incentive Plan

2016 Equity Incentive Plan

        Our 2016 Equity Incentive Plan was adopted to attract and retain the best available personnel for positions of substantial responsibility, provide additional incentive to employees, directors and consultants and promote the success of our business. The equity incentive plan provides for the grant of an option, restricted shares, restricted share units and local awards.

        Authorized Shares    The maximum aggregate number of shares that may be issued under the 2016 Equity Incentive Plan is 6,312,000 of our ordinary shares, adjusted for the nominal share issuance (please see Note 17 to the consolidated financial statements for additional information related to the nominal share issuance), plus an annual increase on the last day of the last fiscal year, starting in the fiscal year of 2017, by an amount equal to (i) 15% of the total number of outstanding shares of our common shares less (ii) the total number of unissued shares under the 2016 Equity Incentive Plan less (iii) the total number of shares subject to then-outstanding awards under the 2016 Equity Incentive Plan, in each case of (i), (ii) and (iii) as of the last calendar day of the last immediately preceding fiscal year. Ordinary shares issued pursuant to awards under the 2016 Equity Incentive Plan that are forfeited or cancelled or otherwise expired, will become available for future grant under the 2016 Equity Incentive Plan. The shares that are tendered by a participant of the 2016 Equity Incentive Plan or withheld by us to pay the exercise price of an option or to satisfy the participant's tax withholding obligations in connection with an award shall not be added back to the limit of the 2016 Equity Incentive Plan. During the term of the 2016 Equity Incentive Plan, we will at all times reserve and keep available a sufficient number of ordinary shares available for issue to satisfy the requirements of the 2016 Equity Incentive Plan.

        Plan Administration    The 2016 Equity Incentive Plan is administered by the board or our compensation committee. The administrators may delegate limited authority over the day-to-day administration of the 2016 Equity Incentive Plan to such other subcommittees or specified officers. Subject to the provisions of the 2016 Equity Incentive Plan, the administrator has the power to determine the terms of awards, including the eligible participants, the exercise price, if any, the number of shares subject to each award, the fair market value of a share of our ordinary shares, the vesting schedule applicable to the awards, together with any vesting acceleration, and the form of settlement of awards in shares or cash or a combination thereof and the terms of the award agreement for use under the 2016 Equity Incentive Plan. In the event that any dividend or other distribution, recapitalization, share division, share consolidation, reorganization or any change in the corporate structure of the Company affecting the shares occurs, the administrators will make adjustment with respect to the number and class of shares that may be delivered under the 2016 Equity Incentive Plan and/or the number, class and price of shares covered by outstanding awards, in order to prevent diminution of the benefits intended to be made available under the 2016 Equity Incentive Plan.

Awards under the Equity Incentive Plan

        Share Options    Share options may be granted under the 2016 Equity Incentive Plan. The exercise price of each option shall be determined by the administrator; provided, however, that the per share exercise price may be no less than 100% of the fair market value per share on the date of grant. Our administrator shall also determine the time or times at which the options shall vest and may be exercised and will determine any conditions that must be satisfied. One-third of the shares subject to an award will vest on each of the first, second and third annual anniversaries of the vesting commencement date, unless otherwise provided in the award agreement.

        Restricted Shares    A restricted share award agreement will specify restrictions on the duration of the restricted period, the number of shares granted, and any other terms and conditions specified by the administrator. Except to the extent otherwise provided in the award agreement, the holder of restricted shares will be entitled to receive all dividends and other distributions paid with respect to the shares, subject to the same restrictions on transferability and forfeitability as the underlying shares of restricted shares. Restricted shares may not be sold, transferred, assigned or pledged until the end of the restricted period and may be subject to forfeiture upon a termination of employment or service with us.

        Restricted Share Units    Awards of restricted share units may be granted by the administrator. At the time of grant of restricted share units, the administrator may impose conditions that must be satisfied, such as continued employment or service or attainment of corporate performance goals, and may place restrictions on the grant and/or vesting of the restricted share units. A restricted share unit award agreement will specify applicable vesting criteria, the number of restricted share units granted, the terms and conditions on time and form of payment and any such terms and conditions determined by the administrator. Each restricted share unit, upon fulfilment of any applicable conditions, represents a right to receive an amount equal to the fair market value of one share.

        Other Local Awards    The administrator may cause a local PRC subsidiary of our Company to grant local cash-settled awards in lieu of any other award under the 2016 Equity Incentive Plan, which such local awards shall be paid wholly by the such PRC subsidiary. Each local award shall be linked to the fair market value of a share.

        Change in Control    The 2016 Equity Incentive Plan provides that in the event of a change in control of our Company, each outstanding award will be assumed or substituted by the successor corporation. Unless the administrator determines otherwise, in the event that the successor corporation does not assume or substitute for the award, the portion of the award that remains outstanding will fully vest and all applicable restrictions will lapse. The holders of any outstanding options will be provided notice and a specified period of time to exercise awards to the extent vested (with awards terminating upon the expiration of the specified period of time). An award will be considered assumed if, following the change in control transaction, the award confers the right to purchase or receive, for each share subject to the award, the same consideration received in the change in control transaction by the holders of ordinary shares for each share held on the effective date of the transaction.

        Plan Amendment and Termination    Our board of directors may amend, alter, suspend or terminate the 2016 Equity Incentive Plan, subject to certain exceptions. The 2016 Equity Incentive Plan will automatically terminate in 2026, unless we terminate it sooner. The termination of the 2016 Equity Incentive Plan will not limit the administrator's ability to exercise the powers granted to it with respect to awards granted under the plan prior to the date of termination.

 PRINCIPAL SHAREHOLDERS

        The following table presents information regarding the beneficial ownership of our ordinary shares prior to and immediately after the completion of this offering by:

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  each person or entity that we know beneficially owns or will beneficially own more than 5% of our outstanding ordinary shares;

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  each director or executive officer who beneficially owns or will beneficially own more than 1% of our outstanding ordinary shares; and

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  all of our directors and executive officers as a group.

        Beneficial ownership is determined in accordance with the rules and regulations of the SEC. In computing the number of ordinary shares beneficially owned by a person and the percentage ownership of that person, we have included ordinary shares that the person has the right to acquire within 60 days, including through the exercise of any option, warrant, or other right or the conversion of any other security. These ordinary shares, however, are not included in the computation of the percentage ownership of any other person.

        The percentage of beneficial ownership of our ordinary shares immediately after the completion of this offering is based on (i) 45,648,873 ordinary shares outstanding immediately after the completion of this offering, assuming that the ADSs are offered and sold at the minimum offering amount, and (ii) 51,810,488 ordinary shares outstanding immediately after the completion of this offering, assuming that the ADSs are offered and sold at the maximum offering amount. Unless otherwise noted, the business address for each of our directors and executive officers is 13th Floor, Block C, Shimao, No. 92 Jianguo Road, Chaoyang District, Beijing 100020, People's Republic of China.

	Ordinary Shares Beneficially Owned Prior to This Offering		Ordinary Shares Beneficially Owned After This Offering (Minimum Offering Amount)		Ordinary Shares Beneficially Owned After This Offering (Maximum Offering Amount)
	Number**	%(1)	Number	%(2)	Number	%(2)
Directors and Executive Officers:
Mr. Xiaobo An(3)	31,980,800	74.5	31,980,800	70.1	31,980,800	61.7
All directors and executive officers as a group	31,980,800	74.5	31,980,800	70.1	31,980,800	61.7
Principal Shareholders:
Hexin Holding Limited(4)	31,980,800	74.5	31,980,800	70.1	31,980,800	61.7
Anhe Holding Limited(5)	7,995,200	18.6	7,995,200	17.5	7,995,200	15.4
Velencia Holdings Limited(6)	2,104,000	4.9	2,104,000	4.6	2,104,000	4.1

Notes:

*
Less than 1%.

**
The shares are presented on a retroactive basis to reflect the nominal share issuance. Please see Note 17 to the consolidated financial statements for additional information on the nominal share issuance.

(1)
For each person and group included in this column, percentage ownership is calculated by dividing the number of ordinary shares beneficially owned by such person or group, including ordinary shares that such person or group has the right to acquire within 60 days after the date of this prospectus, by 42,921,600, which is the total number of ordinary shares outstanding as of the date hereof.

(2)
For each person and group included in this column, percentage ownership is calculated by dividing the number of ordinary shares beneficially owned by such person or group, including ordinary shares that such person or group has the right to acquire within 60 days after the date of this prospectus, by the sum of (1) 45,648,873, which is the total number of ordinary shares outstanding immediately after the completion of this offering, assuming the minimum offering amount is sold, or 51,810,488, which is the total number of ordinary shares oustanding immediately after the completion of this offering, assuming the maximum offering amount is sold, and (2) the number of ordinary shares that such person or group has the right to acquire within 60 days after the date of this prospectus.

(3)
Mr Xiaobo An does not hold any ordinary share in our company directly. Mr. Xiaobo, through Hexin Holding Limited, a British Virgin Islands company wholly owned by him, owns 74.5% of the total outstanding shares of our company.

(4)
Represents 31,980,800 ordinary shares held by Hexin Holding Limited. Hexin Holding Limited is 100% beneficially owned by Mr. An Xiaobo.

(5)
Represents 7,995,200 ordinary shares held by Anhe Holding Limited. Anhe Holding Limited is 100% beneficially owned by Mr. An Xiaoning.

(6)
Represents 2,104,000 ordinary shares held by Velencia Holding Limited. Velencia Holding Limited is 100% beneficially owned by Mr. Zhai Xiaobin.

        As of the date of this prospectus, 841,600 of our outstanding ordinary shares are held by two record holders in the United States, representing 1.8% of our total outstanding shares, assuming the minimum offering is sold, and 1.6% of our total outstanding shares, assuming the maximum offering is sold. None of our shareholders has informed us that it is affiliated with a registered broker-dealer or is in the business of underwriting securities. None of our existing shareholders will have different voting rights from other shareholders after the completion of this offering. We are not aware of any arrangement that may, at a subsequent date, result in a change of control of our company. See "Description of Share Capital—History of Securities Issuances" for a description of issuances of our ordinary shares that have resulted in significant changes in ownership by our major shareholders.

RELATED PARTY TRANSACTIONS

Transactions with Hexin Group

        Hexin Information and Hexin Financial Information are under common control of our chairman, Mr. Xiaobo An. Hexin Information was incorporated in December 2015 and 99.0% held by Mr. Xiaobo An. Hexin Financial Information was incorporated in April 2014 and 95.0% held by Mr. Xiaobo An. Hexin Information and Hexin Financial Information are both engaged in the provision of financial advisory services, including investment advisory, investment consulting, assets management services, project investment and insurance brokerage services, lease financing and health management services to urban and rural residents in China, including small and micro-enterprise owners, fixed income employees, college students and rural households. The provision of investment consulting services, including assets management services, project investment management services and insurance brokerage services, represent the most profitable business activity of Hexin Group. Except as otherwise disclosed in this prospectus, the operations, financial and business administration functions of Hexin Information and Hexin Financial Information are separate from Hexin E-Commerce and our Company.

        Before Hexin E-Commerce was fully operational, in order to achieve a more efficient use of funds, Hexin Group and we implemented centralized treasury management. As a result, from its incorporation up to January 11, 2017, Hexin E-Commerce's cash flows including certain revenues and expenses were managed through the bank accounts of Hexin Group. On January 12, 2017, Hexin E-Commerce has separated its treasury management function from the Hexin Group.

        The net balance of funds, totaling approximately RMB28.8 million (US$4.2 million), which was the amount due to Hexin E-Commerce as of March 31, 2017, was paid to us in full on September 27, 2017. The total related party balance due from Hexin Group amounted to RMB31.3 million (US$5.1 million), RMB77.1 million (US$12.0 million), and RMB28.8 million (US$4.2 million), and RMB25.1 million (US$3.7 million) as of March 31, 2015, March 31, 2016, March 31, 2017, and June 30, 2017, respectively. The expenses paid by Hexin Group were primarily for business operations including employee salaries, professional fees and advertising expenses. For the fiscal years ended March 31, 2015, 2016 and 2017 expenses paid by Hexin Group on behalf of Hexin E-Commerce were RMB18.2 million (US$3.0 million), RMB17.4 million (US$2.8 million) and RMB11.6 million (US$1.7 million), respectively. For the fiscal year ended March 31, 2017 and the three months ended June 30, 2017 expenses paid by Hexin Group on behalf of Hexin E-Commerce were RMB11.6 million (US$1.7 million) and nil respectively. Funds of Hexin E-Commerce used by Hexin Group representing the cash flow from our revenue that was transacted at Hexin Group's bank accounts were RMB48.7 million (US$7.9 million), RMB64.0 million (US$10.1 million) and RMB40.0 million (US$5.8 million) for the fiscal years ended March 31, 2015, 2016 and 2017, respectively. Funds of Hexin E-Commerce used by Hexin Group representing the cash flow from our revenue that was transacted at Hexin Group's bank accounts were RMB40.0 million (US$5.8 million) and nil for the three months ended June 30, 2016 and 2017, respectively.

        Hexin E-Commerce has relied on Hexin Group with respect to acquisition of borrowers through offline networks. Hexin Information and Hexin Financial Information are both engaged in provision of financial advisory services to urban and rural residents in China, including small and micro-enterprise owners, fixed income employees, college students and rural households. Hexin Information is focused on unsecured credit loans, while Hexin Financial Information is focused on secured loans. Hexin Information and Hexin Financial Information had extensive on-the-ground sales networks through and have each accumulated an extensive borrower base. Hexin E-Commerce's offline borrowers are mainly referred by Hexin Information with respect to unsecured credit loans and by Hexin Financial Information with respect to secured loans. In the fiscal years ended March 31, 2015, 2016 and 2017 and in the three months ended June 30, 2016 and 2017, over 90% of our borrowers were referred from Hexin Group. Borrowers referred by Hexin Group enter into separate agreements with each of Hexin

E-Commerce and Hexin Information or Hexin Financial Information and pay consultation fees separately. Hexin E-Commerce does not pay fees to Hexin Information or Hexin Financial Information with respect to such referrals.

Agreement with Hexin Group

        In the future, we will focus on unsecured credit loans and expect Hexin Group to leverage all of its physical branches to provide referrals of borrowers of unsecured credit loans. We have entered into a framework cooperation agreement with Hexin Information and Hexin Financial Information with respect to borrower referral and service arrangements. Pursuant to this agreement, we will continue the referral cooperation under the existing business model and no direct fees will incur between Hexin Group and us.

        Under the cooperation agreement, Hexin Group shall direct offline borrowers to us for the facilitation of loan products on our online marketplace, and should obtain our consent before Hexin Group pursues any business opportunity by offering loan services to any offline borrower.

Contractual Arrangements with Our Variable Interest Entity and Its Shareholders

        PRC laws and regulations currently restrict foreign ownership and investment in value-added telecommunications services in China. As a result, we operate our relevant business through contractual arrangements among Hexin Yongheng, our PRC subsidiary, Hexin E-Commerce, our variable interest entity, and the shareholders of Hexin E-Commerce. For a description of these contractual arrangements, see "Corporate History and Structure—Contractual Arrangements with Hexin E-Commerce."

Employment Agreements and Indemnification Agreements

        See "Management—Employment Agreements and Indemnification Agreements."

 DESCRIPTION OF SHARE CAPITAL

        We are a Cayman Islands exempted company with limited liability and our affairs are governed by our memorandum and articles of association, as amended and restated from time to time and the Companies Law of the Cayman Islands, which is referred to as the Companies Law below, and the common law of the Cayman Islands.

        As of the date hereof, our authorized share capital is US$50,000 consisting of 500,000,000 ordinary shares with par value of US$0.0001 each, of which 42,921,600 shares are issued and outstanding, and 6,312,000 shares are reserved for issuance pursuant to our share incentive plan. The shares are presented on a retroactive basis to reflect the nominal share issuance. Please see Note 17 to the consolidated financial statements for additional information on the nominal share issuance.

        We have adopted an amended and restated memorandum and articles of association and our authorized share capital will be US$50,000 divided into ordinary shares with a par value of US$0.0001 each. The following are summaries of material provisions of our post-offering memorandum and articles of association and the Companies Law insofar as they relate to the material terms of our ordinary shares that will become effective upon the completion of this offering.

Ordinary Shares

        General    All of our issued and outstanding ordinary shares are fully paid and non-assessable. Our ordinary shares are issued in registered form, and are issued when registered in our register of members. Our shareholders who are non-residents of the Cayman Islands may freely hold and vote their ordinary shares. Under our post-offering memorandum and articles of association, our company may issue only non-negotiable shares and may not issue bearer shares.

        Dividends    The holders of our ordinary shares are entitled to such dividends as may be declared by our board of directors. In addition, our shareholders may by ordinary resolution declare a dividend, but no dividend may exceed the amount recommended by our directors. Under Cayman Islands law, our company may declare and pay a dividend only out of funds legally available therefor, namely out of either profit or our share premium account, provided that in no circumstances may we pay a dividend if this would result in our company being unable to pay its debts as they fall due in the ordinary course of business.

        Voting Rights    Holders of our ordinary shares vote as a single class on all matters submitted to a vote of our shareholders, except as may otherwise be required by law. In respect of matters requiring shareholders' vote, on a poll each ordinary share is entitled to one vote. At any general meeting a resolution put to the vote of the meeting shall be decided by a show of hands unless a poll is demanded. A poll may be demanded by the chairman of such meeting or any one or more shareholders who together hold not less than 10% of the paid up voting share capital.

        An ordinary resolution to be passed by the shareholders requires the affirmative vote of a simple majority of the votes attached to the ordinary shares cast by those shareholders entitled to vote who are present in person or by proxy at a general meeting, while a special resolution requires the affirmative vote of no less than two-thirds of the votes attached to the ordinary shares cast by those shareholders entitled to vote who are present in person or by proxy at a general meeting. A special resolution is required for important matters such as a change of name or any amendment to our memorandum and articles of association. Holders of our ordinary shares may effect certain changes by ordinary resolution, including increasing the amount of our authorized share capital, consolidating all or any of our share capital into shares of larger amount than our existing shares, sub-dividing our shares or any of them into shares of an amount smaller than that fixed by our memorandum, and cancelling any unissued shares. Both ordinary resolution and special resolution may also be passed by a unanimous written resolution signed by all the shareholders of our company, as permitted by the Companies Law and our post-offering memorandum and articles of association.

        General Meetings of Shareholders and Shareholder Proposals    As a Cayman Islands exempted company, we are not obliged by the Companies Law to call shareholders' annual general meetings. Our post-offering memorandum and articles of association provide that we may, but are not obliged to, in each year hold a general meeting as our annual general meeting in which case we shall specify the meeting as such in the notices calling it, and the annual general meeting shall be held at such time and place as may be determined by our directors.

        Shareholders' annual general meetings and any other general meetings of our shareholders may be convened by a majority of our board of directors or the chairman of the board. Advance notice of at least ten calendar days is required for the convening of our annual general shareholders' meeting and any other general meeting of our shareholders. A quorum required for a general meeting of shareholders consists of one or more shareholders present in person or by proxy or, if a corporation or other non-natural person, by its duly authorized representative, who hold in aggregate not less than one-third of the votes attaching to all issued and outstanding shares of our company entitled to vote at general meetings.

        Cayman Islands law provides shareholders with only limited rights to requisition a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company's articles of association. Our post-offering memorandum and articles of association allow any two or more of our shareholders holding in the aggregate not less than one-third of the votes attaching to the issued and outstanding shares of our company entitled to vote at general meetings, to requisition an extraordinary general meeting of the shareholders, in which case our directors are obliged to call such meeting and to put the resolutions so requisitioned to a vote at such meeting; however, our post-offering memorandum and articles of association do not provide our shareholders with any right to put any proposals before annual general meetings or extraordinary general meetings not called by such shareholders.

        Transfer of Shares    Subject to the restrictions of our post-offering memorandum and articles of association set out below, as applicable, any of our shareholders may transfer all or any of his or her ordinary shares by an instrument of transfer in the usual or ordinary form or any other form approved by our board of directors.

        Our board of directors may, in its sole discretion, decline to register any transfer of any ordinary share which is not fully paid up. Our directors may also decline to register any transfer of any ordinary share unless (a) the instrument of transfer is lodged with us, accompanied by the certificate for the ordinary shares to which it relates and such other evidence as our board of directors may reasonably require to show the right of the transferor to make the transfer; (b) the instrument of transfer is properly stamped, if required; (c) in the case of a transfer to joint holders, the number of joint holders to whom the ordinary share is to be transferred does not exceed four; (d) the share to be transferred is free of any lien in favor of us; (e) a fee of such maximum sum as NASDAQ may determine to be payable, or such lesser sum as our board of directors may from time to time require, is paid to us in respect thereof; and (f) the instrument of transfer is in respect of only one class of shares.

        If our directors refuse to register a transfer they shall, within two months after the date on which the instrument of transfer was lodged, send to each of the transferor and the transferee notice of such refusal. The registration of transfers may, after compliance with any notice required of NASDAQ, be suspended and our register of members closed at such times and for such periods as our board of directors may from time to time determine, provided, however, that the registration of transfers shall not be suspended nor the register of members closed for more than 30 days in any year as our board of directors may determine.

        Liquidation    On a winding up of our company, if the assets available for distribution among our shareholders shall be more than sufficient to repay the whole of the share capital at the commencement of the winding up, the surplus shall be distributed among our shareholders on a pro rata basis in proportion to the par value of the shares held by them at the commencement of the winding up, subject to a deduction from those shares in respect of which there are monies due, of all monies payable to our company for unpaid calls or otherwise. If our assets available for distribution are insufficient to repay all of the paid-up capital, the assets will be distributed so that the losses are borne by our shareholders in proportion to the par value of the shares held by them.

        The liquidator may, with the sanction of a special resolution of our shareholders, divide amongst the shareholders in species or in kind the whole or any part of the assets of our company, and may for that purpose value any assets and determine how the division shall be carried out as between our shareholders or different classes of shareholders.

        We are a "limited liability" company registered under the Companies Law, and under the Companies Law, the liability of our members is limited to the amount, if any, unpaid on the shares respectively held by them. Our memorandum of association contains a declaration that the liability of our members is so limited.

        Calls on Shares and Forfeiture of Shares    Our board of directors may from time to time make calls upon shareholders for any amounts unpaid on their ordinary shares in a notice served to such shareholders at least 14 days prior to the specified time and place of payment. The ordinary shares that have been called upon and remain unpaid on the specified time are subject to forfeiture.

        Redemption, Repurchase and Surrender of Shares    We may issue shares on terms that such shares are subject to redemption, at our option or at the option of the holders, on such terms and in such manner as may be determined by our board of directors, before the issue of such shares, or by a special resolution of our shareholders. Our company may also repurchase any of our shares provided that the manner and terms of such purchase have been approved by our board of directors or by ordinary resolution of our shareholders, or are otherwise authorized by our memorandum and articles of association. Under the Companies Law, the redemption or repurchase of any share may be paid out of our company's profits or out of the proceeds of a fresh issue of shares made for the purpose of such redemption or repurchase, or out of capital (including share premium account and capital redemption reserve) if the company can, immediately following such payment, pay its debts as they fall due in the ordinary course of business. In addition, under the Companies Law no such share may be redeemed or repurchased (a) unless it is fully paid up, (b) if such redemption or repurchase would result in there being no shares outstanding, or (c) if the company has commenced liquidation. In addition, our company may accept the surrender of any fully paid share for no consideration.

        Variations of Rights of Shares    If at any time, our share capital is divided into different classes of shares, all or any of the special rights attached to any class of shares may be varied either with the written consent of the holders of two-thirds in nominal value of the issued shares of that class, or with the sanction of a special resolution passed at a general meeting of the holders of shares of that class. The rights conferred upon the holders of the shares of any class issued with preferred or other rights will not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied by the creation or issue of further shares ranking pari passu with such existing class of shares.

        Inspection of Books and Records    Holders of our ordinary shares will have no general right under Cayman Islands law to inspect or obtain copies of our list of shareholders or our corporate records. However, at the discretion of our board of directors, we intend to provide our shareholders with annual audited financial statements. See "Where You Can Find Additional Information."

        Changes in Capital    Our shareholders may from time to time by ordinary resolution:

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  increase our share capital by such sum, to be divided into shares of such classes and amount, as the resolution shall prescribe;

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  consolidate and divide all or any of our share capital into shares of a larger amount than our existing shares;

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  sub-divide our existing shares, or any of them into shares of a smaller amount, provided that in the subdivision the proportion between the amount paid and the amount, if any, unpaid on each reduced share shall be the same as it was in case of the share from which the reduced share is derived; or

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  cancel any shares that, at the date of the passing of the resolution, have not been taken or agreed to be taken by any person and diminish the amount of our share capital by the amount of the shares so cancelled.

        Our shareholders may, by special resolution and subject to confirmation by the Grand Court of the Cayman Islands on an application by our company for an order confirming such reduction, reduce our share capital and any capital redemption reserve in any manner authorized by law.

        Issuance of Additional Shares    Our post-offering memorandum and articles of association authorizes our board of directors to issue additional ordinary shares from time to time as our board of directors shall determine, to the extent there are available authorized but unissued shares.

        Our post-offering memorandum and articles of association authorizes our board of directors to establish from time to time one or more series of convertible redeemable preferred shares and to determine, with respect to any series of convertible redeemable preferred shares, the terms and rights of that series, including:

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  designation of the series;

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  the number of shares of the series;

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  the dividend rights, conversion rights and voting rights; and

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  the rights and terms of redemption and liquidation preferences.

The issuance of convertible redeemable preferred shares may be used as an anti-takeover device without further action on the part of the shareholders. Issuance of these shares may dilute the voting power of holders of ordinary shares.

        Anti-Takeover Provisions    Some provisions of our post-offering memorandum and articles of association may discourage, delay or prevent a change of control of our company or management that shareholders may consider favorable, including provisions that:

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  authorize our board of directors to issue preferred shares in one or more series and to designate the price, rights, preferences, privileges and restrictions of such preferred shares without any further vote or action by our shareholders; and

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  limit the ability of shareholders to requisition and convene general meetings of shareholders.

        However, under Cayman Islands law, our directors may only exercise the rights and powers granted to them under our post-offering memorandum and articles of association for a proper purpose and for what they believe in good faith to be in the best interests of our company.

        Exempted Company    We are an exempted company with limited liability under the Companies Law. The Companies Law distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside of the

Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary company except that an exempted company:

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  does not have to file an annual return of its shareholders with the Registrar of Companies;

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  is not required to open its register of members for inspection;

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  does not have to hold an annual general meeting;

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  may issue negotiable or bearer shares or shares with no par value;

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  may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 20 years in the first instance);

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  may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

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  may register as a limited duration company; and

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  may register as a segregated portfolio company.

        "Limited liability" means that the liability of each shareholder is limited to the amount unpaid by the shareholder on the shares of the company (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil). Our post-offering memorandum and articles of association contains a declaration that the liability of our members is so limited.

        Register of Members    Under the Companies Law, we must keep a register of members and there should be entered therein:

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  the names and addresses of our members, a statement of the shares held by each member, and of the amount paid or agreed to be considered as paid, on the shares of each member;

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  the date on which the name of any person was entered on the register as a member; and

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  the date on which any person ceased to be a member.

        Under Cayman Islands law, the register of members of our company is prima facie evidence of the matters set out therein (i.e. the register of members will raise a presumption of fact on the matters referred to above unless rebutted) and a member registered in the register of members is deemed as a matter of Cayman Islands law to have legal title to the shares as set against its name in the register of members. Upon the completion of this offering, our company's register of members will be immediately updated to record and give effect to the issue of ordinary shares by us to the custodian (or its nominee) as the custodian. Once our register of members has been updated, the shareholders recorded in the register of members will be deemed to have legal title to the shares set against their name in the register of members.

        If the name of any person is incorrectly entered in or omitted from our register of members, or if there is any default or unnecessary delay in entering on the register the fact of any person having ceased to be a member of our company, the person or member aggrieved (or any member of our company or our company itself) may apply to the Grand Court of the Cayman Islands for an order that the register be rectified, and the Court may either refuse such application or it may, if satisfied of the justice of the case, make an order for the rectification of the register.

Differences in Corporate Law

        The Companies Law is derived, to a large extent, from the older Companies Acts of England, but does not follow recent United Kingdom statutory enactments, and accordingly there are significant differences between the Companies Law and the current Companies Act of England. In addition, the Companies Law differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of certain significant differences between the provisions of the Companies Law applicable to us and the comparable provisions of the laws applicable to companies incorporated in the State of Delaware and their shareholders.

        Mergers and Similar Arrangements    The Companies Law permits mergers and consolidations between Cayman Islands companies and between Cayman Islands companies and non-Cayman Islands companies. For these purposes, (a) "merger" means the merging of two or more constituent companies and the vesting of their undertaking, property and liabilities in one of such companies as the surviving company and (b) a "consolidation" means the combination of two or more constituent companies into a consolidated company and the vesting of the undertaking, property and liabilities of such companies to the consolidated company. In order to effect such a merger or consolidation, the directors of each constituent company must approve a written plan of merger or consolidation, which must then be authorized by (i) a special resolution of the shareholders of each constituent company and (ii) such other authorization, if any, as may be specified in such constituent company's articles of association. The plan of merger or consolidation must be filed with the Registrar of Companies together with a declaration as to the solvency of the consolidated or surviving company, a declaration as to the assets and liabilities of each constituent company and an undertaking that a copy of the certificate of merger or consolidation will be given to the members and creditors of each constituent company and that notification of the merger will be published in the Cayman Islands Gazette. Dissenting shareholders have the right to be paid the fair value of their shares (which, if not agreed between the parties, will be determined by the Cayman Islands court) if they follow the required procedures, subject to certain exceptions. Court approval is not required for a merger or consolidation effected in compliance with these statutory procedures.

        In addition, there are statutory provisions that facilitate the reconstruction and amalgamation of companies, provided that the arrangement is approved by a majority in number of each class of shareholders and creditors with whom the arrangement is to be made, and who must, in addition, represent three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it determines that:

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  the statutory provisions as to the required majority vote have been met;

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  the shareholders have been fairly represented at the meeting in question and the statutory majority are acting bona fide without coercion of the minority to promote interests adverse to those of the class;

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  the arrangement is such that may be reasonably approved by an intelligent and honest man of that class acting in respect of his interest; and

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  the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Law.

        When a take-over offer is made and accepted by holders of 90.0% of the shares affected (within four months after the offer), the offeror may, within a two-month period commencing on the expiration of such four months period, require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed in the case of an offer which has been so approved unless there is evidence of fraud, bad faith or collusion.

        If an arrangement and reconstruction is thus approved, the dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of Delaware corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

        Shareholders' Suits    In principle, we will normally be the proper plaintiff to sue for a wrong done to us as a company, and as a general rule a derivative action may not be brought by a minority shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, the Cayman Islands courts can be expected to apply and follow common law principles (namely the rule in Foss v Harbottle and the expectations thereto) which permit a minority shareholder to commence a class action against the company or a derivative action in the name of the company to challenge certain acts, including the following:

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  an act which is ultra vires or illegal and is therefore incapable of ratification by the shareholders;

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  an act which, although not ultra vires, could only be effected if duly authorized by a resolution with a qualified or special majority (i.e., more than a simple majority) that has not been obtained; and

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  an act which constitutes a "fraud on the minority" where the wrongdoers are themselves in control of the company.

        Indemnification of Directors and Executive Officers and Limitation of Liability    Cayman Islands law does not limit the extent to which a company's memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime.

        Our post-offering memorandum and articles of association provide that our directors and officers shall be indemnified and secured harmless against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such director or officer, other than by reason of such person's own dishonesty, willful default or fraud, in or about the conduct of our Company's business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such director or officer in defending (whether successfully or otherwise) any civil proceedings concerning our company or its affairs in any court whether in the Cayman Islands or elsewhere. This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation. In addition, we intend to enter into indemnification agreements with our directors and senior executive officers that will provide such persons with additional indemnification beyond that provided in our post-offering memorandum and articles of association.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

        Directors' Fiduciary Duties    Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director act in a manner he or she reasonably believes to be in the best interests of the corporation. He or she must not use his or her corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, a director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.

        As a matter of Cayman Islands law, a director of a Cayman Islands company is in the position of a fiduciary with respect to the company and therefore it is considered that he owes the following duties to the company—a duty to act bona fide in the best interests of the company, a duty not to make a profit based on his or her position as director (unless the company permits him to do so), a duty not to put himself in a position where the interests of the company conflict with his or her personal interest or his or her duty to a third party and a duty to exercise powers for the purpose for which such powers were intended. A director of a Cayman Islands company owes to the company a duty to act with skill and care. It was previously considered that a director need not exhibit in the performance of his or her duties a greater degree of skill than may reasonably be expected from a person of his or her knowledge and experience. However, English and Commonwealth courts have moved towards an objective standard with regard to the required skill and care and these authorities are likely to be followed in the Cayman Islands.

        Shareholder Action by Written Consent    Under the Delaware General Corporation Law, a corporation may eliminate the right of shareholders to act by written consent by amendment to its certificate of incorporation. As permitted by Cayman Islands law, our post-offering memorandum and articles of association provide that our shareholders may approve corporate matters by way of a unanimous written resolution signed by or on behalf of each shareholder who would have been entitled to vote on such matter at a general meeting without a meeting being held.

        Shareholder Proposals    Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.

        Cayman Islands law provides shareholders with only limited rights to requisition a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company's articles of association. Our post-offering memorandum and articles of association allow any two or more of our shareholders holding in the aggregate not less than one-third of the votes attaching to all issued and outstanding shares of our company entitled to vote at general meetings to requisition an extraordinary meeting of the shareholders, in which case the directors are obliged to call such meeting and to put the resolutions so requisitioned to a vote at such meeting. However, our post-offering memorandum and articles of association do not provide our shareholders with any right to put any proposals before annual general meetings or extraordinary general meetings not called by such shareholders.

        As an exempted Cayman Islands company, we are not obliged by law to call shareholders' annual general meetings. Our post-offering memorandum and articles of association provides that we may in each year to hold a general meeting as our annual general meeting, and to specify the meeting as such in the notice calling it.

        Cumulative Voting    Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation's certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder's voting power with respect to electing such director. There are no prohibitions in relation to cumulative voting under Cayman Islands law, but our post-offering memorandum and articles of association do not provide for cumulative voting. As a result, our shareholders are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.

        Removal of Directors    Under the Delaware General Corporation Law, a director of a corporation with a classified board of directors may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under our post-offering memorandum and articles of association, directors may be removed by ordinary resolution of our shareholders.

        Transactions with Interested Shareholders    The Delaware General Corporation Law contains a business combination statute applicable to Delaware corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation, it is prohibited from engaging in certain business combinations with an "interested shareholder" for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or a group who or which owns or owned 15% or more of the target's outstanding voting stock within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware corporation to negotiate the terms of any acquisition transaction with the target's board of directors.

        Cayman Islands law has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although Cayman Islands law does not regulate transactions between a company and its significant shareholders, it does provide that such transactions must be entered into bona fide in the best interests of the company, for a proper corporate purpose and not with the effect of constituting a fraud on the minority shareholders.

        Dissolution; Winding up    Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation's outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board of directors. Under Cayman Islands law, a company may be wound up by either an order of the courts of the Cayman Islands or by a special resolution of its members or, if the company is unable to pay its debts as they fall due, by an ordinary resolution of its members. The court has authority to order winding up in a number of specified circumstances including where it is, in the opinion of the court, just and equitable to do so.

        Under the Companies Law of the Cayman Islands, our company may be dissolved, liquidated or wound up voluntarily by a special resolution, or by an ordinary resolution on the basis that we are unable to pay our debts as they fall due.

        Variation of Rights of Shares    Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. Under our post-offering memorandum and articles of association, and as permitted by Cayman Islands law, if our share capital is divided into more than one class of shares, we may vary the rights attached to any class either with the written consent of the holders of two-thirds in nominal value of the issued shares of that class or with the sanction of a special resolution passed at a general meeting of the holders of the shares of that class.

        Amendment of Governing Documents    Under the Delaware General Corporation Law, a corporation's governing documents may be amended with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under Cayman Islands law, our amended and restated memorandum and articles of association may only be amended by special resolution of our shareholders.

        Inspection of Books and Records    Under the Delaware General Corporation Law, any shareholder of a corporation may for any proper purpose inspect or make copies of the corporation's stock ledger, list of shareholders and other books and records.

        Holders of our shares will have no general right under Cayman Islands law to inspect or obtain copies of our list of shareholders or our corporate records. However, we intend to provide our shareholders with annual reports containing audited financial statements.

        Anti-takeover Provisions in Our Memorandum and Articles of Association    Some provisions of our post-offering memorandum and articles of association may discourage, delay or prevent a change of control of our company or management that shareholders may consider favorable, including a provision that authorizes our board of directors to issue preference shares in one or more series and to designate the price, rights, preferences, privileges and restrictions of such preference shares without any further vote or action by our shareholders.

        Such shares could be issued quickly with terms calculated to delay or prevent a change in control of our company or make removal of management more difficult. If our board of directors decides to issue these preference shares, the price of our ADSs may fall and the voting and other rights of the holders of our ordinary shares underlying the ADSs may be materially and adversely affected.

        However, under Cayman Islands law, our directors may only exercise the rights and powers granted to them under our post-offering memorandum and articles of association for a proper purpose and for what they believe in good faith to be in the best interests of our company.

        Rights of Non-resident or Foreign Shareholders    There are no limitations imposed by our post-offering memorandum and articles of association on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares. In addition, there are no provisions in our post-offering memorandum and articles of association governing the ownership threshold above which shareholder ownership must be disclosed.

History of Securities Issuances

        The following is a summary of the major securities issuances by our company since its inception.

Ordinary Shares

        We were incorporated in the Cayman Islands on April 25, 2016, with an authorized share capital of US$50,000 divided into 500,000,000 ordinary shares, with a par value of US$0.0001 each.

        On April 25, 2016, we issued (i) 8,000 ordinary shares to Hexin Holding Limited, at a price of US$0.0001 per share and total consideration of US$0.80 and (ii) 2,000 ordinary shares to AnHe Holding Limited at a price of US$0.0001 per share and total consideration of US$0.20.

        On November 1, 2016, we issued (i) 71,952 ordinary shares to Hexin Holding Limited at a price of US$0.0001 per share and total consideration of US$7.20, (ii) 17,988 ordinary shares to AnHe Holding Limited at a price of US$0.0001 per share and total consideration of US$1.80 and (iii) 5,260 ordinary shares to Velencia Holdings Limited at a price of US$0.0001 per share and total consideration of US$0.53.

        On and around December 10, 2016, we issued and sold an aggregate of 1,052 ordinary shares to Long Harvest Fund Management LLC, at a price per share of US$950.57 per share and total consideration of US$1,000,000.

        On and around December 10, 2016, we issued and sold an aggregate of 1,052 ordinary shares to Dragon Gate Investment Partners Limited, at a price per share of US$950.57 per share and total consideration of US$1,000,000.

        On September 15, 2017, in order to optimize our share capital structure, we issued ordinary shares pro-rata to all of our existing shareholders as of such date, comprising (i) 31,900,848 ordinary shares to Hexin Holding Limited, at a price of US$0.0001 per share and total consideration of US$3,190.08, (ii) 7,975,212 ordinary shares to Anhe Holding Limited, at a price of US$0.0001 per share and total consideration of US$797.52, (iii) 2,098,740 ordinary shares to Velencia Holdings Limited, at a price of US$0.0001 per share and total consideration of US$209.87, (iv) 419,748 ordinary shares to Long Harvest Fund Management LLC at a price of US$0.0001 per share and total consideration of US$41.97 and (v) 419,748 ordinary shares to Dragon Gate Investment Partners Limited, at a price of US$0.0001 per share and total consideration of US$41.97. The Company believes it is appropriate to reflect these nominal share issuance on a retroactive basis similar to a share split, in accordance with SEC SAB Topic 4. The total consideration is expected to be collected before September 30, 2017. In connection with the nominal share issuance, for the stock options granted on April 1, 2016, we adjusted the number of options to 6,312,000, and reduced the exercise price to US$1.28.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES

American Depositary Shares

        Citibank, N.A. has agreed to act as the depositary bank for the American Depositary Shares. Citibank's depositary offices are located at 388 Greenwich Street, 23rd Floor, New York, New York 10013 USA. American Depositary Shares are frequently referred to as "ADSs" and represent ownership interests in securities that are on deposit with the depositary bank. ADSs may be represented by certificates that are commonly known as "American Depositary Receipts" or "ADRs." The depositary bank typically appoints a custodian to safekeep the securities on deposit. In this case, the custodian is Citibank, N.A.—Hong Kong, located at 9/F, Citi Tower, One Bay East, 83 Hoi Bun Road, Kwun Tong, Kowloon, Hong Kong.

        We have appointed Citibank as depositary bank pursuant to a deposit agreement. A copy of the deposit agreement is on file with the SEC under cover of a Registration Statement on Form F-6. You may obtain a copy of the deposit agreement from the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549 and from the SEC's website (www.sec.gov). Please refer to Registration Number 333-220966 when retrieving such copy.

        We are providing you with a summary description of the material terms of the ADSs and of your material rights as an owner of ADSs. Please remember that summaries by their nature lack the precision of the information summarized and that the rights and obligations of an owner of ADSs will be determined by reference to the terms of the deposit agreement and not by this summary. We urge you to review the deposit agreement in its entirety. The portions of this summary description that are italicized describe matter that may be relevant to the ownership of ADSs but that may not be contained in the deposit agreement.

        Each ADS represents the right to receive and to exercise the beneficial ownership interests in one ordinary share that is on deposit with the depositary bank and/or custodian. An ADS also represents the right to receive, and to exercise the beneficial interests in, any other property received by the depositary bank or the custodian on behalf of the owner of the ADS but that has not been distributed to the owners of ADSs because of legal restrictions or practical considerations. The custodian, the depositary bank, and their respective nominees will hold all deposited property for the benefit of the holders and beneficial owners of ADSs. The deposited property does not constitute the proprietary assets of the depositary bank, the custodian, or their nominees. Beneficial ownership in the deposited property will under the terms of the deposit agreement be vested in the beneficial owners of ADSs. The depositary bank, the custodian, and their respective nominees will be the recordholders of the deposited property represented by the ADSs for the benefit of the holders and beneficial owners of the corresponding ADSs. A beneficial owner of ADSs may or may not be the holder of ADSs. Beneficial owners of ADSs will be able to receive, and to exercise beneficial ownership interests in, deposited property only through the registered holders of the ADSs, the registered holders of the ADSs (on behalf of the applicable ADS owners) only through the depositary bank, and the depositary bank (on behalf of the owners of the corresponding ADSs) directly, or indirectly, through the custodian or their respective nominees, in each case upon the terms of the deposit agreement.

        If you become an owner of ADSs, you will become a party to the deposit agreement and therefore will be bound by its terms and to the terms of any ADR that represents your ADSs. The deposit agreement and the ADR specify our rights and obligations as well as your rights and obligations as owner of ADSs and those of the depositary bank. As an ADS holder you appoint the depositary bank to act on your behalf in certain circumstances. The deposit agreement and the ADRs are governed by New York law. However, our obligations to the holders of the ordinary shares will continue to be governed by the laws of the Cayman Islands, which may be different from the laws of the United States.

        In addition, applicable laws and regulations may require you to satisfy reporting requirements and obtain regulatory approvals in certain circumstances. You are solely responsible for complying with such reporting requirements and obtaining such approvals. Neither the depositary bank, the custodian, us, or any of their or our respective agents or affiliates shall be required to take any actions whatsoever on your behalf to satisfy such reporting requirements or obtain such regulatory approvals under applicable laws and regulations.

        We will not treat ADS holders as our shareholders and accordingly, you, as an ADS holder, will not have shareholder rights. The depositary bank will hold on your behalf the shareholder rights attached to the ordinary shares underlying your ADSs. As an owner of ADSs, you will be able to exercise the shareholder rights for the ordinary shares represented by your ADSs through the depositary bank only to the extent contemplated in the deposit agreement. To exercise any shareholder rights not contemplated in the deposit agreement you will, as an ADS owner, need to arrange for the cancellation of your ADSs and become a direct shareholder.

        The registration of the ordinary shares in the name of the depositary bank or the custodian shall, to the maximum extent permitted by applicable law, vest in the depositary bank or the custodian the record ownership in the applicable ordinary shares with the beneficial ownership and interests in such ordinary shares being at all times vested with the beneficial owners of the ADSs representing the ordinary shares. The depositary bank or the custodian shall at all times be entitled to exercise the beneficial ownership rights in all deposited property, in each case only on behalf of the holders and beneficial owners of the ADSs representing the deposited property.

        The following is a summary of the material provisions of the deposit agreement. For more complete information, you should read the entire deposit agreement and the form of American Depositary Receipt. For directions on how to obtain copies of those documents, see "Where You Can Find Additional Information."

Holding the ADSs

How will you hold your ADSs?

        As an owner of ADSs, you may hold your ADSs either by means of an ADR registered in your name, through a brokerage or safekeeping account, or through an account established by the depositary bank in your name reflecting the registration of uncertificated ADSs directly on the books of the depositary bank (common referred to as the "direct registration system" or "DRS"). The direct registration system reflects the uncertificated (book-entry) registration of ownership of ADSs by the depositary bank. Under the direct registration system, ownership of ADSs is evidenced by periodic statements issued by the depositary bank to the holders of the ADSs. The direct registration system includes automated transfers between the depositary bank and the Depository Trust Company ("DTC"), the central book-entry clearing and settlement system for equity securities in the United States. If you decide to hold your ADSs through your brokerage or safekeeping account, you must rely on the procedures of your broker or bank to assert your rights as ADS owner. Banks and brokers typically hold securities such as the ADSs through clearing and settlement systems such as DTC. The procedures of such clearing and settlement system may limit your ability to exercise your rights as an owner of ADSs. Please consult with your broker or bank if you have any questions concerning these limitations and procedures. All ADSs held through DTC will be registered in the name of a nominee of DTC. This summary description assumes you have opted to own the ADSs directly by means of an ADS registered in your name and, as such, we will refer to you as the "holder." When we refer to "you," we assume the reader owns ADSs and will own ADSs at the relevant time.

Dividends and Other Distributions

How will you receive dividends and other distributions on the ordinary shares?

        As a holder of ADSs, you generally have the right to receive distributions we make on the securities deposited with the custodian. Your receipt of these distributions may be limited, however, by practical considerations and legal limitations. You will receive these distributions in proportion to the number of ordinary shares your ADSs represent as of the record date (which will be as close as practicable to the record date for our ordinary shares) set by the depositary with respect to the ADSs, after deduction of the applicable fees, taxes, and expenses.

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  Cash The depositary will convert any cash dividend or other cash distribution we pay on the ordinary shares or any net proceeds from the sale of any ordinary shares, rights, securities or other entitlements into U.S. dollars if it can do so on a practicable basis, and can transfer the U.S. dollars to the United States. If that is not practical or lawful or if any government approval is needed and cannot be obtained, the deposit agreement allows the depositary either to distribute the foreign currency to the ADS holders or to hold the foreign currency for the account of the ADS holders, in which case it will not invest the foreign currency and it will not be liable for any interest. Before making a distribution, any taxes or other governmental charges, together with fees and expenses of the depositary, that must be paid, will be deducted. See "—Fees and Expenses" and "—Payment of Taxes." It will distribute only such amount as can be distributed without attributing to any holder a fraction of one cent, and any balance not so distributed shall be held by the depositary (without liability for interest thereon) and shall be added to and become part of the next sum received by the depositary for distribution to holders of ADSs outstanding at the time of the next distribution. If the exchange rates fluctuate during a time when the depositary cannot convert the foreign currency, you may lose some or all of the value of the distribution.

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  Shares The depositary may distribute additional ADSs representing any ordinary shares we distribute as a dividend or free distribution. The depositary will only distribute whole ADSs. It will sell any ordinary shares that would require it to deliver a fractional ADS and distribute the net proceeds in the same way as it does cash. If the depositary does not distribute additional ADSs, the outstanding ADSs will, to the extent permissible by law, also represent the new ordinary shares. The depositary may sell all or a portion of the ordinary shares that it has not distributed, and distribute the net proceeds in the same way as it does cash. Additionally, the depositary may sell a portion of the distributed ordinary shares sufficient to pay its fees and expenses, and any taxes and governmental charges, in connection with that distribution.

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  Elective Distributions in Cash or Shares If we offer holders of our ordinary shares the option to receive dividends in either cash or shares, the depositary, after consultation with us and having received timely notice as described in the deposit agreement of such elective distribution by us, will determine to what extent such elective distribution will be made available to you as a holder of the ADSs. We must first instruct the depositary to make such elective distribution available to you and furnish it with satisfactory evidence that it is legal to do so. The depositary could decide it is not legal or reasonably practical to make such elective distribution available to you. In such case, the depositary shall, on the basis of the same determination as is made in respect of the ordinary shares for which no election is made, distribute either cash, in the same way as it does in a cash distribution, or additional ADSs representing ordinary shares, in the same way as it does in a share distribution. The depositary is not obligated to make available to you a method to receive the elective dividend in shares rather than in ADSs. You may not be given the opportunity to receive elective distributions on the same terms and conditions as the holders of our ordinary shares.

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  Rights to Subscribe for Additional Shares If we offer holders of our ordinary shares any rights to subscribe for additional shares or any other rights, the depositary may after consultation with us and having received timely notice as described in the deposit agreement of such distribution by us, make these rights available to you. We must first instruct the depositary to make such rights available to you and furnish the depositary with satisfactory evidence that it is legal to do so. If the depositary decides it is not legal and practicable to make the rights available, or if rights have been made available but have not been exercised and appear to be about to lapse, the depositary may, if it determines it is lawful and practicable to do so, endeavor to sell the rights and distribute the net proceeds, in the same way as it does with cash. If the depositary is not able to distribute the rights or arrange for their sale, it will allow such rights that are not distributed or sold to lapse. In that case, you will receive no value for them.

    If the depositary makes rights available to you, it will exercise the rights and purchase the shares on your behalf. The depositary will then deposit the shares and deliver ADSs to you. It will only exercise rights if you pay it the exercise price and any other charges the rights require you to pay. The depositary will sell shares that would require it to deliver a fractional ADS and distribute the net proceeds in the same way as it does with cash.

    The depositary may sell a portion of the distributed rights sufficient to pay its fees and expenses, and any taxes and governmental charges, in connection with that distribution.

    You may not be given the opportunity to exercise rights on the same terms and conditions as the holders of ordinary shares or be able to exercise such rights.

    U.S. securities laws may restrict transfers and cancellation of the ADSs represented by shares purchased upon exercise of rights. For example, you may not be able to trade these ADSs freely in the United States. In this case, the depositary may deliver restricted depositary shares that have the same terms as the ADSs described in this section except for changes needed to put the necessary restrictions in place.

    The depositary bank is under no obligation to make available to you a method of exercising your rights to subscribe for Shares (rather than ADSs).

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  Other Distributions Subject to receipt of timely notice, as described in the deposit agreement, from us with the request to make any such distribution available to you, and provided the depositary has determined such distribution is lawful and reasonably practicable and in accordance with the terms of the deposit agreement, the depositary will send to you anything else we distribute on deposited securities by any means it thinks is practicable. If the depositary cannot make a distribution in this way, it may endeavor to sell what we distributed and distribute the net proceeds in the same way as it does cash. If the depositary is unable to sell what we distribute, it may dispose of such property in any way it deems reasonably practicable under the circumstances for nominal or no consideration. The depositary may sell a portion of the distributed securities or property sufficient to pay its fees and expenses and any taxes and governmental charges in connection with that distribution.

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  Redemption Whenever we decide to redeem any of the securities on deposit with the custodian, we will notify the depositary bank in advance. If it is practicable and if we provide all of the documentation contemplated in the deposit agreement, the depositary bank will provide notice of the redemption to the holders.

    The custodian will be instructed to surrender the shares being redeemed against payment of the applicable redemption price. The depositary bank will convert the redemption funds into U.S. dollars upon the terms of the deposit agreement and will establish procedures to enable holders to receive the net proceeds from the redemption upon surrender of their ADSs to the depositary bank. You may have to pay fees, expenses, taxes, and other governmental charges upon the redemption of your ADSs. If less than all of the ADSs are being redeemed, the ADSs to be retired will be selected by lot or on a pro rata basis, as the depositary bank may determine.

        The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADS holders. We have no obligation to register ADSs, shares, rights or other securities under the Securities Act. We also have no obligation to take any other action to permit the distribution of ADSs, shares, rights or anything else to ADS holders. This means that you may not receive the distributions we make on our shares or any value for them if it is illegal or impractical for us to make them available to you.

Deposit, Withdrawal and Cancellation

How are ADSs issued?

        Upon completion of this offering, the ordinary shares being offered hereunder will be deposited by us with the custodian. Upon receipt of confirmation of such deposit, the depositary bank will issue ADSs to the underwriters named herein. After the completion of this offering, the ordinary shares that are being offered for sale hereunder will be deposited by us with the custodian. Upon receipt of confirmation of such deposit, the depositary bank will issue ADSs to the underwriters named in this prospectus.

        After the closing of this offering, the depositary may create additional ADSs on your behalf if you or your broker deposit ordinary shares or evidence of rights to receive ordinary shares with the custodian or its nominee. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will register the appropriate number of ADSs in the names you request and will deliver the ADSs to or upon the order of the person or persons entitled thereto. Your ability to deposit ordinary shares and receive ADSs may be limited by U.S. and Cayman Islands legal considerations applicable at the time of deposit.

        When you make a deposit of the ordinary shares, you will be responsible for transferring good and valid title to the depositary bank. As such, you will be deemed to represent and warrant that:

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  The ordinary shares are duly authorized, validly issued, fully paid, non-assessable, and legally obtained.

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  All preemptive (and similar) rights, if any, with respect to such ordinary shares have been validly waived or exercised.

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  You are duly authorized to deposit the ordinary shares.

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  The ordinary shares presented for deposit are free and clear of any lien, encumbrance, security interest, charge, mortgage, or adverse claim, and are not, and the ADSs issuable upon such deposit will not be, "restricted securities" (as defined in the deposit agreement).

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  The ordinary shares presented for deposit have not been stripped of any rights or entitlements.

        If any of the representations or warranties are incorrect in any way, we and the depositary bank may, at your cost and expense, take any and all actions necessary to correct the consequences of the misrepresentations.

How do ADS holders cancel an American Depositary Share and Receive the Ordinary Share(s) Underlying such ADS?

        As a holder, you will be entitled to present your ADSs to the depositary bank for cancellation and then receive the corresponding number of underlying ordinary shares at the custodian's offices. Your ability to withdraw the ordinary shares held in respect of the ADSs may be limited by U.S. and Cayman Islands considerations applicable at the time of withdrawal. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will deliver the ordinary shares and any other deposited securities underlying the ADSs to you or a person you designate, subject to the terms and conditions of the deposit agreement, of the ADRs evidencing the ADSs so cancelled, our memorandum and articles of association, and of any applicable laws and regulations of the DTC, and the terms and conditions of or governing the deposited securities. The depositary may make delivery of any cash distributions, dividends, or proceeds in respect of deposited securities represented by ADSs surrendered for cancellation and withdrawal, at its principal office. At your request, risk and expense, the depositary will deliver any deposited property (other than deposited securities) held by the Custodian in respect of such ADSs at its principal office, if practicable and not illegal.

        If you hold ADSs registered in your name, the depositary bank may ask you to provide proof of identity and genuineness of any signature and such other documents as the depositary bank may deem appropriate before it will cancel your ADSs. The withdrawal of ordinary shares represented by your ADSs may be delayed until the depositary bank receives satisfactory evidence of compliance with all applicable laws and regulations. Please keep in mind that the depositary bank will only accept ADSs for cancellation that represent a whole number of securities on deposit.

        You have the right to cancel your ADSs and withdraw the underlying ordinary shares at any time except in the following instances:

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  when temporary delays arise because: (1) the depositary has closed its transfer books or we have closed our transfer books; (2) the transfer of ordinary shares is blocked to permit voting at a shareholders' meeting; or (3) we are paying a dividend on our ordinary shares;

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  when you owe money to pay fees, taxes and similar charges; or

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  when it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to ADSs or to the withdrawal of ordinary shares or other deposited securities.

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  other circumstances specifically contemplated by Instruction I.A(1) of the General Instructions to Form F-6 (as such General Instructions may be amended from time to time).

        The deposit agreement may not be modified to impair your right to withdraw the securities represented by your ADSs except to comply with mandatory provisions of law.

How do ADS holders interchange between Certificated ADSs and Uncertificated ADSs?

        You may surrender your ADR to the depositary for the purpose of exchanging your ADR for uncertificated ADSs. Upon payment of applicable fees and expenses and if permitted by law, the depositary will cancel that ADR and will send you a statement confirming that you are the owner of uncertificated ADSs. Alternatively, upon receipt by the depositary of a proper instruction from a holder of uncertificated ADSs requesting the exchange of uncertificated ADSs for certificated ADSs, the depositary will execute and deliver to you an ADR evidencing those ADSs.

Voting Rights

How do you vote?

        As a holder, you generally have the right under the deposit agreement to instruct the depositary bank to exercise the voting rights for the ordinary shares represented by your ADSs. The voting rights of holders of ordinary shares are described in "Description of Share Capital."

        At our request, the depositary bank will distribute to you any notice of shareholders' meeting received from us together with information explaining how to instruct the depositary bank to exercise the voting rights of the securities represented by ADSs.

        If the depositary bank timely receives voting instructions from a holder of ADSs, it will endeavor to vote the securities (in person or by proxy) represented by the holder's ADSs in accordance with the voting instructions received from the holders of ADSs as follows:

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  In the event of voting by show of hands, the depositary bank will vote (or cause the custodian to vote) all ordinary shares held on deposit at that time in accordance with the voting instructions received from a majority of holders of ADSs who provide timely voting instructions.

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  In the event of voting by poll, the depositary bank will vote (or cause the custodian to vote) the ordinary shares held on deposit in accordance with the voting instructions received from the holders of ADSs.

        In the event of voting by poll, holders of ADSs in respect of which no timely voting instructions have been received shall be deemed to have instructed the depositary to give a discretionary proxy to a person designated by us to vote the ordinary shares represented by such holders' ADSs; provided, that no such instructions shall be deemed given and no such discretionary proxy shall be given with respect to any matter as to which we inform the depositary that we do not wish such proxy to be given; provided, further, that no such discretionary proxy shall be given (x) with respect to any matter as to which we inform the depositary that (i) there exists substantial opposition, or (ii) the rights of holders of ADSs or the shareholders of our company will be materially adversely affected, and (y) in the event that the vote is on a show of hands.

        Please note that the ability of the depositary bank to carry out voting instructions may be limited by practical and legal limitations and the terms of the securities on deposit. We cannot assure you that you will receive voting materials in time to enable you to return voting instructions to the depositary bank in a timely manner.

Fees and Expenses

        As an ADS holder, you will be required to pay the following service fees to the depositary and certain taxes and governmental charges (in addition to any applicable fees, expenses, taxes and other governmental charges payable on the deposited securities represented by any of your ADSs):

Service	Fees

(1) Issuance of ADSs (e.g., an issuance upon a deposit of Shares, upon a change in ADS(s)-to-Share(s) ratio, or for any other reason), excluding issuances as a result of distributions described in paragraph (4) below.

Up to U.S. $5.00 per 100 ADSs (or fraction thereof) issued
(2) Cancellation of ADSs (e.g., a cancellation of ADSs for delivery of deposited Shares, upon a change in the ADS(s)-to-Shares(s) ratio, or for any other reason.	Up to U.S. $5.00 per 100 ADSs (or fraction thereof) cancelled.
(3) Distribution of cash dividends or other cash distributions (e.g., upon a sale of rights and other entitlements)	Up to U.S. $5.00 per 100 ADSs (or fraction thereof) held.
(4) Distribution of ADSs pursuant to (i) stock dividends or other free stock distributions, or (ii) an exercise of rights to purchase additional ADSs.	Up to U.S. $5.00 per 100 ADSs (or fraction thereof) held.
(5) Distribution of securities other than ADSs or rights to purchase additional ADSs (e.g., spin-off shares).	Up to U.S. $5.00 per 100 ADSs (or fraction thereof) held.
(6) ADS Services.	Up to U.S. $5.00 per 100 ADSs (or fraction thereof) held on the applicable record date(s) established by the depositary.

        As an ADS holder, you will also be responsible to pay certain fees and expenses incurred by the depositary and certain taxes and governmental charges (in addition to any applicable fees, expenses, taxes and other governmental charges payable on the deposited securities represented by any of your ADSs) such as the following:

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  Fees for the transfer and registration of ordinary shares charged by the registrar and transfer agent for the ordinary shares in Cayman Islands (i.e., upon deposit and withdrawal of ordinary shares).

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  Expenses incurred for converting foreign currency into U.S. dollars.

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  Expenses for cable, telex, fax and electronic transmissions and for delivery of securities.

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  Taxes and duties upon the transfer of securities, including any applicable stamp duties, any stock transfer charges or withholding taxes (i.e., when ordinary shares are deposited or withdrawn from deposit).

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  Fees and expenses incurred in connection with the delivery of ordinary shares on deposit or the servicing of ordinary shares, deposited securities and/or ADSs.

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  Fees and expenses incurred in connection with complying with exchange control regulations and other regulatory requirements applicable to ordinary shares, deposited securities, ADSs and ADRs.

        ADS fees and charges payable upon (i) deposit of the ordinary shares against issuance of ADSs and (ii) surrender of ADSs for cancellation and withdrawal of the ordinary shares are charged to the person to whom the ADSs are delivered (in the case of ADS issuances) and to the person who delivers the ADSs for cancellation (in the case of ADS cancellations). In the case of ADSs issued by the depositary bank into DTC or presented to the depositary bank via DTC, the ADS issuance and cancellation fees and charges may be deducted from distributions made through DTC, and may be charged to the DTC participant(s) receiving the ADSs or the DTC participant(s) surrendering the ADSs for cancellation, as the case may be, on behalf of the beneficial owner(s) and will be charged by the DTC participant(s) to the account(s) of the applicable beneficial owner(s) in accordance with the procedures and practices of the DTC participant(s) as in effect at the time. ADS fees and charges in respect of distributions and the ADS service fee are charged to the holders as of the applicable ADS record date. In the case of distributions of cash, the amount of the applicable ADS fees and charges is deducted from the funds being distributed. In the case of (i) distributions other than cash and (ii) the ADS service fee, holders as of the ADS record date will be invoiced for the amount of the ADS fees and charges and such ADS fees and charges may be deducted from distributions made to holders of ADSs. For ADSs held through DTC, the ADS fees and charges for distributions other than cash and the ADS service fee may be deducted from distributions made through DTC, and may be charged to the DTC participants in accordance with the procedures and practices prescribed by DTC and the DTC participants in turn charge the amount of such ADS fees and charges to the beneficial owners for whom they hold ADSs.

        In the event of refusal to pay the depositary bank fees, the depositary bank may, under the terms of the deposit agreement, refuse the requested service until payment is received or may set off the amount of the depositary bank fees from any distribution to be made to the ADS holder. Certain of the depositary fees and charges (such as the ADS services fee) may become payable shortly after the closing of the ADS offering. Note that the fees and charges you may be required to pay may vary over time and may be changed by us and by the depositary bank. You will receive prior notice of such changes. The depositary bank may reimburse us for certain expenses incurred by us in respect of the ADR program, by making available a portion of the ADS fees charged in respect of the ADR program or otherwise, upon such terms and conditions as we and the depositary bank agree from time to time.

Payment of Taxes

        You will be responsible for any taxes or other governmental charges payable on your ADSs or on the deposited securities represented by any of your ADSs. The depositary may refuse to register any transfer of your ADSs or allow you to withdraw the deposited securities represented by your ADSs until such taxes or other charges are paid. It may apply payments owed to you or sell deposited securities represented by your ADSs to pay any taxes owed and you will remain liable for any deficiency. If the depositary sells deposited securities, it will, if appropriate, reduce the number of ADSs to reflect the sale and pay to you any net proceeds, or send to you any property, remaining after it has paid the taxes. You agree to indemnify us, the depositary, the custodian and each of our and their respective agents, directors, employees and affiliates for, and hold each of them harmless from, any claims with respect to taxes (including applicable interest and penalties thereon) arising from any refund of taxes, reduced rate or withholding or other tax benefit obtained for you and any claims by any governmental authority with respect to taxes, additions to tax, penalties or interest arising out of any refund of taxes, reduced rate withholding at source or other tax benefit obtained.

Reclassifications, Recapitalizations and Mergers

If we:	Then:
Change the par value of our ordinary shares	The cash, shares or other securities received by the depositary will become deposited securities, to the extent permitted by law, and each ADS will automatically represent its equal share of the new deposited securities.
Reclassify, split up, subdivide or consolidate any of the deposited securities	The depositary may deliver new ADSs or ask you to surrender your outstanding ADRs in exchange for new ADRs identifying the new deposited securities.
Distribute securities on the ordinary shares that are not distributed to you

If any securities received by the depositary may not be lawfully distributed to some or all holders of ADSs, the depositary may sell such securities and distribute the net proceeds in the same way it does cash.

Amendment and Termination

How may the deposit agreement be amended?

        We may agree with the depositary to amend the deposit agreement and the form of ADR without your consent for any reason. If an amendment adds or increases fees or charges (except for taxes and other governmental charges or expenses of the depositary for registration fees, facsimile costs, delivery charges or similar items, including expenses incurred in connection with foreign exchange control regulations) or materially prejudices a substantial existing right of ADS holders, it will not become effective for outstanding ADSs until 30 days after the depositary notifies ADS holders of the amendment. At the time an amendment becomes effective, you are considered, by continuing to hold your ADSs, to agree to the amendment and to be bound by the ADRs and the deposit agreement as amended. If any new laws are adopted that would require the deposit agreement to be amended in order to comply therewith, we and the depositary may amend the deposit agreement in accordance with such laws and such amendment may become effective before notice thereof is given to ADS holders.

How may the deposit agreement be terminated?

        The depositary will terminate the deposit agreement if we ask it to do so, in which case the depositary will give notice to you at least 30 days prior to termination. The depositary may also terminate the deposit agreement if the depositary has told us that it would like to resign, or if we have removed the depositary, and in either case we have not appointed a new depositary within 90 days. In either such case, the depositary must notify you at least 30 days before termination.

        After termination, the depositary and its agents will do the following under the deposit agreement but nothing else:

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  Collect distributions on the deposited securities.

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  Sell rights and other property.

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  Deliver ordinary shares and other deposited securities upon cancellation of ADSs after payment of any fees, charges, taxes or other governmental charges. At any time after termination, the depositary may sell any remaining deposited securities by public or private sale.

        After that, the depositary will hold the money it received on the sale, as well as any other cash it is holding under the deposit agreement, for the pro rata benefit of the ADS holders that have not surrendered their ADSs. It will not invest the money and has no liability for interest. The depositary's only obligations will be to account for the money and other cash. After termination, our only obligations under the deposit agreement will be to indemnify the depositary and to pay fees and expenses of the depositary that we agreed to pay.

Books of Depositary

        The depositary will maintain ADS holder records at its depositary office. You may inspect such records at such office during regular business hours but solely for the purpose of communicating with other holders in the interest of the business of our company or matters relating to the ADSs or the deposit agreement.

        The depositary will maintain facilities in the Borough of Manhattan, the City of New York to record and process the issuance, cancellation, combination, split-up and transfer of ADRs. The depositary may close the transfer books with respect to the ADSs at any time or from time to time, when deemed necessary or advisable by it in good faith in connection with the performance of its duties hereunder, or at the reasonable written request of us, subject to the depositary's compliance with U.S. securities laws.

Limitations on Obligations and Liability

Limits on our Obligations and the Obligations of the Depositary; Limits on Liability to Holders of ADSs

        The deposit agreement expressly limits our obligations and the obligations of the depositary. It also limits our liability and the liability of the depositary as follows:

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  We and the depositary are only obligated to take the actions specifically set forth in the deposit agreement without negligence or bad faith.

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  We and the depositary are not liable if either of us is prevented or delayed by law or circumstances beyond our control from performing our obligations under the deposit agreement, including, without limitation, requirements of any present or future law, regulation, governmental or regulatory authority or share exchange of any applicable jurisdiction, any present or future provisions of our memorandum and articles of association, on account of possible civil or criminal penalties or restraint, any provisions of or governing the deposited securities or any act of God, war or other circumstances beyond our control as set forth in the deposit agreement.

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  We and the depositary are not liable if either of us exercises, or fails to exercise, discretion permitted under the deposit agreement.

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  We and the depositary are not liable for the inability of any holder of ADSs to benefit from any distribution, offering, right or other benefit made available to holders of deposited securities that is not made available to holders of ADSs under the terms of the deposit agreement.

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  We and the depositary have no obligation to become involved in a lawsuit or other proceeding related to the ADSs or the deposit agreement on your behalf or on behalf of any other party if in our or the depositary's opinion such proceeding may involve us or the depositary in expense or liability, unless satisfactory indemnity against all expenses and liabilities is furnished as often as may be required.

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  We and the depositary may rely upon any documents we believe in good faith to be genuine and to have been signed or presented by the proper party.

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  We and the depositary disclaim any liability for any action/inaction in reliance on the advice or information of legal counsel, accountants, any person presenting ordinary shares for deposit, holders and beneficial owners (or authorized representatives) of ADSs, or any other person believed in good faith to be competent to give such advice or information.

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  We and the depositary disclaim any liability for any consequential or punitive damages (including lost profits) for any breach of the terms of the deposit agreement or otherwise.

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  The holders and the beneficial owners are responsible for the taxes payable or in connection with the ownership of ADSs, ordinary shares or deposited securities.

        The depositary and any of its agents also disclaim any liability for any of the following:

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  A failure to carry out any instructions to vote, the manner in which any vote is case, or the effect of any vote, provided that any such action or omission is in good faith and without negligence in accordance with the deposit agreement.

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  The manner in which any vote is cast.

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  The effect of any vote.

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  A failure to accurately determine that any distribution or action may be lawful or reasonably practicable or for allowing any rights to lapse in accordance with the provisions of the deposit agreement.

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  A failure or timeliness of any notice from us, the content of any information submitted to it by us for distribution to you or for any inaccuracy of any translation thereof.

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  Any investment risk associated with the acquisition of an interest in the deposited securities.

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  The validity or worth of the deposited securities.

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  The creditworthiness of any third party.

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  Allowing any rights to lapse under the terms of the deposit agreement.

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  Any action or failure to act by, or any information provided or not provided by, DTC or any DTC participant.

        The depositary and its agents shall not be liable for any acts or omissions made by a successor depositary, provided that in connection with any issue out of which a potential liability arises the depositary performed its obligations without negligence or bad faith while it acted as depositary.

        In addition, the deposit agreement provides that each party to the deposit agreement (including each holder, beneficial owner and holder of interests in the ADRs) irrevocably waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in any lawsuit or proceeding against the depositary or our company related to our shares, the ADSs or the deposit agreement.

        In the deposit agreement, we and the depositary agree to indemnify each other under certain circumstances.

Requirements for Depositary Actions

        Before the depositary will issue, deliver or register a transfer of an ADS, split-up, subdivide or combine ADSs, make a distribution on an ADS, or permit withdrawal of ordinary shares, the depositary may require the following:

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  Payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any ordinary shares or other deposited securities and payment of the applicable fees, expenses and charges of the depositary.

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  Satisfactory proof of the identity and genuineness of any signature or any other matters contemplated in the deposit agreement.

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  Compliance with applicable laws and governmental regulations, and such reasonable regulations and procedures as the depositary may establish, from time to time, consistent with the deposit agreement and applicable law, including presentation of transfer documents.

        The depositary may refuse to issue and deliver ADSs or register transfers of ADSs generally when the register of the depositary or our transfer books are closed or at any time if the depositary (whereupon the depositary shall notify us) or we think it is necessary or advisable to do so.

Pre-release of ADSs

        Subject to the terms and conditions of the deposit agreement, the depositary bank may issue to broker/dealers ADSs before receiving a deposit of the ordinary shares. These transactions are commonly referred to as "pre-release transactions," and are entered into between the depositary bank and the applicable broker/dealer. The deposit agreement limits the aggregate size of pre-release transactions (generally not to exceed 30% of the ordinary shares on deposit in the aggregate) and imposes a number of conditions on such transactions (i.e., the need to receive collateral, the type of collateral required, the representations required from brokers, etc.). The depositary bank may retain the compensation received from the pre-release transactions.

Foreign Currency Conversion

        The depositary bank will arrange for the conversion of all foreign currency received into U.S. dollars if such conversion is practical and it will distribute the U.S. dollars in accordance with the terms of the deposit agreement. You may have to pay fees and expenses incurred in converting foreign currency, such as fees and expenses incurred in complying with currency exchange controls and other governmental requirements.

        If the conversion of foreign currency is not practical or lawful, or if any required approvals are denied or not obtainable at a reasonable cost or within a reasonable period, the depositary bank may take the following actions in its discretion:

  •
  Convert the foreign currency to the extent practical and lawful and distribute the U.S. dollars to the holders for whom the conversion and distribution is lawful and practical.

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  Distribute the foreign currency to holders for whom the distribution is lawful and practical.

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  Hold the foreign currency (without liability for interest) for the applicable holders.

Governing Law/Waiver of Jury Trial

        The deposit agreement and the ADRs will be interpreted in accordance with the laws of the State of New York. The rights of holders of the ordinary shares (including the ordinary shares represented by ADSs) is governed by the laws of the Cayman Islands.

        AS A PARTY TO THE DEPOSIT AGREEMENT, YOU WAIVE YOUR RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF THE DEPOSIT AGREEMENT OR THE ADRs AGAINST US AND/OR THE DEPOSITARY BANK.

SHARES ELIGIBLE FOR FUTURE SALE

        Upon completion of this offering, we will have 2,727,273 ADSs outstanding, representing approximately 6.0% of our outstanding ordinary shares in issue if the ADSs are offered and sold at the minimum offering amount, and 8,888,888 ADSs outstanding, representing approximately 17.2% of our ordinary shares in issue if the ADSs are offered and sold at the maximum offering amount. All of the ADSs sold in this offering will be freely transferable by persons other than by our "affiliates" without restriction or further registration under the Securities Act. Sales of substantial amounts of our ADSs in the public market could adversely affect prevailing market prices of our ADSs. Prior to this offering, there has been no public market for our ordinary shares or the ADSs. Our ADSs are expected to be listed on the NASDAQ Global Market, but we cannot assure you that a regular trading market will develop in the ADSs. We do not expect that a trading market will develop for our ordinary shares not represented by the ADSs.

Lock-Up Agreements

        We have agreed, for a period of 180 days after the date of this prospectus, not to (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, except in this offering, any of our ordinary shares or ADSs or securities that are convertible into or exercisable or exchangeable for our ordinary shares or ADSs, or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of our ordinary shares or ADSs, whether any such transaction is to be settled by delivery of our ordinary shares or ADS, or any other securities of our company, without the prior written consent of the representative of the underwriter, subject to certain exceptions.

        Furthermore, each of our directors, executive officers, certain of our shareholders and incentive shareholders have also entered into a similar lock-up agreement for a period of 180 days from the date of this prospectus, subject to certain exceptions. These restrictions also apply to any ADSs acquired by our directors and executive officers in the offering pursuant to the directed share program, if any. These parties collectively own all of our outstanding ordinary shares, without giving effect to this offering.

        Other than this offering, we are not aware of any plans by any significant shareholders to dispose of significant numbers of our ADSs or ordinary shares. However, one or more existing shareholders or owners of securities convertible or exchangeable into or exercisable for our ADSs or ordinary shares may dispose of significant numbers of our ADSs or ordinary shares in the future. We cannot predict what effect, if any, future sales of our ADSs or ordinary shares, or the availability of ADSs or ordinary shares for future sale, will have on the trading price of our ADSs from time to time. Sales of substantial amounts of our ADSs or ordinary shares in the public market, or the perception that these sales could occur, could adversely affect the trading price of our ADSs.

Regulation S

        Regulation S under the Securities Act provides an exemption from registration requirements in the United States for offers and sales of securities that occur outside the United States. Rule 903 of Regulation S provides the conditions to the exemption for a sale by an issuer, a distributor, their respective affiliates or anyone acting on their behalf, while Rule 904 of Regulation S provides the conditions to the exemption for a resale by persons other than those covered by Rule 903. In each case, any sale must be completed in an offshore transaction, as that term is defined in Regulation S, and no directed selling efforts, as that term is defined in Regulation S, may be made in the United States.

        We are a foreign issuer as defined in Regulation S. As a foreign issuer, securities that we sell outside the United States pursuant to Regulation S are not considered to be restricted securities under the Securities Act, and are freely tradable without registration or restrictions under the Securities Act, unless the securities are held by our affiliates. Generally, subject to certain limitations, holders of our restricted shares who are not our affiliates or who are our affiliates solely by virtue of their status as an officer or director of us may, under Regulation S, resell their restricted shares in an "offshore transaction" if none of the seller, its affiliate nor any person acting on their behalf engages in directed selling efforts in the United States and, in the case of a sale of our restricted shares by an officer or director who is an affiliate of us solely by virtue of holding such position, no selling commission, fee or other remuneration is paid in connection with the offer or sale other than the usual and customary broker's commission that would be received by a person executing such transaction as agent. Additional restrictions are applicable to a holder of our restricted shares who will be an affiliate of us other than by virtue of his or her status as an officer or director of us.

        We are not claiming the potential exemption offered by Regulation S in connection with the offering of newly issued shares outside the United States and will register all of the newly issued shares under the Securities Act.

Rule 144

        All of our ordinary shares outstanding prior to this offering and ordinary shares to be issued upon the completion of this offering are "restricted shares" as that term is defined in Rule 144 under the Securities Act and may be sold publicly in the United States only if they are subject to an effective registration statement under the Securities Act or pursuant to an exemption from the registration requirement such as those provided by Rule 144 and Rule 701 promulgated under the Securities Act. In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus a person (or persons whose shares are aggregated) who has beneficially owned our restricted shares for at least six months, is entitled to sell the restricted securities without registration under the Securities Act, subject to certain restrictions. Persons who are our affiliates may sell within any three months period a number of restricted shares that does not exceed the greater of the following:

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  1% of our then total outstanding ordinary shares, in the form of ADSs or otherwise, which will equal 456,489 ordinary shares, assuming the minimum offering is sold, or 518,105 ordinary shares, assuming the maximum offering is sold, immediately after this offering; or

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  the average weekly trading volume of our ordinary shares in the form of ADSs or otherwise, during the four calendar weeks preceding the date on which notice of the sale is filed with the Securities and Exchange Commission.

        Sales under Rule 144 must be made through unsolicited transactions. They are also subject to other manner of sale provisions, notice requirements and the availability of current public information about us. Persons who are not our affiliates and have beneficially owned our restricted shares for more than six months but not more than one year may sell the restricted shares without registration under the Securities Act, subject to the availability of current public information about us. Persons who are not our affiliates and have beneficially owned our restricted shares for more than one year may freely sell the restricted shares without registration under the Securities Act. However, these shares would remain subject to lock-up arrangements and would only become eligible for sale when the lock-up period expires.

Rule 701

        In general, under Rule 701 of the Securities Act as currently in effect, each of our employees, consultants or advisors who purchases our ordinary shares from us in connection with a compensatory stock or option plan or other written agreement relating to compensation is eligible to resell such ordinary shares 90 days after we became a reporting company under the Exchange Act in reliance on Rule 144, but without compliance with some of the restrictions, including the holding period, contained in Rule 144. However, these shares would remain subject to lock-up arrangements and would only become eligible for sale when the lock-up period expires.

 TAXATION

        The following summary of the material Cayman Islands, PRC and U.S. federal income tax consequences of an investment in our ADSs or ordinary shares is based upon laws and relevant interpretations thereof in effect as of the date of this registration statement, all of which are subject to change. This summary does not deal with all possible tax consequences relating to an investment in our ADSs or ordinary shares, such as the tax consequences under U.S. state and local tax laws or under the tax laws of jurisdictions other than the Cayman Islands, PRC and the United States. To the extent that the discussion relates to matters of Cayman Islands tax law, it represents the opinion of Maples and Calder (Hong Kong) LLP, our special Cayman Islands counsel; to the extent it relates to PRC tax law, it is the opinion of Han Kun Law Offices, our special PRC counsel; to the extent that the discussion relates to matters of U.S. federal income tax law, it is the opinion of Shearman & Sterling LLP.

Cayman Islands Taxation

        The Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains or appreciation and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to us levied by the government of the Cayman Islands except for stamp duties which may be applicable on instruments executed in, or after execution brought within the jurisdiction of the Cayman Islands. The Cayman Islands is not party to any double tax treaties that are applicable to any payments made to or by our company. There are no exchange control regulations or currency restrictions in the Cayman Islands.

        Payments of dividends and capital in respect of the ordinary shares will not be subject to taxation in the Cayman Islands and no withholding will be required on the payment of a dividend or capital to any holder of the ordinary shares, nor will gains derived from the disposal of the ordinary shares be subject to Cayman Islands income or corporation tax.

        No stamp duty is payable in respect of the issue of the ordinary shares or on an instrument of transfer in respect of an ordinary share.

People's Republic of China Taxation

        Under the EIT Law, which became effective on January 1, 2008, an enterprise established outside the PRC with "de facto management bodies" within the PRC is considered a "resident enterprise" for PRC enterprise income tax purposes and is generally subject to a uniform 25% enterprise income tax rate on its worldwide income. In 2009, the SAT issued SAT Circular 82, which provides certain specific criteria for determining whether the "de facto management body" of a PRC controlled enterprise that is incorporated offshore is located in China. In 2011, the SAT issued SAT Bulletin 45 to provide more guidance on the implementation of SAT Circular 82.

        According to SAT Circular 82, an offshore incorporated enterprise controlled by a PRC enterprise or a PRC enterprise group will be considered a PRC resident enterprise by virtue of having its "de facto management body" in China and will be subject to PRC enterprise income tax on its worldwide income only if all of the following conditions are met: (a) the senior management and core management departments in charge of its daily operations function have their presence mainly in the PRC; (b) its financial and human resources decisions are subject to determination or approval by persons or bodies in the PRC; (c) its major assets, accounting books, company seals, and minutes and files of its board and shareholders' meetings are located or kept in the PRC; and (d) more than half of the enterprise's directors or senior management with voting rights habitually reside in the PRC. Although SAT Circular 82 and SAT Bulletin 45 only apply to offshore incorporated enterprises controlled by PRC enterprises or PRC enterprise groups and not those controlled by PRC individuals or foreigners, the determination criteria set forth therein may reflect the SAT's general position on how the term "de facto management body" could be applied in determining the tax resident status of offshore enterprises, regardless of whether they are controlled by PRC enterprises, individuals or foreigners.

        We believe that we do not meet all of the criteria described above. We believe that neither we nor our subsidiaries outside of China are PRC resident enterprises, because neither we nor they are controlled by a PRC enterprise or PRC enterprise group, and because our records and their records (including the resolutions of the respective boards of directors and the resolutions of shareholders) are maintained outside the PRC. However, as the tax resident status of an enterprise is subject to determination by the PRC tax authorities and uncertainties remain with respect to the interpretation of the term "de facto management body" when applied to our offshore entities, we may be considered as a PRC resident enterprise and therefore may be subject to PRC enterprise income tax at 25% on our worldwide income. In addition, if the PRC tax authorities determine that we are a PRC resident enterprise for PRC enterprise income tax purposes, dividends we pay to non-PRC holders may be subject to PRC withholding tax, and gains realized on the sale or other disposition of ADSs or ordinary shares may be subject to PRC tax, at a rate of 10% in the case of non-PRC enterprises or 20% in the case of non-PRC individuals (in each case, subject to the provisions of any applicable tax treaty), if such dividends or gains are deemed to be from PRC sources.

        If we are considered a "non-resident enterprise" by the PRC tax authorities, the dividends we receive from our PRC subsidiaries will be subject to a 10% withholding tax. The EIT Law also imposes a withholding income tax of 10% on dividends distributed by a foreign invested enterprise to its immediate holding company outside of China, if such immediate holding company is considered as a non-resident enterprise without any establishment or place within China or if the received dividends have no connection with the establishment or place of such immediate holding company within China, unless such immediate holding company's jurisdiction of incorporation has a tax treaty with China that provides for a different withholding arrangement. Under the Arrangement Between the PRC and the Hong Kong Special Administrative Region on the Avoidance of Double Taxation and Prevention of Fiscal Evasion with Respect to Taxes on Income and Capital, the dividend withholding tax rate may be reduced to 5%, if a Hong Kong resident enterprise that receives a dividend is considered a non-PRC tax resident enterprise and holds at least 25% of the equity interests in the PRC enterprise distributing the dividends, subject to approval of the PRC local tax authority. However, if the Hong Kong resident enterprise is not considered to be the beneficial owner of such dividends under applicable PRC tax regulations, such dividends may remain subject to withholding tax at a rate of 10%. Accordingly, Hexindai HK may be able to enjoy the 5% withholding tax rate for the dividends it receives from its PRC subsidiaries if it satisfies the relevant conditions under tax rules and regulations, and obtains the approvals as required.

        The SAT issued an SAT Circular 59 together with the Ministry of Finance in April 2009 and a SAT Circular 698 in December 2009. By promulgating and implementing these two circulars, the PRC tax authorities have enhanced their scrutiny over the direct or indirect transfer of equity interests in a PRC resident enterprise by a non-resident enterprise. Under SAT Circular 698, where a non-resident enterprise transfers the equity interests of a PRC "resident enterprise" indirectly by disposition of the equity interests of an overseas holding company, and the overseas holding company is located in a tax jurisdiction that: (1) has an effective tax rate less than 12.5% or (2) does not tax foreign income of its residents, the nonresident enterprise, being the transferor, must report to the relevant tax authority of the PRC "resident enterprise" the indirect transfer. On February 3, 2015, the SAT issued the SAT Announcement 7. SAT Announcement 7 supersedes the rules with respect to the Indirect Transfer under SAT Circular 698, but does not touch upon the other provisions of SAT Circular 698, which remain in force. SAT Announcement 7 has introduced a new tax regime that is significantly different from the previous one under SAT Circular 698. SAT Announcement 7 extends its tax jurisdiction to not only Indirect Transfers set forth under SAT Circular 698 but also transactions involving transfer of other taxable assets through offshore transfer of a foreign intermediate holding company. In addition,

SAT Announcement 7 provides clearer criteria than SAT Circular 698 for assessment of reasonable commercial purposes and has introduced safe harbors for internal group restructurings and the purchase and sale of equity through a public securities market. SAT Announcement 7 also brings challenges to both foreign transferor and transferee (or other person who is obligated to pay for the transfer) of taxable assets. Where a non-resident enterprise transfers taxable assets indirectly by disposing of the equity interests of an overseas holding company, which is an Indirect Transfer, the non-resident enterprise as either transferor or transferee, or the PRC entity that directly owns the taxable assets, may report such Indirect Transfer to the relevant tax authority. Using a "substance over form" principle, the PRC tax authority may disregard the existence of the overseas holding company if it lacks a "reasonable commercial purpose" and was established for the purpose of reducing, avoiding or deferring PRC tax. Factors that may be taken into consideration when determining whether there is a reasonable commercial purpose include, among other factors, the value of the transferred equity, offshore taxable situation of the transaction, the offshore structure's economic essence and duration and trading fungibility. If an equity transfer transaction satisfies all the requirements mentioned above, such transaction will be considered an arrangement with reasonable commercial purpose. If an overseas holding company lacks a reasonable commercial purpose, gains derived from an Indirect Transfer may be subject to PRC enterprise income tax, and the transferee or other person who is obligated to pay for the transfer is obligated to withhold the applicable taxes, currently at a rate of 10% for the transfer of equity interests in a PRC resident enterprise. Both the transferor and the transferee may be subject to penalties under PRC tax laws if the transferee fails to withhold the taxes and the transferor fails to pay the taxes.

        Accordingly, if we sell all or a part of our company and if the PRC tax authorities determine that we are a holding company that lacks a "reasonable commercial purpose", such sale may be considered an Indirect Transfer under Circulars 59 and 698 and the SAT Announcement 7 and subject non-PRC holders of our ordinary shares and ADSs to a PRC enterprise income tax, currently at a rate of 10%, on any gains derived by non-PRC holders on such sale. Additionally, a purchaser of all or a part of our company may determine that, under Circulars 59 and 698 and the SAT Announcement 7, it is required to withhold the potentially applicable PRC tax rate of 10% from any consideration paid to non-PRC holders of our ordinary shares and ADSs.

U.S. Federal Income Tax Considerations

        The following is a discussion of the material U.S. federal income tax considerations relevant to the acquisition, ownership, and disposition of our ADSs or ordinary shares by U.S. Holders (as defined below) that will hold our ADSs or ordinary shares as "capital assets" (generally, property held for investment) under the U.S. Internal Revenue Code of 1986, as amended, or the Code. This discussion is based upon applicable provisions of the Code, U.S. Treasury regulations promulgated thereunder, pertinent judicial decisions, interpretive rulings of the Internal Revenue Service, or the IRS, and such other authorities as we have considered relevant, all of which are subject to change, possibly with retroactive effect. This discussion does not address all aspects of U.S. federal income taxation that may be important to particular investors in light of their individual investment circumstances, including investors subject to special tax rules (for example, certain financial institutions; insurance companies; broker-dealers; pension plans; regulated investment companies; real estate investment trusts; tax-exempt organizations (including private foundations); U.S. expatriates; holders who own (directly, indirectly, or constructively) 10% or more of our voting stock; investors that will hold their ADSs or ordinary shares as part of a straddle, hedge, conversion, constructive sale, or other integrated transaction for U.S. federal income tax purposes; investors that are traders in securities that have elected the mark-to-market method of accounting; or investors that have a functional currency other than the U.S. dollar), all of whom may be subject to tax rules that differ significantly from those discussed below.

        In addition, this discussion does not address tax considerations relevant to U.S. Holders under any non-U.S., state or local tax laws, the Medicare tax on net investment income, U.S. federal estate or gift tax, or the alternative minimum tax. Each U.S. Holder is urged to consult its tax advisors regarding the U.S. federal, state, local, and non-U.S. income and other tax considerations of an investment in ADSs or ordinary shares.

        The discussion below of U.S. federal income tax consequences applies to you if you are a "U.S. Holder." You are a U.S. Holder if you are a beneficial owner of our ADSs or ordinary shares and you are: (i) an individual who is a citizen or resident of the United States for U.S. federal income tax purposes; (ii) a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, created in, or organized under the law of the United States, any state thereof or the District of Columbia; (iii) an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or (iv) a trust (A) the administration of which is subject to the primary supervision of a U.S. court and which has one or more U.S. persons who have the authority to control all substantial decisions of the trust or (B) that has otherwise validly elected to be treated as a U.S. person under the Code.

        If you are a partner in a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) that holds our ADSs or ordinary shares, your tax treatment generally will depend on your status and the activities of the partnership. Partners in a partnership holding our ADSs or ordinary shares should consult their tax advisors regarding the tax consequences of an investment in the ADSs or ordinary shares.

        Except as described in "—PFIC Rules" below, this discussion assumes that we are not, and will not become, a passive foreign investment company, or PFIC, for any taxable year.

Dividends

        Subject to the PFIC rules discussed below, any cash distributions (including the amount of any PRC tax withheld) paid on our ADSs or ordinary shares out of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles, will generally be includible in your gross income as dividend income on the day actually or constructively received by you, in the case of ordinary shares, or by the depositary, in the case of ADSs. Because we do not intend to determine our earnings and profits under U.S. federal income tax principles, any distribution paid will generally be treated as a dividend for U.S. federal income tax purposes. Dividends received on our ADSs or ordinary shares will not be eligible for the dividends received deduction allowed to corporations under the Code.

        A non-corporate recipient will be subject to tax at preferential tax rates applicable to "qualified dividend income," provided that certain conditions are satisfied, including that (1) our stock (or ADSs representing such stock) is readily tradable on an established securities market in the United States, or, in the event that we are deemed to be a PRC tax resident enterprise under the PRC tax law, we are eligible for the benefit of the United States-PRC income tax treaty, or the Treaty, (2) we are neither a PFIC nor treated as such with respect to a U.S. Holder (as discussed below) for the taxable year in which the dividend was paid and the preceding taxable year, and (3) certain holding period requirements are met.

        In the event that we are deemed to be a PRC tax resident enterprise under PRC tax law, you may be subject to PRC withholding taxes on dividends paid on our ADSs or ordinary shares, as described under "Taxation—People's Republic of China Taxation." If we are deemed to be a PRC tax resident enterprise, we may, however, be eligible for the benefits of the Treaty. If we are eligible for such benefits, dividends we pay on our ordinary shares, regardless of whether such shares are represented by our ADSs, may be eligible for the reduced rates of taxation applicable to qualified dividend income, as discussed above.

        For U.S. foreign tax credit purposes, dividends generally will be treated as income from foreign sources and generally will constitute passive category income. Depending on your particular circumstances, you may be eligible, subject to a number of complex limitations, to claim a foreign tax credit in respect of any foreign withholding taxes imposed on dividends received on our ADSs or ordinary shares. If you do not elect to claim a foreign tax credit for foreign tax withheld, you may instead claim a deduction, for U.S. federal income tax purposes, for the foreign tax withheld, but only for a year in which you elect to do so for all creditable foreign income taxes. The rules governing the foreign tax credit are complex. You are urged to consult your tax advisor regarding the availability of the foreign tax credit under your particular circumstances.

Sale or Other Disposition of ADSs or Ordinary Shares

        Subject to the PFIC rules discussed below, you generally will recognize capital gain or loss upon the sale or other disposition of our ADSs or ordinary shares in an amount equal to the difference, if any, between the amount realized upon the disposition and your adjusted tax basis in such ADSs or ordinary shares. Any capital gain or loss will be long-term capital gain or loss if you have held the ADSs or ordinary shares for more than one year, and will generally be U.S.-source gain or loss for U.S. foreign tax credit purposes. The deductibility of a capital loss may be subject to limitations. In the event that we are deemed to be a PRC tax resident enterprise under PRC tax law, gain from the disposition of the ADSs or ordinary shares may be subject to tax in the PRC, as described under "Taxation—People's Republic of China Taxation." If we are treated as a PRC resident enterprise and PRC tax were imposed on any gain from your disposition of the ADSs or ordinary shares, you would be able to elect to treat the gain as PRC source income for foreign tax credit purposes if you are eligible for the benefits of the Treaty. You are urged to consult your tax advisor regarding the tax consequences if a foreign tax is imposed on a disposition of our ADSs or ordinary shares, including the availability of the foreign tax credit under your particular circumstances.

PFIC Rules

        A non-U.S. corporation, such as our company, will be classified as a PFIC for U.S. federal income tax purposes for any taxable year, if either (i) 75% or more of its gross income for such year consists of certain types of "passive" income or (ii) 50% or more of the value of its assets (determined on the basis of a quarterly average) during such year produce or are held for the production of passive income. Passive income generally includes dividends, interest, royalties, rents, annuities, net gains from the sale or exchange of property producing such income and net foreign currency gains. For this purpose, cash is categorized as a passive asset and the company's goodwill associated with active business activity is taken into account as a non-passive asset. We will be treated as owning our proportionate share of the assets and earning our proportionate share of the income of any other corporation in which we own, directly or indirectly, more than 25% (by value) of the stock.

        Based on the projected composition of our assets and income, we do not believe that we were a PFIC for our taxable year ending March 31, 2017 and we do not anticipate becoming a PFIC for our taxable year ending March 31, 2018. While we do not anticipate becoming a PFIC, because the value of our assets for purposes of the PFIC asset test will generally be determined by reference to the market price of our ADSs or ordinary shares, fluctuations in the market price of our ADSs or ordinary shares may cause us to become a PFIC for the current or any subsequent taxable year. The determination of whether we will become a PFIC will also depend, in part, on the composition of our income and assets, which will be affected by how, and how quickly, we use our liquid assets and the cash raised in this offering. Additionally, although the law in this regard is unclear, we treat our VIE as being owned by us for U.S. federal income tax purposes, not only because we exercise effective control over the operation of such entity but also because we are entitled to substantially all of its economic benefits, and, as a result, we consolidate their results of operation in our combined and consolidated financial statements. Whether we are a PFIC is a factual determination and we must make a separate determination each taxable year as to whether we are a PFIC (after the close of each taxable year). Accordingly, we cannot assure you that we will not be a PFIC for our taxable year ending March 31, 2018 or any future taxable year. If we are classified as a PFIC for any taxable year during which you hold our ADSs or ordinary shares, we generally will continue to be treated as a PFIC, unless you make certain elections, for all succeeding years during which you hold our ADSs or ordinary shares even if we cease to qualify as a PFIC under the rules set forth above. If we are a PFIC for any taxable year during which you hold our ADSs or ordinary shares, you will be subject to special tax rules with respect to any "excess distribution" that you receive and any gain you realize from a sale or other disposition (including a pledge) of our ADSs or ordinary shares, unless you make a "mark-to-market" election as discussed below. Distributions you receive in a taxable year that are greater than 125% of the average annual distributions you received during the shorter of the three preceding taxable years or your holding period for the ADSs or ordinary shares will be treated as an excess distribution. Under these special tax rules:

  •
  the excess distribution or gain will be allocated ratably over your holding period for the ADSs or ordinary shares;

  •
  amounts allocated to the current taxable year and any taxable years in your holding period prior to the first taxable year in which we are classified as a PFIC, or a pre-PFIC year, will be taxable as ordinary income; and

  •
  amounts allocated to each prior taxable year, other than the current taxable year or a pre-PFIC year, will be subject to tax at the highest tax rate in effect applicable to you for that year, and such amounts will be increased by an additional tax equal to interest on the resulting tax deemed deferred with respect to such years.

        If we are a PFIC for any taxable year during which you hold our ADSs or ordinary shares and any of our non-U.S. subsidiaries is also a PFIC, you will be treated as owning a proportionate amount (by value) of the shares of each such non-U.S. subsidiary classified as a PFIC for purposes of the application of these rules.

        A U.S. Holder of "marketable stock" (as defined below) in a PFIC may make a mark-to-market election for such stock of a PFIC to elect out of the tax treatment discussed in the two preceding paragraphs. If you make a valid mark-to-market election for the ADSs, you will include in income each year an amount equal to the excess, if any, of the fair market value of the ADSs as of the close of your taxable year over your adjusted basis in such ADSs. You will be allowed a deduction for the excess, if any, of the adjusted basis of the ADSs over their fair market value as of the close of the taxable year. However, deductions will be allowable only to the extent of any net mark-to-market gains on the ADSs included in your income for prior taxable years. Amounts included in your income under a mark-to-market election, as well as gain on the actual sale or other disposition of the ADSs, will be treated as ordinary income. Ordinary loss treatment will also apply to the deductible portion of any mark-to-market loss on the ADSs, as well as to any loss realized on the actual sale or disposition of the ordinary shares, to the extent that the amount of such loss does not exceed the net mark-to-market gains previously included for such ADSs. Your basis in the ADSs will be adjusted to reflect any such income or loss amounts. If you make a mark-to-market election, tax rules that apply to distributions by corporations which are not PFICs (described above in "—Dividends") would apply to distributions by us (except that the preferential rates for qualified dividend income would not apply).

        The mark-to-market election is available only for "marketable stock" which is stock that is traded in other than de minimis quantities on at least 15 days during each calendar quarter ("regularly traded") on a qualified exchange or other market, as defined in applicable U.S. Treasury regulations. We expect that the ADSs will be listed on the NASDAQ Global Market, which is a qualified exchange for these purposes. If the ADSs are regularly traded, and the ADSs qualify as "marketable stock" for purposes of the mark-to-market rules, then the mark-to-market election might be available to you if we were to become a PFIC.

        Because, as a technical matter, a mark-to-market election cannot be made for any lower-tier PFICs that we may own, you may continue to be subject to the PFIC rules with respect to your indirect interest in any investments held by us that are treated as an equity interest in a PFIC for U.S. federal income tax purposes. We do not currently intend to provide information necessary for U.S. Holders to make qualified electing fund elections, which, if available, would result in tax treatment different from the general tax treatment for PFICs described above.

        If you own our ADSs or ordinary shares during any taxable year that we are a PFIC, you must file an annual report with the IRS, subject to certain exceptions based on the value of the ADSs or ordinary shares held. A failure to file a required annual report will suspend the statute of limitations with respect to any tax return, event, or period to which such report relates (potentially including with respect to items that do not relate to your investment in the ADSs or ordinary shares). You are urged to consult your tax advisor concerning the U.S. federal income tax consequences of purchasing, holding, and disposing of our ADSs or ordinary shares if we are or become a PFIC, including the possibility of making a mark-to-market election.

Information with Respect to Specified Foreign Financial Assets

        You may be required to submit to the IRS certain information with respect to your beneficial ownership of our ADSs or ordinary shares, if such ADSs or ordinary shares are not held on your behalf by financial institutions. Penalties also may be imposed if you are required to submit such information to the IRS and fail to do so.

Information Reporting and Backup Withholding

        Dividend payments with respect to ADSs or ordinary shares and proceeds from the sale, exchange or redemption of ADSs or ordinary shares may be subject to information reporting to the IRS and possible U.S. backup withholding. Backup withholding will not apply, however, to a U.S. Holder who furnishes a correct taxpayer identification number and makes any other required certification or who is otherwise exempt from backup withholding. U.S. Holders who are required to establish their exempt status generally must provide such certification on IRS Form W-9 or an acceptable substitute form.

        Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against your U.S. federal income tax liability, and you may obtain a refund of any excess amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the IRS and furnishing any required information. You are urged to consult your tax advisors regarding the application of the U.S. information reporting and backup withholding rules.

UNDERWRITING

        We have entered into an underwriting agreement with Network 1 Financial Securities, Inc., as the underwriter named therein, with respect to the ADSs in this offering. Under the terms and subject to the conditions contained in the underwriting agreement, we have agreed to issue and sell a minimum offering amount of 2,727,273 ADSs and a maximum offering amount of 8,888,888 ADSs on a best efforts basis. The offering is being made without a firm commitment by the underwriter, which has no obligation or commitment to purchase any securities. The underwriter must sell the minimum number of securities offered (2,727,273 ADSs) if any securities are sold. The underwriter is required to use only its best efforts to sell the securities offered.

        We do not intend to close this offering unless we sell at least a minimum number of ADS, at the price per ADS set forth on the cover page of this prospectus, to result in sufficient proceeds to list our ADSs on the NASDAQ Global Market. We plan to list our ADSs on the NASDAQ Global Market under the symbol "HX." Because this is a best efforts offering, the underwriter does not have an obligation to purchase any securities, and, as a result, we may not be able to sell the minimum number of ADSs. The offering may close or terminate, as the case may be, on the earlier of (i) any time after the minimum offering amount of our ADSs is raised, or (ii) 90 days from the date of this prospectus, or the expiration date. If we can successfully raise the minimum offering amount within the offering period, the proceeds from the offering will be released to us.

        We expect that delivery of the ADSs will be made to investors through the book-entry facilities of The Depository Trust Company.

        The underwriting agreement provides that the obligation of the underwriter to sell the ADSs, on a best efforts basis, is subject to certain conditions precedent, including but not limited to (1) obtaining listing approval on the NASDAQ Global Market, (2) delivery of legal opinions and (3) delivery of auditor comfort letters. The underwriter is under no obligation to purchase any ADSs for its own account. To list on the NASDAQ Global Market, we are required to satisfy the financial and liquidity requirements of the NASDAQ Global Market under the NASDAQ listing rules. We have applied and expect to list our ADSs on the NASDAQ Global Market. Trading in the ADSs will commence upon the closing of the offering. As an offering on a best efforts basis, there can be no assurance that the offering contemplated hereby will ultimately be consummated. The underwriter may, but is not obligated to, retain other selected dealers that are qualified to offer and sell the shares and that are members of the Financial Industry Regulatory Authority, Inc.

Discounts, Commissions and Expenses

        We have agreed to pay the underwriter a fee equal to 7.00% of the gross proceeds of the offering from investors introduced by the underwriter and a fee equal to 3.25% of the gross proceeds of the offering from investors introduced by us.

        We have agreed to pay a non-accountable expense allowance to the underwriter up to a maximum cap of US$300,000. We have agreed to pay the underwriter's reasonable out-of-pocket expenses (including reasonable clearing charges, travel and out-of pocket expense in connection with this offering reasonable fees and expenses of legal counsel incurred by the underwriter in connection with this offering, the cost of any due diligence meetings not exceeding $10,000 in the aggregate, and preparation of printed documents for closing and deal mementos with costs not exceeding US$3,000) incurred by the underwriter in connection with this offering up to US$100,000. We have paid an advance of US$100,000 to the underwriter to be applied to the underwriter's anticipated out-of-pocket expenses. The advance will be returned to us to the extent such out-of-pocket accountable expenses are not actually incurred in accordance with FINRA Rule 5110(f)(2)(C).

        We have agreed to pay our expenses related to the offering. We estimate that our total expenses related to this offering, excluding the estimated commissions to the underwriter but including payment of the underwriter's expenses referred to above, will be approximately US$3.7 million.

        Except as disclosed in this prospectus, the underwriter has not received and will not receive from us any other item of compensation or expense in connection with this offering considered by FINRA to be underwriting compensation under FINRA Rule 5110.

        The table below shows the per ADS and total commissions that we will pay to the underwriter, assuming a maximum commission fee of 7.00% of the offering price.

	Minimum offering amount				Maximum offering amount
	Per ADS		Total		Per ADS		Total
Commissions to the underwriter (7.00%) for sales to investors introduced by the underwriter	US$	10.00	US$	1,909,091	US$	10.00	US$	6,222,222

        We have agreed that, subject to certain exceptions, we will not without the prior written consent of the underwriter, during the period ending 180 days after the closing of the offering (the "restricted period"):

  •
  sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of capital stock of our Company or any securities convertible into or exercisable or exchangeable for shares of capital stock of our Company;

  •
  file or cause to be filed any registration statement with the SEC relating to the offering of any shares of capital stock of our Company or any securities convertible into or exercisable or exchangeable for shares of capital stock of our Company or

  •
  enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of capital stock of our Company whether any such transaction described above is to be settled by delivery of ordinary shares, ADSs or such other securities, in cash or otherwise.

        Each of our directors and officers named in the section "Management", certain of our shareholders and incentive shareholders has agreed that, subject to certain exceptions, such director, executive officer or beneficial owner of 5% or more of our outstanding ordinary shares will not, without the prior written consent of the underwriter, during the restricted period:

  •
  offer, pledge, sell, contract to sell, grant, lend, or otherwise transfer or dispose of, directly or indirectly, any ADSs or capital stock of our Company including ordinary shares or any securities convertible into or exercisable or exchangeable for such ADSs or capital stock, or

  •
  enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of such ADSs or capital stock whether any such transaction described above is to be settled by delivery of ordinary shares, ADSs or such other securities, in cash or otherwise.

        Prior to this offering, there has been no public market for the ADSs. The initial public offering price was determined by negotiations between us and the underwriter. In determining the initial public offering price, we and the underwriter considered a number of factors, including:

  •
  the information set forth in this prospectus and otherwise available to the underwriter;

  •
  our prospects and the history and prospects for the industry in which we compete;

  •
  an assessment of our management;

  •
  our prospects for future earnings;

  •
  the general condition of the securities markets at the time of this offering;

  •
  the recent market prices of, and demand for, publicly traded securities of generally comparable companies; and

  •
  other factors deemed relevant by the underwriter and us.

        Neither we nor the underwriter can assure investors that an active trading market will develop for our ordinary shares, or that the shares will trade in the public market at or above the initial public offering price.

        We have agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act. If we are unable to provide this indemnification, we will contribute to payments that the underwriter may be required to make for these liabilities.

        The address of Network 1 Financial Securities, Inc. is The Galleria, 2 Bridge Avenue, Suite 241, Red Bank, New Jersey, United States.

Terms of the Offering

        We are offering, on a best efforts basis, a minimum of 2,727,273 ADSs and a maximum of 8,888,888 ADSs. The offering is being made without a firm commitment by the underwriter, which has no obligation or commitment to purchase any securities. The underwriter must sell the minimum number of securities offered (2,727,273 ADSs) if any securities are sold. The underwriter is required to use only its best efforts to sell the securities offered. The ADSs are being offered for a period not to exceed 90 days, subject to an extension of an additional 90 days if extended by agreement between us and the underwriter. If the minimum offering amount is not raised within 90 days from the date of this prospectus, all subscription funds from the escrow account will be returned to investors promptly without interest (since the funds are being held in a non-interest bearing account) or deduction of fees. The offering may terminate on the earlier of (i) any time after the minimum offering amount of our ADSs is raised, or (ii) 90 days from the date of this prospectus, subject to an extension of an additional 90 days if extended by us and the underwriter. If we can successfully raise the minimum offering amount within the offering period, the proceeds from the offering will be released to us.

Deposit of Offering Proceeds

        The proceeds from the sale of the ADSs in this offering will be deposited in a separate (limited to funds received on behalf of us) non-interest bearing bank account at the branch of JP Morgan Chase established by the Escrow Agent, or the Escrow Account. The purpose of the Escrow Account is for (i) the deposit of all subscription monies (checks or wire transfers) which are received by the underwriter from prospective purchasers of the our offered ADSs and are delivered by the underwriter to the Escrow Agent, (ii) the holding of amounts of subscription monies which are collected through the banking system, and (iii) the disbursement of collected funds.

        The underwriter shall promptly deliver to the Escrow Agent all funds in the form of checks or wire transfers which it receives from prospective purchasers of our ADSs by noon of the next business day following receipt where internal supervisory review is conducted at the same location at which subscription documents and funds are received. Simultaneously with each deposit to the Escrow Account, the underwriter shall inform the Escrow Agent about the subscription information for each prospective purchaser. Upon the Escrow Agent's receipt of such monies, they shall be credited to the Escrow Account. All checks delivered to the Escrow Agent shall be made payable to "Continental Stock Transfer & Trust AAF Hexindai Inc. Escrow Account." The Escrow Agent shall not be required to accept for credit to the Escrow Account or for deposit into the Escrow Account checks which are not accompanied by the appropriate subscription information. Wire transfers representing payments by prospective purchasers shall not be deemed deposited in the Escrow Account until the Escrow Agent has received in writing the subscription information required with respect to such payments.

        No interest will be available for payment to either us or the investors (since the funds are being held in a non-interest bearing account). All subscription funds will be held in trust pending the raising of the minimum offering amount and no funds will be released to us until the completion of the offering. Release of the funds to us is based upon the Escrow Agent reviewing the records of the depository institution holding the escrow to verify that the funds received have cleared the banking system prior to releasing the funds to us. All subscription information and subscription funds through checks or wire transfers should be delivered to the Escrow Agent. Failure to do so will result in subscription funds being returned to the investor. In event that the offering is terminated, all subscription funds from the escrow account will be returned to investors by noon of the next business day after the termination of the offering.

Electronic Offer, Sale and Distribution of ADSs

        A prospectus in electronic format may be made available on the websites maintained by the underwriter. In addition, ADSs may be sold by the underwriter to securities dealers who resell ADSs to online brokerage account holders. Other than the prospectus in electronic format, the information on the underwriter's website and any information contained in any other website maintained by the underwriter is not part of the prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or the underwriter in its capacity as underwriter and should not be relied upon by investors.

Selling Restrictions

        No action has been taken in any jurisdiction (except in the United States) that would permit a public offering of the ADSs, or the possession, circulation or distribution of this prospectus or any other material relating to us or the ADSs, where action for that purpose is required. Accordingly, the ADSs may not be offered or sold, directly or indirectly, and neither this prospectus nor any other offering material or advertisements in connection with the ADSs may be distributed or published, in or from any country or jurisdiction except in compliance with any applicable rules and regulations of any such country or jurisdiction.

        Australia.    This prospectus is not a product disclosure statement, prospectus or other type of disclosure document for the purposes of Corporations Act 2001 (Commonwealth of Australia) (the "Act") and does not purport to include the information required of a product disclosure statement, prospectus or other disclosure document under Chapter 6D.2 of the Act. No product disclosure statement, prospectus, disclosure document, offering material or advertisement in relation to the offer of the ADSs has been or will be lodged with the Australian Securities and Investments Commission or the Australian Securities Exchange.

        Accordingly, (1) the offer of the ADSs under this prospectus may only be made to persons: (i) to whom it is lawful to offer the ADSs without disclosure to investors under Chapter 6D.2 of the Act under one or more exemptions set out in Section 708 of the Act, and (ii) who are "wholesale clients" as that term is defined in section 761G of the Act, (2) this prospectus may only be made available in Australia to persons as set forth in clause (1) above, and (3) by accepting this offer, the offeree represents that the offeree is such a person as set forth in clause (1) above, and the offeree agrees not to sell or offer for sale any of the ADSs sold to the offeree within 12 months after their issue except as otherwise permitted under the Act.

        Canada.    The ADSs may not be offered, sold or distributed, directly or indirectly, in any province or territory of Canada other than the provinces of Ontario and Quebec or to or for the benefit of any resident of any province or territory of Canada other than the provinces of Ontario and Quebec, and only on a basis that is pursuant to an exemption from the requirement to file a prospectus in such province, and only through a dealer duly registered under the applicable securities laws of such province or in accordance with an exemption from the applicable registered dealer requirements.

        Cayman Islands.    This prospectus does not constitute a public offer of the ADSs or ordinary shares, whether by way of sale or subscription, in the Cayman Islands. Each underwriter has represented and agreed that it has not offered or sold, and will not offer or sell, directly or indirectly, any ADSs or ordinary shares to any member of the public in the Cayman Islands.

        European Economic Area.    In relation to each Member State of the European Economic Area that has implemented the Prospectus Directive, or a Relevant Member State, from and including the date on which the Prospectus Directive is implemented in that Relevant Member State, or the Relevant Implementation Date, an offer of the ADSs to the public may not be made in that Relevant Member State prior to the publication of a prospectus in relation to the ADSs that has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and the competent authority in that Relevant Member State has been notified, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of the ADS to the public in that Relevant Member State at any time,

  •
  to legal entities that are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

  •
  to any legal entity that has two or more of (1) an average of at least 250 employees during the last financial year, (2) a total balance sheet of more than €43,000,000, and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

  •
  to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive; or

  •
  in any other circumstances that do not require the publication by the company of a prospectus pursuant to Article 3 of the Prospectus Directive;

provided that no such offer of ADSs shall result in a requirement for the publication by the company of a prospectus pursuant to Article 3 of the Prospectus Directive.

        For purposes of the above provision, the expression "an offer of ADSs to the public" in relation to any ADSs in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the ADSs to be offered so as to enable an investor to decide to purchase or subscribe the ADSs, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, and the expression "Prospectus Directive" means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

        Hong Kong.    The ADSs may not be offered or sold by means of this document or any other document other than (i) in circumstances that do not constitute an offer or invitation to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32, Laws of Hong Kong) or the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong), or (ii) to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances that do not result in the document being a "prospectus" within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32, Laws of Hong Kong), and no advertisement, invitation or document relating to the ADSs may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), that is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to ADSs which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

        Israel.    In the State of Israel, the ADSs offered hereby may not be offered to any person or entity other than the following:

  •
  a fund for joint investments in trust (i.e., mutual fund), as such term is defined in the Law for Joint Investments in Trust, 5754-1994, or a management company of such a fund;

  •
  a provident fund as defined in Section 47(a)(2) of the Income Tax Ordinance of the State of Israel, or a management company of such a fund;

  •
  an insurer, as defined in the Law for Oversight of Insurance Transactions, 5741-1981, a banking entity or satellite entity, as such terms are defined in the Banking Law (Licensing), 5741-1981, other than a joint services company, acting for their own account or for the account of investors of the type listed in Section 15A(b) of the Securities Law 1968;

  •
  a company that is licensed as a portfolio manager, as such term is defined in Section 8(b) of the Law for the Regulation of Investment Advisors and Portfolio Managers, 5755-1995, acting on its own account or for the account of investors of the type listed in Section 15A(b) of the Securities Law 1968;

  •
  a company that is licensed as an investment advisor, as such term is defined in Section 7(c) of the Law for the Regulation of Investment Advisors and Portfolio Managers, 5755-1995, acting on its own account;

  •
  a company that is a member of the Tel Aviv Stock Exchange, acting on its own account or for the account of investors of the type listed in Section 15A(b) of the Securities Law 1968;

  •
  an underwriter fulfilling the conditions of Section 56(c) of the Securities Law, 5728-1968;

  •
  a venture capital fund (defined as an entity primarily involved in investments in companies which, at the time of investment, (i) are primarily engaged in research and development or manufacture of new technological products or processes and (ii) involve above-average risk);

  •
  an entity primarily engaged in capital markets activities in which all of the equity owners meet one or more of the above criteria; and

  •
  an entity, other than an entity formed for the purpose of purchasing the ADSs in this offering, in which the shareholders equity (including pursuant to foreign accounting rules, international accounting regulations and U.S. generally accepted accounting rules, as defined in the Securities Law Regulations (Preparation of Annual Financial Statements), 1993) is in excess of NIS 250 million.

        Japan.    The underwriter will not offer or sell any of the ADSs directly or indirectly in Japan or to, or for the benefit of any Japanese person or to others, for re-offering or re-sale directly or indirectly in Japan or to any Japanese person, except, in each case, pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law of Japan and any other applicable laws and regulations of Japan. For purposes of this paragraph, "Japanese person" means any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

        People's Republic of China.    This prospectus may not be circulated or distributed in the PRC and the ADSs may not be offered or sold, and will not offer or sell to any person for re-offering or resale directly or indirectly to any resident of the PRC except pursuant to applicable laws and regulations of the PRC. For the purpose of this paragraph, PRC does not include Taiwan and the special administrative regions of Hong Kong and Macau.

        Singapore.    This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the ADSs may not be circulated or distributed, nor may the ADSs be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore, or the SFA, (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

        Where the ADSs are subscribed or purchased under Section 275 by a relevant person that is:

  (a)
  a corporation (that is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

  (b)
  a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor;

shares, debentures and units of shares and debentures of that corporation or the beneficiaries' rights and interest in that trust shall not be transferable for six months after that corporation or that trust has acquired the ADSs under Section 275 except:

  (1)
  to an institutional investor (for corporations, under 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions specified in Section 275 of the SFA;

  (2)
  where no consideration is or will be given for the transfer; or

  (3)
  where the transfer is by operation of law.

        Taiwan.    The ADSs have not been and will not be registered or filed with, or approved by, the Financial Supervisory Commission of Taiwan pursuant to relevant securities laws and regulations and may not be offered or sold in Taiwan through a public offering or in circumstances which constitute an offer within the meaning of the Securities and Exchange Act of Taiwan or relevant laws and regulations that require a registration, filing or approval of the Financial Supervisory Commission of Taiwan. No person or entity in Taiwan has been authorized to offer or sell the ADSs in Taiwan.

        Switzerland.    The ADSs will not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange ("SIX") or on any other stock exchange or regulated trading facility in Switzerland. This prospectus has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland.

        Neither this prospectus nor any other offering or marketing material relating to our company or the ADSs have been or will be filed with or approved by any Swiss regulatory authority. In particular, this prospectus will not be filed with, and the offer of the ADSs will not be supervised by, the Swiss Financial Market Supervisory Authority, and the offer of the ADSs has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes, or the CISA. The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of the ADSs.

        United Arab Emirates and Dubai International Financial Centre.    This offering of the ADSs has not been approved or licensed by the Central Bank of the United Arab Emirates, or the UAE, the Emirates Securities and Commodities Authority or any other relevant licensing authority in the UAE, including any licensing authority incorporated under the laws and regulations of any of the free zones established and operating in the territory of the UAE, in particular the Dubai Financial Services Authority, or the DFSA, a regulatory authority of the Dubai International Financial Centre, or the DIFC. This offering does not constitute a public offer of securities in the UAE, DIFC and/or any other free zone in accordance with the Commercial Companies Law, Federal Law No. 8 of 1984 (as amended), DFSA Offered Securities Rules and the Dubai International Financial Exchange Listing Rules, respectively, or otherwise.

        The ADSs may not be offered to the public in the UAE and/or any of the free zones. The ADSs may be offered and this prospectus may be issued, only to a limited number of investors in the UAE or any of its free zones who qualify as sophisticated investors under the relevant laws and regulations of the UAE or the free zone concerned. The ADSs will not be offered, sold, transferred or delivered to the public in the UAE or any of its free zones.

        United Kingdom.    An offer of the ADSs may not be made to the public in the United Kingdom within the meaning of Section 102B of the Financial Services and Markets Act 2000, as amended, or the FSMA, except to legal entities that are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities or otherwise in circumstances that do not require the publication by the company of a prospectus pursuant to the Prospectus Rules of the Financial Services Authority, or the FSA.

        An invitation or inducement to engage in investment activity (within the meaning of Section 21 of FSMA) may only be communicated to persons who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 or in circumstances in which Section 21 of FSMA does not apply to the company.

        All applicable provisions of the FSMA with respect to anything done by the underwriter in relation to the ADSs must be complied with in, from or otherwise involving the United Kingdom.

EXPENSES RELATING TO THIS OFFERING

        Set forth below is an itemization of the total expenses, excluding underwriting discounts and commissions, expected to be incurred in connection with the offer and sale of the ADSs by us. With the exception of the SEC registration fee and the Financial Industry Regulatory Authority Inc. filing fee, all amounts are estimates.

SEC registration fee	US$	9,272
The NASDAQ Global Market listing fee	US$	150,000
Financial Industry Regulatory Authority Inc. filing fee	US$	12,558
Printing and engraving expenses	US$	500,000
Legal fees and expenses	US$	2,084,615
Accounting fees and expenses	US$	561,000
Miscellaneous	US$	353,846
Total	US$	3,671,292

 LEGAL MATTERS

        We are being represented by Shearman & Sterling with respect to certain legal matters as to United States federal securities and New York State law. The underwriter is being represented by Mei & Mark LLP with respect to certain legal matters as to United States federal securities and New York State law. The validity of the ordinary shares represented by the ADSs offered in this offering will be passed upon for us by Maples and Calder (Hong Kong) LLP. Certain legal matters as to PRC law will be passed upon for us by Han Kun Law Offices and for the underwriter by DaHui Lawyers. Shearman & Sterling may rely upon Maples and Calder (Hong Kong) LLP with respect to matters governed by Cayman Islands law and Han Kun Law Offices with respect to matters governed by PRC law. Mei & Mark LLP may rely upon DaHui Lawyers with respect to matters governed by PRC law.

 EXPERTS

        The consolidated financial statements as of March 31, 2016 and 2017, and for each of the fiscal years ended March 31, 2015, 2016 and 2017, included in this prospectus, have been audited by Marcum Bernstein & Pinchuk LLP, an independent registered public accounting firm, as stated in their report appearing herein and elsewhere in the Registration Statement. Such financial statements have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

        The office of Marcum Bernstein & Pinchuk LLP is Unit 2419-2422, South Office Tower, Kerry Center, No. 1 Guang Hua Road, Chaoyang District, Beijing 100020, the People's Republic of China.

        The section in this prospectus entitled "Our Industry" is based in part upon, and summaries elsewhere in this prospectus of certain information contained in such section are based upon, information either compiled or produced by Oliver Wyman and are included on reliance upon the authority of that firm as an expert, although Oliver Wyman has not independently verified the material provided to it by the outside sources referenced in that section. This information has been included with the consent of Oliver Wyman and Oliver Wyman has authorized that portions of the prospectus be attributed to it. The registered business address of Oliver Wyman is 1166 6th Ave, New York, NY 10036.

 WHERE YOU CAN FIND ADDITIONAL INFORMATION

        We have filed with the SEC a registration statement on Form F-1, including relevant exhibits and schedules under the Securities Act with respect to underlying ordinary shares represented by the ADSs, to be sold in this offering. We have also filed with the SEC a related registration statement on Form F-6 to register the ADSs. This prospectus, which constitutes a part of the registration statement, does not contain all of the information contained in the registration statement. You should read the registration statements on Form F-1 and Form F-6 and their exhibits and schedules for further information with respect to us and our ADSs.

        Immediately upon completion of this offering we will become subject to periodic reporting and other informational requirements of the Exchange Act as applicable to foreign private issuers. Accordingly, we will be required to file reports, including annual reports on Form 20-F, and other information with the SEC. All information filed with the SEC can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. You may also obtain additional information over the Internet at the SEC's website at www.sec.gov.

        As a foreign private issuer, we are exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and content of proxy statements to shareholders, and our executive officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we will not be required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. However, we intend to furnish the depositary with our annual reports, which will include a review of operations and annual audited consolidated financial statements prepared in conformity with U.S. GAAP, and all notices of shareholders' meeting and other reports and communications that are made generally available to our shareholders. The depositary will make such notices, reports and communications available to holders of ADSs and, upon our written request, will mail to all record holders of ADSs the information contained in any notice of a shareholders' meeting received by the depositary from us.

HEXINDAI INC.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders
of Hexindai Inc.

        We have audited the accompanying consolidated balance sheets of Hexindai Inc. (the "Company") as of March 31, 2017 and 2016, and the related consolidated statements of income and comprehensive income (loss), changes in shareholders' equity and cash flows for the years ended March 31, 2017, 2016 and 2015. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States) and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Hexindai Inc., as of March 31, 2017 and 2016, and the consolidated results of its operations and its cash flows for the years ended March 31, 2017, 2016 and 2015 in conformity with accounting principles generally accepted in the United States of America.

/s/Marcum Bernstein & Pinchuk LLP

Marcum Bernstein & Pinchuk LLP
Beijing, China
July 6, 2017, except for Note 17, as to which the date is September 19, 2017

HEXINDAI INC.

CONSOLIDATED BALANCE SHEETS

	March 31 2017	March 31 2016
ASSETS
CURRENT ASSETS:
Cash	$19,232,275	$7,818,936
Prepayments and other assets	4,139,354	1,801,516
Amounts due from related parties	4,182,502	—

TOTAL CURRENT ASSETS	27,554,131	9,620,452
Amounts due from related parties	—	11,951,205
Property, equipment and software at cost, net	427,938	252,830
Deferred tax assets	400,062	568,405

TOTAL ASSETS	$28,382,131	$22,392,892

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Accrued expenses and other current liabilities	$789,129	$3,514,551
Risk reserve liability	—	2,717,335
Taxes payable	4,088,646	2,100,637
Amounts due to related party	—	48,412

TOTAL CURRENT LIABILITIES	4,877,775	8,380,935

TOTAL LIABILITIES	$4,877,775	$8,380,935

COMMITMENTS
SHAREHOLDERS' EQUITY:
Ordinary shares, $0.0001 par value, 500,000,000 shares authorized, 42,921,600 and 42,080,000 shares issued and outstanding as of March 31, 2017 and 2016, respectively*	$4,292	$4,208
Additional paid-in capital	13,285,717	11,284,230
Retained Earnings	11,759,100	3,188,236
Accumulated other comprehensive loss	(1,544,753)	(464,717)

TOTAL SHAREHOLDERS' EQUITY	23,504,356	14,011,957

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$28,382,131	$22,392,892

*
The shares are presented on a retroactive basis to reflect the nominal share issuance.

The accompanying notes are an integral part of these consolidated financial statements.

HEXINDAI INC.

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME (LOSS)

	For The Years Ended March 31,
	2017	2016	2015
NET REVENUE
Loan facilitation, post-origination and other service, net	$23,092,405	$11,917,870	$4,648,318
Business and sales related taxes	(171,862)	(23,644)	(2,345)

NET REVENUE	22,920,543	11,894,226	4,645,973

OPERATING EXPENSES
Sales and marketing	5,212,127	3,840,143	2,605,042
Service and development	5,149,265	2,358,867	1,605,636
General and administrative	2,645,605	1,554,833	733,920

Total operating expenses	13,006,997	7,753,843	4,944,598

INCOME FROM OPERATIONS	9,913,546	4,140,383	(298,625)

OTHER INCOME (EXPENSE)
Other income	198,624	37,751	5,151
Other expense	(19,095)	(11,481)	(12,855)

Total other income (expense), net	179,529	26,270	(7,704)

INCOME (LOSS) BEFORE INCOME TAXES	10,093,075	4,166,653	(306,329)
PROVISION FOR INCOME TAXES	1,522,211	628,246	43,842

NET INCOME (LOSS)	8,570,864	3,538,407	(350,171)
OTHER COMPREHENSIVE (LOSS) INCOME
Foreign currency translation adjustment	(1,080,036)	(482,083)	17,366

COMPREHENSIVE INCOME (LOSS)	$7,490,828	$3,056,324	$(332,805)

Basic and diluted earnings (loss) per common share*	$0.20	$0.08	$(0.01)

Weighted average number of shares outstanding*	42,331,200	42,080,000	42,080,000

*
The shares and per share data are presented on a retroactive basis to reflect the nominal share issuance.

The accompanying notes are an integral part of these consolidated financial statements.

HEXINDAI INC.

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

	Ordinary Shares				Accumulated Other Comprehensive Income
			Additional paid in capital	Retained Earnings
	Shares*	Amount				Total
April 1, 2014	42,080,000	$4,208	$—	$—	$—	$4,208
Owner's contribution	—	—	3,683,182	—	—	3,683,182
Net loss for the year	—	—	—	(350,171)	—	(350,171)
Foreign currency translation adjustment	—	—	—	—	17,366	17,366
March 31, 2015	42,080,000	$4,208	$3,683,182	$(350,171)	$17,366	$3,354,585

Owner's contribution	—	—	7,601,048	—	—	7,601,048
Net income for the year	—	—	—	3,538,407	—	3,538,407
Foreign currency translation adjustment	—	—	—	—	(482,083)	(482,083)
March 31, 2016	42,080,000	$4,208	$11,284,230	$3,188,236	$(464,717)	$14,011,957

Private placement	841,600	84	2,000,000	—	—	2,000,084
Owner's contribution	—	—	1,487	—	—	1,487
Net income for the year	—	—	—	8,570,864	—	8,570,864
Foreign currency translation adjustment	—	—	—	—	(1,080,036)	(1,080,036)
March 31, 2017	42,921,600	$4,292	$13,285,717	$11,759,100	$(1,544,753)	$23,504,356

*
The shares are presented on a retroactive basis to reflect the nominal share issuance.

The accompanying notes are an integral part of these consolidated financial statements.

HEXINDAI INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For The Years Ended March 31,
	2017	2016	2015
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$8,570,864	$3,538,407	$(350,171)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	92,224	61,392	19,701
Deferred tax expense (benefit)	135,641	(366,498)	(218,949)
Changes in operating assets and liabilities:
Prepayments and other assets	(2,456,342)	(972,276)	(884,231)
Accrued expenses and other liabilities	(2,562,903)	1,177,828	2,473,058
Taxes payable	2,170,343	1,534,277	624,230
Risk reserve liability	2,287,537	1,872,509	922,877
Amounts due to related party	(47,620)	179,803	—

NET CASH PROVIDED BY OPERATING ACTIVITIES	8,189,744	7,025,442	2,586,515

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisitions of property, equipment and software	(287,765)	(120,461)	(223,999)

NET CASH USED IN INVESTING ACTIVITIES	(287,765)	(120,461)	(223,999)

CASH FLOWS FROM FINANCING ACTIVITIES:
Capital contributions by owners	1,487	7,601,048	3,683,182
Private placement	2,000,000	—	—
Due from related parties	(5,945,298)	(10,009,630)	(8,056,847)
Repayments from related parties	8,232,457	2,651,848	2,961,074

NET CASH PROVIDED BY FINANCING ACTIVITIES	4,288,646	243,266	(1,412,591)

EFFECT OF EXCHANGE RATE CHANGE ON CASH	(777,286)	(283,992)	4,756

NET INCREASE IN CASH	11,413,339	6,864,255	954,681
CASH — beginning of year	7,818,936	954,681	—

CASH — end of year	$19,232,275	$7,818,936	$954,681

SUPPLEMENTAL CASH FLOW DISCLOSURES:
Cash paid for income tax	$300,601	$—	$—

Cash paid for interest	$—	$—	$—
SUPPLEMENTAL DISCLOSURE OF NON-CASH ACTIVITIES:
Risk reserve liability balance paid to 3rd party insurance company by Hexin Group on behalf of the Company	$4,893,590	$—	$—

The accompanying notes are an integral part of these consolidated financial statements.

HEXINDAI INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1—BUSINESS DESCRIPTION

Organization and description of business

        Hexindai Inc. ("Hexindai" or the "Company"), through its subsidiaries and variable interest entity ("VIE"), is an online marketplace connecting borrowers and investors in the People's Republic of China ("PRC" or "China").

        Hexindai is a limited company established under the laws of the Cayman Islands on April 26, 2016. Mr. Xiaobo An, the Chairman of the Board of the Company, is the ultimate controlling shareholder ("the Controlling Shareholder") of the Company.

        On March 7, 2014, Hexin E-Commerce Co., Ltd ("Hexin E-Commerce" or "VIE") was incorporated by the controlling shareholder in PRC. Hexin E-Commerce provides services through its online marketplace connecting borrowers and investors. On October 16, 2015, a third party A invested to Hexin E-Commerce and received 5% ownership of Hexin E-Commerce (see Note 12). Subsequently, the third party A transferred its ownership in Hexin E-Commerce to a third party B on October 19, 2016 and the third party B in turn received a 5% ownership interest of Hexindai on November 1, 2016.

        On March 25, 2016, Hexin E-Commerce established a branch Hexin E-Commerce Tianjin Technology ("Tianjin"), which also provides similar service to the borrower and investors.

        On May 27, 2016, Hexindai incorporated Hexindai Hong Kong Limited ("HK Hexindai"), a limited company formed in accordance with laws and regulations of Hong Kong. On August 8, 2016, HK Hexindai incorporated a Beijing Hexin Yongheng Technology Development Co., LTD ("WOFE").

Reorganization

        In anticipation of an initial public offering ("IPO") of its equity securities, the Company undertook a reorganization and became the ultimate holding company of HK Hexindai, WOFE and Hexin E-Commerce, which were all controlled by the same shareholders before and after the Reorganization. Details of the subsidiaries and VIE of the Company are set out below:

	Date of incorporation	Place of incorporation	Percentage of ownership	Principal activities
Wholly owned subsidiaries
Hexindai Hong Kong Limited ("HK Hexindai")	May 27, 2016	Hong Kong	100%	Investment holding
Beijing Hexin Yongheng Technology Development Co., Ltd ("WOFE")	August 8, 2016	PRC	100%	Consultancy and information technology support
Variable Interest Entity ("VIE")
Hexin E-Commerce Co., Ltd ("Hexin E-Commerce")	March 7, 2014	PRC	VIE	An online marketplace connecting borrowers and investors

        Effective on November 1, 2016, shareholders of Hexin E-Commerce and WOFE entered into a series of contractual agreements ("VIE Agreements" which are described below). As a result, the Company, through its wholly owned subsidiaries HK Hexindai and WOFE, has been determined to be the primary beneficiary of Hexin E-Commerce and the Company treats Hexin E-Commerce as a VIE. Accordingly, the Company consolidates Hexin E-Commerce's operations, assets and liabilities.

HEXINDAI INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 1—BUSINESS DESCRIPTION (Continued)

        The above mentioned transactions were accounted for as a recapitalization. The Company together with its wholly-owned subsidiary HK Hexindai and WOFE and its VIE were effectively controlled by the same shareholders before and after the reorganization and therefore the Reorganization is considered under common control and was accounted for similar to the pooling method of accounting. The accompanying consolidated financial statements have been prepared as if the current corporate structure has been in existence throughout the periods presented. The consolidation of the Company and its subsidiaries and VIE has been accounted for at historical cost as of the beginning of the first period presented in the accompanying.

The VIE arrangements

        Foreign ownership of internet-based businesses, including distribution of online information (such as an online marketplace connecting borrowers and investors), is subject to restrictions under current PRC laws and regulations. The Company is a Cayman Islands company and WOFE (its PRC subsidiary) is considered foreign invested enterprise. To comply with these regulations, the Company conducts the majority of its activities in PRC through its consolidated affiliate Hexin E-Commerce.

        Hexin E-Commerce holds the requisite licenses and permits necessary to conduct the Company's online marketplace connecting borrowers and investors business. WOFE has entered into the following contractual arrangements with shareholders of Hexin E-Commerce, that enable the Company to (1) have power to direct the activities that most significantly affects the economic performance of Hexin E-Commerce, and (2) receive the economic benefits of Hexin E-Commerce that could be significant to Hexin E-Commerce. The Company is fully and exclusively responsible for the management of Hexin E-Commerce, assumes all of risk of losses of Hexin E-Commerce and has the exclusive right to exercise all voting rights of Hexin E-Commerce's shareholder. Therefore, in accordance with ASC 810 "Consolidation", the Company is considered the primary beneficiary of Hexin E-Commerce and has consolidated Hexin E-Commerce's assets, liabilities, results of operations, and cash flows in the accompanying consolidated financial statements.

Exclusive Business Cooperation Agreement.

        On November 1, 2016, WOFE entered into an Exclusive Business Cooperation Agreement with Hexin E-Commerce to enable WOFE to receive substantially all of the assets and business of Hexin E-Commerce in China. Under this Agreement, WOFE has the exclusive right to provide Hexin E-Commerce with comprehensive technical support, consulting services and other services during the term of this Agreement, including but not limited to software licensing; development, maintenance and update of software, network system, hardware and database; technical support and training for employees; consultancy on technology and market information; business management consultation; marketing and promotion services, etc. WOFE has the right to determine the fees associated with the services it provides based on the technical difficulty and complexity of the services, the actual labor costs it incurs for providing the services and some other factors during the relevant period. This Agreement became effective on November 1, 2016 and will remain effective unless otherwise terminated in writing by WOFE.

HEXINDAI INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 1—BUSINESS DESCRIPTION (Continued)

Equity Pledge Agreements

        Pursuant to the three Equity Pledge Agreements dated November 1, 2016 among Hexin E-Commerce, each of the Shareholders of Hexin E-Commerce and WOFE, each Shareholder of Hexin E-Commerce agreed to pledge his equity interest in Hexin E-Commerce to WOFE to secure the performance of the VIEs' obligations under the Exclusive Business Cooperation Agreement and any such agreements to be entered into in the future. Shareholders of Hexin E-Commerce agreed not to transfer, sell, pledge, dispose of or otherwise create any encumbrance on their equity interests in Hexin E-Commerce without the prior written consent of WOFE. The Pledge became effective on such date when the pledge of the Equity Interest contemplated herein is registered with relevant administration for industry and commerce (the "AIC") and will remain effective until all contract obligations have been fully performed and all secured indebtedness have been fully paid.

Exclusive Option Agreements

        Pursuant to the three Exclusive Option Agreements entered into on November 1, 2016 among WOFE, Hexin E-Commerce and each of the Shareholders of Hexin E-Commerce, each of the Shareholders of Hexin E-Commerce irrevocably grant WOFE an irrevocable and exclusive right to purchase, or designate one or more persons (including individuals, corporations, partnerships, partners, enterprises, trusts or non-corporate organizations) to purchase the equity interests in Hexin E-Commerce then held by such Shareholder of Hexin E-Commerce once or at multiple times at any time in part or in whole at WOFE's sole and absolute discretion to the extent permitted by Chinese laws at the price of RMB 1 or at the price of the minimum amount of consideration permitted by applicable PRC law at the time when such purchase occurs. These three Agreements became effective on November 1, 2016 and will remain effective until all equity interests held by the shareholders of Hexin E-Commerce in Hexin E-Commerce have been transferred or assigned to WOFE and/or its designees.

Loan Agreements

        Pursuant to the three Loan Agreements dated November 1, 2016 between each of the Shareholders of Hexin E-Commerce and WOFE, WOFE agreed to lend each of the Shareholders of Hexin E-Commerce a loan only to subscribe registered capital of Hexin E-Commerce. The repayment of the loan shall be made by permitting Hexin Yonggeng to execute its exclusive right to purchase shares from the shareholders of Hexin E-Commerce under the Exclusive Option Agreement as the repayment is equivalent with the consideration of the purchased shares. The term of these loans is 10 years from November 1, 2016, which may be extended upon mutual written consent of both parties.

Power of Attorney

        On November 1, 2016, each Shareholder of Hexin E-Commerce, executed Power of Attorney agreement with WOFE and Hexin E-Commerce, whereby Shareholders of Hexin E-Commerce irrevocably appoint and constitute WOFE as their attorney-in-fact to exercise on the shareholders' behalf any and all rights that Shareholders of Hexin E-Commerce have in respect of their equity interests in Hexin E-Commerce. These three Power of Attorney documents became effective on November 1, 2016 and will remain irrevocable and continuously effective and valid as long as the original shareholders of Hexin E-Commerce remains as the Shareholders of Hexin E-Commerce.

HEXINDAI INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 1—BUSINESS DESCRIPTION (Continued)

Risks in relation to the VIE structure

        The Company believes that the contractual arrangements with its VIEs and their respective shareholders are in compliance with PRC laws and regulations and are legally enforceable. However, uncertainties in the PRC legal system could limit the Company's ability to enforce the contractual arrangements. If the legal structure and contractual arrangements were found to be in violation of PRC laws and regulations, the PRC government could:

  •
  revoke the business and operating licenses of the Company's PRC subsidiary and VIEs;

  •
  discontinue or restrict the operations of any related-party transactions between the Company's PRC subsidiary and VIEs;

  •
  limit the Group's business expansion in China by way of entering into contractual arrangements;

  •
  impose fines or other requirements with which the Company's PRC subsidiary and VIEs may not be able to comply;

  •
  require the Company or the Company's PRC subsidiary and VIEs to restructure the relevant ownership structure or operations; or

  •
  restrict or prohibit the Company's use of the proceeds of the additional public offering to finance the Group's business and operations in China.

        The Company's ability to conduct its online Peer to Peer ("P2P") Marketplace business may be negatively affected if the PRC government were to carry out of any of the aforementioned actions. As a result, the Company may not be able to consolidate its VIEs in its consolidated financial statements as it may lose the ability to exert effective control over the VIEs and their respective shareholders and it may lose the ability to receive economic benefits from the VIEs. The Company, however, does not believe such actions would result in the liquidation or dissolution of the Company, its PRC subsidiary and VIEs.

        The interests of the shareholders of VIE may diverge from that of the Company and that may potentially increase the risk that they would seek to act contrary to the contractual terms, for example by influencing VIE not to pay the service fees when required to do so. The Company cannot assure that when conflicts of interest arise, shareholders of VIE will act in the best interests of the Company or that conflicts of interests will be resolved in the Company's favor. Currently, the Company does not have existing arrangements to address potential conflicts of interest the shareholders of VIE may encounter in its capacity as beneficial owners and directors of VIE, on the one hand, and as beneficial owners and directors of the Company, on the other hand. The Company believes the shareholders of VIE will not act contrary to any of the contractual arrangements and the exclusive option agreements provide the Company with a mechanism to remove the current shareholders of VIE should they act to the detriment of the Company. The Company relies on certain current shareholders of VIE to fulfill their fiduciary duties and abide by laws of the PRC and act in the best interest of the Company. If the Company cannot resolve any conflicts of interest or disputes between the Company and the shareholders of VIE, the Company would have to rely on legal proceedings, which could result in disruption of its business, and there is substantial uncertainty as to the outcome of any such legal proceedings.

HEXINDAI INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 1—BUSINESS DESCRIPTION (Continued)

        Total assets and liabilities presented on the Company's consolidated balance sheets and sales, expense, net income presented on Consolidated Statement of Income and Comprehensive Income (Loss) as well as the cash flow from operating, investing and financing activities presented on the Consolidated Statement of Cash Flows are substantially the financial position, operation and cash flow of the Company's VIE Hexin E-Commerce. The Company has not provided any financial support to Hexin E-Commerce for the years ended March 31, 2017 and 2016. The assets and liabilities of the consolidated VIE as of March 31, 2017 and 2016 are listed below:

	March 31, 2017	March 31, 2016
Current assets	$27,554,131	$9,620,452
Non-current assets	828,000	12,722,787

Total assets	$28,382,131	$22,392,892

Current liabilities	$4,877,775	$8,332,523
Non-current liabilities	—	—

Total liabilities	$4,877,775	$8,332,523

Note 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of consolidation

        The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America ("U.S GAAP") and have been consistently applied.

        The consolidated financial statements include the financial statements of Hexindai Inc., HK Hexindai, WOFE and Hexin E-Commerce (collectively, the "Company"). All intercompany balances and transactions are eliminated upon consolidation.

Uses of estimates

        The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during each reporting period. Actual results could differ from those estimates. Significant accounting estimates reflected in the Company's consolidated financial statements include: the Company's ability to realize deferred tax assets, estimated useful lives and fair value in connection with the impairment of property and equipment, risk reserve liability and accruals for income tax uncertainties.

Revenue recognition

        The Company is an online marketplace connecting borrowers and investors. The Company provides loan facilitation and management service to borrowers and post-origination service to investors and earns revenue accordingly. Revenue is recognized when all of the following conditions are met: persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the

HEXINDAI INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

price is fixed or determinable and collectability is reasonably assured. These criteria as they relate to each of the following major revenue generating activities are described below.

  •
  Transaction with credit loans' borrowers and investors

        The Company generates loan facilitation service fees and post-origination service fees by providing the following services:

a)
Connecting investors to qualified borrowers and facilitating loan arrangements between the parties;

b)
Providing post-origination services for investors over the loan term, including monitoring payments from borrowers and to investors and maintaining investors' account portfolios;

c)
Providing risk reserve, which ceased on February 1, 2017.

        The Company has determined that the transactions with credit loans' borrowers and investors contain the following multiple elements: loan facilitation, post-origination service and the risk reserve which was ceased on February 1, 2017. The Company has determined that both investors and borrowers are its customers. It receives loan facilitation service fees paid by credit loan borrowers upfront at the time of credit loan issuance and post-origination service fees from investors when investors receive each interest payment from borrowers over the term of the credit loan. Prior to February 1, 2017, the amount equal to the fair value of the risk reserve liability is firstly allocated to the risk reserve in accordance with ASC Topic 460, Guarantees at fair value, and deducted from the total revenue. The remaining amount from investors and borrowers is allocated to loan facilitation service fee and post-origination service fee using best estimated selling price, as neither vendor specific objective evidence nor third party evidence of selling price is available. Loan facilitation revenue is recognized at loan inception. Revenue earned from investors for post-origination services is recognized over the term of the loan as cash is received. Since February 1, 2017, we have terminated this risk reserve liability policy and introduced an insurance arrangement with a third-party insurer to protect investors against the risk of borrower defaults. As a result, no fair value was allocated to risk reserve liability.

  •
  Transaction with secured loans' borrowers and investors

        The Company generates loan management service fees and post-origination service fees by providing the following services:

a)
Connecting investors to qualified borrowers and facilitating the execution of loan agreements between the parties;

b)
Loan management on reviewing the borrower's pledge asset condition and updating secured asset information and status over the term of the loan period;

c)
Providing post-origination services for investors over the loan term, including monitoring payments from borrowers and to investors and maintaining investors' account portfolios;

d)
Providing risk reserve, which ceased on February 1, 2017.

        The Company has determined that the transactions with secured loans' borrowers and investors contain the following multiple elements: loan management, post-origination service and the risk reserve which was ceased on February 1, 2017. The Company has determined that both investors and borrowers are its customers. It receives loan management service fees paid by secured loan borrowers over the term of secured loan and post-origination service fees from investors when investors receive each

HEXINDAI INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

interest payment from borrowers over the term of the secured loan. Prior to February 1, 2017, the amount equal to the fair value of the risk reserve liability is firstly allocated to the risk reserve in accordance with ASC Topic 460, Guarantees at fair value, and deducted from total fees. The remaining amount from investors and borrowers is allocated to loan management service fee and post-origination service fee using best estimated selling price, as neither vendor specific objective evidence nor third party evidence of selling price is available. Loan management fee is recognized over the loan period in accordance with the monthly service provided. Revenue earned from investors for post-origination services is recognized over the term of the loan as cash is received. Since February 1, 2017, the Company has terminated this risk reserve liability policy and introduced an insurance arrangement with a third-party insurer to protect investors against the risk of borrower defaults. As a result, no fair value was allocated to risk reserve liability.

Other revenue

        Other revenue includes membership fee for investors, banking fee to investor and one-time fees for loan transfers. Other revenue is recognized as earned.

Cash incentives reward program

        To expand its market presence, the Company provide cash incentives to qualified investor within a limited period. During the relevant incentive program period, the Company set certain thresholds for the investor to qualify to enjoy the cash incentive. When qualified investment is made, the cash payment is provided to the investor. In accordance with ASC 605-50-45-9 (b), the cash incentive program requires the individual investor to make a minimum investment before he or she can earn the incentive and it is probable that the revenue earned from the investor invested through the Company's cash incentive program exceed the incentive payments, therefore, the cash incentives provided are accounted for as reduction of revenue in accordance with ASC subtopic 605-50.

Risk reserve liability

        Since inception, the Company launched an investor protection service in the form of risk reserve policy. In accordance with the risk reserve policy agreed upon between the Company and its investors, if a loan facilitated by the Company defaults, the Company is obligated to guarantee the certain portion of unpaid principal and interest repayment of the defaulted loan up to the balance of the risk reserve liability on a portfolio basis. Pursuant to the Company's public announcement on its website to all investors, the Company grouped loans facilitated in the Company's marketplace into two portfolios: Credit loans (loans without pledged assets) and Secured loans (loans with pledged assets). In accordance with the term of risk reserve agreed by the Company and investors, the risk reserve liability being set aside equals total of 1% and 2% of the loan principal amount plus interest for loans facilitated on our marketplace under all secured loans and credit loans, respectively ("Risk Reserve Rate"). The Company reserves the right to revise the percentage upwards or downwards as a result of the Company's continuing evaluation of factors such as working capital and market conditions. There is no limit on the period of time in which an investor can receive payments for unpaid interest and principal from the risk reserve policy, but the Company's obligation under the risk reserve liability to make payments is limited to the balance of the risk reserve liability at any point in time.

HEXINDAI INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        Starting on February 1, 2017, the Company entered into a series of agreements ("Insurance Agreement") with a third party insurance company. Pursuant to the Insurance Agreement, the insurance company charges borrowers an insurance fee at 2% of the loan principal amount plus interest for loans facilitated on our marketplace under credit loan starting from February 1, 2017, which is collected by the Company on behalf of the insurance company at the inception of loan. Additionally, the Company transferred the balance of the risk reserve liability as of January 31, 2017 of approximately $4.9 million to the insurance company at the inception of the Insurance Agreement. In return, the insurance company assumes the risk reserve obligation of the Company on the outstanding loan balances that were covered under the risk reserve policy as of January 31, 2017 and insures future defaults. Starting from February 2017 the Company no longer records risk reserve liability.

Material Terms and Conditions of the Insurance Agreement

        On January 25, 2017 and on March 31, 2017, a third party insurance company and the Company entered into a framework agreement and a supplemental agreement, respectively, setting out the terms and conditions of the insurance arrangement to be provided by the insurance company. The term of the Insurance Agreement is one year starting from the date of entering into the agreement, which can be automatically renewed prior to expiry each year. Under the Insurance Agreement, the Company is responsible for implementing proper credit and risk assessment procedures on borrowers. The insurance company is entitled to refuse to provide insurance coverage if the Company fails to implement proper credit and risk assessment procedures on borrowers or if any borrowers fail to meet the internal requirements of the insurance company. The insurance company is responsible for providing insurance coverage to investors who invested in loans to such borrowers who are qualified under the Company's credits and risk assessment procedures, subject to the satisfaction of prescribed insurance requirements of the insurance company. On default of any qualified borrower, the insurance company shall compensate the investor(s) for the portion of the outstanding amount of loan principal and the accrued interest for which the borrower has failed to make payment through custody accounts that the insurance company and the investor(s) have set up with a third party bank. The Company is responsible for the collection of late payments and the production of evidence of non-payment and relevant information. The Company shall conduct review of materials provided by the borrowers stringently. In the event that the insurance company issues insurance incorrectly due to the Company's failure in reviewing materials provided by the borrowers, the insurance company is entitled to require the Company to compensate for all the losses and relevant expenses incurred. Each party is entitled, on written notice, to unilaterally terminate the agreement should the other party engage in any action that is in breach of any laws, regulations or the terms of this agreement. On March 31, 2017, the insurance company and the Company entered into a supplemental agreement which set forth certain additional terms and conditions, including but not limited to, the insurance coverage over existing loan products which are managed through a third party bank's custody accounts. The Company also agreed to transfer the risk reserve liability balance as of January 31, 2017 to the insurance company as a one-time payment of the premium of the insurance arrangement over all existing loan products as of January 31, 2017.

        Under the Insurance Agreement, the borrowers as the policyholders, take out the insurance underwritten by the insurance company, for the benefit of investors as the insured beneficiaries. Effective from February 1, 2017, once a borrower applicant passes the Company's credit assessment and the loan product is listed and fully committed by investors on the Company's online platform, the

HEXINDAI INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

insurance provider shall enter into an insurance agreement with the investors. Borrowers are automatically enrolled into the insurance arrangement. If the insurance company refuses to provide insurance coverage to any borrower, such borrower shall not be able to proceed to take out a loan on the Company's online marketplace. The Company assists the insurance provider in collecting the premium for the insurance, which represents 2% of the loan principal amount plus interest of loans facilitated on the Company's marketplace. If the borrower fails to repay the investor, the insurance provider shall compensate the investor for the principal investment amount and accrued interests. In the event the framework agreement terminates, the insurance company will be liable for the defaulting loans which it has agreed to provide insurance for as of such date of termination until all the relevant outstanding loans have been repaid. In the event that the Company provides the insurance company with borrowers' information that is incorrect or incomplete, and the insurance company has made compensations based on insurance policies that were issued in reliance on such incorrect information, the insurance company shall be entitled to require the Company to compensate all relevant losses and relevant expenses. However, the Company will not approve the loan applications of borrowers who fail to provide a complete set of documentation and required materials. Therefore, it is unlikely for such borrowers to successfully obtain a loan, and in turn for such borrower's loan to be covered under an insurance policy issued by the insurance company. As of the date of this report, there have been no such claims for compensation from the insurance company to the Company.

        In accordance with ASC 460-10-55-23 (b), at the inception of each loan, the Company recognizes a stand-ready liability based on Risk Reserve Rate of loan facilitation amount under all secured loans and credit loans, respectively, and offset the revenue. The Company estimated the fair value of the risk reserve liability based on the expected future payouts from the estimated loan loss rate ("Loan Loss Rate"), which is assessed from the underlying borrower's risk assessment and historical and estimated future loan defaults. In determining the fair value of the risk reserve liability, the Company considers factors including but not limited to the historical loan loss rate, the estimated future loan loss rate and the impacts from the Insurance Agreement effective on February 1, 2017, the Company determines the estimated fair value of risk reserve liability as of January 31, 2017 and March 31, 2016 approximates the amounts calculated based on the Risk Reserve Rate. The Company regularly reviews the borrower's risk profile, actual loss rate of each loan performance to ensure the estimation are kept up-to-date.

        According to ASC 460-10-35-1, the risk reserve liability initially recognized would typically be reduced as the Company is released from risk under the guarantee either through expiry or performance. The Company tracks its risk reserve fund liability on a loan-by-loan basis to monitor the expiration. Effective on February 1, 2017, the risk reserve liability balance of approximately of $4.9 million were transferred to the insurance company as one-time payment, no revenue or expense were recorded for this transaction.

        On a portfolio basis, when the aggregate contingent liability required to be recognized under ASC 450-20-25 exceeds the risk reserve liability balance, the Company will record the excess as expense.

HEXINDAI INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        The movement of risk reserve liability for the years ended March 31, 2017, 2016 and 2015 is as follows:

	For the Years Ended March 31,
	(US$)	(US$)	(US$)
	2017	2016	2015
Opening balance	$2,717,335	$927,763	$—
Liability arising at the inception of loans	7,041,697	5,715,313	3,447,105
Release on expiration	(2,168,547)	(3,699,071)	(2,524,228)
Payout	(2,470,347)	(143,733)	—
Foreign exchange translation impact	(226,548)	(82,937)	4,886

Sub-total	4,893,590	2,717,335	927,763
Transferred to insurance company	(4,893,590)	—	—

Ending Balance	$—	$2,717,335	$927,763

Cash

        The Company maintains certain cash with financial institutions in the People's Republic of China ("PRC") which are not insured or otherwise protected. Should any of these institutions holding the Company's cash become insolvent, or if the Company is unable to withdraw funds for any reason, the Company could lose the cash on deposit with that institution.

Deferred offering costs

        Deferred offering costs consist principally of legal, printing and registration costs in connection with the initial public offering of the Company's ordinary shares ("IPO"). Such costs are deferred until the closing of the offering, at which time the deferred costs are offset against the offering proceeds. In the event the offering is unsuccessful or aborted, the costs will be expensed. Deferred offering costs as of March 31, 2017 amounted to $0.4 million and were included in other assets.

Property, equipment and software, net

        Property, equipment and software acquired are recorded at cost. Depreciation and amortization is provided in amounts sufficient to amortize the cost of the related assets over their useful lives using the straight line method, as follows:

Useful life
Office equipment	3-5 years
Software	5 years
Leasehold improvements	over shorter of the lease term or expected useful life

        The Company eliminates the cost and related accumulated depreciation and amortization of assets sold or otherwise retired from the accounts and includes any gain or loss in the statement of income. The Company charges maintenance, repairs and minor renewals directly to expenses as incurred; major additions and betterment to equipment are capitalized.

Long-lived assets and other acquired intangible assets

        The Company reviews property, equipment and identifiable intangibles for impairment. Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. Recoverability of these assets is measured by comparison of

HEXINDAI INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

their carrying amounts to future undiscounted cash flows the assets are expected to generate. If property and equipment and certain identifiable intangibles are considered to be impaired, the impairment to be recognized equals the amount by which the carrying value of the assets exceeds its fair value. The Company did not record any impairment for the years ended March 31, 2017 and 2016, respectively.

Advertising and promotion expenses

        Advertising expenses represent expenses for placing advertisements on television, radio and newspaper, as well as on Internet websites and search engines. Advertising and promotion cost are expensed as incurred. For the years ended March 31, 2017, 2016 and 2015, the advertising and promotion expense was $3,500,611, $2,358,494 and $1,237,342, respectively.

Research and development costs

        Research and development costs are expensed to operations as incurred. For the years ended March 31, 2017, 2016 and 2015, research and development expense was $1,567,738, $895,993 and $250,010, respectively, and included in service and development expense.

Service and development expense

        Service and development expense consists primarily of variable expenses and vendor costs, including costs related to credit assessment, customer and system support, payment processing services and collection associated with facilitating and servicing loan.

Share-based compensation

        Under the Company's 2016 Equity Incentive Plan, the Company may grant share options to the Company's selected employees, directors and non-employee consultants. Awards granted to employees with service conditions attached are measured at the grant date fair value and are recognized as an expense using straight-line method, net of estimated forfeitures, over the requisite service period, which is generally the vesting period. The estimate of forfeitures will be adjusted over the requisite service period to the extent that actual forfeitures differ, or are expected to differ, from such estimates. Changes in estimated forfeitures will be recognized through a cumulative catch-up adjustment in the period of change and will also impact the amount of share-based compensation expense to be recognized in future periods.

        Awards granted to employees with performance conditions attached are measured at fair value on the grant date and are recognized as the compensation expenses in the period and thereafter when the performance goal becomes probable to achieve.

        Awards granted to employees with market conditions attached are measured at fair value on the grant date and are recognized as compensation expenses over the estimated requisite service period, regardless of whether the market condition has been satisfied if the requisite service period is fulfilled.

        Awards granted to non-employees are measured at fair value at the earlier of the commitment date or the date the services are completed, and are recognized using straight-line method over the period the service is provided.

        Binomial option-pricing models are adopted to measure the value of awards at each grant date or measurement date. The determination of fair value is affected by the share price as well as assumptions relating to a number of complex and subjective variables, including but not limited to the expected share price volatility, actual and projected employee and non-employee share option exercise behavior, risk-free interest rates and expected dividends. The use of the option-pricing model requires extensive

HEXINDAI INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

actual employee and non-employee exercise behavior data for the relative probability estimation purpose, and a number of complex assumptions.

Income taxes

        The Company's subsidiary and VIE in China are subject to the income tax laws of the relevant tax jurisdiction. No taxable income was generated outside the PRC for the years ended March 31, 2017, 2016 and 2015. The Company accounts for income tax under the asset and liability method, which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of the events that have been included in the financial statements or tax returns. Deferred income taxes will be recognized if significant temporary differences between tax and financial statements occur. Valuation allowances are established against net deferred tax assets when it is more likely than not that some portion or all of the deferred tax asset will not be realized. As of March 31, 2017 and 2016, no valuation allowance is considered necessary.

        In the normal course of business, the Company may be subject to challenges from taxing authorities regarding the amounts of taxes due. These challenges may alter the timing or amount of taxable income or deductions. Management determines whether the benefits of its tax positions are more-likely-than-not of being sustained upon audit based on the technical merits of the tax position. The Company records a liability for uncertain tax positions when it is probable that a loss has been incurred and the amount can be reasonably estimated.

        The Company continually evaluates expiring statutes of limitations, audits, proposed settlements, changes in tax law and new authoritative rulings. An uncertain tax position is recognized as a benefit only if it is "more likely than not" that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the "more likely than not" test, no tax benefit is recorded. Penalties and interest incurred related to underpayment of income tax are classified as income tax expense in the period incurred. The Company evaluates each uncertain tax position (including the potential application of interest and penalties) based on the technical merits, and measure the unrecognized benefits associated with the tax positions. As of March 31, 2017 and 2016, the Company did not have any significant unrecognized uncertain tax positions. All tax returns since the Company's inception are still subject to examination by tax authorities.

        The Company has elected to early adopt ASU 2015-17 prospectively in 2015 in accordance with ASU No. 2015-17, Income Taxes (Topic 740): Balance Sheet Classification of Deferred Taxes. As a result, the Company has presented all deferred tax assets and liabilities as noncurrent on our consolidated balance sheet since 2015.

Value added tax ("VAT")

        The Company is subject to VAT at the rate of 6% and related surcharges on revenue generated from providing services. The Company reported revenue net of VAT. This VAT may be offset by qualified input VAT paid by the Company to supplies. Net VAT payable balance is included in the taxes payable on the face of consolidated balance sheets.

Earnings per share

        The Company computes earnings per share ("EPS") in accordance with ASC 260, "Earnings per Share" ("ASC 260"). ASC 260 requires public companies with capital structures to present basic and diluted EPS. Basic EPS is measured as net income divided by the weighted average common shares

HEXINDAI INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

outstanding for the period. Diluted EPS is similar to basic EPS but presents the dilutive effect on a per share basis of potential common shares (e.g., convertible securities, options and warrants) as if they had been converted at the beginning of the periods presented, or issuance date, if later. Potential common shares that have an anti-dilutive effect (i.e., those that increase income per share or decrease loss per share) are excluded from the calculation of diluted EPS. There are no potential dilutive ordinary shares outstanding as of March 31, 2017 and 2016.

Foreign currency translation

        Since the Company operates primarily in the PRC, the Company's functional currency is the Chinese Yuan ("RMB"). The Company's financial statements have been translated into the reporting currency, the United States Dollar ("USD"). Assets and liabilities of the Company are translated at the exchange rate at each reporting period end date. Equity is translated at historical rates. Income and expense accounts are translated at the average rate of exchange during the reporting period. The resulting translation adjustments are reported under accumulated other comprehensive income (loss). Gains and losses resulting from the translations of foreign currency transactions and balances are reflected in the consolidated statements of income and comprehensive income (loss).

        The RMB is not freely convertible into foreign currency and all foreign exchange transactions must take place through authorized institutions. No representation is made that the RMB amounts could have been, or could be, converted into USD at the rates used in translation.

	March 31, 2017		March 31, 2016		March 31,2015
Balance sheet items, except for share capital, additional paid in capital and retained earnings, as of	US$	1=RMB6.8832	US$	1=RMB6.4494	US$	1=RMB6.1197
Amounts included in the statements of operations and cash flows for the years ended	US$	1=RMB6.7248	US$	1=RMB6.3271	US$	1=RMB6.1521

Fair value of financial instruments

        The Company follows the provisions of Financial Accounting Standards Board ("FASB"), Accounting Standards Codification ("ASC") 820, Fair Value Measurements and Disclosures. ASC 820 clarifies the definition of fair value, prescribes methods for measuring fair value, and establishes a fair value hierarchy to classify the inputs used in measuring fair value as follows:

        Level 1 — Inputs are unadjusted quoted prices in active markets for identical assets or liabilities available at the measurement date.

        Level 2 — Inputs are unadjusted quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets and liabilities in markets that are not active, inputs other than quoted prices that are observable, and inputs derived from or corroborated by observable market data.

        Level 3 — Inputs are unobservable inputs which reflect the reporting entity's own assumptions on what assumptions the market participants would use in pricing the asset or liability based on the best available information.

        The carrying amounts reported in the balance sheets for cash, other receivables, risk reserve liability and accrued expenses and other current liabilities, approximate their fair value based on the short-term maturity of these instruments.

HEXINDAI INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Recent Accounting Pronouncements

        In May 2017, the FASB issued ASU No. 2017-09, "Compensation—Stock Compensation (Topic 718): Scope of Modification Accounting", which amends the scope of modification accounting for share-based payment arrangements. The ASU provides guidance on the types of changes to the terms or conditions of share-based payment awards to which an entity would be required to apply modification accounting. Specifically, an entity would not apply modification accounting if the fair value, vesting conditions, and classification of the awards are the same immediately before and after the modification. The amendments in this Update are effective for all entities for annual periods, and interim periods within those annual periods, beginning after December 15, 2017. Early adoption is permitted. The amendments in this Update should be applied prospectively to an award modified on or after the adoption date. The Company does not expect that the adoption of this guidance will have a material impact on its consolidated financial statements.

        In January 2017, the FASB issued ASU No. 2017-01, "Business Combinations (Topic 805): Clarifying the Definition of a Business". The amendments in this ASU clarify the definition of a business with the objective of adding guidance to assist entities with evaluating whether transactions should be accounted for as acquisitions (or disposals) of assets or businesses. Basically these amendments provide a screen to determine when a set is not a business. If the screen is not met, the amendments in this ASU first, require that to be considered a business, a set must include, at a minimum, an input and a substantive process that together significantly contribute to the ability to create output and second, remove the evaluation of whether a market participant could replace missing elements. These amendments take effect for public businesses for fiscal years beginning after December 15, 2017 and interim periods within those periods, and all other entities should apply these amendments for fiscal years beginning after December 15, 2018, and interim periods within annual periods beginning after December 15, 2019. The Company does not expect that the adoption of this guidance will have a material impact on its consolidated financial statements.

        In May 2014, the Financial Accounting Standards Board ("FASB") issued ASU No. 2014-09, "Revenue from Contracts with Customers (Topic 606)" ("ASU 2014-09"). ASU 2014-09 requires an entity to recognize the amount of revenue to which it expects to be entitled for the transfer of promised goods or services to customers. ASU 2014-09 will replace most existing revenue recognition guidance in U.S. Generally Accepted Accounting Principles when it becomes effective and permits the use of either the retrospective or cumulative effect transition method. The guidance also requires additional disclosure about the nature, amount, timing and uncertainty of revenue and cash flows arising from customer contracts. In August 2015, the FASB issued ASU No. 2015-14, "Deferral of the Effective Date" ("ASU 2015-14"), which defers the effective date for ASU 2014-09 by one year. For public entities, the guidance in ASU 2014-09 will be effective for annual reporting periods beginning after December 15, 2017 (including interim reporting periods within those periods), which means it will be effective for the Company's fiscal year beginning April 1, 2018. In March 2016, the FASB issued ASU No. 2016-08, "Principal versus Agent Considerations (Reporting Revenue versus Net)" ("ASU 2016-08"), which clarifies the implementation guidance on principal versus agent considerations in the new revenue recognition standard. In April 2016, the FASB issued ASU No. 2016-10, "Identifying Performance Obligations and Licensing" ("ASU 2016-10"), which reduces the complexity when applying the guidance for identifying performance obligations and improves the operability and understandability of the license implementation guidance. In May 2016, the FASB issued ASU No. 2016-12 "Narrow-Scope Improvements and Practical Expedients" ("ASU 2016-12"), which amends the guidance on transition, collectability, noncash consideration and the presentation of sales and other

HEXINDAI INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

similar taxes. In December 2016, the FASB further issued ASU 2016-20, "Technical Corrections and Improvements to Topic 606, Revenue from Contracts with Customers" ("ASU 2016-20"), which makes minor corrections or minor improvements to the Codification that are not expected to have a significant effect on current accounting practice or create a significant administrative cost to most entities. The amendments are intended to address implementation issues that were raised by stakeholders and provide additional practical expedients to reduce the cost and complexity of applying the new revenue standard. These amendments have the same effective date as the new revenue standard. Preliminarily, we plan to adopt Topic 606 in the first quarter of our fiscal 2018 using the retrospective transition method, and are continuing to evaluate the impact our pending adoption of Topic 606 will have on our consolidated financial statements.

        The Company will not be able to make that determination until the time of adoption based upon outstanding contracts at that time.

        In November 2016, the FASB issued ASU No. 2016-18, "Statement of Cash Flows: Restricted Cash". The amendments address diversity in practice that exists in the classification and presentation of changes in restricted cash on the statement of cash flows. The amendment is effective for public companies for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years. The Company is currently evaluating the impact of this new standard on its consolidated financial statements.

        In October 2016, the FASB issued ASU No. 2016-17, Consolidation (Topic 810): Interest Held through Related Parties That Are under Common Control, to provide guidance on the evaluation of whether a reporting entity is the primary beneficiary of a VIE by amending how a reporting entity, that is a single decision maker of a VIE, treats indirect interests in that entity held through related parties that are under common control. The amendments are effective for public business entities for fiscal years beginning after December 15, 2016, including interim periods within those fiscal years. For all other entities, the amendments are effective for fiscal years beginning after December 15, 2016, and interim periods within fiscal years beginning after December 15, 2017. Early adoption is permitted, including adoption in an interim period. The Company is currently evaluating the impact of this new standard on its consolidated financial statements and related disclosures.

        In August 2016, the FASB issued ASU No. 2016 15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments, to provide guidance on the presentation and classification of certain cash receipts and cash payments on the statement of cash flows. The guidance specifically addresses cash flow issues with the objective of reducing the diversity in practice. The guidance will be effective for the Company in fiscal year 2018, but early adoption is permitted. The Company is currently evaluating the impact of this new standard on its consolidated financial statements and related disclosures.

        In June 2016, the FASB issued ASU 2016-13, "Financial Instruments—Credit Losses", which will require the measurement of all expected credit losses for financial assets held at the reporting date based on historical experience, current conditions, and reasonable and supportable forecasts. The guidance is effective for annual reporting periods beginning after December 15, 2019 and interim periods within those fiscal years. The Company is currently evaluating this statement and its impact on its results of operations or financial position.

HEXINDAI INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        In April 2016, the FASB released ASU 2016-09, Compensation—Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting. The ASU includes multiple provisions intended to simplify various aspects of the accounting for share-based payments. While aimed at reducing the cost and complexity of the accounting for share-based payments, the amendments are expected to significantly impact net income, EPS, and the statement of cash flows. Implementation and administration may present challenges for companies with significant share-based payment activities. The ASU is effective for public companies in annual periods beginning after December 15, 2016, and interim periods within those years. The Company is currently evaluating the impact of this new standard on its consolidated financial statements.

        In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). The guidance supersedes existing guidance on accounting for leases with the main difference being that operating leases are to be recorded in the statement of financial position as right-of-use assets and lease liabilities, initially measured at the present value of the lease payments. For operating leases with a term of 12 months or less, a lessee is permitted to make an accounting policy election not to recognize lease assets and liabilities. For public business entities, the guidance is effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. Early application of the guidance is permitted. In transition, entities are required to recognize and measure leases at the beginning of the earliest period presented using a modified retrospective approach. The Company is in the process of evaluating the impact that this guidance will have on its consolidated financial statements.

        In January 2016, the FASB issued ASU 2016-01, "Financial Instruments—Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities" This guidance revises the accounting related to the classification and measurement of investments in equity securities as well as the presentation for certain fair value changes in financial liabilities measured at fair value, and amends certain disclosure requirements. The guidance requires that all equity investments, except those accounted for under the equity method of accounting or those resulting in the consolidation of the investee, be accounted for at fair value with all fair value changes recognized in income. For financial liabilities measured using the fair value option, the guidance requires that any change in fair value caused by a change in instrument-specific credit risk be presented separately in other comprehensive income until the liability is settled or reaches maturity. The guidance is effective for interim and annual reporting periods in fiscal years beginning after December 15, 2017, with early adoption permitted for certain provisions. A reporting entity would generally record a cumulative-effect adjustment to beginning retained earnings as of the beginning of the first reporting period in which the guidance is adopted. The Company is in the process of evaluating the impact that this guidance will have on its consolidated financial statements

HEXINDAI INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 3—PREPAYMENTS AND OTHER ASSETS

	March 31, 2017	March 31, 2016
Funds receivable from external payment network providers (i)	$—	$1,245,413
Funds receivable from investors (ii)	2,169,124	—
Rental deposit	264,704	151,527
Prepayments to suppliers and others	608,263	399,299
Deferred offering costs	399,079	—
Refundable acquisition deposit (iii)	653,766	—
Staff advances	40,137	1,080
Consideration receivables from nominal share issuance (iv)	4,281	4,197

	$4,139,354	$1,801,516

(i)
Prior to January 12, 2017, the Company opened accounts with external online payment service providers to collect and transfer loan funds to investors or borrowers. The Company also uses such accounts to collect all the service charges. The balance of funds receivable from external payment network providers mainly represented (a) fund received from investors but not yet transferred to accounts of borrowers by external payment network providers due to the settlement time lag; (b) repayment of loan principal and interest amounts received from borrowers but not yet transferred to accounts of investors by external payment network due to the settlement time lag and (c) amounts of the Company service charges received at the balance sheet date. Effective on January 12, 2017, the Company's online marketplace is connected with Jiangxi Bank. All the investors and borrowers can open their own custody accounts in Jiangxi Bank and the Company no long utilize the accounts with online payment service providers to collect and transfer loan funds to investors and borrowers. All funds from borrowers and investors are managed by Jiangxi Bank to ensure security and compliance with the relevant PRC laws and regulations. As a result, the funds receivable balance from external payment network providers as of March 31, 2017 was Nil.

(ii)
In order to attract investors, the Company launched a "monthly interest-back wallet" arrangement with a group of independent investors in July 2016 and this arrangement was ended on June 28, 2017. Under this arrangement, investors were obligated to invest in the principal of certain loan portfolio for a fixed short term period, and the Company agreed to advance the accrued interest from loan portfolio to investors prior to the due date of the loans. The investors are obligated to repay the company the advance amounts upon the due date of the loans. The arrangement is advantageous for investors as they can receive the interest payments in advance, which provides higher liquidity to the investors over the life of the loan products. The arrangement is a one- time arrangement. The arrangement terminated on June 28, 2017 and the Company fully collected the advance payments, which totaled $2,169,124 as of March 31, 2017, on the same date. In this arrangement, the Company did not undertake any contractual obligation in any loan transaction to either lend or collect the loans. Investors bear the primary risks of borrowers' non-payment in each loan transaction.

(iii)
The Company made a deposit of $653,766 to an unrelated party for a potential business cooperation. The transaction was cancelled in February 2017 and the deposit was refunded back to the Company as of June 30, 2017.

(iv)
The consideration receivables are resulted from the nominal share issuance occurred in September 2017. Please see Note 17 to the consolidated financial statements for additional information related to the nominal share issuance. The Company believes that consideration receivables will be collected before September 30, 2017.

HEXINDAI INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 4—PROPERTY, EQUIPMENT AND SOFTWARE, NET

	March 31, 2017	March 31, 2016
Office equipment	$263,318	$113,502
Leasehold improvements	137,251	146,483
Software	191,509	71,866

Total property, equipment and software	592,078	331,851
Accumulated depreciation and amortization	(164,140)	(79,021)

Property, equipment and software, net	$427,938	$252,830

        Depreciation and amortization expense on property, equipment and software for the years ended March 31, 2017 and 2016 were $92,224 and $61,392, respectively.

Note 5—ACCRUED EXPENSES AND OTHER LIABILITIES

	March 31, 2017	March 31, 2016
Fund payable (i)	$—	$2,987,333
Accrued payroll and welfare	706,511	451,085
Professional fee and other accrued expenses	82,618	76,133

	$789,129	$3,514,551

(i)
Prior to January 12, 2017, the Company opened accounts with external online payment service providers to collect and transfer loan funds to investors or borrowers. The balance of fund payable mainly includes fund payable to investors or borrowers due to the settlement time lag by external payment network. Effective on January 12, 2017, the Company's online marketplace is connected with Jiangxi Bank. All the investors and borrowers can open their own custody accounts in Jiangxi Bank and the Company no long utilize the accounts with online payment service providers to collect and transfer loan funds to investors and borrowers. All funds from borrowers and investors are managed by Jiangxi Bank to ensure security and compliance with the relevant PRC laws and regulations. As a result, the funds payable balance as of March 31, 2017 was Nil.

Note 6—RELATED PARTY BALANCES AND TRANSACTIONS

        Hexin Holding Limited and its affiliates (together "Hexin Group") was incorporated and owned by Mr. Xiaobo An, the Chairman of the Board (the "Controlling Shareholder"). The Company historically utilized Hexin Group's centralized banking systems for its own cash and banking management, which resulted in a significant balance of amount due from related party-Hexin Group. In addition, Hexin Group also paid expense on behalf of the Company. The Company has recorded all expenses paid by Hexin Group on behalf of the Company in the related historical periods presented in its consolidated financial statements.

(1)
Amount due from related parties consists of:

	March 31, 2017	March 31, 2016
Due from Hexin Group (i)	$4,182,502	$11,951,205

HEXINDAI INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 6—RELATED PARTY BALANCES AND TRANSACTIONS (Continued)

(2)
Amount due to related party consists of:

	March 31, 2017	March 31, 2016
Due to a director (ii)	$—	$48,412

Ending Balance	$—	$48,412

(i)
Amount due from Hexin Group mainly represents the transactions fees and services fees received by Hexin Group through the external payment network on behalf of the Company, offset with the expense and obligations under the Insurance Agreement (See Note 2) paid by the Hexin Group on behalf of the Company. The Company expects to collect the balance by September 30, 2017.

Note 7—EMPLOYEE RETIREMENT BENEFIT

        The Company has made employee benefit contribution in accordance with PRC relevant regulations, including retirement insurance, unemployment insurance, medical insurance, work injury insurance and birth insurance. The Company recorded the contribution in the salary and employee charges when incurred. The contributions made by the Company were $1,024,927 , $437,815 and $350,475 for the years ended March 31, 2017, 2016 and 2015, respectively.

Note 8—TAXES PAYABLE

	March 31, 2017	March 31, 2016
Income tax payable	$2,210,235	$1,226,557
Value added tax payable	1,759,015	871,604
Other taxes payable	119,396	2,476

Total taxes payable	$4,088,646	$2,100,637

Note 9—INCOME TAX

Cayman Islands

        Hexindai Inc. was incorporated in the Cayman Islands and is not subject to income taxes or capital gain under current laws of Cayman Islands.

Hong Kong

        HK Hexindai is an investment holding company registered in Hong Kong and are exempted from income tax on it foreign-derived income.

PRC

        The Company subsidiary and a consolidated VIE established in the PRC are subject to the PRC statutory income tax rate of 25%, according to the PRC Enterprise Income Tax ("EIT") law. The Company's VIE Hexin E-Commerce has been granted the "high technology enterprise" status in 2015 and is qualified to a preferred income tax rate of 15% since January 1, 2015. Substantially all the pretax income of the Company is from Hexin E-Commerce. Hexin E-Commerce tax returns generally remain open and subject to examination by tax authorities for five years.

HEXINDAI INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 9—INCOME TAX (Continued)

i)     The components of the income tax provision (benefit) are as follows:

	For the year ended March 31, 2017	For the year ended March 31, 2016	For the year ended March 31, 2015
Current	$1,386,570	$994,744	$262,791
Deferred	135,641	(366,498)	(218,949)

Total	$1,522,211	$628,246	$43,842

ii)
The following table summarizes deferred tax assets resulting from differences between financial accounting basis and tax basis of assets and liabilities:

	As of March 31, 2017	As of March 31, 2016
Accrued expense	$400,062	$160,805
Risk reserve liability	—	407,600

Total	$400,062	$568,405

        No valuation allowance against the deferred tax assets is considered necessary since the Company believes that it will more likely than not utilize the future benefits. The Company had no net operating loss carry forward as of March 31, 2017 and 2016.

        The following table reconciles the PRC statutory rates to the Company's effective tax rate for the years ended March 31, 2017, 2016 and 2015.

	For the year ended March 31, 2017	For the year ended March 31, 2016	For the year ended March 31, 2015
PRC Income tax statutory rate	25.0%	25.0%	25.0%
Effect of preferred tax rate	(10.0%)	(10.0%)	(2.4%)
Effect of change tax rate	—	—	(35.7%)
Non-deductible items in China	0.1%	0.1%	(1.2%)

Effective tax rate	15.1%	15.1%	(14.3%)

        Aggregate undistributed earnings of the Company's subsidiaries and VIEs located in the PRC that are available for distribution at March 31, 2017 are considered to be indefinitely reinvested and accordingly, no provision has been made for the Chinese dividend withholding taxes that would be payable upon the distribution of those amounts to any entity within the Group that is outside the PRC.

        The Company does not have any present plan to pay any cash dividends on its ordinary shares in the foreseeable future. It intends to retain most of its available funds and any future earnings for use in the operation and expansion of its business. As of March 31, 2017 and 2016, the Company has not declared any dividends.

Note 10—EARNINGS PER SHARE (LOSS)

        Basic earnings (loss) per share ("EPS") is the amount of net earnings (loss) available to each share of ordinary shares outstanding during the reporting period. Diluted EPS is the amount of net earnings (loss) available to each share of ordinary shares outstanding during the reporting period adjusted to

HEXINDAI INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 10—EARNINGS PER SHARE (LOSS) (Continued)

include the effect of potentially dilutive ordinary shares. The following table details the computation of the basic and diluted net earnings (loss) per share:

	For the year ended March 31, 2017	For the year ended March 31, 2016	For the year ended March 31, 2015
Net income (loss) attributable to ordinary share holders	$8,570,864	$3,538,407	$(350,171)
Weighted average number of ordinary shares used in computing basic and diluted net income (loss) per share (i)	42,331,200	42,080,000	42,080,000

Basic and diluted earnings (loss) per share	$0.20	$0.08	$(0.01)

(i)
The Company believes it is appropriate to reflect these nominal stock issuance on a retroactive basis similar to stock split or dividend pursuant to ASC 260. The Company has retroactively restated all shares and per share data for all the periods presented. Please see Note 17 to the consolidated financial statements for additional information related to the nominal share issuance.

Note 11—ORDINARY SHARES

        Hexindai Inc. was established under the laws of the Cayman Islands on April 26, 2016. The authorized number of ordinary shares is 500,000,000 shares with par value of $0.0001 each. As of March 31, 2017 and 2016, 42,921,600 and 42,080,000 ordinary shares were issued at par value, equivalent to share capital of $4,292 and $4,208, respectively. The shares are presented on a retroactive basis to reflect the nominal share issuance. Please see Note 17 to the consolidated financial statements for additional information related to the nominal share issuance.

Note 12—ADDITIONAL PAID-IN CAPITAL

        As of March 31, 2017 and 2016, additional paid-in capital in the consolidated balance sheet represented the combined contributed capital of the Company's subsidiaries and VIE.

        For the year ended March 31, 2016, Mr. Xiaobo An, the Chairman of the Board, made capital injection of $4,397,234 to Hexin E-Commerce. Additionally, a third party A made capital injection of $3,203,814 to Hexin E-Commerce and received 5% ownership of Hexin E-Commerce. Subsequently, the third party A transferred its 5% ownership interest in Hexin E-Commerce to a third party B on October 19, 2016 (see Note 1). For year ended March 31, 2017, Mr. Xiaoning, An, a relative to Mr. Xiaobo An, contributed $1,487 to Hexin E-Commerce as part of additional paid-in capital.

        On April 1, 2016 (the "Award date"), to reward the Company's employees and further align their interests with the Company in the future, the Company granted stock options to purchase 6,312,000 ordinary shares under the 2016 Share Option Scheme, adjusted for the nominal share issuance (please see Note 17 to the consolidated financial statements for additional information related to the nominal share issuance), to the Company's officers, and key employees with the exercise price equal to $1.28. The Company determined the grant date to be April 1, 2016 in accordance with ASC 718-10-20 and 718-10-25-5. It is because the Company and employee have reached a mutual understanding of the key terms and conditions of these stock option awards on April 1, 2016 including a specific exercise price and vesting and exercise condition. All necessary approvals for the stock option awards were obtained and communicated to employees on April 1, 2016.

HEXINDAI INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 12—ADDITIONAL PAID-IN CAPITAL (Continued)

        The Options will vest and become exercisable in three equal installments with the first vesting commencement date being the later of the first anniversary of the grant date or the closing date of a Qualified IPO. Subject to the continued employment or service through each applicable vesting date of the option holder, shares subject to the Option shall become vested as to the remaining two-thirds of the total number of share options under the 2016 Share Option Scheme in two (2) substantially equal annual installments, with the first installment vesting on the second anniversary of the grant date and the second installment vesting on the third anniversary of the grant date; provided that a Qualified IPO shall have occurred on or prior to the second anniversary of the grant date.

        A "Qualified IPO" is defined as an underwritten initial public offering of not less than 15% of the shares (i) pursuant to an effective registration statement under the Securities Act or (ii) on the basis of an approved prospectus and/or pursuant to a valid registration, qualification or filing under the applicable law of another jurisdiction, in each case of the shares or other equity securities of the Company; provided, however, that a Qualified IPO shall not include a registration relating solely to employee benefit plans or to a Rule 145 transaction under the Securities Act or to similar registrations under applicable law of another jurisdiction

        The maximum contractual term is 4 years from the April 1, 2016. These options expire on March 31, 2020 and cannot be exercised if they have not vested by the expiration date or the termination date of the options. If a Qualified IPO does not occur within two years of April 1, 2016, such option will immediately expire to the extent unvested. As vesting is triggered only upon a Qualified IPO, such unvested options will be forfeited.

        The Company believes the options contain an explicit service condition (i.e., the options vest at each of three years following a successful initial public offering) and a performance condition (i.e., the options can only be exercised upon successful completion of an initial public offering by employees that are still employed by the Company upon the completion of the initial public offering). Under ASC 718-10-55-76, if the vesting (or exercisability) of an award is based on the satisfaction of both a service and performance condition, the entity must initially determine which outcomes are probable and recognize the compensation cost over the longer of the explicit or implicit service period. Because an initial public offering generally is not considered to be probable until the initial public offering is effective, no compensation cost will be recognized until the initial public offering occurs.

        The Company has elected to recognize stock based compensation expense using a straight-line method for the entire employee equity awards granted with graded vesting based on service conditions provided that the amount of compensation cost recognized at any date is at least equal to the portion of the grant-date value of the equity awards that are vested at that date. Upon successful completion of a Qualified IPO, the Company will recognize stock based compensation for the portion of the requisite service that has been rendered as of that date for the portion for the period from April 1, 2016 to the date of the Completion of Qualified IPO.

        The Company is responsible for determining the fair value of options granted to employees and uses the Binomial option-pricing model assuming

Fair market value per share as of valuation date: $1.41
Exercise price per share: $1.28
Risk-free interest rate: 1.81%
Dividend yield: 0%

HEXINDAI INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 12—ADDITIONAL PAID-IN CAPITAL (Continued)

Expiry Date: March 31, 2020
Life of option: 4 years
Volatility =47.4%
Exercise multiple =2.2

        The fair value of the stock option on the grant date was approximately $3.5 million.

        On December 12, 2016, the Company completed a private placement to issue an aggregated of 841,600 ordinary shares to two investors and received an aggregated proceed of $2 million. The share number is presented on a retroactive basis to reflect the nominal share issuance. Please see Note 17 to the consolidated financial statements for additional information related to the nominal share issuance.

Note 13—RETAINED EARNINGS

        Pursuant to the Company Law of the PRC, each of the PRC entity is required to appropriate 10% of its net income to the statutory reserve on an annual basis until the aggregated amount of the reserve reaches 50% of its registered capital. Statutory reserve is not distributable. Subject to the approval of the shareholders, the statutory reserve may be used to offset accumulated losses, or converted into capital of the company. There are no appropriations to these reserves by the Company's PRC entities for the calendar years ended December 31, 2015 and 2016. The Company expects to appropriate the required portion of net income to the statutory reserve in the end of calendar year of 2017. As a result of PRC laws and regulations and the requirement that distributions by the PRC entity can only be paid out of distributable profits computed in accordance with the PRC GAAP, the PRC entity is restricted from transferring a portion of their net assets to the Company. Amounts restricted include paid in capital, capital reserve and statutory reserves of the Company's PRC entity. As of March 31, 2017 and 2016, the aggregated amounts of paid in capital, capital reserve and statutory reserves represented the amount of net assets of the relevant entity in the Company not available for distribution amounted to approximately $23.5 and $ 14.0 million, respectively.

Note 14—SEGMENT REPORTING

        The Company's chief operating decision maker, the Chief Executive Officer, reviews the consolidated results when making decisions about allocating resources and accessing performance of the Company as a whole and hence, the Company has only one reportable segment. The Company does not distinguish between markets or segments for the purpose of internal reporting. The Group's long-lived assets are substantially all located in the PRC and substantially all of the Group's revenue and expense are derived from within the PRC. Therefore, no geographical segments are presented.

Note 15—COMMITMENTS AND CONTINGENCIES

        The Company leases its main office space under a non-cancelable operating lease agreement. Rental expenses under operating leases for the years ended March 31, 2017, 2016 and 2015 were $720,314, $702,005 and $209,594, respectively.

HEXINDAI INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 15—COMMITMENTS AND CONTINGENCIES (Continued)

        Future minimum lease payments under non-cancelable operating lease agreements as of March 31, 2017 are follows:

Minimum lease payment
Years ending March 31,
2018	$923,400
2019	936,500
2020	731,700
2021	324,000
2022 and thereafter	—

Total	$2,915,600

Note 16—SUBSEQUENT EVENT

        The Company has evaluated subsequent events through the date of issuance of this consolidated financial statements and does not identify events with material financial impact on the consolidated financial statements.

Note 17—NOMINAL SHARE ISSUANCE

        On September 15, 2017, in order to optimize the Company's share capital structure, the Company issued ordinary shares pro-rata to the shareholding as of such date, comprising (i) 31,900,848 ordinary shares to Hexin Holding Limited, at a price of US$0.0001 per share and total consideration of US$3,190.08, (ii) 7,975,212 ordinary shares to Anhe Holding Limited, at a price of US$0.0001 per share and total consideration of US$797.52, (iii) 2,098,740 ordinary shares to Velencia Holdings Limited, at a price of US$0.0001 per share and total consideration of US$209.87, (iv) 419,748 ordinary shares to Long Harvest Fund Management LLC at a price of US$0.0001 per share and total consideration of US$41.97 and (v) 419,748 ordinary shares to Dragon Gate Investment Partners Limited, at a price of US$0.0001 per share and total consideration of US$41.97. The Company believes it is appropriate to reflect the nominal share issuance on a retroactive basis similar to share split, in accordance with SEC SAB Topic 4. The total consideration is expected to be collected before September 30, 2017. In connection with the nominal share issuance, for the stock options granted on April 1, 2016, the Company increased the number of options to 6,312,000, and reduced the exercise price to $1.28.

Note 18—CONDENSED FINANCIAL INFORMATION OF THE PARENT COMPANY

        The Company's PRC VIE and subsidiary are restricted in their ability to transfer a portion of their net assets to the Company. The payment of dividends by entities organized in China is subject to limitations, procedures and formalities. Regulations in the PRC currently permit payment of dividends only out of accumulated profits as determined in accordance with accounting standards and regulations in China. The Company's subsidiaries and its VIEs are also required to set aside at least 10% of its after-tax profit based on PRC accounting standards each year to its statutory reserves account until the accumulative amount of such reserves reaches 50% of its respective registered capital. The aforementioned reserves can only be used for specific purposes and are not distributable as cash dividends.

HEXINDAI INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 18—CONDENSED FINANCIAL INFORMATION OF THE PARENT COMPANY (Continued)

        In addition, the Company's operations and revenues are conducted and generated in China, all of the Company's revenues being earned and currency received are denominated in RMB. RMB is subject to the foreign exchange control regulation in China, and, as a result, the Company may be unable to distribute any dividends outside of China due to PRC foreign exchange control regulations that restrict the Company's ability to convert RMB into US Dollars.

        Regulation S-X requires the condensed financial information of registrant shall be filed when the restricted net assets of consolidated subsidiaries exceed 25 percent of consolidated net assets as of the end of the most recently completed fiscal year. For purposes of the above test, restricted net assets of consolidated subsidiaries shall mean that amount of the registrant's proportionate share of net assets of consolidated subsidiaries (after intercompany eliminations) which as of the end of the most recent fiscal year may not be transferred to the parent company by subsidiaries in the form of loans, advances or cash dividends without the consent of a third party. The condensed parent company financial statements have been prepared in accordance with Rule 12-04, Schedule I of Regulation S-X as the restricted net assets of the Company's PRC subsidiary and VIE exceed 25% of the consolidated net assets of the Company.

        Certain information and footnote disclosures normally included in financial statements prepared in conformity with generally accepted accounting principles have been condensed or omitted. The Company's investment in subsidiary and variable interest entity ("VIE") is stated at cost plus equity in undistributed earnings of subsidiaries.

HEXINDAI INC.
PARENT COMPANY BALANCE SHEETS

	As of March 31 2017	As of March 31 2016
ASSETS:
Cash	$1,949,877	$—
Prepayment and other assets	54,290	4,197
Long term investments	21,500,189	14,007,760

TOTAL ASSETS	$23,504,356	$14,011,957

SHAREHOLDERS' EQUITY:
Ordinary shares, $0.0001 par value, 500,000,000 shares authorized, 42,921,600 and 42,080,000 shares issued and outstanding as of March 31, 2017 and 2016, respectively.*	$4,292	$4,208
Additional paid-in capital	13,285,717	11,284,230
Retained Earnings	11,759,100	3,188,236
Accumulated other comprehensive loss	(1,544,753)	(464,717)

TOTAL SHAREHOLDERS' EQUITY	23,504,356	14,011,957

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$23,504,356	$14,011,957

HEXINDAI INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 18—CONDENSED FINANCIAL INFORMATION OF THE PARENT COMPANY (Continued)

HEXINDAI INC.
PARENT COMPANY STATEMENTS OF INCOME AND COMPREHENSIVE INCOME (LOSS)

	For The Years Ended March 31,
	2017	2016	2015
Equity in earnings loss of subsidiaries and VIE	$8,570,978	$3,538,407	$(350,171)
Bank charges	(114)	—	—

NET INCOME (LOSS)	8,570,864	3,538,407	(350,171)
OTHER COMPREHENSIVE INCOME
Foreign currency translation adjustment	(1,080,036)	(482,083)	17,366

COMPREHENSIVE INCOME (LOSS)	$7,490,828	$3,056,324	(332,805)

Basic and diluted earnings loss per common share*	$0.20	$0.08	$(0.01)

Weighted average number of shares outstanding*	42,331,200	42,080,000	42,080,000

*
The shares and per share data are presented on a retroactive basis to reflect the nominal share issuance.

HEXINDAI INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 18—CONDENSED FINANCIAL INFORMATION OF THE PARENT COMPANY (Continued)

HEXINDAI INC.
PARENT COMPANY STATEMENTS OF CASH FLOWS

	For The Years Ended March 31,
	2017	2016	2015
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$8,570,864	$3,538,407	$(350,171)
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in earnings of subsidiaries and VIE	(8,570,978)	(3,538,407)	(350,171)
Changes in operating assets and liabilities:
Prepayments and other assets	(50,009)	—	—

NET CASH USED IN OPERATING ACTIVITIES	(50,123)	—	—

CASH FLOWS FROM FINANCING ACTIVITIES:
Private placement	2,000,000	—	—

NET CASH PROVIDED BY FINANCING ACTIVITIES	2,000,000	—	—

NET INCREASE IN CASH	1,949,877	—	—
CASH—beginning of year	—	—	—

CASH—end of year	$1,949,877	$—	$—

SUPPLEMENTAL CASH FLOW DISCLOSURES:
Cash paid for income tax	$—	$—	$—

Cash paid for interest	$—	$—	$—

HEXINDAI INC.

INTERIM CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

	June 30, 2017	March 31, 2017
ASSETS
CURRENT ASSETS:
Cash	$32,548,392	$19,232,275
Prepayments and other assets	2,830,090	4,139,354
Amounts due from related parties	3,698,394	4,182,502

TOTAL CURRENT ASSETS	39,076,876	27,554,131
Property, equipment and software at cost, net	458,669	427,938
Deferred tax assets	421,275	400,062

TOTAL ASSETS	$39,956,820	$28,382,131

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Accrued expenses and other current liabilities	$779,344	$789,129
Taxes payable	6,344,960	4,088,646

TOTAL CURRENT LIABILITIES	7,124,304	4,877,775

TOTAL LIABILITIES	$7,124,304	$4,877,775

COMMITMENTS
SHAREHOLDERS' EQUITY:
Ordinary shares, $0.0001 par value, 500,000,000 shares authorized, 42,921,600 and 42,921,600 shares issued and outstanding as of June 30, 2017 and March 31, 2017, respectively*	$4,292	$4,292
Additional paid-in capital	13,285,717	13,285,717
Retained Earnings	20,653,664	11,759,100
Accumulated other comprehensive loss	(1,111,157)	(1,544,753)

TOTAL SHAREHOLDERS' EQUITY	32,832,516	23,504,356

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$39,956,820	$28,382,131

*
The shares are presented on a retroactive basis to reflect the nominal share issuance.

The accompanying notes are an integral part of these interim condensed consolidated financial statements.

HEXINDAI INC.

INTERIM CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

(UNAUDITED)

	FOR THE THREE MONTHS ENDED JUNE 30,
	2017	2016
NET REVENUE
Loan facilitation, post-origination and other service, net	$15,130,590	$3,922,420
Business and sales related taxes	(17,669)	(14,430)

NET REVENUE	15,112,921	3,907,990

OPERATING EXPENSES
Sales and marketing	2,568,544	1,021,894
Service and development	1,334,985	923,083
General and administrative	894,747	438,643

Total operating expenses	4,798,276	2,383,620

INCOME FROM OPERATIONS	10,314,645	1,524,370

OTHER INCOME (EXPENSE)
Other income	159,722	26,631
Other expense	(3,859)	(286)

Total other income (expense), net	155,863	26,345

INCOME BEFORE INCOME TAXES	10,470,508	1,550,715
PROVISION FOR INCOME TAXES	1,575,944	233,632

NET INCOME	8,894,564	1,317,083
OTHER COMPREHENSIVE INCOME (LOSS)
Foreign currency translation adjustment	433,596	(437,392)

COMPREHENSIVE INCOME	$9,328,160	$879,691

Basic and diluted earnings per common share*	$0.21	$0.03

Weighted average number of shares outstanding*	42,921,600	42,080,000

*
The shares and per share data are presented on a retroactive basis to reflect the nominal share issuance.

The accompanying notes are an integral part of these interim condensed consolidated financial statements.

HEXINDAI INC.

INTERIM CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	FOR THE THREE MONTHS ENDED JUNE 30,
	2017	2016
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$8,894,564	$1,317,083
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	36,191	18,207
Loss on disposition of property and equipment	653	—
Deferred tax (benefit) expense	(14,907)	88,581
Changes in operating assets and liabilities:
Prepayments and other assets	1,357,246	(3,772,931)
Accounts payable, accrued expenses and other liabilities	(21,624)	2,029,534
Taxes payable	2,168,287	283,766
Risk reserve liability	—	(591,778)
Amounts due to related party	—	(49,032)

NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES	12,420,410	(676,570)

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisitions of property, equipment and software	(61,035)	(29,179)

NET CASH USED IN INVESTING ACTIVITIES	(61,035)	(29,179)

CASH FLOWS FROM FINANCING ACTIVITIES:
Due from related parties	—	(482,560)
Repayments from related parties	541,871	2,505,960

NET CASH PROVIDED BY FINANCING ACTIVITIES	541,871	2,023,400

EFFECT OF EXCHANGE RATE CHANGE ON CASH	414,871	(254,427)

NET INCREASE IN CASH	13,316,117	1,063,224
CASH — beginning of year	19,232,275	7,818,936

CASH — end of year	$32,548,392	$8,882,160

SUPPLEMENTAL CASH FLOW DISCLOSURES:
Cash paid for income tax	$110,377	$—

Cash paid for interest	$—	$—

The accompanying notes are an integral part of these interim condensed consolidated financial statements.

HEXINDAI INC.

NOTES TO INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 1—BUSINESS DESCRIPTION

Organization and description of business

        Hexindai Inc. ("Hexindai" or the "Company"), through its subsidiaries and variable interest entity ("VIE"), is an online marketplace connecting borrowers and investors in the People's Republic of China ("PRC" or "China").

        On April 14, 2017, Hexin E-Commerce Co., Ltd ("Hexin E-Commerce") established a fully owned subsidiary Xizang Qinhe E-Commerce Technology ("Xizang") Co. Ltd, which also provides similar service to the borrower and investors.

Note 2—SUMMARY OF SIGNIFICANT ACCCOUNTING POLICIES

Basis of consolidation

        The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America ("US GAAP") for interim financial statements. Accordingly, they may not include all of the information and footnotes required by US GAAP for complete financial statements. In the opinion of management, all adjustments (consisting only of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three months ended June 30, 2017 and 2016 are not necessarily indicative of the results that many be expected for the full year.

        The interim condensed consolidated financial statements include the financial statements of Hexindai Inc., HK Hexindai, Beijing Hexin Yongheng Technology Development Co., Ltd, Hexin E-commerce and Xizang (collectively, the "Company"). All significant intercompany balances and transactions are eliminated upon consolidation.

Uses of estimates

        The preparation of interim condensed consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during each reporting period. Actual results could differ from those estimates. Significant accounting estimates reflected in the Company's consolidated financial statements include: the Company's ability to realize deferred tax assets, estimated useful lives and fair value in connection with the impairment of property and equipment and accruals for income tax uncertainties.

Revenue recognition

        The Company is an online marketplace connecting borrowers and investors. The Company provides loan facilitation and management service to borrowers and post-origination service to investors and earns revenue accordingly. Revenue is recognized when all of the following conditions are met: persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the price is fixed or determinable and collectability is reasonably assured. These criteria as they relate to each of the following major revenue generating activities are described below.

HEXINDAI INC.

NOTES TO INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 2—SUMMARY OF SIGNIFICANT ACCCOUNTING POLICIES (Continued)

  •
  Transaction with credit loans' borrowers and investors

        The Company generates loan facilitation service fees and post-origination service fees by providing the following services:

a)
Connecting investors to qualified borrowers and facilitating loan arrangements between the parties;

b)
Providing post-origination services for investors over the loan term, including monitoring payments from borrowers and to investors and maintaining investors' account portfolios;

c)
Providing risk reserve, which ceased on February 1, 2017

        The Company has determined that the transactions with credit loans' borrowers and investors contain the following multiple elements: loan facilitation, post-origination service and the risk reserve which was ceased on February 1, 2017. The Company has determined that both investors and borrowers are its customers. It receives loan facilitation service fees paid by credit loan borrowers upfront at the time of credit loan issuance and post-origination service fees from investors when investors receive each interest payment from borrowers over the term of the credit loan. Prior to February 1, 2017, the amount equal to the fair value of the risk reserve liability is firstly allocated to the risk reserve in accordance with ASC Topic 460, Guarantees at fair value, and deducted from the total revenue. The remaining amount from investors and borrowers is allocated to loan facilitation service fee and post-origination service fee using best estimated selling price, as neither vendor specific objective evidence nor third party evidence of selling price is available. Loan facilitation revenue is recognized at loan inception. Revenue earned from investors for post-origination services is recognized over the term of the loan as cash is received. Since February 1, 2017, we have terminated this risk reserve liability policy and introduced an insurance arrangement with a third-party insurer to protect investors against the risk of borrower defaults.

  •
  Transaction with secured loans' borrowers and investors

        The Company generates loan management service fees and post-origination service fees by providing the following services:

a)
Connecting investors to qualified borrowers and facilitating the execution of loan agreements between the parties;

b)
Loan management on reviewing the borrower's pledge asset condition and updating secured asset information and status over the term of the loan period;

c)
Providing post-origination services for investors over the loan term, including monitoring payments from borrowers and to investors and maintaining investors' account portfolios.

d)
Providing risk reserve, which ceased on February 1, 2017

        The Company has determined that the transactions with secured loans' borrowers and investors contain the following multiple elements: loan management, post-origination service and the risk reserve which was ceased on February 1, 2017. The Company has determined that both investors and borrowers are its customers. It receives loan management service fees paid by secured loan borrowers over the term of secured loan and post-origination service fees from investors when investors receive each interest payment from borrowers over the term of the secured loan. Prior to February 1, 2017, the amount equal to the fair value of the risk reserve liability is firstly allocated to the risk reserve in

HEXINDAI INC.

NOTES TO INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 2—SUMMARY OF SIGNIFICANT ACCCOUNTING POLICIES (Continued)

accordance with ASC Topic 460, Guarantees at fair value, and deducted from total fees. The remaining amount from investors and borrowers is allocated to loan management service fee and post-origination service fee using best estimated selling price, as neither vendor specific objective evidence nor third party evidence of selling price is available. Loan management fee is recognized over the loan period in accordance with the monthly service provided. Revenue earned from investors for post-origination services is recognized over the term of the loan as cash is received. Since February 1, 2017, we have terminated this risk reserve liability policy and introduced an insurance arrangement with a third-party insurer to protect investors against the risk of borrower defaults. As a results, no fair value was allocated to risk reserve liability.

Other revenue

        Other revenue includes membership fee for investors, banking fee to investor and one-time fees for loan transfers. Other revenue is recognized as earned.

Cash incentives reward program

        To expand its market presence, the Company provide cash incentives to qualified investor within a limited period. During the relevant incentive program period, the Company set certain thresholds for the investor to qualify to enjoy the cash incentive. When qualified investment is made, the cash payment is provided to the investor. In accordance with ASC 605-50-45-9 (b), the cash incentive program requires the individual investor to make a minimum investment before he or she can earn the incentive and it is probable that the revenue earned from the investor invested through the Company's cash incentive program exceed the incentive payments, therefore, the cash incentives provided are accounted for as reduction of revenue in accordance with ASC subtopic 605-50. For the three months ended June 30, 2017 and 2016, the cash incentives amounted to $1,818,571 and $297,963, respectively.

Income taxes

        The Company's subsidiary and VIE in China are subject to the income tax laws of the relevant tax jurisdiction. No taxable income was generated outside the PRC for the three months ended June 30, 2017 and 2016. The Company accounts for income tax under the asset and liability method, which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of the events that have been included in the financial statements or tax returns. Deferred income taxes will be recognized if significant temporary differences between tax and financial statements occur. Valuation allowances are established against net deferred tax assets when it is more likely than not that some portion or all of the deferred tax asset will not be realized. As of June 30, 2017 and March 31, 2017, no valuation allowance is considered necessary.

        In the normal course of business, the Company may be subject to challenges from taxing authorities regarding the amounts of taxes due. These challenges may alter the timing or amount of taxable income or deductions. Management determines whether the benefits of its tax positions are more-likely-than-not of being sustained upon audit based on the technical merits of the tax position. The Company records a liability for uncertain tax positions when it is probable that a loss has been incurred and the amount can be reasonably estimated.

        The Company continually evaluates expiring statutes of limitations, audits, proposed settlements, changes in tax law and new authoritative rulings. An uncertain tax position is recognized as a benefit

HEXINDAI INC.

NOTES TO INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 2—SUMMARY OF SIGNIFICANT ACCCOUNTING POLICIES (Continued)

only if it is "more likely than not" that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the "more likely than not" test, no tax benefit is recorded. Penalties and interest incurred related to underpayment of income tax are classified as income tax expense in the period incurred. The Company evaluates each uncertain tax position (including the potential application of interest and penalties) based on the technical merits, and measure the unrecognized benefits associated with the tax positions. As of June 30, 2017 and March 31, 2017, the Company did not have any significant unrecognized uncertain tax positions. All tax returns since the Company's inception are still subject to examination by tax authorities.

        The Company has elected to early adopt ASU 2015-17 prospectively in 2015 in accordance with ASU No. 2015-17, Income Taxes (Topic 740): Balance Sheet Classification of Deferred Taxes. As a result, the Company has presented all deferred tax assets and liabilities as noncurrent on our consolidated balance sheet since 2015.

Value added tax ("VAT")

        The Company is subject to VAT at the rate of 6% and related surcharges on revenue generated from providing services. The Company reported revenue net of VAT. This VAT may be offset by qualified input VAT paid by the Company to supplies. Net VAT payable balance is included in the taxes payable on the face of consolidated balance sheets.

Foreign currency translation

        Since the Company operates primarily in the PRC, the Company's functional currency is the Chinese Yuan ("RMB"). The Company's financial statements have been translated into the reporting currency, the United States Dollar ("USD"). Assets and liabilities of the Company are translated at the exchange rate at each reporting period end date. Equity is translated at historical rates. Income and expense accounts are translated at the average rate of exchange during the reporting period. The resulting translation adjustments are reported under accumulated other comprehensive income (loss). Gains and losses resulting from the translations of foreign currency transactions and balances are reflected in the consolidated statements of income and comprehensive income (loss).

        The RMB is not freely convertible into foreign currency and all foreign exchange transactions must take place through authorized institutions. No representation is made that the RMB amounts could have been, or could be, converted into USD at the rates used in translation.

	June 30, 2017		March 31, 2017
Balance sheet items, except for share capital, additional paid in capital and retained earnings, as of	US$	1=RMB6.7793	US$	1=RMB6.8832

	Three months ended June 30,
	2017		2016
Amounts included in the statements of operations and cash flows for the periods ended	US$	1=RMB6.8586	US$	1=RMB6.5311

HEXINDAI INC.

NOTES TO INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 2—SUMMARY OF SIGNIFICANT ACCCOUNTING POLICIES (Continued)

Fair value of financial instruments

        The Company follows the provisions of Financial Accounting Standards Board ("FASB"), Accounting Standards Codification ("ASC") 820, Fair Value Measurements and Disclosures. ASC 820 clarifies the definition of fair value, prescribes methods for measuring fair value, and establishes a fair value hierarchy to classify the inputs used in measuring fair value as follows:

        Level 1-Inputs are unadjusted quoted prices in active markets for identical assets or liabilities available at the measurement date.

        Level 2-Inputs are unadjusted quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets and liabilities in markets that are not active, inputs other than quoted prices that are observable, and inputs derived from or corroborated by observable market data.

        Level 3-Inputs are unobservable inputs which reflect the reporting entity's own assumptions on what assumptions the market participants would use in pricing the asset or liability based on the best available information.

        The carrying amounts reported in the balance sheets for cash, other receivables, accounts payable, accrued expenses and other current liabilities, approximate their fair value based on the short-term maturity of these instruments.

Recent Accounting Pronouncements

        In May 2017, the FASB issued ASU No. 2017-09, "Compensation—Stock Compensation (Topic 718): Scope of Modification Accounting", which amends the scope of modification accounting for share-based payment arrangements. The ASU provides guidance on the types of changes to the terms or conditions of share-based payment awards to which an entity would be required to apply modification accounting. Specifically, an entity would not apply modification accounting if the fair value, vesting conditions, and classification of the awards are the same immediately before and after the modification. The amendments in this Update are effective for all entities for annual periods, and interim periods within those annual periods, beginning after December 15, 2017. Early adoption is permitted. The amendments in this Update should be applied prospectively to an award modified on or after the adoption date. The Company does not expect that the adoption of this guidance will have a material impact on its interim condensed consolidated financial statements.

        In January 2017, the FASB issued ASU No. 2017-01, "Business Combinations (Topic 805): Clarifying the Definition of a Business". The amendments in this ASU clarify the definition of a business with the objective of adding guidance to assist entities with evaluating whether transactions should be accounted for as acquisitions (or disposals) of assets or businesses. Basically these amendments provide a screen to determine when a set is not a business. If the screen is not met, the amendments in this ASU first, require that to be considered a business, a set must include, at a minimum, an input and a substantive process that together significantly contribute to the ability to create output and second, remove the evaluation of whether a market participant could replace missing elements. These amendments take effect for public businesses for fiscal years beginning after December 15, 2017 and interim periods within those periods, and all other entities should apply these amendments for fiscal years beginning after December 15, 2018, and interim periods within annual

HEXINDAI INC.

NOTES TO INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 2—SUMMARY OF SIGNIFICANT ACCCOUNTING POLICIES (Continued)

periods beginning after December 15, 2019. The Company does not expect that the adoption of this guidance will have a material impact on its interim condensed consolidated financial statements.

        In May 2014, the Financial Accounting Standards Board ("FASB") issued ASU No. 2014-09, "Revenue from Contracts with Customers (Topic 606)" ("ASU 2014-09"). ASU 2014-09 requires an entity to recognize the amount of revenue to which it expects to be entitled for the transfer of promised goods or services to customers. ASU 2014-09 will replace most existing revenue recognition guidance in U.S. Generally Accepted Accounting Principles when it becomes effective and permits the use of either the retrospective or cumulative effect transition method. The guidance also requires additional disclosure about the nature, amount, timing and uncertainty of revenue and cash flows arising from customer contracts. In August 2015, the FASB issued ASU No. 2015-14, "Deferral of the Effective Date" ("ASU 2015-14"), which defers the effective date for ASU 2014-09 by one year. For public entities, the guidance in ASU 2014-09 will be effective for annual reporting periods beginning after December 15, 2017 (including interim reporting periods within those periods), which means it will be effective for the Company's fiscal year beginning April 1, 2018. In March 2016, the FASB issued ASU No. 2016-08, "Principal versus Agent Considerations (Reporting Revenue versus Net)" ("ASU 2016-08"), which clarifies the implementation guidance on principal versus agent considerations in the new revenue recognition standard. In April 2016, the FASB issued ASU No. 2016-10, "Identifying Performance Obligations and Licensing" ("ASU 2016-10"), which reduces the complexity when applying the guidance for identifying performance obligations and improves the operability and understandability of the license implementation guidance. In May 2016, the FASB issued ASU No. 2016-12 "Narrow-Scope Improvements and Practical Expedients" ("ASU 2016-12"), which amends the guidance on transition, collectability, noncash consideration and the presentation of sales and other similar taxes. In December 2016, the FASB further issued ASU 2016-20, "Technical Corrections and Improvements to Topic 606, Revenue from Contracts with Customers" ("ASU 2016-20"), which makes minor corrections or minor improvements to the Codification that are not expected to have a significant effect on current accounting practice or create a significant administrative cost to most entities. The amendments are intended to address implementation issues that were raised by stakeholders and provide additional practical expedients to reduce the cost and complexity of applying the new revenue standard. These amendments have the same effective date as the new revenue standard. Preliminarily, we plan to adopt Topic 606 in the first quarter of our fiscal 2019 using the retrospective transition method, and are continuing to evaluate the impact our pending adoption of Topic 606 will have on our on its interim condensed consolidated financial statements. The Company will not be able to make that determination until the time of adoption based upon outstanding contracts at that time.

        In November 2016, the FASB issued ASU No. 2016-18, "Statement of Cash Flows: Restricted Cash". The amendments address diversity in practice that exists in the classification and presentation of changes in restricted cash on the statement of cash flows. The amendment is effective for public companies for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years. The Company is currently evaluating the impact of this new standard on its interim condensed consolidated financial statements.

        In August 2016, the FASB issued ASU No. 2016 15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments, to provide guidance on the presentation and classification of certain cash receipts and cash payments on the statement of cash flows. The guidance specifically addresses cash flow issues with the objective of reducing the diversity in practice.

HEXINDAI INC.

NOTES TO INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 2—SUMMARY OF SIGNIFICANT ACCCOUNTING POLICIES (Continued)

The guidance will be effective for the Company in fiscal year 2018, but early adoption is permitted. The Company is currently evaluating the impact of this new standard on its interim condensed consolidated financial statements.

        In June 2016, the FASB issued ASU 2016-13, "Financial Instruments—Credit Losses", which will require the measurement of all expected credit losses for financial assets held at the reporting date based on historical experience, current conditions, and reasonable and supportable forecasts. The guidance is effective for annual reporting periods beginning after December 15, 2019 and interim periods within those fiscal years. The Company is currently evaluating this statement and its impact on its results of operations or financial position.

        In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). The guidance supersedes existing guidance on accounting for leases with the main difference being that operating leases are to be recorded in the statement of financial position as right-of-use assets and lease liabilities, initially measured at the present value of the lease payments. For operating leases with a term of 12 months or less, a lessee is permitted to make an accounting policy election not to recognize lease assets and liabilities. For public business entities, the guidance is effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. Early application of the guidance is permitted. In transition, entities are required to recognize and measure leases at the beginning of the earliest period presented using a modified retrospective approach. The Company is in the process of evaluating the impact that this guidance will have on its interim condensed consolidated financial statements.

        In January 2016, the FASB issued ASU 2016-01, "Financial Instruments—Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities" This guidance revises the accounting related to the classification and measurement of investments in equity securities as well as the presentation for certain fair value changes in financial liabilities measured at fair value, and amends certain disclosure requirements. The guidance requires that all equity investments, except those accounted for under the equity method of accounting or those resulting in the consolidation of the investee, be accounted for at fair value with all fair value changes recognized in income. For financial liabilities measured using the fair value option, the guidance requires that any change in fair value caused by a change in instrument-specific credit risk be presented separately in other comprehensive income until the liability is settled or reaches maturity. The guidance is effective for interim and annual reporting periods in fiscal years beginning after December 15, 2017, with early adoption permitted for certain provisions. A reporting entity would generally record a cumulative-effect adjustment to beginning retained earnings as of the beginning of the first reporting period in which the guidance is adopted. The Company is in the process of evaluating the impact that this guidance will have its interim condensed consolidated financial statements.

HEXINDAI INC.

NOTES TO INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 3—PREPAYMENTS AND OTHER ASSETS

	June 30, 2017	March 31, 2017
Funds receivable from investors (i)	$—	$2,169,124
Rental deposit	303,818	264,704
Prepayments to suppliers and others	1,298,005	608,263
Deferred offering costs	1,173,218	399,079
Refundable acquisition deposit (ii)	—	653,766
Staff advances	50,768	40,137
Consideration receivables from nominal share issuance (iii)	4,281	4,281

	$2,830,090	$4,139,354

(i)
In order to attract investors, the Company launched "monthly interest-back wallet" arrangement with a group of independent investors in July 2016 and this arrangement was ended on June 28, 2017. Under this arrangement, investors were obligated to invest in the principal of certain loan portfolio for a fixed short term period and the Company agreed to advance the accrued interest from loan portfolio to investors prior to the due date of the loans. The investors are obligated to repay the company the advance amounts upon the due date of the loans. The arrangement is advantageous for investors as they can receive the interest payments in advance, which provides higher liquidity to the investors over the life of the loan products. The arrangement is a one- time arrangement. The arrangement terminated on June 28, 2017 and the Company fully collected the advance payments, which totaled $2,169,124 as of March 31, 2017, on the same date. In this arrangement, the Company did not undertake any contractual obligation in any loan transaction to either lend or collect the loans. Investors bear the primary risks of borrowers' non-payment in each loan transaction.

(ii)
The Company made a deposit of $653,766 to an unrelated party for a potential business cooperation. The transaction was cancelled in February 2017 and the deposit was refunded back to the Company as of June 30, 2017.

(iii)
The consideration receivables are resulted from the nominal share issuance occurred in September 2017. Please see Note 13 for additional information related to the nominal share issuance. The Company believes that consideration receivables will be collected before September 30, 2017.

Note 4—ACCRUED EXPENSES AND OTHER LIABILITIES

	June 30, 2017	March 31, 2017
Payable to venders	$47,265	$—
Accrued payroll and welfare	717,330	706,511
Professional fee and other accrued expenses	14,749	82,618

	$779,344	$789,129

HEXINDAI INC.

NOTES TO INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 5—RELATED PARTY BALANCES AND TRANSACTIONS

        Hexin Holding Limited and its affiliates (together "Hexin Group") was incorporated and owned by Mr. Xiaobo An, the Chairman of the Board (the "Controlling Shareholder"). The Company historically utilized Hexin Group's centralized banking systems for its own cash and banking management, which resulted in a significant balance of amount due from related party-Hexin Group. In addition, Hexin Group also paid expense on behalf of the Company. The Company has recorded all expenses paid by Hexin Group on behalf of the Company in the related historical periods presented in its interim condensed consolidated financial statements.

(1)
Amount due from related parties consists of:

	June 30, 2017	March 31, 2017
Due from Hexin Group (i)	$3,698,394	$4,182,502

(i)
Amount due from Hexin Group mainly represents the transactions fees and services fees received by Hexin Group through the external payment network on behalf of the Company, offset with the expense and obligations under the Insurance Agreement (See Note 2) paid by the Hexin Group on behalf of the Company. The Company expects to collect the balance by September 30, 2017. On July 31, 2017, the Company received a further repayment from Hexin Group in the amount of $1,020,616.

Note 6—TAXES PAYABLE

	June 30, 2017	March 31, 2017
Income tax payable	$3,642,787	$2,210,235
Value added tax payable	2,499,546	1,759,015
Other taxes payable	202,627	119,396

Total taxes payable	$6,344,960	$4,088,646

Note 7—INCOME TAX

Cayman Islands

        Hexindai Inc. was incorporated in the Cayman Islands and is not subject to income taxes or capital gain under current laws of Cayman Islands.

Hong Kong

        HK Hexindai is an investment holding company registered in Hong Kong and is exempt from income tax on its foreign-derived income.

PRC

        The Company subsidiary and a consolidated VIE established in the PRC are subject to the PRC statutory income tax rate of 25%, according to the PRC Enterprise Income Tax ("EIT") law. The Company's VIE Hexin E-Commerce has been granted the "high technology enterprise" status in 2015 and is qualified to a preferred income tax rate of 15% since January 1, 2015. Substantially all the

HEXINDAI INC.

NOTES TO INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 7—INCOME TAX (Continued)

pretax income of the Company is from Hexin E-Commerce. Hexin E-Commerce tax returns generally remain open and subject to examination by tax authorities for five years.

i)
The components of the income tax provision (benefit) are as follows:

	For the three months ended
	June 30, 2017	June 30, 2016
Current	$1,590,851	$144,865
Deferred	(14.907)	88,767

Total	$1,575,944	$233,632

ii)
The following table summarizes deferred tax assets resulting from differences between financial accounting basis and tax basis of assets and liabilities:

	As of June 30, 2017	As of March 31, 2017
Accrued expense	$421,275	$400,062

Total	$421,275	$400,062

        No valuation allowance against the deferred tax assets is considered necessary since the Company believes that it will more likely than not utilize the future benefits. The Company had no net operating loss carry forward as of June 30, 2017 and March 31, 2017.

        The following table reconciles the PRC statutory rates to the Company's effective tax rate for the three months ended June 30, 2017 and 2016, respectively.

	For the three months ended
	June 30, 2017	June 30, 2016
PRC Income tax statutory rate	25.0%	25.0%
Effect of preferred tax rate	(10.0%)	(10.0%)
Effect of change tax rate	—	—
Non-deductible items in China	0.1%	0.1%

Effective tax rate	15.1%	15.1%

        Aggregate undistributed earnings of the Company's subsidiaries and VIEs located in the PRC that are available for distribution at June 30, 2017 are considered to be indefinitely reinvested and accordingly, no provision has been made for the Chinese dividend withholding taxes that would be payable upon the distribution of those amounts to any entity within the Group that is outside the PRC.

        The Company does not have any present plan to pay any cash dividends on its ordinary shares in the foreseeable future. It intends to retain most of its available funds and any future earnings for use in the operation and expansion of its business. As of June 30, 2017 and March 31, 2017, the Company has not declared any dividends.

HEXINDAI INC.

NOTES TO INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 8—EARNINGS PER SHARE

        Basic earnings per share ("EPS") is the amount of net earnings available to each share of ordinary shares outstanding during the reporting period. Diluted EPS is the amount of net earnings available to each share of ordinary shares outstanding during the reporting period adjusted to include the effect of potentially dilutive ordinary shares. The following table details the computation of the basic and diluted net earnings per share:

	For the three months ended
	June 30, 2017	June 30, 2016
Net income attributable to ordinary share holders	$8,894,564	$1,317,083
Weighted average number of ordinary shares used in computing basic and diluted net income per share (i)	42,921,600	42,080,000

Basic and diluted earnings per share	$0.21	$0.03

(i)
The Company believes it is appropriate to reflect these nominal stock issuance on a retroactive basis similar to stock split or dividend pursuant to ASC 260. The Company has retroactively restated all shares and per share data for all the periods presented. Please see Note 13 for additional information related to the nominal share issuance.

Note 9—ORDINARY SHARES

        Hexindai Inc. was established under the laws of the Cayman Islands on April 26, 2016. The authorized number of ordinary shares is 500,000,000 shares with par value of $0.0001 each. As of June 30, 2017 and March 31, 2017, 42,921,600 ordinary shares were issued at par value, equivalent to share capital of $4,292. The shares are presented on a retroactive basis to reflect the nominal share issuance. Please see Note 13 for additional information related to the nominal share issuance.

Note 10—ADDITIONAL PAID-IN CAPITAL

        As of June 30, 2017 and March 31, 2017, additional paid-in capital in the consolidated balance sheet represented the combined contributed capital of the Company's subsidiaries and VIE.

        On April 1, 2016 (the "Award date"), to reward the Company's employees and further align their interests with the Company in the future, the Company granted stock options to purchase 6,312,000 ordinary shares under the 2016 Share Option Scheme, adjusted for the nominal share issuance (please see Note 13 for additional information related to the nominal share issuance), to the Company's officers, and key employees with the exercise price equal to $1.28. The Company determined the grant date to be April 1, 2016 in accordance with ASC 718-10-20 and 718-10-25-5. It is because the Company and employee have reached a mutual understanding of the key terms and conditions of these stock option awards on April 1, 2016 including a specific exercise price and vesting and exercise condition. All necessary approvals for the stock option awards were obtained and communicated to employees on April 1, 2016.

        The Options will vest and become exercisable in three equal installments with the first vesting commencement date being the later of the first anniversary of the grant date or the closing date of a Qualified IPO. Subject to the continued employment or service through each applicable vesting date of the option holder, shares subject to the Option shall become vested as to the remaining two-thirds of

HEXINDAI INC.

NOTES TO INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 10—ADDITIONAL PAID-IN CAPITAL (Continued)

the total number of share options under the 2016 Share Option Scheme in two (2) substantially equal annual installments, with the first installment vesting on the second anniversary of the grant date and the second installment vesting on the third anniversary of the grant date; provided that a Qualified IPO shall have occurred on or prior to the second anniversary of the grant date.

        A "Qualified IPO" is defined as an underwritten initial public offering of not less than 15% of the shares (i) pursuant to an effective registration statement under the Securities Act or (ii) on the basis of an approved prospectus and/or pursuant to a valid registration, qualification or filing under the applicable law of another jurisdiction, in each case of the shares or other equity securities of the Company; provided, however, that a Qualified IPO shall not include a registration relating solely to employee benefit plans or to a Rule 145 transaction under the Securities Act or to similar registrations under applicable law of another jurisdiction

        The maximum contractual term is 4 years from the April 1, 2016. These options expire on March 31, 2020 and cannot be exercised if they have not vested by the expiration date or the termination date of the options. If a Qualified IPO does not occur within two years of April 1, 2016, such option will immediately expire to the extent unvested. As vesting is triggered only upon a Qualified IPO, such unvested options will be forfeited.

        The Company believes the options contain an explicit service condition (i.e., the options vest at each of three years following a successful initial public offering) and a performance condition (i.e., the options can only be exercised upon successful completion of an initial public offering by employees that are still employed by the Company upon the completion of the initial public offering). Under ASC 718-10-55-76, if the vesting (or exercisability) of an award is based on the satisfaction of both a service and performance condition, the entity must initially determine which outcomes are probable and recognize the compensation cost over the longer of the explicit or implicit service period. Because an initial public offering generally is not considered to be probable until the initial public offering is effective, no compensation cost will be recognized until the initial public offering occurs.

        The Company has elected to recognize stock based compensation expense using a straight-line method for the entire employee equity awards granted with graded vesting based on service conditions provided that the amount of compensation cost recognized at any date is at least equal to the portion of the grant-date value of the equity awards that are vested at that date. Upon successful completion of a Qualified IPO, the Company will recognize stock based compensation for the portion of the requisite service that has been rendered as of that date for the portion for the period from April 1, 2016 to the date of the Completion of Qualified IPO.

        The Company is responsible for determining the fair value of options granted to employees and uses the Binomial option-pricing model assuming

Fair market value per share as of valuation date: $1.41
Exercise price per share: $1.28
Risk-free interest rate: 1.81%
Dividend yield: 0%
Expiry Date: March 31, 2020
Life of option: 4 years
Volatility =47.4%
Exercise multiple =2.2

HEXINDAI INC.

NOTES TO INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 10—ADDITIONAL PAID-IN CAPITAL (Continued)

        The fair value of the stock option on the grant date was approximately $3.5 million.

Note 11—COMMITMENTS AND CONTINGENCIES

        The Company leases its main office space under a non-cancelable operating lease agreement. Rental expenses under operating leases for three months ended June 30, 2017 and 2016 were $250,861 and $143,937, respectively.

        Future minimum lease payments under non-cancelable operating lease agreements as of June 30, 2017 are follows:

Minimum lease payment
Twelve months ending June 30,
2018	$1,040,093
2019	842,470
2020	657,729
2021	164,432
2022 and thereafter	—

Total	$2,704,724

Note 12—SUBSEQUENT EVENT

        The Company has evaluated subsequent events through the date of issuance of this interim condensed consolidated financial statements and does not identify events with material financial impact on the interim condensed consolidated financial statements.

Note 13—NOMINAL SHARE ISSUANCE

        On September 15, 2017, in order to optimize the Company's share capital structure, the Company issued ordinary shares pro-rata to the shareholding as of such date, comprising (i) 31,900,848 ordinary shares to Hexin Holding Limited, at a price of US$0.0001 per share and total consideration of US$3,190.08, (ii) 7,975,212 ordinary shares to Anhe Holding Limited, at a price of US$0.0001 per share and total consideration of US$797.52, (iii) 2,098,740 ordinary shares to Velencia Holdings Limited, at a price of US$0.0001 per share and total consideration of US$209.87, (iv) 419,748 ordinary shares to Long Harvest Fund Management LLC at a price of US$0.0001 per share and total consideration of US$41.97 and (v) 419,748 ordinary shares to Dragon Gate Investment Partners Limited, at a price of US$0.0001 per share and total consideration of US$41.97. The Company believes it is appropriate to reflect the nominal share issuance on a retroactive basis similar to share split, in accordance with SEC SAB Topic 4. The total consideration is expected to be collected before September 30, 2017. In connection with the nominal share issuance, for the stock options granted on April 1, 2016, the Company increased the number of options to 6,312,000, and reduced the exercise price to $1.28.

Consumer lending market transaction volume forecast in China

RMB BN, 2016–2020F
CAGR 35%
2,064
2,854
3,898
5,223
6,790
2016
2017E
2018E
2019E
2020E

Source: Oliver Wyman report based on analysis provided by Wangdaizhijia.com

和信贷
hexindai.com

Prospectus dated October 24, 2017